As filed with the Securities and Exchange Commission on November 1, 2022.

Registration No. 333-[•]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	43-1665523 (I.R.S. Employer Identification No.)
Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (573) 778-1800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Greg A. Steffens Chairman and Chief Executive Officer Southern Missouri Bancorp, Inc. 2991 Oak Grove Road Poplar Bluff, Missouri 63901 (573) 778-1800
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies of communications to:

MARTIN L. MEYROWITZ, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Telephone: (202) 295-4500	C. ROBERT MONROE, ESQ. Stinson LLP 1201 Walnut Street, Suite 2900 Kansas City, MO 64106 Telephone: (816) 691-3351

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effectiveness of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)             ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED NOVEMBER 1, 2022

Joint Proxy Statement of Citizens Bancshares Co. and Southern Missouri Bancorp, Inc.

Prospectus of Southern Missouri Bancorp, Inc.

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Citizens Bancshares Co. and Southern Missouri Bancorp, Inc.:

The boards of directors of Southern Missouri Bancorp, Inc., which we refer to as “Southern Missouri,” and Citizens Bancshares Co., which we refer to as “Citizens,” have each approved a merger of our two companies. Under the merger agreement, Citizens will merge with and into a subsidiary of Southern Missouri, which subsidiary will then merge with and into Southern Missouri with Southern Missouri being the surviving corporation, on the terms and conditions set forth in the merger agreement. Following completion of the mergers, Citizens’ wholly owned bank subsidiary, Citizens Bank and Trust Company, which we refer to as “CBTC,” will merge with and into Southern Missouri’s wholly owned bank subsidiary, Southern Bank, with Southern Bank being the surviving bank.

Under the terms of the merger agreement, each Citizens shareholder is projected to receive, at the election of the shareholder and subject to the proration and allocation procedures set forth in the merger agreement, either a fixed exchange ratio of 1.1448 shares of Southern Missouri common stock (with cash paid in lieu of a fractional share) or a cash payment of $53.50 for each share of Citizens voting and nonvoting common stock (collectively, “Citizens common stock”) owned, subject to adjustment based on Citizens’ capital and the total number of outstanding shares of Citizens immediately prior to closing. Based on Southern Missouri’s $52.65 closing price as of September 19, 2022, the last trading day before public announcement of the merger, the transaction’s indicated value was approximately $140.1 million, with merger consideration comprised of stock and cash at a 75:25 ratio. Additionally, all outstanding Citizens stock options that are unexercised prior to the effective time of the merger will be cashed out pursuant to the terms of the merger agreement. After completion of the merger, we expect that Citizens shareholders will own approximately 18% of the outstanding shares of common stock of Southern Missouri (disregarding any Southern Missouri common stock they may already own and assuming no outstanding Citizens stock options are exercised before completion of the merger).

The value of the cash consideration is fixed at $53.50 per share, however, the market value of the stock portion of the merger consideration to be paid to the holders of Citizens common stock who elect and receive stock rather than cash will fluctuate with the price of Southern Missouri common stock. There will not be any adjustment to the merger consideration for changes in the market price of shares of Southern Missouri common stock (except under limited circumstances as disclosed in the merger agreement). Based on the $52.65 per share closing price of Southern Missouri common stock on the NASDAQ Global Market on September 19, 2022, the last trading day before public announcement of the merger agreement, the value of the stock consideration was approximately $60.27. Based on the closing stock price of Southern Missouri common stock on the NASDAQ Global Stock Market on [•], 202[•], the latest practicable trading day before the printing of this joint proxy statement/prospectus, of $[•], the value of the stock consideration was approximately $[•]. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol “SMBC”).

At a special meeting of Citizens shareholders to be held on [•], 202[•], Citizens voting common shareholders will be asked to (1) adopt the merger agreement and (2) approve a proposal to adjourn the Citizens special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal. Approval of the merger agreement proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Citizens common stock entitled to vote thereon and approval of the Citizens adjournment proposal requires the affirmative vote of a majority of the shares of Citizens common stock present in person or represented by proxy at the Citizens special meeting and entitled to vote on the Citizens adjournment proposal. Holders of Citizens nonvoting common stock are not entitled to, and are not being requested to, vote at the Citizens special meeting. At a special meeting of Southern Missouri shareholders to be held on [•], 202[•], Southern Missouri common shareholders will be asked to approve (1) the issuance of Southern Missouri common stock in connection with the merger and (2) a proposal to adjourn the Southern Missouri special meeting, if necessary or appropriate, to solicit additional proxies in favor of the share issuance proposal. Approval of each of the share issuance proposal and the Southern Missouri adjournment proposal requires the affirmative vote of a majority of the shares of Southern Missouri common stock present in person or represented by proxy at the Southern Missouri special meeting and entitled to vote on the proposals.

The Citizens board of directors unanimously recommends that Citizens shareholders vote "FOR" the merger agreement proposal and "FOR" the Citizens adjournment proposal. In considering the recommendations of the board of directors of Citizens, you should be aware that the directors and executive officers of Citizens have interests in the merger that are different from, or in addition to, the interests of Citizens shareholders generally. See the section entitled “Proposal 1 - The Merger Proposal—Interests of Citizens’ Directors and Executive Officers in the Merger” beginning on page 73 of this joint proxy statement/prospectus.

The Southern Missouri board of directors unanimously recommends that Southern Missouri shareholders vote "FOR" the share issuance proposal and "FOR" the Southern Missouri adjournment proposal.

This joint proxy statement/prospectus describes the special meetings, the documents related to the merger and other matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 22 of this joint proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Southern Missouri from documents that it has filed with the Securities and Exchange Commission.

Don Walsworth, Sr. Chairman of the Board of Citizens Bancshares Co.	Greg A. Steffens Chairman and Chief Executive Officer of Southern Missouri Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or any bank regulatory agency has approved or disapproved the shares of Southern Missouri stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Southern Missouri or Citizens, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is [•], 202[•], and it is first being mailed or otherwise delivered to the shareholders of Citizens and Southern Missouri on or about [•], 202[•].

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Southern Missouri from documents filed with the Securities and Exchange Commission, or the SEC, which are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Southern Missouri at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Southern Missouri Bancorp, Inc., Attn: Investor Relations, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, or by telephone at (573) 778-1800.

In addition, if you need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the Citizen’s proxy solicitation, you may contact Citizens, at Citizens Bancshares Co., Attn: Robert G. Wright, Executive Vice President and Corporate Secretary, 2041 Commerce Drive, Kearney, Missouri 64060; or by telephone at (816) 459-4024.

Citizens does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

You will not be charged for any documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that Citizens shareholders requesting documents must do so by [•], in order to receive them before the Citizens special meeting, and Southern Missouri shareholders requesting documents must do so by [•], in order to receive them before the Southern Missouri special meeting. The section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that Southern Missouri has filed with the SEC.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Southern Missouri (File No. [•]), constitutes a prospectus of Southern Missouri under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, $0.01 par value per share, of Southern Missouri. which we refer to as Southern Missouri common stock, to be issued pursuant to the Agreement and Plan of Merger, dated as of September 20, 2022 (as it may be amended from time to time), by and among Southern Missouri, Southern Missouri Acquisition VI Corp., a wholly owned subsidiary of Southern Missouri, which we refer to as “Merger Sub,” and Citizens. This document also constitutes a proxy statement for Southern Missouri under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of special meeting with respect to the Southern Missouri special meeting. This document also constitutes a proxy statement of Citizens and also includes a notice with respect to the Citizens special meeting. These joint proxy materials are furnished in connection with the respective proxy solicitations being conducted by the boards of directors of Southern Missouri and Citizens.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], and you should also assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this joint proxy statement/prospectus to Citizens and Southern Missouri shareholders, nor the issuance by Southern Missouri of shares of Southern Missouri common stock in connection with the merger will create any implication to the contrary.

Southern Missouri supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Southern Missouri and Citizens supplied all information contained in this joint proxy statement/prospectus relating to Citizens. Information on the websites of Southern Missouri and Citizens, or any subsidiary of Southern Missouri or Citizens, is not part of this joint proxy statement/prospectus or incorporated by reference herein. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

See “Where You Can Find More Information” on page 133 and “Information About Southern Missouri Bancorp” on page 101 for more details relating to Southern Missouri, and “Information About Citizens Bancshares Co.” on page 102 for more details relating to Citizens.

CITIZENS BANCSHARES CO.

7553 NW Barry Road

Kansas City, MO. 64153

(816) 459-4000

NOTICE OF SPECIAL MEETING OF

CITIZENS BANCSHARES CO. SHAREHOLDERS

Date:	[•]
Time:	[•]
Place:	[•]

To Citizens Bancshares Co. Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders of Citizens Bancshares Co., which we refer to as “Citizens.” The special meeting will be held solely in a virtual meeting format via the internet at www.meetnow.global/M7SRQSK. If you plan to attend the special meeting, please follow the instructions in the "Questions and Answers About the Merger and Special Meetings” section of the attached joint proxy statement/prospectus. At the Citizens special meeting, holders of Citizens voting common stock will be asked to vote on the following matters:

•	A proposal to approve the Agreement and Plan of Merger, dated as of September 20, 2022 (as it may be amended from time to time, the “merger agreement”), by and among Southern Missouri Bancorp, Inc., which we refer to as “Southern Missouri,” Southern Missouri Acquisition VI Corp., a wholly owned subsidiary of Southern Missouri, which we refer to as “Merger Sub,” and Citizens, pursuant to which Citizens will merge with and into Merger Sub, followed by a merger of Merger Sub with and into Southern Missouri (the “merger agreement proposal”); and

•	A proposal to adjourn the Citizens special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement (the “Citizens adjournment proposal”).

Only holders of record of Citizens voting common stock as of the close of business on [•], which is the date that the Citizens board of directors has fixed as the record date for the Citizens special meeting, are entitled to vote at the Citizens special meeting and any adjournments or postponements thereof. Holders of Citizens nonvoting common stock are not entitled to, and are not being requested to, vote at the Citizens special meeting. Approval of the merger agreement proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Citizens voting common stock entitled to vote thereon. Approval of the Citizens adjournment proposal requires the affirmative vote of a majority of the shares of Citizens common stock present in person or represented by proxy at the Citizens special meeting and entitled to vote on the Citizens adjournment proposal. Presence at the Citizens special meeting by means of remote communication as provided above shall constitute presence in person at the meeting. Each share of Citizens voting common stock entitles its holder to one vote.

Citizens’ board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Citizens and its shareholders, and recommends that holders of Citizens voting common stock vote “FOR” approval of the merger agreement proposal and “FOR” the Citizens adjournment proposal.

Your vote is very important. To ensure your representation at the Citizens special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the Citizens special meeting.

Citizens has concluded that, in connection with the merger, holders of Citizens common stock have the right to exercise dissenters’ rights under Section 351.455 of the General and Business Corporation Law of Missouri and obtain payment of the “fair value” of their shares of Citizens common stock in lieu of the merger consideration that holders of Citizens common stock would otherwise receive pursuant to the merger agreement. This right to dissent is summarized in the accompanying joint proxy statement/prospectus beginning on page 78, and a copy of Section 351.455 is reprinted in full as Appendix B to the accompanying joint proxy statement/prospectus.

The enclosed joint proxy statement/prospectus provides a detailed description of the Citizens special meeting, the merger, the documents related to the merger and other matters. We urge you to read the joint proxy statement/prospectus, including the documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

By Order of the Board of Directors
Don Walsworth, Sr. Chairman of the Board of Citizens Bancshares Co.

[•]

Kansas City, MO

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800

NOTICE OF SPECIAL MEETING OF

SOUTHERN MISSOURI BANCORP, INC. SHAREHOLDERS

Date:	[•]
Time:	[•]
Place:	[•]

To Southern Missouri Bancorp, Inc. Shareholders:

We are pleased to notify you of and invite you to a special meeting of shareholders of Southern Missouri Bancorp, Inc., which we refer to as “Southern Missouri.” At the Southern Missouri special meeting, holders of Southern Missouri common stock will be asked to vote on the following matters:

•	A proposal to approve the issuance of Southern Missouri common stock pursuant to the Agreement and Plan of Merger, dated as of September 20, 2022 (as it may be amended from time to time), by and among Southern Missouri, Southern Missouri Acquisition VI Corp., a wholly owned subsidiary of Southern Missouri, which we refer to as “Merger Sub,” and Citizens Bancshares Co., which we refer to as “Citizens,” pursuant to which Citizens will merge with and into Merger Sub, followed by a merger of Merger Sub with and into Southern Missouri (the “share issuance proposal”); and

•	A proposal to adjourn the Southern Missouri special meeting, if necessary or appropriate, to solicit additional proxies in favor of the share issuance proposal (the “Southern Missouri adjournment proposal”).

Only holders of record of Southern Missouri common stock as of the close of business on [•], which is the date that the Southern Missouri board of directors has fixed as the record date for the Southern Missouri special meeting, are entitled to vote at the Southern Missouri special meeting and any adjournments or postponements thereof. Approval of the share issuance proposal and the Southern Missouri adjournment proposal requires the affirmative vote of a majority of the shares of Southern Missouri common stock present in person or represented by proxy at the Southern Missouri special meeting and entitled to vote on the proposals. Each share of Southern Missouri common stock entitles its holder to one vote.

Southern Missouri’s board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Southern Missouri and its shareholders, and recommends that holders of Southern Missouri common stock vote “FOR” approval of the share issuance proposal and “FOR” the Southern Missouri adjournment proposal.

Your vote is very important. To ensure your representation at the Southern Missouri special meeting, please (1) complete, sign, date and return the enclosed proxy card in the envelope provided or (2) follow the instructions provided on the proxy card to submit your proxy by telephone or through the Internet. If you hold your shares through a bank, broker or other nominee, you should direct the vote of your shares in accordance with the voting instructions received from your bank, broker or other nominee. Please vote promptly whether or not you expect to attend the Southern Missouri special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the Southern Missouri special meeting, the merger, the documents related to the merger and other matters. We urge you to read the joint proxy statement/prospectus, including the documents incorporated in the joint proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

By Order of the Board of Directors

Greg A. Steffens Chairman of the Board and Chief Executive Officer of Southern Missouri Bancorp, Inc.

[•]

Poplar Bluff, MO

APPENDICES

A	Agreement and Plan of Merger, dated as of September 20, 2022, by and among Southern Missouri Bancorp, Inc., Southern Missouri Acquisition VI Corp. and Citizens Bancshares Co.

B	Section 351.455 of the General and Business Corporation Law of Missouri, as amended

C	Opinion of D.A. Davidson & Co.

D	Opinion of Piper Sandler & Co.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address certain commonly asked questions about the merger and the respective special meetings of shareholders of Southern Missouri and Citizens. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You should carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to this joint proxy statement/prospectus. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Unless the context otherwise requires, throughout this joint proxy statement/prospectus, “Southern Missouri” refers to Southern Missouri Bancorp, Inc. and its affiliates, “Citizens” refers to Citizens Bancshares Co. and its affiliate, and “we,” “us” and “our” refer collectively to Southern Missouri and Citizens.

Q:	What is the merger?

A:	Southern Missouri and Citizens have entered into an Agreement and Plan of Merger, dated as of September 20, 2022 (as it may be amended from time to time), by and among Southern Missouri, Southern Missouri Acquisition VI Corp., a wholly owned subsidiary of Southern Missouri, which we refer to as “Merger Sub,” and Citizens (which we refer to as the “merger agreement”), pursuant to which Citizens will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and each outstanding share of Citizens common stock converting into the right to receive the merger consideration (we refer to this transaction as the “merger”). Immediately following the merger, Merger Sub will merge with and into Southern Missouri, with Southern Missouri continuing as the surviving corporation (we refer to this transaction as the "holding company merger") and, following the holding company merger, Citizens’ wholly owned subsidiary bank, Citizens Bank and Trust Company (which we refer to as “CBTC”), will merge with and into Southern Missouri’s wholly owned subsidiary bank, Southern Bank, with Southern Bank continuing as the surviving bank (we refer to this transaction as the “bank merger”). The merger, holding company merger and bank merger are sometimes collectively referred to herein as the “mergers.” A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

We are delivering this document to you because you either are a shareholder of Citizens or Southern Missouri, and each of Citizens and Southern Missouri are sending these materials to solicit proxies of their respective shareholders entitled to vote on the matters to be considered at each company’s special meeting. This document is also a prospectus that is being delivered to Citizens shareholders because Southern Missouri is offering shares of its common stock to Citizens shareholders in connection with the merger.

The merger cannot be completed unless the holders of (i) Citizens voting common stock approve the merger agreement, which we refer to as the “merger agreement proposal,” by the affirmative vote of the holders of two-thirds of the outstanding shares of Citizens common stock entitled to vote thereon and (ii) Southern Missouri common stock, in accordance with NASDAQ rules, approve the issuance of Southern Missouri common stock pursuant to the merger agreement, which we refer to as the “share issuance proposal,” by the affirmative vote of a majority of the shares of Southern Missouri common stock present in person or represented by proxy at the Southern Missouri special meeting and entitled to vote on the share issuance proposal. A NASDAQ-listed company, such as Southern Missouri, is required to obtain shareholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock.

A Citizens shareholder, Castle Creek Capital Partners, VI, LP (“Castle Creek”), which has a representative on the Citizens board of directors, beneficially owns an aggregate of 172,783 shares of Citizens voting common stock, an amount equal to approximately 9.9% of the outstanding voting common stock of Citizens. The directors and executive officers of Citizens collectively beneficially own an aggregate of 871,898 shares of Citizens voting common stock (excluding exercisable stock options), an amount equal to approximately 50.0% of the outstanding voting common stock of Citizens. Castle Creek and certain directors and executive officers of Citizens who collectively beneficially own shares of Citizens voting common stock entitling them to cast 966,161 votes (excluding exercisable stock options), constituting approximately 55.4% of Citizens’ outstanding voting shares, with respect to each proposal to be presented at the Citizens special meeting, entered into voting agreements with Southern Missouri on September 20, 2022, which we refer to as the Citizens voting agreements, pursuant to which they are required, subject to certain terms and conditions, to vote their shares of Citizens voting common stock in favor of the merger agreement proposal and the Citizens adjournment proposal.

The directors and executive officers of Southern Missouri collectively beneficially own an aggregate of 1,589,021 shares of Southern Missouri common stock (excluding exercisable stock options), an amount equal to approximately 17.2% of the outstanding common stock of Southern Missouri. The directors and certain executive officers of Southern Missouri who collectively beneficially own shares of Southern Missouri common stock entitling them to cast 1,394,663 votes (excluding exercisable stock options), constituting approximately 15.1% of Southern Missouri’s outstanding voting shares, with respect to each proposal to be presented at the Southern Missouri special meeting, entered into voting agreements with Citizens on September 20, 2022, which we refer to as the Southern Missouri voting agreements, pursuant to which they are required, subject to certain terms and conditions, to vote their shares of Southern Missouri common stock in favor of the share issuance proposal and the Southern Missouri adjournment proposal.

The forms of the voting agreements are exhibits to the Merger Agreement, which is attached as Appendix A to this joint proxy statement/prospectus. For more information regarding the voting agreements, see “The Merger — Voting Agreements” beginning on page 94.

Q:	What will Citizens shareholders receive in the merger?

A:

Each share of Citizens common stock that is outstanding immediately prior to the merger, other than shares held by persons who have perfected dissenters’ rights under Missouri law and any shares owned by Southern Missouri or Citizens, will be converted into the right to receive promptly following completion of the merger, subject to the election and the proration and allocation procedures set forth in the merger agreement and described below, either: (1) cash or (2) a fixed exchange ratio of shares of Southern Missouri common stock, with cash paid in lieu of fractional shares.

Twenty-five percent (25%) of the aggregate merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Southern Missouri common stock. The cash consideration paid for each share of Citizens common stock, which we refer to as the “per share cash consideration,” will be $53.50. The stock consideration paid for each share of Citizens common stock, which we refer to as the “per share stock consideration,” will be 1.1448 shares of Southern Missouri common stock. Citizens shareholders who receive stock and would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $46.68. Additionally, all outstanding Citizens stock options that are unexercised prior to the effective time of the merger will be cashed out pursuant to the terms of the merger agreement.

The per share cash consideration and per share stock consideration are subject to adjustment based on Citizens’ consolidated capital and also subject to any change in the number of outstanding shares of Citizens common stock immediately prior to the merger. For further information, see “The Merger — Terms of the Merger.”

Q:	What will Southern Missouri shareholders receive in the merger?

A:

Southern Missouri shareholders will not be entitled to receive any merger consideration and will continue to hold the shares of Southern Missouri common stock that they held immediately prior to the completion of the merger. Following the merger, shares of Southern Missouri common stock will continue to be traded on NASDAQ under the symbol “SMBC.”

Q:	Will the value of the merger consideration change between the date of this document and the time the merger is completed?

A:

Yes. The aggregate merger consideration the holders of Citizens common stock will receive in the merger is based on Citizens’ consolidated equity capital (as adjusted pursuant to the merger agreement) as of the last business day of the month immediately preceding the month in which the merger closing occurs. Accordingly, the aggregate merger consideration to be paid to the holders of Citizens common stock at closing will depend on several factors, including Citizens’ consolidated equity capital as of the last business day of the month immediately preceding the month in which the merger closing occurs, including adjustments to accrue for expenses related to the merger not previously accrued. The per share cash consideration and the per share stock consideration are also subject to the number of shares of Citizens stock outstanding immediately prior to the closing. There will not be any adjustment to the merger consideration for changes in the market price of shares of Southern Missouri common stock (except under limited circumstances as disclosed in the merger agreement). We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol “SMBC”).

2

Q:	Is the value of the cash consideration and the stock consideration the same?

A:	No. The value of the cash consideration is fixed at $53.50 per share. The value of the stock consideration, which is 1.1448 shares of Southern Missouri common stock, will fluctuate with the market price of Southern Missouri common stock and will not be known at the time of the Citizens special meeting or prior to the election deadline, and may be more or less than the value of the cash consideration on the date of the special meeting, at the time an election is made and at the completion of the merger. Based on the $52.65 per share closing price of Southern Missouri common stock on the NASDAQ Global Market on September 19, 2022, the last trading day before public announcement of the merger agreement, the value of the stock consideration was approximately $60.27. Based on the closing stock price of Southern Missouri common stock on the NASDAQ Global Stock Market on [•], 202[•], the latest practicable trading day before the printing of this joint proxy statement/prospectus, of $[•], the value of the stock consideration was approximately $[•]. You should obtain current stock price quotations for Southern Missouri common stock.

Q:	What will be the procedure for Citizens shareholders electing the form of merger consideration?
A:

Not less than 20 business days prior to the anticipated election deadline, holders of Citizens common stock will be sent an election form. The election form will include transmittal materials containing instructions for surrendering their Citizens shares in connection with their elections. Unless Southern Missouri and Citizens agree otherwise, the election deadline will be 5:00 p.m. Central time on the date which Southern Missouri and Citizens agree is as near as practicable to three business days prior to the anticipated closing date of the merger.

The election form sent to holders of Citizens common stock will allow a holder to indicate the number of shares of Citizens common stock for which such holder desires to receive the stock consideration and the number of shares for which such holder desires to receive the cash consideration.

To make a valid election, a properly completed and signed election form and transmittal materials (including the certificates representing the holder’s shares, or a customary guarantee of delivery of such certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States), must actually be received by Southern Missouri’s exchange agent, at or prior to the election deadline.

Q:	Can I submit an election form if I vote against the merger agreement proposal?

A:	Yes, you can submit an election form even if you vote against the merger agreement proposal. Only Citizens shareholders will receive an election form.

Q:	Can I change or revoke my election once it has been submitted?

A:	Yes. You can change or revoke your election as to your desire to receive the stock consideration and/or the cash consideration with respect to all or a portion of your shares of Citizens common stock by delivering written notice to the exchange agent, accompanied by a properly completed and signed revised election form, prior to the election deadline.

Q:	What happens if I do not make a valid election prior to the election deadline?

A:	If you fail to submit a valid election form to the exchange agent prior to the election deadline, then you will be deemed to have made no election. Depending on the elections made by the other holders of Citizens common stock, you will receive shares of Southern Missouri common stock or cash for your shares of Citizens common stock, or a combination of both cash and shares.

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Q:	Will I receive the form of merger consideration that I elect?

A:

You will receive the form of merger consideration that you elect if Citizens shareholders as a whole do not elect to receive more of that form of consideration than is available under the merger agreement. The merger agreement provides that the aggregate cash consideration that will be paid for shares of Citizens common stock is twenty-five percent (25%) of the aggregate merger consideration, with the remaining consideration, seventy-five percent (75%), consisting of shares of Southern Missouri common stock.

If Citizens shareholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the Citizens shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares. Accordingly, you may receive a form of merger consideration that differs from your election.

Q:	How will Citizens stock options be treated in the merger?
A:	All outstanding Citizens stock options that are unexercised prior to the effective time of the merger will be automatically canceled and converted into the right to receive cash equal to the amount by which $53.50 exceeds the option exercise price. As of the effective time of the merger, all Citizens stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Citizens stock options will cease to have any rights with respect to such Citizens stock options, except the right to receive the option consideration. The option consideration will be paid in cash.

Q:	When and where will the special meetings be held?

A:

The Citizens special meeting will be held solely in a virtual meeting format via the internet at www.meetnow.global/M7SRQSK, on [•],[•], 202[•], at [•][•].m., Central time.

The Southern Missouri special meeting will be held at Southern Missouri’s corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri, on [•],[•], 202[•], at [•][•].m., Central time.

Q:	How can I attend the Citizens special meeting, which is a completely virtual meeting?

A:	You are entitled to attend the Citizens special meeting if you were a holder of record of Citizens common stock as of the close of business on [•], 202[•] which is the date that the Citizens board of directors has fixed as the record date for the Citizens special meeting, or if you hold a valid proxy for the Citizens special meeting. The Citzens special meeting will be a completely virtual meeting of shareholders, and you will be able to attend the Citizens special meeting via the internet and submit your questions during the meeting by visiting www.meetnow.global/M7SRQSK. Participation in the Citizens special meeting virtually shall constitute presence in person at the meeting. You also will be able to vote any shares of Citizens voting common stock that you are entitled to vote electronically at the Citizens special meeting. To participate in the Citizens special meeting, you will need the 15-digit control number included on your proxy card. The Citizens special meeting webcast will begin promptly at [•] [•].m., Central time on [•], 202[•]. We encourage you to access the Citizens special meeting prior to the start time. Online check-in will begin at [•][•].m., Central time, and you should allow ample time for the check-in procedures.

Q:	What if during the check-in time for the Citizens special meeting or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:	Citizens will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call: [•] (Toll free—US and Canada); or [•] (Toll line—International).

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Q:	What is being voted on at the special meetings?

A:	At the Citizens special meeting, Citizens shareholders will be asked to vote in favor of the merger agreement proposal and the Citizens adjournment proposal. At the Southern Missouri special meeting, Southern Missouri shareholders will be asked to vote in favor of the share issuance proposal and the Southern Missouri adjournment proposal.

Q:	Who is entitled to vote at the special meetings?

A:

Citizens Special Meeting. Holders of record of Citizens voting common stock at the close of business on [•], 202[•], which is the date that the Citizens board of directors has fixed as the record date for the Citizens special meeting, are entitled to vote at the Citizens special meeting. Each share of Citizens voting common stock that you own as of the close of business on the voting record date entitles you to one vote. Holders of Citizens nonvoting common stock are not entitled to, and are not being requested to, vote at the Citizens special meeting.

Southern Missouri Special Meeting. Holders of record of Southern Missouri common stock at the close of business on [•], 202[•], which is the date that the Southern Missouri board of directors has fixed as the record date for the Southern Missouri special meeting, are entitled to vote at the Southern Missouri special meeting. Each share of Southern Missouri common stock that you own as of the close of business on the voting record date entitles you to one vote. Southern Missouri does not have a class of nonvoting common stock; accordingly, all holders of Southern Missouri common stock as of the voting record date will be entitled to vote at the Southern Missouri special meeting.

Q:	How do I vote?

A:	After carefully reading and considering the information contained in this document, please follow the instructions that accompany your proxy card and cast your vote as soon as possible by internet, by telephone, or by returning your completed, signed, and dated proxy card in the enclosed envelope. You may also attend your company’s special meeting and vote in person (with respect to the Southern Missouri special meeting) or electronically (with respect to the virtual Citizens special meeting). Even if you are planning to attend the special meeting, both Citizens and Southern Missouri request that you cast your vote by internet, by telephone or by proxy card prior to the meeting. If your stock or shares are held in “street name,” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting such shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote Citizens or Southern Missouri shares held in “street name” by returning a proxy card directly to Citizens or Southern Missouri, as applicable, or by voting in person or electronically, as the case may be, during the applicable special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Q:	What constitutes a quorum?

A:	The presence of the holders of a majority of the outstanding shares entitled to vote at each special meeting constitutes a quorum. Presence may be in person or by proxy. Participation in the Citizens special meeting virtually shall constitute presence in person at the Citizens special meeting. You will be considered part of the quorum if you vote by internet, if you vote by telephone, if you return a signed and dated proxy card, or if you vote in person at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Since none of the proposals to be voted on at either the Citizens special meeting or the Southern Missouri special meeting are routine matters for which brokers may have discretionary authority to vote, if you hold your shares in “street name,” failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as represented for purposes of establishing a quorum at your company’s special meeting.

Q:	What is the vote required to approve each proposal at the special meetings?

A:	Citizens special meeting: To approve the merger agreement proposal, two-thirds of the shares of Citizens common stock entitled to vote thereon must be voted in favor of such proposal. Approval of the Citizens adjournment proposal requires the affirmative vote of a majority of the shares of Citizens common stock present in person or represented by proxy (by mail, telephone or Internet) at the Citizens special meeting and entitled to vote on the Citizens adjournment proposal. If you “ABSTAIN” from voting on the merger agreement proposal or the Citizens adjournment proposal, it will have the same effect as a vote AGAINST such proposal. If you fail to either submit a proxy or vote at the Citizens special meeting, or are a "street name" holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote AGAINST the merger agreement proposal and no effect on the Citizens adjournment proposal.

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Concurrently with the execution of the merger agreement, Castle Creek, a large shareholder of Citizens that has a representative on the Citizens board of directors, and certain of Citizens other directors and executive officers, entered into the Citizens voting agreements pursuant to which they agreed to vote their shares of Citizens voting common stock in favor of the merger agreement proposal and related matters, and to become subject to certain transfer restrictions with respect to their holdings of Citizens common stock. The form of the Citizens voting agreement is an exhibit to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. As of [•], 202[•], Castle Creek and the Citizens directors and executive officers who entered into the Citizens voting agreements beneficially owned an aggregate of 966,161 shares of Citizens voting common stock (excluding exercisable stock options), an amount equal to approximately 55.4% of the outstanding shares of Citizens voting common stock.

Southern Missouri special meeting: Approval of the share issuance proposal and the Southern Missouri adjournment proposal requires the affirmative vote of a majority of the shares of Southern Missouri common stock present in person or represented by proxy (by mail, telephone or Internet) at the Southern Missouri special meeting and entitled to vote on such proposals. If you “ABSTAIN” from voting for the share issuance proposal or the Southern Missouri adjournment proposal, it will have the same effect as a vote AGAINST such proposal. If you fail to either submit a proxy or vote at the Southern Missouri special meeting, or are a "street name" holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on either the share issuance proposal or the Southern Missouri adjournment proposal.

Concurrently with the execution of the merger agreement, Southern Missouri directors and certain executive officers entered into the Southern Missouri voting agreements pursuant to which they agreed to vote their shares of Southern Missouri common stock in favor of the share issuance proposal and related matters, and to become subject to certain transfer restrictions with respect to their holdings of Southern Missouri common stock. The form of the Southern Missouri voting agreement is an exhibit to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus. As of [•], 202[•], the Southern Missouri directors and executive officers who entered into the Southern Missouri voting agreements beneficially owned an aggregate of 1,394,663 shares of Southern Missouri common stock (excluding exercisable stock options), an amount equal to approximately 15.1% of the outstanding shares of Southern Missouri common stock.

Q:	Why is my vote important?

A:	We cannot complete the merger unless Citizens shareholders approve the merger agreement proposal and Southern Missouri shareholders approve the share issuance proposal. In addition, Southern Missouri is not required to complete the merger unless holders of less than 10% of the total shares of Citizens common stock are, or have the ability to become, dissenting shares, pursuant to the General and Business Corporation Law of Missouri (which we refer to as the “MGBCL”), meaning that holders of shares representing at least 90% of the shares of Citizens common stock outstanding immediately prior to the effective time of the merger have approved the merger agreement or otherwise allowed their dissenters’ rights to lapse under Missouri law.

Q:	What is the recommendation of the Citizens board of directors?

A:

After careful consideration, Citizens’ board of directors recommends that holders of Citizens voting common stock vote “FOR” the merger agreement proposal and “FOR” the Citizens adjournment proposal.

For a more complete description of the recommendation of the Citizens board of directors and Citizens’ reasons for the merger, see “The Merger —Recommendation of Citizens’ Board of Directors; Citizens’ Reasons for the Merger” beginning on page 46.

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Q:	What is the recommendation of the Southern Missouri board of directors?

A:

After careful consideration, Southern Missouri’s board of directors recommends that holders of Southern Missouri common stock vote “FOR” the share issuance proposal and “FOR” the Southern Missouri adjournment proposal.

For a more complete description of the recommendation of the Southern Missouri board of directors and Southern Missouri’s reasons for the merger, see “The Merger — Recommendation of Southern Missouri’s Board of Directors; Southern Missouri’s Reasons for the Merger” beginning on page 61

Q:	Can I change my proxy or voting instructions?

A:	Yes. If you are a holder of record of Citizens voting common stock or Southern Missouri common stock, you may revoke your proxy at any time before it is voted by:

•	voting by internet at a later time but prior to your company’s special meeting,

•	signing and returning a proxy card with a later date,

•	delivering a written revocation to your company’s corporate secretary, or

•	attending your company’s special meeting and voting at the special meeting.

Attendance at your company’s special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Citizens or Southern Missouri after the vote is taken at their respective special meetings will not affect your previously submitted proxy. Citizens’ corporate secretary’s mailing address is Citizens Bancshares Co., 2041 Commerce Drive, Kearney, Missouri 64060, Attention: Robert G. Wright, Executive Vice President and Corporate Secretary. Southern Missouri’s corporate secretary’s mailing address is: Southern Missouri Bancorp, Inc., 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, Attention: Charles R. Love, Corporate Secretary. If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q:	What regulatory approvals are required to complete the merger?

A:	In order to complete the mergers, Southern Missouri and Citizens must first obtain all regulatory approvals, consents and orders required in connection with the mergers. Accordingly, the parties must obtain the approval of or waiver by the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board, and the approval of the Missouri Division of Finance, referred to as the “Missouri Division.” As of the date of this joint proxy statement/prospectus, Southern Missouri, Southern Bank, Citizens and CBTC have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of Southern Missouri, Southern Bank, Citizens and CBTC to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the mergers are described in more detail under the section entitled “The Merger— Regulatory Approvals” beginning on page 78

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Q:	What are the U.S. federal income tax consequences of the merger to Citizens shareholders?

A:

The mergers, taken as a whole, are intended to qualify as one or more tax-deferred “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Assuming the mergers qualify as a reorganization, the federal income tax consequences to U.S. holders of Citizens common stock will depend primarily on whether they exchange their shares of Citizens common stock solely for shares of Southern Missouri common stock, solely for cash or for a combination of shares of Southern Missouri common stock and cash. It is expected that U.S. holders of Citizens common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Citizens common stock solely for shares of Southern Missouri common stock pursuant to the merger, except with respect to any cash received by a Citizens shareholder in lieu of a fractional share of Southern Missouri common stock. U.S. holders of Citizens common stock who exchange their shares solely for cash should recognize gain or loss on the exchange. U.S. holders of Citizens common stock who exchange their shares for a combination of Southern Missouri common stock and cash will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Citizens common stock in the merger exceeds such U.S. holder’s adjusted tax basis in the holder’s Citizens common stock surrendered and (ii) the amount of cash received by such U.S. holder of Citizens common stock (in each case excluding any cash received in lieu of a fractional share of Southern Missouri common stock, with the gain or loss on such fractional share determined separately, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock”). Gain or loss is determined separately with respect to each block of Citizens common stock. If a U.S. holder receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Citizens common stock pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. The actual federal income tax consequences to U.S. holders of Citizens common stock of electing to receive cash, shares of Southern Missouri common stock or a combination of cash and stock will not be ascertainable at the time Citizens shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply, nor will the actual values of the stock consideration and the cash consideration be known at that time. In addition, Citizens shareholders will recognize gain or loss if they exercise dissenters’ rights. Please see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 for further discussion of the material U.S. federal income tax consequences of the merger.

Tax matters are complicated, and the tax consequences of the merger to a particular Citizens shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, all holders of Citizens common stock should consult their own independent tax advisors regarding the particular tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws, tax return reporting requirements and the effect of any proposed changes in the tax laws.

Q:	What risks should I consider before I vote on the merger?

A:	We encourage you to read carefully the detailed information about the merger contained in this joint proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 22.

Q:	Are holders of Citizens common stock entitled to dissenters’ rights?

A:	Yes. The MGBCL permits a holder of Citizens common stock to dissent from the merger and obtain payment in cash of the “fair value” of his or her shares of Citizens common stock. To do this, a shareholder must follow all of the procedures of Section 351.455 of the MGBCL in order to preserve such shareholder’s statutory rights. In general, a shareholder must: (i) before the vote on approval of the merger agreement proposal at the Citizens special meeting, file a written objection to the merger with Citizens; (ii) not vote FOR the merger agreement proposal; (iii) within 20 days following the effective date of the merger, file a written demand for payment with Southern Missouri; and (iv) state in the written demand the number of shares of Citizens common stock owned by such shareholder. If a holder of Citizens common stock follows the required procedures, such shareholder’s only right will be to receive the “fair value” of such shareholder’s shares of Citizens common stock in cash. Failure to observe any of these procedures could result in the total loss of dissenters' rights under Section 351.455. A shareholder who loses his, her or its dissenters' rights would be bound by the merger agreement and would have to accept the merger consideration as provided by the merger agreement. Copies of the applicable provisions of the MGBCL are attached to this joint proxy statement/ prospectus as Appendix B. See “The Merger—Dissenters’ Rights of Citizens Shareholders” beginning on page 78.

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Q:	If I am a holder of Citizens common stock, should I send in my Citizens common stock certificates or evidence of my book-entry shares now?

A:	No. Do not send in share certificates with your proxy form. As discussed above, not less than 20 business days prior to the anticipated election deadline, we will send an election form to holders of record of Citizens common stock. The election form will include transmittal materials containing instructions for exchanging and delivering your Citizens share certificates or evidence of book-entry shares (or affidavit of lost certificate) to the exchange agent in exchange for the merger consideration. If you do not submit the initial election form before the merger is completed, the exchange agent for the merger will send you, promptly after the merger is completed, a transmittal letter with instructions for delivering your shares to the exchange agent. Computershare Trust Company, N.A. will act as exchange agent. See “The Merger — Conversion of Shares; Exchange Procedures” beginning on page 80.

Q:	Whom may I contact if I cannot locate my Citizens common stock certificate(s)?

A:	If you are unable to locate your original Citizens common stock certificate(s), you should contact Robert G. Wright, Citizens’ Executive Vice President and Corporate Secretary, at 2401 Commerce Drive, Kearney, MO 64060; or by telephone at (816) 459-4024.

Q:	What should I do if I receive more than one set of voting materials?

A:	Citizens shareholders and Southern Missouri shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Citizens common stock or Southern Missouri common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Citizens common stock or Southern Missouri common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Citizens common stock and Southern Missouri common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Citizens common stock and/or Southern Missouri common stock that you own.

Q:	When do you expect to complete the merger?

A:	Southern Missouri and Citizens expect to complete the merger in the first calendar quarter of 2023, once all of the conditions to the merger are fulfilled. However, neither Southern Missouri nor Citizens can assure you of when or if the merger will be completed. We must first obtain the approval by Citizens shareholders of the merger agreement and Southern Missouri shareholders of the share issuance, obtain the necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Citizens common stock will not receive any consideration for their shares of Citizens common stock in connection with the merger. Instead, Citizens will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Citizens to Southern Missouri. See “The Merger — Termination Fee” beginning on page 93 for a complete discussion of the circumstances under which a termination fee will be payable.

Q:	How will my rights as a Citizens shareholder differ following the merger?

A.	Upon completion of the merger, holders of Citizens common stock who elect to and receive Southern Missouri common stock will become Southern Missouri shareholders and their rights as shareholders will be governed by Southern Missouri’s articles of incorporation and bylaws, as well as the MGBCL. The rights associated with Southern Missouri common stock are different from the rights associated with Citizens common stock. See “Comparison of Shareholder Rights” beginning on page 127.

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Q:	Whom should I contact with questions or to obtain additional copies of this joint proxy statement/prospectus?

A:	If you would like additional copies of this joint proxy statement/prospectus, or if you would like to ask any questions about the merger and related matters, you should contact:

For Citizens shareholders:	For Southern Missouri shareholders:
Citizens Bancshares Co. Attn: Robert G. Wright, Executive Vice President and Corporate Secretary 2041 Commerce Drive Kearney, Missouri 64060 Telephone: (816) 459-4024	Southern Missouri Bancorp, Inc. Attn: Investor Relations 2991 Oak Grove Road Poplar Bluff, MO 63901 Telephone: (573) 778-1800

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SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document, including the appendices, and the other documents to which this document refers to fully understand the merger and the related transactions. A list of the documents incorporated by reference appears on page 133 under “Where You Can Find More Information.”

Information About the Companies (page 101 and 102)

Southern Missouri Bancorp, Inc. Southern Missouri, headquartered in Poplar Bluff, Missouri, is the holding company for Southern Bank. Southern Bank, founded in 1887, is a Missouri-chartered trust company with banking powers, providing products and services to the communities it serves through its headquarters and 50 branch locations in Missouri, Arkansas and Illinois. As of June 30, 2022, Southern Missouri had assets of $3.2 billion, deposits of $2.8 billion, and stockholders’ equity of $320.8 million.

Southern Missouri regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place at any time, and acquisitions involving cash, or our debt or equity securities, may occur.

Southern Missouri’s principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800. Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Additional information about Southern Missouri and its subsidiaries is contained under “Information About Southern Missouri Bancorp” and is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Citizens Bancshares Co. Citizens, headquartered in Kansas City, Missouri, is the holding company for CBTC, a Missouri state-chartered trust company with banking powers. CBTC was founded and opened for business in 1889 and currently serves clients in Kansas City, St. Joseph and other communities throughout Northwest Missouri through its 14 branch locations. Citizens does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for CBTC. Its primary activities are to provide assistance in the management and coordination of CBTC’s financial resources. Citizens has no significant assets other than all of the outstanding shares of common stock of CBTC. Citizens derives its revenues primarily from the operations of CBTC in the form of dividends received from CBTC. As of June 30, 2022, Citizens had, on a consolidated basis, assets of $1.0 billion, deposits of $879.4 million, and shareholders’ equity of $94.3 million.

Citizens’ principal office is located at 7553 NW Barry Road, Kansas City, MO 64153; and its telephone number is (816) 459-4000. Citizens’ common stock is not listed or traded on any established securities exchange or quotation system.

For additional information about Citizens see “Information About Citizens Bancshares Co.”

The Merger and the Merger Agreement (page 42)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

In the merger, Citizens will merge with and into Merger Sub, a wholly owned subsidiary of Southern Missouri, with Merger Sub as the surviving entity after the merger. As a result of this merger, each outstanding share of Citizens common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below. Immediately following the merger, Merger Sub will merge with and into Southern Missouri with Southern Missouri as the surviving entity in the holding company merger. Following the holding company merger, Citizens’ wholly owned bank subsidiary, CBTC, will merge with and into Southern Missouri’s wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity in the bank merger. As a result of the mergers, Citizens and CBTC will cease to exist as separate entities.

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The merger agreement proposal must be approved by two-thirds of the outstanding shares of Citizens common stock entitled to vote at the Citizens special meeting. The share issuance proposal requires the affirmative vote of a majority of shares of Southern Missouri common stock present in person or represented by proxy and entitled to vote on the matter.

As an inducement to Southern Missouri’s willingness to enter into the merger agreement, certain of the shareholders of Citizens, including certain directors and executive officers of Citizens, agreed to vote all of their shares of Citizens voting common stock in favor of the merger agreement proposal and the Citizens adjournment proposal at the Citizens special meeting. As of the date of this joint proxy statement/prospectus, the Citizens voting agreements covered 966,161 shares of Citizens common stock (excluding exercisable stock options), constituting approximately 55.4% of Citizens’ outstanding voting shares. Similarly, as an inducement to Citizens’ willingness to enter into the merger agreement, Southern Missouri’s directors and certain executive officers agreed to vote all of their shares of Southern Missouri common stock in favor of the share issuance proposal and the Southern Missouri adjournment proposal at the Southern Missouri special meeting. As of the date of this joint proxy statement/prospectus, the Southern Missouri voting agreements covered 1,394,663 shares of Southern Missouri common stock, constituting approximately 15.1% of Southern Missouri’s outstanding voting shares. The voting agreements terminate if the merger agreement is terminated in accordance with its terms. A copy of the form of the Citizens voting agreement and the Southern Missouri voting agreement is attached as Exhibit A and Exhibit C, respectively, to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

We expect the merger to be completed during the first calendar quarter of 2023. If the merger is not completed by June 30, 2023, either party may terminate the merger agreement, unless the failure to complete the merger is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements set forth in the merger agreement; and provided, further, that if additional time is necessary in order to obtain any required regulatory approvals to complete the merger, then the termination date shall be automatically extended until August 31, 2023.

In the Merger, Holders of Citizens Common Stock Can Elect to Receive Either Shares of Southern Missouri Common Stock or Cash (page 42)

Each share of Citizens common stock outstanding immediately prior to the merger, other than shares held by persons who have perfected dissenters’ rights under Missouri law and any shares owned by Southern Missouri or Citizens, will be converted into the right to receive, subject to the election and the proration and allocation procedures set forth in the merger agreement and described below, either: (1) cash or (2) a fixed exchange ratio of shares of Southern Missouri common stock, with cash paid in lieu of fractional shares.

Twenty-five percent (25%) of the aggregate merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Southern Missouri common stock. The cash consideration paid for each share of Citizens common stock, which we refer to as the “per share cash consideration,” will be $53.50 and the stock consideration paid for each share of Citizens common stock, which we refer to as the “per share stock consideration,” will be 1.1448 shares, in each case subject to adjustment to Citizens’ consolidated capital and to any change in the number of outstanding shares of Citizens common stock immediately prior to the merger. Citizens shareholders who receive stock and would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $46.68.

Each Citizens shareholder will receive the form of merger consideration he, she or it elects if Citizens shareholders in the aggregate do not elect to receive more of that form of consideration than is available under the merger agreement. The merger agreement provides that the aggregate cash consideration that will be paid for shares of Citizens stock will be twenty-five percent (25%) of the aggregate merger consideration, with the remaining merger consideration consisting of shares of Southern Missouri common stock. If the Citizens shareholders in the aggregate elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the Citizens shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares, as applicable. Accordingly, you may receive a form of merger consideration that differs from your election.

Prior to the effective time of the merger, an election form with instructions for making your election as to the form of consideration that you prefer to receive in the merger will be sent to Citizens shareholders. The available elections, election procedures and deadline for making elections are described under the heading “The Merger — Conversion of Shares; Election and Exchange Procedures.” If you fail to submit a valid election form before the election deadline, then depending on the elections made by the other holders of Citizens common stock, you will receive shares of Southern Missouri common stock and/or cash for your shares of Citizens common stock.

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Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.” Citizens’ common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Citizens common stock. The following table shows the closing sale prices of Southern Missouri common stock as reported on NASDAQ on, and the last known sales prices of Citizens common stock as of, September 19, 2022, the day immediately prior to the public announcement of the merger agreement, and [•], 202[•], the last practicable trading day before the printing of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Citizens common stock that receives the per share stock consideration, calculated by multiplying the closing price of Southern Missouri common stock on those dates by the exchange ratio of 1.1448. The per share cash consideration is $53.50. Both the per share cash consideration and the per share stock consideration are subject to adjustment based on Citizens’ consolidated equity capital and a change in the number of shares of Citizens common stock outstanding immediately prior to the merger.

Date	Southern Missouri Closing Price		Citizens Common Stock Sales Price			Implied Value of Stock Consideration for One Share of Citizens Common Stock
September 19, 2022		$52.65		$28.00	(1)		$60.27
[•], 202[•]	$	[•]	$	[•]	(1)	$	[•]

(1)    The last known sale of Citizens common stock occurred on November 10,2020.

Treatment of Citizens stock options (page 43)

All outstanding Citizens stock options that are unexercised prior to the effective time of the merger will be automatically canceled and converted into the right to receive cash equal to the amount by which $53.50 exceeds the option exercise price. As of the effective time of the merger, all Citizens stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Citizens stock options will cease to have any rights with respect to such Citizens stock option, except the right to receive the option consideration. The option consideration will be paid in cash.

Citizens Shareholders Will Own Approximately 18% of the Outstanding Southern Missouri Common Stock after the Merger (Page 23)

Based on the number of Southern Missouri and Citizens common shares outstanding as of [•], 202[•], Citizens shareholders will collectively own approximately 18% of the outstanding Southern Missouri common shares after the merger on a fully diluted basis (disregarding any Southern Missouri common stock they may already own and assuming no outstanding Citizens stock options are exercised before completion of the merger).

The Citizens Special Meeting (page 35)

The Citizens special meeting will be held solely in a virtual meeting format via the internet at www.meetnow.global/M7SRQSK on [•], 202[•], at [•] [•].m., Central time. At the Citizens special meeting, holders of Citizens voting common stock will be asked to vote on the following matters:

•	the merger agreement proposal; and

•	the Citizens adjournment proposal.

Only holders of record of Citizens voting common stock at the close of business on [•], 202[•], will be entitled to vote at the Citizens special meeting. Each share of Citizens voting common stock is entitled to one vote on the merger agreement proposal and the Citizens adjournment proposal. As of the record date, there were 1,745,258 shares of Citizens common stock entitled to vote at the Citizens special meeting. As of the record date, Citizens’ directors and executive officers and their affiliates were entitled to vote approximately 871,898 shares, or approximately 50.0% of the total outstanding shares, of Citizens voting common stock. Holders of Citizens nonvoting common stock are not entitled to, and are not being requested to, vote at the Citizens special meeting.

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To approve the merger agreement proposal, two-thirds of the shares of Citizens common stock entitled to vote thereon must be voted in favor of such proposal. Approval of the Citizens adjournment proposal requires the affirmative vote of a majority of the shares of Citizens common stock present in person or represented by proxy at the Citizens special meeting and entitled to vote on the Citizens adjournment proposal. If you “ABSTAIN” from voting on the merger agreement proposal or the Citizens adjournment proposal, it will have the same effect as a vote AGAINST such proposal. If you fail to either submit a proxy or attend and vote electronically at the Citizens special meeting, or are a "street name" holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote AGAINST the merger agreement proposal and no effect on the Citizens adjournment proposal.

Concurrently with the execution of the merger agreement, Castle Creek, a large shareholder who has a representative of the Citizens board of directors, and certain other Citizens directors and executive officers entered into the Citizens voting agreements pursuant to which they agreed to vote their shares of Citizens voting common stock in favor of the merger agreement proposal and related matters, and to become subject to certain transfer restrictions with respect to their holdings of Citizens common stock. As of [•], 202[•], Castle Creek and the Citizens directors and executive officers who entered into the Citizens voting agreements beneficially owned an aggregate of 966,161 shares of Citizens voting common stock (excluding exercisable stock options), an amount equal to approximately 55.4% of the outstanding shares of Citizens voting common stock. For additional information regarding the voting agreements, see “The Merger — Voting Agreements.”

Concurrently with the execution of the merger agreement, Southern Missouri directors and certain executive officers entered into the Southern Missouri voting agreements pursuant to which they agreed to vote their shares of Southern Missouri common stock in favor of the share issuance proposal and related matters, and to become subject to certain transfer restrictions with respect to their holdings of Southern Missouri common stock. As of [•], 202[•], the Southern Missouri directors and executive officers who entered into the Southern Missouri voting agreements beneficially owned an aggregate of 1,394,663 shares of Southern Missouri common stock, an amount equal to approximately 15.1% of the outstanding shares of Southern Missouri common stock. For additional information regarding the voting agreements, see “The Merger — Voting Agreements.”

The Southern Missouri Special Meeting (page 39)

The Southern Missouri special meeting will be held on [•], 202[•], at [•] [•].m., local time, at Southern Missouri’s corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri. At the Southern Missouri special meeting, holders of Southern Missouri common stock will be asked to vote on the following matters:

•	the share issuance proposal; and

•	the Southern Missouri adjournment proposal.

Only holders of record of Southern Missouri common stock at the close of business on [•], 202[•], will be entitled to vote at the Southern Missouri special meeting. Each share of Southern Missouri common stock is entitled to one vote on the share issuance proposal and the Southern Missouri adjournment proposal. As of the record date, there were 9,229,151 shares of Southern Missouri common stock entitled to vote at the Southern Missouri special meeting. As of the record date, Southern Missouri’s directors and executive officers and their affiliates were entitled to vote approximately 1,589,021 shares, or approximately 17.2% of the total outstanding shares, of Southern Missouri common stock.

Approval of the share issuance proposal and the Southern Missouri adjournment proposal requires the affirmative vote of a majority of the shares of Southern Missouri common stock present in person or represented by proxy at the Southern Missouri special meeting and entitled to vote on such proposals. If you “ABSTAIN” from voting on the share issuance proposal or the Southern Missouri adjournment proposal, it will have the same effect as a vote AGAINST such proposals. If you fail to either submit a proxy (by mail, telephone or Internet) or vote at the Southern Missouri special meeting, or are a "street name" holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on either the share issuance proposal or the Southern Missouri adjournment proposal.

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Concurrently with the execution of the merger agreement, Southern Missouri directors and certain executive officers entered into the Southern Missouri voting agreements pursuant to which they agreed to vote their shares of Southern Missouri common stock in favor of the share issuance proposal and related matters, and to become subject to certain transfer restrictions with respect to their holdings of Southern Missouri common stock. As of [•], 202[•], the Southern Missouri directors and executive officers who entered into the Southern Missouri voting agreements beneficially owned an aggregate of 1,394,663 shares of Southern Missouri common stock, an amount equal to approximately 15.1% of the outstanding shares of Southern Missouri common stock. For additional information regarding the voting agreements, see “The Merger — Voting Agreements.”

Recommendation of the Citizens Board of Directors and Reasons of Citizens for the Merger (page 46).

After careful consideration, Citizens’ board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Citizens and its common shareholders and has unanimously approved the merger agreement. Citizens’ board of directors recommends that holders of Citizens common stock vote “FOR” approval of the merger agreement proposal and “FOR” approval of the Citizens adjournment proposal. For the factors considered by Citizens’ board of directors in reaching its decision to approve the merger agreement, see “The Merger — Recommendation of Citizens’ Board of Directors; Citizens’ Reasons for the Merger.”

Recommendation of the Southern Missouri Board of Directors and Reasons of Southern Missouri for the Merger (page 61).

After careful consideration, Southern Missouri’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Southern Missouri and its common shareholders and has unanimously approved the merger agreement. Southern Missouri’s board of directors recommends that holders of Southern Missouri common stock vote “FOR” approval of the share issuance proposal and “FOR” approval of the Southern Missouri adjournment proposal. For the factors considered by Southern Missouri’s board of directors in reaching its decision to approve the merger agreement, see “The Merger — Recommendation of Southern Missouri’s Board of Directors; Southern Missouri’s Reasons for the Merger.”

Opinion of Citizens’ Financial Advisor (page 49)

Citizens retained D.A. Davidson & Co. (which we refer to as “D.A. Davidson”) to act as financial advisor to the Citizens board of directors in connection with Citizens’ consideration of a possible business combination. At the September 19, 2022, meeting at which Citizens’ board of directors considered the merger and the merger agreement, D.A. Davidson delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration was fair to the holders of Citizens common stock from a financial point of view.

The full text of D.A. Davidson’s opinion dated as of September 20, 2022, is attached as Appendix C to this joint proxy statement/prospectus. D.A. Davidson’s opinion was directed to the board of directors of Citizens in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Citizens as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. D.A. Davidson’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Citizens common stock and did not address the underlying business decision of Citizens to engage in the merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Citizens or the effect of any other transaction in which Citizens might engage. D.A. Davidson also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Citizens or Southern Missouri, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. D.A. Davidson’s opinion was approved by D.A. Davidson’s fairness opinion committee. D.A. Davidson’s opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson in rendering its opinion. The description of the opinion set forth above is qualified in its entirety by reference to the full text of the opinion.

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Opinion of Southern Missouri’s Financial Advisor (page 62)

Southern Missouri retained Piper Sandler & Co. (which we refer to as “Piper Sandler”) to act as financial advisor to the Southern Missouri board of directors in connection with Southern Missouri’s consideration of a possible business combination. At the September 20, 2022, meeting at which Southern Missouri’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to Southern Missouri.

The full text of Piper Sandler’s opinion dated as of September 20, 2022, is attached as Appendix D to this joint proxy statement/prospectus. Piper Sandler’s opinion was directed to the board of directors of Southern Missouri in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Southern Missouri as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the share issuance proposal. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to Southern Missouri and did not address the underlying business decision of Southern Missouri to engage in the merger, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Southern Missouri or the effect of any other transaction in which Southern Missouri might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Southern Missouri, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, if any. Piper Sandler’s opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of Piper Sandler’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

Material U.S. Federal Income Tax Consequences of the Merger (page 95)

The mergers, taken as a whole, are intended to qualify as one or more tax-deferred “reorganizations” within the meaning of Section 368(a) of the Code. Assuming the mergers qualify as a reorganization, the federal income tax consequences to U.S. holders of Citizens common stock will depend primarily on whether they exchange their shares of Citizens common stock solely for shares of Southern Missouri common stock, solely for cash or for a combination of shares of Southern Missouri common stock and cash. It is expected that U.S. holders of Citizens common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Citizens common stock solely for shares of Southern Missouri common stock pursuant to the merger, except with respect to any cash received by a Citizens shareholder in lieu of a fractional share of Southern Missouri common stock. U.S. holders of Citizens common stock who exchange their shares solely for cash should recognize gain or loss on the exchange. U.S. holders of Citizens common stock who exchange their shares for a combination of Southern Missouri common stock and cash generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Citizens common stock in the merger exceeds such U.S. holder’s adjusted tax basis in its Citizens common stock surrendered and (ii) the amount of cash received by such U.S. holder of Citizens common stock (excluding in each case any cash received in lieu of fractional shares of Southern Missouri common stock, with the gain or loss on such fractional share determined separately, as discussed under “Material U.S. Federal Income Tax Consequences of the Merger—Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock”). Gain or loss is determined separately with respect to each block of Citizens common stock. If a U.S. holder receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Citizens common stock pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. The actual federal income tax consequences to U.S. holders of Citizens common stock of electing to receive cash, shares of Southern Missouri common stock or a combination of cash and stock will not be ascertainable at the time Citizens shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply, nor will the actual values of the stock consideration and the cash consideration be known at that time.

For further information, see “Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Citizens common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

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Accounting Treatment (Page 78)

The merger will be accounted for as an acquisition of Citizens by Southern Missouri under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.

Holders of Citizens Common Stock Have Dissenters’ Rights in Connection with the Merger (page 78)

Under the MGBCL, any holder of Citizens common stock can dissent from the merger and elect to have the estimated fair value of his or her shares paid in cash instead of receiving the merger consideration under the merger agreement.

To assert dissenters' rights, a holder of such shares must satisfy all of the following conditions:

•	deliver a written objection to the merger to Citizens before the vote on the merger agreement proposal;

•	not vote in favor of the merger agreement proposal. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent; and

•	within 20 days following the effective date of the merger, file a written demand for payment with Southern Missouri and state in the written demand the number of shares of Citizens common stock owned by such shareholder.

A copy of the relevant sections of the MGBCL governing this process is attached to this joint proxy statement/prospectus as Appendix B.

The exercise of dissenters’ rights by holders of Citizens common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

Citizens’ Executive Officers and Directors Have Interests in the Merger that Differ from Your Interests (page 73)

Citizens shareholders should be aware that Citizens’ directors and executive officers have interests in the merger and arrangements that are different from, or in addition to, those of Citizens shareholders generally. Citizens’ board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Citizens shareholders vote in favor of approving the merger agreement.

These interests include the following:

•	certain executive officers of Citizens and/or CBTC have employment or special compensation agreements with Citizens and CBTC that provide for cash payments in the event of a qualifying termination of employment (or, for those executives with special compensation arrangements, a diminution of the executive’s responsibilities, duties, title or pay) in connection with a change in control;

•	outstanding stock options held by executive officers, all of which are currently exercisable, that are not exercised prior to the effective time will be cashed-out in connection with the merger based upon the difference between the cash merger consideration per share in the merger and the exercise price per share of the options;

•	Southern Missouri has agreed to appoint one person who currently serves as a director of Citizens to be a director of Southern Missouri, for a term expiring at the 2025 annual meeting of shareholders of Southern Missouri, and a director of Southern Bank, in each case to be effective upon completion of the merger (such person has not yet been determined as of the date of this joint proxy statement/prospectus);

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•	certain directors and executive officers of Citizens have delivered to Southern Missouri an executed voting agreement and a resignation, non-solicitation and non-disclosure agreement for no additional consideration; and

•	Citizens’ directors and officers will be entitled to continued indemnification and liability insurance coverage following the merger.

For a more complete description of these interests, see “The Merger — Interests of Citizens’ Directors and Executive Officers in the Merger.”

Regulatory Approvals

Each of Southern Missouri and Citizens has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger, the holding company merger and the bank merger. These include approvals from the Federal Reserve Board and the Missouri Division. The U.S. Department of Justice may also review the impact of the mergers on competition.

As of the date of this joint proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See “The Merger — Conditions to Complete the Merger.”

Conditions that Must be Satisfied or Waived for the Merger to Occur (page 91)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger is subject to a number of conditions being satisfied or, where legally permitted, waived. These conditions include:

•	approval of the merger agreement proposal by Citizens’ shareholders and approval of the share issuance proposal by Southern Missouri shareholders;

•	the filing by Southern Missouri with NASDAQ of a notification form for the listing of the shares of Southern Missouri common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;

•	the receipt of all required regulatory approvals without the imposition of any unduly burdensome condition upon Southern Missouri;

•	the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part;

•	the absence of any order, injunction, decree or law, rule or regulation preventing or making illegal the completion of the mergers;

•	subject to the standards set forth in the closing conditions in the merger agreement, the accuracy of the representations and warranties of Southern Missouri and Citizens on the date of the merger agreement and the closing date of the merger;

•	performance in all material respects by each of Southern Missouri and Citizens of its obligations under the merger agreement;

•	receipt by Citizens of certain third-party consents to the merger;

•	the number of shares of Citizens common stock the holders of which have perfected dissenters’ rights under Missouri law shall be less than 10.0% of the total number of outstanding shares of Citizens common stock; and

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•	receipt by each party of an opinion from such party’s tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

We expect to complete the merger in the first calendar quarter of 2023. No assurance can be given, however, as to when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Non-Solicitation (page 89)

Citizens has agreed that it generally will not solicit or encourage any inquiries or proposals regarding other acquisition proposals by third parties. Citizens may respond to an unsolicited proposal if the board of directors of Citizens determines in good faith that the proposal constitutes or is reasonably likely to result in a transaction that is more favorable from a financial point of view to Citizens’ shareholders than the merger and that the board’s failure to respond would result in a violation of its fiduciary duties. Citizens must promptly notify Southern Missouri if it receives any other acquisition proposals.

Termination of the Merger Agreement (page 91)

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of Southern Missouri and Citizens;

•	by either Southern Missouri or Citizens if any governmental entity that must grant a required regulatory approval has denied approval of the mergers and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the mergers, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	by either Southern Missouri or Citizens if the merger has not been completed on or before June 30, 2023, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement; and provided, further, that if additional time is necessary in order to obtain any required regulatory approvals to complete the merger, then the termination date shall be automatically extended until August 31, 2023.

•	by either Southern Missouri or Citizens (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would result in, if occurring or continuing on the date the merger is completed, the failure of any closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach or by its nature or timing cannot be cured during such period;

•	by Southern Missouri, if the board of directors of Citizens fails to recommend in this joint proxy statement/prospectus that its shareholders approve the merger agreement proposal, or the Citizens board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Southern Missouri, or Citizens materially breaches any of its obligations relating to third-party acquisition proposals, or Citizens refuses to call or hold the Citizens special meeting, except as otherwise permitted in the merger agreement in circumstances not involving an acquisition proposal;

•	by Citizens, if the board of directors of Southern Missouri fails to recommend in this joint proxy statement/prospectus that its shareholders approve the share issuance proposal, or the Southern Missouri board of directors (or committee thereof) withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Citizens, or Southern Missouri refuses to call or hold the Southern Missouri special meeting;

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•	by either Southern Missouri or Citizens, if the circumstances in the above two paragraphs are not applicable and (i) Citizens does not obtain its shareholder approval of the merger agreement proposal or (ii) Southern Missouri does not obtain its shareholder approval of the share issuance proposal;

•	by Citizens prior to Citizens obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal. An “acquisition proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Citizens or CBTC or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Citizens or CBTC. A “superior acquisition proposal” means a written acquisition proposal that the Citizens board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger (after receiving the advice of its financial advisors, after taking into account the likelihood of consummation of such proposal on its terms, and after taking into account all legal, financial, regulatory and other aspects of such proposal), except that for purposes of the term “superior acquisition proposal,” references to “more than 24.99%” in the definition of “acquisition proposal” are replaced with references to “a majority”; or

Citizens may terminate the merger agreement if, at any time during the five-day period commencing on the 20th day prior to the closing date (the “Determination Date”), both of the following conditions are satisfied:

•	the average of the daily closing prices of Southern Missouri common stock for the 20 consecutive trading days immediately preceding the Determination Date (the “Buyer Market Value”) is less than $42.02; and

•	the number obtained by dividing the Buyer Market Value by $52.53 (the average of the daily closing prices of Southern Missouri common stock for the 20 consecutive trading days immediately preceding the execution of the merger agreement, is less than the number obtained by subtracting 0.20 from the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days preceding the Determination Date divided by the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the execution of the merger agreement (the “Index Ratio”).

However, if Citizens chooses to exercise this termination right, Southern Missouri has the option, within five business days of receipt of notice from Citizens, to adjust the per share stock consideration and prevent termination under this provision.

Termination Fee (page 93)

Set forth below are the termination events that would result in Citizens being obligated to pay Southern Missouri a $5,500,000 termination fee:

•	a termination by Southern Missouri based on (i) the board of directors of Citizens either failing to continue its recommendation that the Citizens shareholders approve the merger agreement proposal or adversely changing such recommendation, except as otherwise permitted in the merger agreement in circumstances not involving an acquisition proposal, or (ii) Citizens materially breaching the provisions of the merger agreement relating to third-party acquisition proposals;

•	a termination by Citizens prior to it obtaining shareholder approval of the merger agreement in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal; or

•	a termination by either Southern Missouri or Citizens as a result of the failure of Citizens’ shareholders to approve the merger agreement if prior to such termination there is publicly announced another acquisition proposal and within one year of termination Citizens or CBTC enters into a definitive agreement for or consummates an acquisition proposal (as defined above, except that references to “more than 24.99%” in the definition of “acquisition proposal” are replaced with references to “a majority”).

In the event Southern Missouri terminates the merger agreement as a result of a willful and material breach by Citizens of the provisions of the merger agreement relating to third-party acquisition proposals, Southern Missouri is not required to accept the termination fee from Citizens and may pursue alternate relief against Citizens.

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The Rights of Citizens Shareholders Will Change as a Result of the Merger (page 127)

The rights of holders of Citizens common stock will change as a result of the merger due to differences in Southern Missouri’s and Citizens’ governing documents. The rights of holders of Citizens common stock are governed by Missouri law and Citizens’ articles of incorporation and bylaws as amended to date, and those of Southern Missouri’s shareholders are governed by Missouri law and by Southern Missouri’s articles of incorporation and bylaws as amended to date. Upon completion of the merger, holders of Citizens common stock, to the extent they receive Southern Missouri common stock as merger consideration, will become shareholders of Southern Missouri, as the continuing legal entity in the merger, and their rights will be governed by Missouri law and by Southern Missouri’s articles of incorporation and bylaws.

See “Comparison of Shareholder Rights” for a description of the material differences in shareholder rights under each of the Southern Missouri and Citizens governing documents.

Citizens Shareholders Should Wait to Surrender Their Stock Certificates Until Receipt of the Election Form (page 80)

To receive the merger consideration, Citizens shareholders will need to surrender their Citizens common stock certificates. As discussed above, not less than 20 business days prior to the anticipated election deadline, Southern Missouri will send an election form to holders of record of Citizens common stock. The election form will include transmittal materials containing instructions for exchanging your Citizens stock certificates.

Please do not send in your stock certificates until you receive these instructions.

Risk Factors (page 22)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also read and consider the risks associated with the business of Southern Missouri because these risks will relate to the combined company. Descriptions of some of these risks can be found in Southern Missouri’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC and other reports filed by Southern Missouri with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The aggregate merger consideration to be paid to the holders of Citizens common stock will depend on a number of factors.

Under the terms of the merger agreement, each Citizens shareholder is projected to receive, at the election of the shareholder and subject to the proration and allocation procedures set forth in the merger agreement, either a fixed exchange ratio of 1.1448 shares of Southern Missouri common stock or a cash payment of $53.50 for each Citizens share, subject to adjustment based on Citizens’ capital and the total number of outstanding shares of Citizens immediately prior to closing. Based on Southern Missouri’s $[•] closing price on [•], 2022 (the Southern Missouri common stock price), the transaction’s indicated value was approximately $[•] million, with merger consideration comprised of stock and cash at a 72:25 ratio. Citizens shareholders who would otherwise be entitled to a fractional share of Southern Missouri common stock will instead receive an amount in cash equal to the fractional share interest multiplied by $46.68.

The aggregate merger consideration to be paid to the holders of Citizens common stock will depend on several factors, including Citizens’ consolidated equity capital determined in accordance with U.S. Generally Accepted Accounting Principal (“GAAP”), with the exception of no adjustment of accumulated other comprehensive income from June 30, 2022 to the measurement date (the close of business on the last business day of the month immediately preceding the month in which the merger closing occurs), and the total amount of any of Citizens’ transaction expenses which have not been paid or accrued as of that date. In the event that Citizens’ consolidated equity capital is below $93.5 million as of the last business day of the month immediately preceding the closing of the merger, after taking into account transaction expenses, the aggregate merger consideration payable to holders of Citizens common stock will decrease. Conversely, if Citizens’ consolidated equity capital is above $95.0 million as of the last business day of the month immediately preceding the closing of the merger, after taking into account transaction expenses, the aggregate merger consideration payable to holders of Citizens common stock will increase. Accordingly, Citizens shareholders will not know at the time of its special meeting or the merger consideration election deadline the exact amount of merger consideration they will receive upon completion of the merger. See, The Merger — Terms of the Merger.”

Because the market price of Southern Missouri common stock will fluctuate, Citizens shareholders who elect to receive Southern Missouri common stock cannot be certain prior to the completion of the merger of the market value of the per share stock merger consideration they will receive.

The market value of the per share stock consideration to be paid to the holders of Citizens common stock who elect to receive Southern Missouri common stock as the merger consideration will fluctuate with the price of Southern Missouri common stock on the date Southern Missouri and Citizens announced the merger, on the date that this joint proxy statement/prospectus was mailed to Citizens shareholders, on the date of the Citizens special meeting, on the date elections regarding the form of merger consideration are made and on the date the merger is completed and thereafter. There will not be any adjustment to the per share stock consideration for changes in the market price of shares of Southern Missouri common stock, except for a change that would provide Citizens a termination right. See “ The Merger — Termination of the Merger Agreement.” Stock price changes may result from a variety of factors, many of which are beyond the control of Southern Missouri and Citizens including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, you will not know at the time of the companies’ special meetings the precise market value of the per share stock consideration to be received by Citizens shareholders upon completion of the merger if Southern Missouri common stock is elected to be received as the merger consideration. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol “SMBC”). There are no current market quotations for Citizens common stock because Citizens is a privately owned corporation and its common stock is not traded on any established public trading market.

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The market price of Southern Missouri common stock after the merger may be affected by factors different from those currently affecting the value of Citizens common stock.

Upon completion of the merger, holders of Citizens common stock may become holders of Southern Missouri common stock, based upon the election and allocation procedures discussed herein. Southern Missouri’s business differs in important respects from that of Citizens and, accordingly, the results of operations of Southern Missouri and the market price of Southern Missouri common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of Citizens.

Citizens shareholders might not receive the form of merger consideration that they elect.

Citizens shareholders will receive the form of merger consideration elected if the Citizens shareholders do not elect to receive more of that form of consideration than is available under the merger agreement. The merger agreement provides that the aggregate cash consideration that will be paid for shares of Citizens stock is twenty-five percent (25%) of the aggregate merger consideration, with the remaining consideration consisting of shares of Southern Missouri common stock. If Citizens shareholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares, as applicable. Accordingly, Citizens shareholders might receive a form of merger consideration that differs from that elected.

Citizens’ shareholders will have less influence as shareholders of Southern Missouri than as shareholders of Citizens.

Holders of Citizens common stock currently have the right to vote in the election of the board of directors of Citizens and on other matters affecting Citizens. Immediately following the merger, it is expected that the current shareholders of Citizens as a group who receive Southern Missouri common stock as merger consideration pursuant to the election and allocation procedures will hold an ownership interest of approximately 18% of the then outstanding Southern Missouri common stock. When the merger occurs, each holder of Citizens common stock who becomes a shareholder of Southern Missouri will have a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Citizens. Because of this, Citizens’ shareholders will have less influence on the management and policies of Southern Missouri than they now have on the management and policies of Citizens.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Southern Missouri following the merger.

Before the mergers may be completed, Southern Missouri and Citizens must obtain approvals from the Federal Reserve Board and the Missouri Division. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain regulatory approvals or delay their receipt. Regulators may also impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While Southern Missouri and Citizens do not currently expect that any such conditions or changes will be imposed or required, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Southern Missouri following the merger, any of which might have an adverse effect on Southern Missouri following the merger. Southern Missouri is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon Southern Missouri. See “The Merger — Regulatory Approvals.”

Combining the two companies may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

The success of the merger, including anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the businesses of Southern Missouri and Citizens. To realize these anticipated benefits and cost savings, after the completion of the merger, Southern Missouri expects to integrate Citizens’ business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Southern Missouri’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. If Southern Missouri experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Southern Missouri and/or Citizens to lose customers or cause customers to remove their accounts from Southern Missouri and/or Citizens and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Citizens and Southern Missouri during this transition period and on Southern Missouri for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

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Citizens’ directors and executive officers have interests in the merger that may differ from the interests of Citizens’ shareholders.

Citizens’ shareholders should be aware that Citizens’ directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Citizens’ shareholders generally. These interests and arrangements may create potential conflicts of interest. Citizens’ board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Citizens’ shareholders vote in favor of approving the merger agreement. For a more complete description of these interests, see “The Merger — Interests of Citizens’ Directors and Executive Officers in the Merger.”

The merger agreement limits Citizens’ ability to pursue alternative acquisition proposals and requires Citizens to pay a termination fee of $5,500,000 under certain circumstances, including circumstances relating to alternative acquisition proposals.

The merger agreement generally prohibits Citizens from initiating, soliciting, encouraging or knowingly facilitating certain third-party acquisition proposals. See “The Merger — Agreement Not to Solicit Other Offers.” The merger agreement also provides that Citizens must pay Southern Missouri a termination fee of $5,500,000 if the merger agreement is terminated under certain circumstances, including Citizens’ failure to abide by its obligations under the merger agreement not to solicit alternative acquisition proposals. See “The Merger — Termination Fee.” These provisions might discourage a potential competing acquirer from considering or proposing an acquisition of all or a significant part of Citizens or CBTC at a greater value to Citizens’ shareholders than Southern Missouri has offered in the merger. The payment of the termination fee could also have an adverse effect on Citizens’ financial condition.

Termination of the merger agreement could negatively impact Citizens regardless of whether the $5,500,000 termination fee is payable.

If the merger agreement is terminated, there may be various negative consequences for Citizens regardless of whether the $5,500,000 termination fee is payable. For example, Citizens’ business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of Citizens’ common stock could decline to the extent current values reflect an assumption that the merger will be completed.

The opinions received by the Southern Missouri and Citizens boards of directors from their respective financial advisors do not reflect any changes since the date of such opinions.

Neither the opinion delivered by D.A. Davidson to the Citizens board nor the opinion delivered by Piper Sandler to the Southern Missouri board speaks as of any date other than the date of such opinions, which was September 20, 2022. Neither D.A. Davidson’s opinion nor Piper Sandler’s opinion reflects changes that may occur or may have occurred after the date of such opinions, including changes to the operations and prospects of Citizens or Southern Missouri, changes in general market and economic conditions or regulatory or other factors. Changes in the operations and prospects of Citizens or Southern Missouri, general market and economic conditions and other factors that may be beyond the control of Citizens and Southern Missouri may alter the value of Citizens or Southern Missouri or the market price for shares of Citizens common stock or Southern Missouri common stock by the time the merger is completed. For a description of D.A. Davidson’s opinion, see “The Merger — Opinion of Citizens’ Financial Advisor” beginning on page 49. For a description of Piper Sandler’s opinion, see “The Merger  — Opinion of Southern Missouri’s Financial Advisor” beginning on page 62. For a description of the factors considered by the Citizens board in determining to approve the merger, see “The Merger  — Recommendation of Citizens’ Board of Directors; Citizens’ Reasons for the Merger” beginning on page 46. For a description of the factors considered by the Southern Missouri board in determining to approve the merger, see “The Merger — Recommendation of Southern Missouri’s Board of Directors; Southern Missouri’s Reasons for the Merger” beginning on page 61.

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Citizens will be subject to business uncertainties and contractual restrictions while the merger is pending.

Southern Missouri and Citizens have operated independently and, until the completion of the merger, will continue to operate independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Citizens and consequently on Southern Missouri. These uncertainties may impair Citizens’ ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Citizens to seek to change existing business relationships with Citizens. Retention of certain employees may be challenging during the pendency of the merger as certain employees may experience uncertainty about their future roles with Southern Missouri. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Southern Missouri, Southern Missouri’s business following the merger could be harmed. In addition, the merger agreement restricts Citizens from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Southern Missouri. These restrictions may prevent Citizens from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger —Covenants and Agreements-Conduct of Businesses Prior to the Completion of the Merger.”

If the merger is not completed, Citizens and Southern Missouri will have incurred substantial expenses without realizing the expected benefits of the merger.

The merger is subject to certain closing conditions, including the receipt of regulatory approvals, the approval of the merger agreement proposal by the shareholders of Citizens and approval of the share issuance proposal by the shareholders of Southern Missouri, as well as other conditions, some of which are beyond Southern Missouri’s and Citizens’ control. Neither Southern Missouri nor Citizens can predict when or whether these conditions will be satisfied. Citizens and Southern Missouri have incurred or will incur substantial expenses in connection with due diligence surrounding and the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Citizens and Southern Missouri would have to recognize these expenses without realizing the expected benefits of the merger.

The dissenters’ rights appraisal process is uncertain.

Citizens shareholders may or may not be entitled to receive more than the amount provided for in the merger agreement for their shares of Citizens common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the Citizens common stock pursuant to the dissenting shareholder procedures under the MGBCL. See “The Merger — Dissenters’ Rights of Citizens Shareholders” beginning on page 78 and Appendix B to this joint proxy statement/prospectus. For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your right to dissent from the merger may be more or less than the value of the merger consideration to be paid pursuant to the merger agreement. In addition, it is a condition to Southern Missouri’s obligation to complete the merger that the holders of not more than 10% of the outstanding shares of Citizens common stock exercise dissenters’ rights. The number of shares of Citizens common stock as to which dissenters’ rights will be exercised under the MGBCL is not known and, therefore, there is no assurance that this closing condition will be satisfied.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger of Citizens into Merger Sub has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Neither Southern Missouri nor Citizens intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a Citizens shareholder would likely recognize gain or loss on each share of Citizens common stock exchanged in the merger in the amount of the difference between the fair market value of the Southern Missouri common stock or cash received by the Citizens shareholder in the exchange and the shareholder’s basis in the Citizens shares surrendered.

See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 for a more detailed discussion of the federal income tax consequences of the transaction.

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The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Southern Missouri's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Citizens identifiable tangible and intangible assets to be acquired and liabilities to be assumed at fair value and the resulting goodwill to be recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the consolidated assets and liabilities of Citizens as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, please see the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 30.

Sales of substantial amounts of Southern Missouri common stock in the open market by former Citizens shareholders could depress Southern Missouri’s stock price.

Shares of Southern Missouri common stock that are issued to Citizens shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act, except that shares of Southern Missouri common stock received by persons who are or become affiliates of Southern Missouri for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Based on the number of shares of Citizens common stock outstanding as of the Citizens record date (which excludes any assumed conversion of Citizens stock options or adjustments to the aggregate merger consideration), Southern Missouri currently expects to issue approximately 2,015,000 shares of Southern Missouri common stock in connection with the merger. If the merger is completed and if former shareholders of Citizens sell substantial amounts of Southern Missouri common stock in the public market following completion of the merger, the market price of Southern Missouri common stock may decrease. These sales might also make it more difficult for Southern Missouri to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

Use of Southern Missouri’s common stock for future acquisitions or to raise capital may be dilutive to existing shareholders.

When Southern Missouri determines that appropriate strategic opportunities exist, it may acquire other financial institutions and related businesses, subject to applicable regulatory requirements. Southern Missouri may use Southern Missouri’s common stock for such acquisitions. Southern Missouri may also seek to raise capital for such acquisitions through selling additional common stock. It is possible that the issuance of additional common stock in such acquisitions or capital transactions may be dilutive to the interests of Southern Missouri’s existing shareholders. Southern Missouri may also sell additional shares of Southern Missouri common stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings to raise capital. Future issuance of any new shares could cause further dilution in the value of outstanding shares of Southern Missouri common stock. Sales of substantial amounts of Southern Missouri common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of Southern Missouri common stock.

Southern Missouri may issue shares of preferred stock in the future, which could make it difficult for another company to acquire it or could otherwise adversely affect holders of its common stock, which could depress the price of our common stock.

Although there are currently no shares of Southern Missouri preferred stock issued and outstanding, Southern Missouri’s articles of incorporation authorize the issuance of up to 500,000 shares of one or more series of preferred stock. The board also has the power, without shareholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that Southern Missouri issues preferred stock in the future that has preference over its common stock with respect to payment of dividends or upon its liquidation, dissolution or winding up, or if Southern Missouri issues preferred stock with voting rights that dilute the voting power of its common stock, the rights of the holders or the market price of Southern Missouri common stock could be adversely affected. In addition, the ability of Southern Missouri’s board of directors to issue shares of preferred stock without any action on the part of its shareholders may impede a takeover of Southern Missouri and prevent a transaction perceived to be favorable to its shareholders.

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A large shareholder of Citizens will have board observation rights in Southern Missouri following completion of the merger.

Citizens is party to an agreement with Castle Creek, which beneficially owns an aggregate of 774,440 shares of Citizens common stock, representing approximately 33.0% of the total outstanding common stock of Citizens, pursuant to which, so long as Castle Creek continues to hold a designated minimum percentage of shares of Citizens common stock, Citizens is required, upon the request of Castle Creek, to cause to be elected or appointed to the Citizens and CBTC board of directors a person designated by Castle Creek. For so long as Castle Creek continues to hold the required minimum percentage of shares, but has not caused Citizens to elect or appoint a director to its boards, Citizens is required to invite a person designated by Castle Creek to attend, in a non-voting, nonparticipating observer capacity, all meetings of the Citizens and CBTC boards of directors and committees thereof. The agreement also provides for certain "gross-up" rights entitling such shareholder to prior notice of, and to participate in, future equity offerings of Citizens.

In connection with the merger, Southern Missouri entered into a letter agreement with Castle Creek, which will be effective upon consummation of the merger and replace the current agreement between such shareholder and Citizens. The new Southern Missouri agreement provides that Castle Creek will be entitled to have one representative appointed as a board observer to attend (in a nonvoting capacity) Southern Missouri and Southern Bank board of directors' meetings during the first two years following consummation of the merger, provided that Castle Creek continues to own at least 5% of Southern Missouri’s outstanding common stock. The Southern Missouri agreement also provides for certain "gross-up" rights entitling such shareholder to prior notice of, and to participate in, future equity offerings of Southern Missouri so long as Castle Creek continues to hold at least 5% of Southern Missouri’s outstanding common stock.

Assuming completion of the merger and that Castle Creek receives merger consideration consisting of 75% stock and 25% cash, Castle Creek is expected to own approximately 5.9% of Southern Missouri’s outstanding common stock immediately following the merger, and may own up to approximately 7.9% of Southern Missouri’s outstanding common stock if it receives the merger consideration consisting of all stock for its Citizens common stock.

Litigation may be filed against the board of directors of Southern Missouri or Citizens that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, it is possible that Southern Missouri shareholders or Citizens shareholders may file putative class action lawsuits against the board of directors of Southern Missouri or Citizens. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Southern Missouri and Citizens, including any costs associated with indemnification obligations of Southern Missouri or Citizens. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.

Risk factors relating to Southern Missouri and its business.

Southern Missouri is, and will continue to be, subject to the risks described in Southern Missouri’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 133.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Southern Missouri, Citizens and the potential combined company and may include statements for the period following the completion of the merger. You can identify many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this joint proxy statement/prospectus or in the documents incorporated by reference in this joint proxy statement/prospectus other than historical facts constitute forward-looking statements.

Forward-looking statements involve certain risks and uncertainties. The ability of either Southern Missouri or Citizens to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of Southern Missouri that are incorporated into this joint proxy statement/prospectus by reference, as well as the following:

•	the requisite regulatory and shareholder approvals for the merger might not be obtained or other conditions to completion of the merger might not be satisfied or waived;

•	expected cost savings, synergies and other benefits from Southern Missouri's merger and acquisition activities, including the merger with Citizens, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters including, but not limited to customer and employee retention, might be greater than expected;

•	the failure to attract new customers and retain existing customers in the manner anticipated;

•	reputational risks and the potential adverse reactions or changes to business, customer or employee relationships, including those resulting from the announcement or completion of the proposed merger;

•	deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•	diversion of management time on merger-related issues;

•	changes in Southern Missouri’s or Citizens’ stock price before closing, including as a result of its financial performance prior to closing or transaction-related uncertainty, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies;

•	the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	potential adverse impacts to economic conditions in Southern Missouri’s and Citizens’ local market areas, other markets where Southern Missouri or Citizens have lending relationships, or other aspects of Southern Missouri’s and Citizens’ business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto;

•	the strength of the United States economy in general and the strength of the local economies in which Southern Missouri and Citizens conduct operations;

•	fluctuations in interest rates;

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•	monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry;

•	the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	the ability to access cost-effective funding;

•	the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

•	fluctuations in real estate values and both residential and commercial real estate market conditions, as well as agricultural business conditions;

•	demand for loans and deposits in the market areas of Southern Missouri and Citizens;

•	legislative or regulatory changes that adversely affect Southern Missouri’s or Citizens’ business;

•	changes in accounting principles, policies or guidelines;

•	results of examinations of Southern Missouri and Citizens by their respective regulators, including the possibility that such regulators may, among other things, require an increase the reserve for loan losses or write-down of assets;

•	the impact of technological changes; and

•	the successful management of the risks involved in the foregoing.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Southern Missouri and Citizens claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference in this joint proxy statement/prospectus. Southern Missouri and Citizens do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Southern Missouri, Citizens or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

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UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Southern Missouri and Citizens and has been prepared to illustrate the financial effect of the merger. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Southern Missouri and its subsidiaries and Citizens and its subsidiaries, as an acquisition by Southern Missouri of Citizens using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Citizens will be recorded by Southern Missouri at their respective fair values as of the date the merger is completed.

The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if the transaction had occurred on June 30, 2022. The unaudited pro forma condensed combined income statement for the year ended June 30, 2022, gives effect to the transaction as if the transaction had become effective at July 1, 2021.

This unaudited pro forma condensed combined financial information reflects the merger of Citizens with and into Southern Missouri based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

Southern Missouri and Citizens have different fiscal years. Citizens’ fiscal year ends on December 31 of each year and Southern Missouri’s fiscal year ends on June 30 of each year. As the fiscal years differed by more than 93 days, pursuant to SEC rules, Citizens’ financial information was adjusted for the purpose of preparing the unaudited pro forma condensed statements of income. The historical income statement information of Citizens used in the unaudited pro forma condensed combined statements of income for the year ended June 30, 2022, was prepared by taking the audited condensed combined income statement for the year ended December 31, 2021, subtracting the unaudited condensed combined income statement for the six months ended June 30, 2021, and adding the unaudited condensed combined income statement for the six months ended June 30, 2022.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record Citizens’ assets and liabilities at their respective fair values based on Southern Missouri’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Citizens’ tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments. Increases or decreases in the fair value of certain balance sheet amounts and other items of Citizens as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

FASB issued ASU 2016-13, Financial Instruments – Credit Losses, also known as the current expected credit loss (“CECL”) standard, which requires that the measurement of all expected credit losses for financial assets reported at amortized cost and held at the reporting date be based on historical experience, current conditions, and reasonable and supportable forecasts. This standard requires financial institutions and other organizations to use forward-looking information to better inform their credit loss estimates. The standard was effective for Southern Missouri as of July 1, 2020, however it was not effective for Citizens. On July 1, 2020, Southern Missouri adopted the standard. Subsequent to its adoption, Southern Missouri no longer maintains the incurred loss model framework. Citizens is not required to adopt the standard until January 1, 2023. The pro forma balance sheet reflects an adjustment to estimate the impact of the application of ASU 2016-13 to the combined allowance for loan/credit losses as of June 30, 2022. The pro forma income statement reflects an adjustment as of July 1, 2021, to estimate the impact of the application of ASU 2016-13 to the combined provision for credit/loan losses.

Further, in addition to ASU 2016-13 noted above, Southern Missouri has not identified all adjustments necessary to conform Citizens’ accounting policies to Southern Missouri’s accounting policies. Upon completion of the merger, or as more information becomes available, Southern Missouri will perform a more detailed review of Citizens’ accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

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The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. This pro forma information is subject to risks and uncertainties including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 22. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The following unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Southern Missouri, which are incorporated by reference in this joint proxy statement/prospectus, and Citizens, which have been included in this joint proxy statement/prospectus.

CONDENSED COMBINED PRO FORMA STATEMENTS OF FINANCIAL CONDITION (Unaudited)

For the year ended June 30, 2022

(in thousands)

	Southern Missouri	Citizens Bancshares	Pro Forma
	Bancorp	Company	Adjustments		Pro Forma
ASSETS
Cash and cash equivalents	$86,792	$237,395	$(34,009)	1	$290,178
Interest-bearing time deposits	4,768	-	-		4,768
Available-for-sale securities	235,394	240,868	-		476,262
Non-marketable securities - Federal Home Loan Bank (FHLB) and Federal Reserve Bank stock	11,683	1,174	-		12,857
Loans:
Loans receivable	2,719,390	471,355	(15,412)	2	3,175,333
Allowance for credit losses	(33,192)	(6,389)	(945)	3	(40,526)
Loans receivable, net	2,686,198	464,966	(16,357)		3,134,807
Premises and equipment, net	71,347	14,095	-	4	85,442
Bank-owned life insurance - cash surrender value	48,705	21,511	-		70,216
Goodwill	27,288	2,042	47,408	5	76,738
Other intangible assets, net	8,175	427	10,899	6	19,501
Accrued interest receivable, prepaid expenses, and other assets	34,432	20,929	(3,318)	7	52,043
TOTAL ASSETS	$3,214,782	$1,003,407	$4,623		$4,222,812

LIABILITIES
Deposits	$2,815,075	$879,428	$(2,428)	8	$3,692,075
Securities sold under agreements to repurchase	-	24,448	-		24,448
Advances from FHLB	37,957	-	-		37,957
Subordinated debt	23,055	-	-		23,055
Accrued interest payable, accrued expenses, and other liabilities	17,923	5,256	6,929	9	30,108
TOTAL LIABILITIES	2,894,010	909,132	4,501		3,807,643

STOCKHOLDERS' EQUITY
Common stock	98	26	(26)		98
Additional paid-in capital	119,162	8,832	97,261		225,255
Retained earnings	240,115	98,270	(109,966)		228,419
Treasury stock	(21,116)	(4,900)	4,900		(21,116)
Accumulated other comprehensive loss	(17,487)	(7,953)	7,953		(17,487)
TOTAL STOCKHOLDERS' EQUITY	320,772	94,275	122	10	415,169
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,214,782	$1,003,407	$4,623		$4,222,812

31

CONDENSED COMBINED PRO FORMA STATEMENT OF INCOME (Unaudited)

For the Year Ended June 30, 2022
(in thousands, except for share and per share data)

	Southern Missouri	Citizens Bancshares	Pro Forma
	Bancorp	Company	Adjustments		Pro Forma
INTEREST INCOME
Loans	$111,495	$20,387	$8,048	11	$139,930
Investment securities	2,197	2,280	2,074	12	6,551
Mortgage-backed securities	2,738	1,262	-		4,000
Other interest-earning assets	437	745	-		1,182
TOTAL INTEREST INCOME	116,867	24,674	10,122		151,663

INTEREST EXPENSE
Deposits	11,822	1,308	2,088	13	15,218
Securities sold under agreements to repurchase	-	-	-		-
Advances from FHLB	792	-	-		792
Notes due to shareholders	-	13	-		13
Subordinated debt	686	-	-		686
TOTAL INTEREST EXPENSE	13,300	1,321	2,088		16,709

NET INTEREST INCOME	103,567	23,353	8,034		134,954
Provision for credit losses	1,487	(1,456)	6,112	14	6,143
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	102,080	24,809	1,922		128,811

NONINTEREST INCOME
Deposit account charges and related fees	6,450	2,851	-		9,301
Bank card transaction fees	4,224	3,124	-		7,348
Net realized gains on sale of loans	1,598	348	-		1,946
Earnings on bank owned life insurance	1,168	438	-		1,606
Other income	7,763	3,223	-		10,986
TOTAL NONINTEREST INCOME	21,203	9,984	-		31,187

NONINTEREST EXPENSE
Compensation and benefits	35,611	14,940	-		50,551
Occupancy and equipment, net	9,248	4,924	-	4	14,172
Data processing expense	5,996	1,008	-		7,004
Telecommunication expense	1,273	593	-		1,866
Deposit insurance premiums	743	375	-		1,118
Legal and professional fees	1,362	809	-		2,171
Advertising	1,496	411	-		1,907
Postage and office supplies	823	390	-		1,213
Intangible amortization	1,441	59	1,888	15	3,388
Foreclosed property expenses/losses	522	506	-		1,028
Other operating expense	4,864	4,318	-		9,182
Merger-related expense	-	-	8,498	16	8,498
TOTAL NONINTEREST EXPENSE	63,379	28,333	10,386		102,098

INCOME BEFORE INCOME TAXES	59,904	6,460	(8,464)		57,900

PROVISION FOR INCOME TAXES	12,735	1,369	(1,562)	17	12,542

NET INCOME	47,169	5,091	$(6,902)		45,358

Basic earnings per share available to common stockholders	$5.22	$2.17			$4.12
Diluted earnings per share available to common stockholders	$5.21	$2.17			$4.11

Average shares outstanding - Basic	8,994,022	2,346,915	2,015,061		11,009,083
Average shares outstanding - Diluted	9,011,144	2,346,915	2,015,061		11,026,205

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Notes to Pro Forma Condensed Combined Financial Information (Unaudited)

1.	Represents cash paid for 25% of outstanding common stock and all outstanding stock options.

2.	Adjustment to reflect the preliminary estimate of fair value of acquired loans, including current interest rates and liquidity, as well as the fair value of future credit marks.

(in thousands)	June 30, 2022
Estimate of fair value: acquired non-PCD loans	$(14,380)
Estimate of fair value: acquired PCD loans	(1,974)
Eliminate unrecognized loan origination expenses	(280)
Fair value adjustments to loans	(16,634)
Gross up of PCD loans	1,222
Total pro forma adjustment to loans	$(15,412)

3.	Adjustments to the allowance for credit losses include the following:

(in thousands)	June 30, 2022
Reverse Citizens’ allowance for loan losses	$6,389
Record CECL estimate for PCD loans	(1,222)
Record CECL estimate for non-PCD loans	(6,112)
Total pro forma adjustment to allowance for credit losses	$(945)

4.	Acquired premises and equipment will be adjusted to fair value at the acquisition date, and any significant adjustments will be based on real estate appraisals, which are not yet available. These adjustments will impact occupancy expense through depreciation.

5.	Adjustment to eliminate historical Citizens goodwill of $2.0 million and to establish $49.5 million of goodwill for amount of consideration paid in excess of fair value of assets received over liabilities assumed. The pro forma adjustments include the accounting entries to record the merger transaction under the acquisition method of accounting for business combinations. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. Fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions which are considered reasonable, and will be revised as additional information becomes available.

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming 10, 20, or 30 percent increases or decreases in the price per share of Southern Missouri common stock from the September 19, 2022, baseline and the resulting impact on the preliminary goodwill.

Shares of Citizens outstanding	2,346,915
Shares to be exchanged for stock	1,760,186
Exchange ratio	1.1448
Southern Missouri shares to be issued	2,015,061
Price per share of Southern Missouri on September 19, 2022	$52.65
Preliminary consideration for common stock	$106,092,962

Shares to be exchanged for cash	586,729
Cash consideration per share	$53.50
Cash consideration for shares outstanding	31,390,002
Cash settlement of options outstanding	2,618,750
Total cash consideration	$34,008,752

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(in thousands)	Purchase Price	Goodwill
Up 30%	$171,930	$81,362
Up 20%	161,320	70,753
Up 10%	150,711	60,143
As presented in pro forma financial information	140,102	49,534
Down 10%	129,492	38,925
Down 20%	118,883	28,315
Down 30%	108,274	17,706

6.	Adjustment to reflect approximately $11.3 million of core deposit intangibles at the preliminary estimated fair value and eliminate historical Citizens’ intangible assets.

7.	Adjustment of $(318,000) to net deferred tax assets due to the business combination and adjustment of $(3.0) million to the estimated fair value of foreclosed real estate.

8.	Adjustment to reflect the preliminary estimate of fair value on time deposits.

9.	Represents estimated after-tax merger costs of $6.9 million ($8.5 million, pre-tax), of which some costs will be recognized over time. These cost estimates for both Southern Missouri and Citizens are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

10.	Adjustment to eliminate $94.3 million in Citizens’ stockholders’ equity, reflect issuance of $106.1 million in Southern Missouri common stock, reflect estimated merger costs of $6.9 million, net of tax, and reflect provision for credit losses on non-PCD acquired loans of $4.8 million, net of tax.

11.	Adjustment reflects the yield adjustment for interest income on loans.

12.	Adjustment reflects the yield adjustment for interest income on securities.

13.	Adjustment reflects the cost of funds adjustment for interest expense on deposits.

14.	Adjustment to record provision for credit losses on non-PCD acquired loans.

15.	Adjustment reflects the net increase in amortization of other intangible assets for the acquired other intangible assets.

16.	Adjustment reflects the combined pre-tax merger-related transaction costs.

17.	Adjustment represents income tax expense on the pro-forma adjustments at an estimated effective rate of 22%, generally. Some merger-related expense is assumed to not be tax-deductible.

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THE SPECIAL MEETING OF CITIZENS SHAREHOLDERS

This joint proxy statement/prospectus is being provided to the holders of Citizens common stock as part of a solicitation of proxies by the Citizens board of directors for use at the Citizens special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournment or postponement thereof. This joint proxy statement/prospectus provides the holders of Citizens common stock with information they need to know to be able to vote or instruct their vote to be cast at the Citizens special meeting.

Date, Time and Place

This joint proxy statement/prospectus is provided to Citizens’ shareholders by Citizens’ board of directors for solicitation of proxies to be used at the special meeting of holders of Citizens common stock, which we refer to as the Citizens special meeting. The Citizens special meeting will be held solely in a virtual meeting format via the internet at www.meetnow.global/M7SRQSK on [•], 202[•], at [•] [•].m., Central time.

Matters to be Considered

At the Citizens special meeting, holders of Citizens voting common stock will be asked to consider and vote on the merger agreement proposal and the Citizens adjournment proposal. Completion of the merger is conditioned on, among other things, shareholder approval of the merger agreement proposal by the Citizens shareholders. Citizens shareholders should carefully read this document in its entirety for more detailed information regarding the merger agreement and the merger. Citizens shareholders are directed to the copy of the merger agreement attached as Appendix A to this joint proxy statement/prospectus.

Citizens’ board of directors believes the merger with Southern Missouri is in the best interests of Citizens and its shareholders. Accordingly, the Citizens board of directors unanimously recommends that Citizens shareholders vote “FOR” the merger agreement proposal and “FOR” the Citizens adjournment proposal.

Record Date; Shares Outstanding and Entitled to Vote

The Citizens board of directors has fixed the close of business on [•], 202[•] as the record date for determining the Citizens shareholders entitled to notice of and to vote at the Citizens special meeting. Only holders of Citizens voting common stock at the close of business on the Citizens record date are entitled to vote at the meeting. Each share of Citizens voting common stock on the Citizens record date is entitled to one vote on the merger agreement proposal and on the Citizens adjournment proposal. As of the close of business on the record date, there were 1,745,258 shares of Citizens voting common stock outstanding and entitled to vote, held of record by approximately 379 shareholders.

Holders of Citizens nonvoting common stock are not entitled to, and are not being requested to, vote at the Citizens special meeting.

Vote Required; Quorum

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least two-thirds of the voting power of Citizens entitled to vote thereon. A quorum will exist at the Citizens special meeting if a majority of the voting power of Citizens is present in person or by proxy and entitled to vote. A properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When the Citizens special meeting is held, if there are insufficient votes to approve the merger agreement proposal the meeting may be adjourned to allow solicitation of additional proxies. Approval of the Citizens adjournment proposal requires the affirmative vote of a majority of the shares of Citizens common stock present in person or represented by proxy at the Citizens special meeting and entitled to vote on the Citizens adjournment proposal.

If you “ABSTAIN” from voting on the merger agreement proposal or the Citizens adjournment proposal, it will have the same effect as a vote AGAINST such proposal. If you fail to either submit a proxy or attend and vote at the Citizens special meeting, or are a "street name" holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote AGAINST the merger agreement proposal and no effect on the Citizens adjournment proposal.

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Brokers who hold shares in “street name” for a beneficial owner are allowed to vote at their discretion on “routine” proposals, even without voting instructions from beneficial owners. For proposals considered “non-routine,” however, brokers are not allowed to exercise voting discretion and cannot vote on those non-routine proposals unless the beneficial owner gives specific voting instructions. Citizens believes that the proposals to be voted on at the Citizens shareholder meetings are “non-routine” and that brokers therefore will not be able to vote without specific voting instructions. Accordingly, if you hold your Citizens’ shares in street name through a broker, bank, or other nominee and do not give voting instructions to the broker, bank, or other nominee, the broker, bank, or other nominee cannot vote your Citizens shares on the merger agreement proposal or the Citizens adjournment proposal.

Concurrently with the execution of the merger agreement, Castle Creek and certain of Citizens directors and executive officers entered into the Citizens voting agreements pursuant to which they agreed to vote their shares of Citizens voting common stock in favor of the merger agreement proposal and related matters, and to become subject to certain transfer restrictions with respect to their holdings of Citizens common stock. As of [•], 202[•], Castle Creek and the Citizens directors and executive officers who entered into the Citizens voting agreements beneficially owned an aggregate of 966,161 shares of Citizens voting common stock, an amount equal to approximately 55.4% of the outstanding shares of Citizens voting common stock.

Solicitation and Revocation of Proxies

A proxy card accompanies this joint proxy statement/prospectus. If you are a Citizens shareholder, your proxy is being solicited by the Citizens board of directors. Regardless of whether you attend the Citizens special meeting, the Citizens board of directors urges you to vote your shares by (1) the internet, (2) telephone, or (3) completing, signing, dating, and returning the enclosed proxy card as soon as possible. If you return your properly executed proxy card before the meeting and do not revoke it, the shares of Citizens voting common stock represented by the proxy card will be voted at the Citizens special meeting or adjournment thereof.

The Citizens common stock will be voted as specified on the proxy card. If you are a Citizens shareholder and you sign, date, and return a proxy card without stating how you want your shares to be voted, your shares will be voted “FOR” approval of the merger agreement proposal, and, if adjournment of the Citizens special meeting is necessary to allow time for solicitation of additional proxies, your shares will be voted “FOR” the Citizens adjournment proposal. Although Citizens’ board of directors currently does not expect any other proposals to be presented at the meeting, if any other proposals are properly presented, the Citizens voting common stock represented by properly executed proxy cards will, to the extent permitted by applicable law, be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

If you return a properly executed proxy card, you may revoke it at any time before a vote is taken at the Citizens special meeting by:

•	filing a written notice of revocation with Robert G. Wright, Executive Vice President and Corporate Secretary of Citizens, at , 2041 Commerce Drive, Kearney, MO 64060,

•	executing and returning another proxy card with a later date,

•	casting a later internet or telephone vote relating to the same shares prior to the applicable deadline set forth on the proxy card, or

•	attending the virtual Citizens special meeting and voting electronically at the meeting.

Attending the Citizens special meeting will not, by itself, revoke your proxy. If you instructed your broker, bank, or other nominee to vote your shares but you wish to change or revoke those voting instructions, you must follow your broker, bank, or other nominee’s directions for changing or revoking your vote.

Citizens will bear its own cost of solicitation of proxies. Proxies will be solicited by mail and may also be solicited by personal contact, telephone, facsimile, or electronic mail by Citizens’ directors, officers, and employees, none of whom will receive additional compensation for their solicitation activities. Citizens has also engaged [•], a proxy soliciting firm, to assist in the solicitation of proxies for a flat fee of $[•], a variable fee based on calls made by [•], and reimbursement of reasonable out-of-pocket expenses. Citizens will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of Citizens voting common stock not beneficially owned by them for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to and obtaining voting instructions from the beneficial owners of Citizens common stock.

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Dissenters’ Rights

Holders of shares of Citizens common stock are entitled to dissenters’ rights under Section 351.455 of the MGBCL, provided they satisfy the special conditions set forth therein. For a more detailed discussion of your dissenters’ rights and the requirements for perfecting your dissenters’ rights, see “The Merger – Dissenters’ Rights of Citizens Shareholders.” In addition, a copy of Section 351.455 of the MGBCL is attached to this joint proxy statement/prospectus as Appendix B.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Citizens common stock as of [•], 202[•], the voting record date for the Citizens special meeting, by (i) each person or entity who is known by Citizens to beneficially own more than 5% of the outstanding shares of Citizens common stock, (ii) each director of Citizens, (iii) each executive officer of Citizens, and (iv) all directors and executive officers of Citizens as a group. Unless otherwise indicated, and subject to the Citizens voting agreements (see “The Merger — Voting Agreements”), management of Citizens believes that each person has sole voting and investment power over the shares indicated as owned by such person.

In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of [•], 202[•] are deemed to be outstanding. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as Citizens. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding shares specified of Citizens. As of [•], 202[•], there were 2,346,915 shares of Citizens common stock issued and outstanding, consisting of 1,745,258 shares of voting common stock and 601,657 shares of nonvoting common stock.

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Name of Beneficial Owner(1)	Number of Shares of Voting Common Stock Beneficially Owned(2)	Percent of Shares of Voting Common Stock Outstanding	Percent of Shares of Common Stock Outstanding
Greater than 5% Shareholders (Excluding Directors)
Castle Creek Partners VI LP(3)	172,783	9.9%	33.0%

Directors
William Young(4)	324,575	18.4%	13.7%
Don Walsworth Sr.	258,389	14.8%	11.0%
Don Walsworth Jr.	191,207	11.0%	8.1%
Roger Arwood	59,007	3.3%	2.5%
Edward Douglas	3,205	*	*
James Gegg	7,263	*	*
Gene Millard	1,400	*	*
David Neal	7,503	*	*
William Orscheln	2,950	*	*
Patrick Thorne	37,424	2.1%	1.6%
Spencer Cohn(5)	---	*	*

Executive Officers (Excluding Directors)
Jon L. Appleby	34,200	1.9%	1.4%
Joseph V. Christifano	9,000	*	*
James H. Conley	10,667	*	*
William Dippel	19,000	*	*
Mark Eagleton	9,000	*	*
Lawrence Taft	6,500	*	*
Richard Viar	155	*	*
Robert G. Wright	15,453	*	*

All current directors and executive officers as a group (19 persons)	996,898	53.3%	40.3%

(1)	In accordance with Rule 13d-3 of the Exchange Act, for purposes of this table, a person is deemed to be the beneficial owner of Citizens’ common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from [•], 202[•]. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of the shares. The shares set forth in this table include all shares held directly, as well as by spouses and minor children, in trust and in other forms of indirect ownership. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)	Includes immediately exercisable options to acquire the following number of shares of voting common stock held by the following directors and executive officers: William Young – 19,000 shares; Roger Arwood – 30,000 shares; Jon L. Appleby – 25,000 shares; Joseph V. Christifano – 9,000 shares; James H. Conley – 9,000 shares; William Dippel – 9,000 shares; Mark Eagleton – 9,000 shares; Lawrence Taft – 6,000 shares; and Robert G. Wright – 9,000 shares. All current directors and executive officers as a group hold immediately exercisable options to acquire an aggregate of 125,000 shares of voting common stock. None of the directors or executive officers own nonvoting common stock.

(3)	The address for Castle Creek Partners VI LP (“Castle Creek Fund VI”) is 11682 El Camino Real, Suite 320, San Diego, CA 92120. Based on information provided by Castle Creek Fund VI, Castle Creek Capital VI LLC, Castle Creek Fund VI’s general partner (“CCC VI LLC”), has the power to vote and power to dispose of the 172,783 shares of Citizens voting common stock owned by Castle Creek Fund VI. The number of shares reported in the table above excludes 601,657 shares of Citizens nonvoting common stock owned by Castle Creek Fund VI, as neither Castle Creek Fund VI nor CCC VI LLC has the right to acquire within the next 60 days Citizens voting common stock in respect of such nonvoting common stock.

(4)	Includes 253,364 shares held by Young Partners LP, with respect to which Mr. Young has sole voting and investment power. These shares are pledged as collateral to secure a loan to Young Partners LP and other family entities. Also includes 52,211 shares owned by Mr. Young personally and as custodian for his children, as to which Mr. Young has sole voting and investment power. These shares are pledged as collateral to secure a loan to Mr. Young. Mr. Young also holds 19,000 vested stock options.

(5)	Mr. Cohn is a principal at CCC VI LLC, which is the sole general partner of Castle Creek Fund VI, which entity owns 172,783 shares of Citizens voting common stock and 601,657 shares of Citizens nonvoting common stock. Mr. Cohn disclaims beneficial ownership of such shares held by Castle Creek Fund VI.

38

THE SPECIAL MEETING OF SOUTHERN MISSOURI SHAREHOLDERS

This joint proxy statement/prospectus is being provided to the holders of Southern Missouri common stock as part of a solicitation of proxies by the Southern Missouri board of directors for use at the Southern Missouri special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournment or postponement thereof. This joint proxy statement/prospectus provides the holders of Southern Missouri common stock with information they need to know to be able to vote or instruct their vote to be cast at the Southern Missouri special meeting.

Date, Time and Place

This joint proxy statement/prospectus is provided to Southern Missouri’s shareholders by Southern Missouri’s board of directors for solicitation of proxies to be used at the special meeting of holders of Southern Missouri’s common stock, which we refer to as the Southern Missouri special meeting. The Southern Missouri special meeting will be held at Southern Missouri’s corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri, on [•],[•], 202[•], at [•][•].m., Central time.

Matters to be Considered

At the Southern Missouri special meeting, holders of Southern Missouri common stock will be asked to consider and vote on the share issuance proposal and the Southern Missouri adjournment proposal. Completion of the merger is conditioned on, among other things, shareholder approval of the share issuance proposal by the Southern Missouri shareholders. Southern Missouri shareholders should carefully read this document in its entirety for more detailed information regarding the merger agreement and the merger, including the share issuance proposal. Southern Missouri shareholders are directed to the copy of the merger agreement attached as Appendix A to this joint proxy statement/prospectus.

Southern Missouri’s board of directors believes the merger with Citizens is in the best interests of Southern Missouri and its shareholders. Accordingly, the Southern Missouri board of directors unanimously recommends that Southern Missouri shareholders vote “FOR” the share issuance proposal and “FOR” the Southern Missouri adjournment proposal.

Record Date; Shares Outstanding and Entitled to Vote

The Southern Missouri board of directors has fixed the close of business on [•], 202[•] as the record date for determining the Southern Missouri shareholders entitled to notice of and to vote at the Southern Missouri special meeting. Only holders of Southern Missouri common stock at the close of business on the Southern Missouri record date are entitled to vote at the meeting. Each share of Southern Missouri common stock on the Southern Missouri record date is entitled to one vote on the share issuance proposal and on the Southern Missouri adjournment proposal. As of the close of business on the record date, there were 9,229,151 shares of Southern Missouri common stock outstanding and entitled to vote, held of record by [•] shareholders.

Vote Required; Quorum

Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the voting power of Southern Missouri common stock cast on the matter. A quorum will exist at the Southern Missouri special meeting if a majority of the voting power of Southern Missouri is present in person or by proxy and entitled to vote. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

When the Southern Missouri shareholder meeting is held, if there are insufficient votes to approve the share issuance proposal the meeting may be adjourned to allow solicitation of additional proxies. The affirmative vote of the holders of a majority of the voting power of Southern Missouri common stock present at the meeting in person or by proxy and entitled to vote is necessary to approve the Southern Missouri adjournment proposal.

If you “ABSTAIN” from voting on the share issuance proposal or the Southern Missouri adjournment proposal, it will have the same effect as a vote AGAINST such proposal. If you fail to either submit a proxy or vote at the Southern Missouri special meeting, or are a "street name" holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on either proposal.

39

Brokers who hold shares in “street name” for a beneficial owner are allowed to vote at their discretion on “routine” proposals, even without voting instructions from beneficial owners. For proposals considered “non-routine,” however, brokers are not allowed to exercise voting discretion and cannot vote on those non-routine proposals unless the beneficial owner gives specific voting instructions. Southern Missouri believes that the proposals to be voted on at the Southern Missouri shareholder meetings are “non-routine” and that brokers therefore will not be able to vote without specific voting instructions. If you hold your Southern Missouri’s shares in street name through a broker, bank, or other nominee and do not give voting instructions to the broker, bank, or other nominee, the broker, bank, or other nominee cannot vote your Southern Missouri shares on the share issuance proposal or the Southern Missouri adjournment proposal.

Concurrently with the execution of the merger agreement, the directors and certain executive officers of Southern entered into the Southern Missouri voting agreements pursuant to which they agreed to vote their shares of Southern Missouri common stock in favor of the share issuance proposal and related matters, and to become subject to certain transfer restrictions with respect to their holdings of Southern Missouri common stock. As of [•], 202[•], the Southern Missouri directors and executive officers who entered into the Southern Missouri voting agreements beneficially owned an aggregate of 1,394,663 shares of Southern Missouri common stock, an amount equal to approximately 15.1% of the outstanding shares of Southern Missouri common stock.

Solicitation and Revocation of Proxies

A proxy card accompanies this joint proxy statement/prospectus. If you are a Southern Missouri shareholder, your proxy is being solicited by the Southern Missouri board of directors. Regardless of whether you attend the Southern Missouri special meeting, the Southern Missouri board of directors urges you to vote your shares by (1) the internet, (2) telephone, or (3) completing, signing, dating, and returning the enclosed proxy card as soon as possible. If you return your properly executed proxy card before the meeting and do not revoke it, the shares of Southern Missouri voting common stock represented by the proxy card will be voted at the Southern Missouri special meeting or adjournment thereof.

The Southern Missouri common stock will be voted as specified on the proxy card. If you are a Southern Missouri shareholder and you sign, date, and return a proxy card without stating how you want your shares to be voted, your shares will be voted “FOR” approval of the share issuance proposal, and, if adjournment of the Southern Missouri special meeting is necessary to allow time for solicitation of additional proxies, your shares will be voted “FOR” the Southern Missouri adjournment proposal. Although Southern Missouri’s board currently does not expect any other proposals to be presented at the meeting, if any other proposals are properly presented, the Southern Missouri common stock represented by properly executed proxy cards will, to the extent permitted by applicable law, be voted in the discretion of the persons named in the proxy card in accordance with their best judgment.

If you return a properly executed proxy card, you may revoke it at any time before a vote is taken at the Southern Missouri special meeting by:

•	filing a written notice of revocation with Charles R. Love, Corporate Secretary of Southern Missouri, at Southern Missouri’s corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, MO 63901,

•	executing and returning another proxy card with a later date,

•	casting a later internet or telephone vote relating to the same shares prior to the applicable deadline set forth on the proxy card, or

•	attending the Southern Missouri special meeting and giving notice of revocation in person.

Attending the Southern Missouri special meeting will not, by itself, revoke your proxy. If you instructed your broker, bank, or other nominee to vote your shares but you wish to change or revoke those voting instructions, you must follow your broker, bank, or other nominee’s directions for changing or revoking your vote.

Southern Missouri will bear its own cost of solicitation of proxies. Proxies will be solicited by mail and may also be solicited by personal contact, telephone, facsimile, or electronic mail by Southern Missouri’s directors, officers, and employees, none of whom will receive additional compensation for their solicitation activities. Southern Missouri will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of Southern Missouri common stock not beneficially owned by them for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to and obtaining voting instructions from the beneficial owners of Southern Missouri common stock.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of [•], 202[•], the voting record date for the Southern Missouri special meeting, information regarding share ownership of:

•	those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Southern Missouri common stock other than directors and executive officers;

•	each director of Southern Missouri;

•	each executive officer of Southern Missouri named in the Summary Compensation Table appearing in its proxy statement filed with the SEC on September 26, 2022; and

•	all current directors and executive officers of Southern Missouri as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as Southern Missouri. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Southern Missouri. As of [•], 202[•], there were 9,229,151 shares of Southern Missouri common stock issued and outstanding.

Beneficial Owners	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(8) %
Beneficial Owners of More Than 5% Other than Directors and Named Executive Officers
FMR, LLC(2) 245 Summer Street Boston, MA 02210	608,620	6.6
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	639,309	6.9
Directors and Named Executive Officers
Greg A. Steffens, Chairman & CEO(4) (5) (6)	292,381	3.2
L. Douglas Bagby, Director and Vice-Chairman	27,000	*
Sammy A. Schalk, Director	93,355	1.0
Rebecca M. Brooks, Director	30,000	*
Daniel L. Jones, Director	272,929	3.0
Charles R. Love, Director and Secretary	25,700	*
Dennis C. Robison, Director	16,888	*
David J. Tooley, Director	50,000	*
Todd E. Hensley, Director(4)	547,540	5.9
David L. McClain, Director	---	*
Matthew T. Funke, President & Chief Administrative Officer(4) (6)	60,370	*
Justin G. Cox, Regional President(4) (6)	22,007	*
Mark E. Hecker, EVP & Chief Credit Officer(4) (6)	20,137	*
Rick A. Windes, EVP & Chief Lending Officer(4) (6)	5,895	*
Directors and executive officers as a group (18 persons)(7)	1,633,921	17.6

(1)	Unless otherwise indicated, and subject to the voting agreements entered into with Citizens in connection with the merger (see “The Merger — Voting Agreements”), management of Southern Missouri believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.
(2)	As reported by FMR LLC in a Schedule 13-G filed with the SEC on February 9, 2022, FMR LLC reported sole voting power over 244,064 shares and sole dispositive power over 608,620 shares.
(3)	As reported by BlackRock, Inc. in a Schedule 13-G filed with the SEC on February 7, 2022. BlackRock, Inc. reported sole voting power over 613,205 shares and sole dispositive power over 639,309 shares.
(4)	Included in the shares beneficially owned are options to purchase shares of Southern Missouri common stock exercisable within 60 days of [•], 202[•], as follows: Mr. Hensley – 10,000 shares; Mr. Steffens – 7,300 shares, Mr. Funke – 4,200 shares; Mr. Cox – 4,200 shares; Mr. Hecker – 4,200 shares; Mr. Windes – 2,600 shares.
(5)	Includes 24,027 shares held as custodian for Mr. Steffens’ daughter.
(6)	Includes 45,521 shares held by Mr. Steffens’ account, 14,720 shares held by Mr. Funke’s account, 10,857 shares held by Mr. Cox’s account, 1,172 shares held by Mr. Hecker’s account, and 1,095 shares held by Mr. Windes’ account under the Southern Bank 401(k) Retirement Plan.
(7)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options that are exercisable as of or within 60 days after [•], 202[•], to purchase 44,900 shares of Southern Missouri Bancorp common stock granted to directors and executive officers.
(8)	Shares subject to options that are currently exercisable or that will become exercisable within 60 days of [•], 202[•] are deemed outstanding for purposes of calculating the percentage ownership of the person holding those options but are not treated as outstanding for purposes of calculating the percentage ownership of any other person.

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THE MERGER

The following is a description of certain material information about the merger and the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

The merger agreement and this summary of the material provisions of the merger agreement are not intended to provide you with any factual information about Southern Missouri or Citizens. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Southern Missouri makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 133, and may supplement, update or modify the disclosures about Southern Missouri contained in the merger agreement. The merger agreement contains customary representations and warranties of Citizens and Southern Missouri. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

You should not rely on the representations, warranties, covenants, or any description thereof as characterizations of the actual state of facts or condition of Southern Missouri or Citizens or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may have changed since the date of the merger agreement and do not purport to be accurate as of the date of this joint proxy statement/prospectus. The representations and warranties and other provisions in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Southern Missouri or Citizens at the time they were made or otherwise. Furthermore, the representations and warranties and other provisions of the merger agreement should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 133.

Terms of the Merger

Each of Southern Missouri’s and Citizens’ board of directors has approved the merger agreement. The merger agreement provides for the merger of Citizens with and into Merger Sub, a wholly owned subsidiary of Southern Missouri, with Merger Sub as the surviving entity after the merger. As a result of this merger, each outstanding share of Citizens common stock (other than dissenting and treasury shares) will be converted into the right to receive the merger consideration described below. Immediately following the merger, Merger Sub will merge with and into Southern Missouri with Southern Missouri as the surviving entity after the holding company merger and, thereafter, Citizens’ wholly owned bank subsidiary, CBTC, will merge with and into Southern Missouri’s wholly owned bank subsidiary, Southern Bank, with Southern Bank as the surviving entity after the bank merger. As a result of the mergers, Citizens and CBTC will cease to exist as separate entities.

If the merger is completed, holders of Citizens common stock will be entitled to receive an aggregate merger consideration, subject to adjustment as discussed below, based on Citizens’ consolidated equity capital determined in accordance with GAAP as of the measurement date (the close of business on the last business day of the month immediately preceding the month in which the merger closing occurs), with the exception of no adjustment of accumulated other comprehensive income from June 30, 2022 to the measurement date, plus the after tax cost of the accrual of any Citizens transaction expenses which have not already been paid or accrued prior to that time (“Citizens’ Capital”). Citizens’ transaction expenses means the fees, expenses and costs (i) of accountants, financial advisors, legal counsel and other advisors incurred by Citizens and CBTC in connection with the mergers and the transactions contemplated by the merger agreement, and (ii) for any change in control payments and retention or other payments to any directors, officers or employees of Citizens or CBTC in connection with the mergers pursuant to the agreements between such persons and Citizens and CBTC.

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Adjustments to the assumed aggregate merger consideration:

•	If Citizens’ Capital is greater than $95,000,000 (the “Minimum Capital Requirement”), the assumed aggregate merger consideration will be increased dollar for dollar by the amount of the excess.

•	If Citizens’ Capital is less than the Minimum Capital Requirement but greater than or equal to $93,500,000, the assumed aggregate merger consideration will be decreased dollar for dollar by the amount by which the Minimum Capital Requirement exceeds Citizens’ Capital.

•	If Citizens’ Capital is less than $93,500,000, then, in addition to the adjustment described in the immediately preceding bullet, the assumed aggregate merger consideration will be decreased by an amount equal to the product of (i) the difference between $93,500,000 and Seller’s Capital and (ii) 1.44.

If the merger had been completed on September 30, 2022, Citizens’ Capital would have been $93.7 million (as adjusted per the merger agreement), resulting in aggregate merger consideration of approximately $138.8 million.

Twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Southern Missouri common stock, based on the election and allocation procedures outlined in the merger agreement. The per share cash consideration will be equal to $53.50, subject to adjustment based on changes to Citizens’ consolidated equity capital. The per share stock consideration will be 1.1448 shares of Southern Missouri common stock for each share of Citizens common stock, subject to adjustment based on changes to Citizens’ consolidated equity capital, with cash paid in lieu of any fractional share. Accordingly, if you held 100 shares of Citizens common stock immediately prior to the merger, you would receive $5,350.00 in cash ($53.50 x 100) if you made an all cash election, or 114 shares of Southern Missouri common stock (1.1448 x 100) plus $22.50 in cash in lieu of a fraction of a Southern Missouri share (0.48 x $46.88) if you made an all stock election, in both cases subject to the allocation procedures outlined in the merger agreement.

In addition to the potential adjustment to the assumed aggregate merger consideration discussed above, the per share cash consideration and the per share stock consideration are based on the number of shares of Citizens common stock outstanding immediately prior to the merger. To the extent that number changes from the amount outstanding as of the date of the merger agreement the per share cash consideration and the per share stock consideration will adjust accordingly. Furthermore, since the per share stock consideration is calculated based on a fixed exchange ratio of 1.1448 shares of Southern Missouri common stock for each outstanding share of Citizens common stock, the market value of the per share stock consideration to be paid to the holders of Citizens common stock who receive Southern Missouri common stock, based on the election and allocation procedures as set forth in the merger agreement, will fluctuate with the closing price of Southern Missouri common stock. There will not be any adjustment to the per share stock consideration for changes in the market price of shares of Southern Missouri common stock, except as discussed below. We urge you to obtain current market quotations for Southern Missouri common stock (NASDAQ: trading symbol “SMBC”).

Holders of Citizens common stock are being asked to approve the merger agreement proposal and holders of Southern Missouri common stock are being asked to approve the issuance of Southern Missouri common stock to be issue pursuant to the merger agreement, referred to as the share issuance proposal. See below for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Treatment of Citizens Stock Options

All outstanding Citizens stock options that are unexercised prior to the effective time of the merger will be automatically canceled and converted into the right to receive cash equal to the amount by which $53.50 exceeds the option exercise price. As of the effective time of the merger, all Citizens stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holders of Citizens stock options will cease to have any rights with respect to such Citizens stock options, except the right to receive the option consideration.

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Background of the Merger

The Citizens board of directors periodically reviews, analyzes and discusses Citizens’ business strategy, performance, growth prospects and strategic alternatives in the context of enhancing long-term value and liquidity for Citizens’ shareholders. These strategic discussions have included various capital management strategies, potential acquisitions or investments and business combinations involving other financial institutions. In recent years, the Citizens board has focused on, among other things, the impact of changes in interest rates and challenging regulatory, compliance and competitive environments facing financial institutions generally, as well as the inherent challenges posed to banks of CBTC’s size and the continued trend of consolidation in the financial services industry. These challenges have included COVID-19, increasing government regulation, increasing expense burdens and commitments for technology and training, an interest rate environment that resulted in pressure on interest rate spreads and margins, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. In recent years, it became increasingly apparent to Citizens’ senior management and the board of directors that, if Citizens were to remain independent, it would need to diversify and increase its lending, reduce expenses and grow substantially in order to achieve economies of scale and results of operations comparable to those of larger financial institutions in Missouri and Kansas. The Citizens board of directors has also focused in recent years on providing liquidity for Citizens' shareholders, including an investor in its nonvoting common stock, Castle Creek, that has rights to require Citizens to register the resale of its Citizens shares with the SEC after a specified date, currently the earlier of termination of the merger agreement, or August 31, 2023.

In January 2020, the Citizens board of directors retained D.A. Davidson, a nationally recognized investment banking firm that is regularly engaged as a financial adviser to community banks in connection with mergers, acquisitions and other corporate transactions, to be a consultant to Citizens. D.A. Davidson was retained to provide analysis on market trends and to provide advice on the potential sale of Citizens, acquisitions and divestitures. In the fall of 2020 Citizens undertook an exploratory process regarding a possible business combination transaction with other financial institutions. In addition, as part of the 2020 process, the board of directors formed a strategy committee (the "Committee") to work with D.A. Davidson in reviewing potential buyers for Citizens and meeting with the potential buyers as needed; however, the Committee was not authorized to accept or enter into any transactions. The Committee was to report to the board of directors of Citizens when appropriate. Citizens did not have any material discussions with Southern Missouri as part of this process. The exploratory process was ended by Citizens in March 2021.

In January 2022, D.A. Davidson was advised by the Citizens board of directors to start a process to find a potential merger partner. D.A. Davidson developed a confidential information memorandum ("CIM") based on Citizens' December 31, 2021 financials. D.A. Davidson waited until March 2022 to start sending the CIM out in order to have potential buyers execute non-disclosure agreements. Over 60 potential merger partners were ultimately contacted beginning in March 2022; 17 potential bidders entered into non-disclosure agreements and received the CIM.

In late April and early May, 2022, D.A. Davidson received five written, non-binding letters of intent from four different institutions (one bidder submitted two different letters of intent), one of which was Southern Missouri.

On May 12, 2022, the Committee met with Steve Nelson, a Managing Director at D.A. Davidson. Mr. Nelson presented a lengthy and in-depth slide presentation covering, among other things, market conditions, a list of potential buyers contacted, a review and discussion of the letters of intent, a detailed analysis of the four bidders that submitted letters of intent, and a discussion of the next steps to be taken. The Committee determined that the four bidders should be provided additional information about Citizens and CBTC, that Mr. Nelson should try and have the four bidders increase and finalize their respective bids, that a virtual data room should be set up for bidders to review Citizens’ information off-site, and that Mr. Nelson should arrange for meetings with representatives of the four bidders and the Committee over the next couple of weeks, to be followed by submission of final proposed letters of intent to Citizens. The Committee decided that after the meetings and depending upon the terms of the bids submitted, the Committee would select one potential bidder with whom to begin detailed due diligence and negotiate a definitive agreement exclusively.

Between May 20, 2022 and May 26, 2022, the Committee and a few other members of the Citizens board of directors met with representatives of each of the four bidders, including Southern Missouri, either in person or via video conference, with each of the bidders asking many questions regarding Citizens and CBTC. The members of the Committee and the board of directors who were present responded to the representatives of the bidders and answered their questions.

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On June 6, 2022, Mr. Nelson met with the Committee and provided an in-depth and detailed analysis regarding the four potential buyers and reviewed with the Committee the final letters of intent delivered by each potential buyer. Two of the potential buyers were cash only buyers and the other two offered cash and stock. Mr. Nelson reported that another potential buyer reentered the bidding but passed after not raising its offer. The two cash only bidders were credit unions that made bids to acquire CBTC, rather than Citizens. In reviewing their bids, the Committee considered that although their bids offered more consideration than the bid submitted by Southern Missouri, there would be adverse tax consequences to Citizens shareholders of the bids for CBTC rather than Citizens and there were significant regulatory constraints in Missouri that would apply to any proposed sale of CBTC to a credit union. After reviewing all the information presented by D.A. Davidson regarding the four potential buyers, the Committee elected to proceed with negotiations with one bidder, Southern Missouri.

On June 8, 2022, Citizens entered into an exclusivity agreement with Southern Missouri, the term of which was extended on July 29, 2022 and again on August 30, 2022. In June, July and August 2022, representatives of Southern Missouri performed additional due diligence on Citizens and CBTC, and Citizens performed additional due diligence on Southern Missouri.

On July 11, 2022, Silver, Freedman, Taff & Tiernan LLP (“Silver Freedman”), outside legal counsel to Southern Missouri, delivered the first draft of the merger agreement to Citizens’ outside legal counsel, Stinson LLP (“Stinson”), who forwarded the draft to Citizens and D.A. Davidson. On July 20, 2022, the Committee discussed the basic proposed terms of the definitive agreement with Stinson and discussed the process for executing on the merger with Southern Missouri. On July 27, 2022 and August 8, 2022, Stinson delivered its responses to the revised draft of the merger agreement to Silver Freedman and discussed with Silver Freedman the proposed changes. Silver Freedman circulated a revised draft on August 23, 2022, reflecting the comments from Citizens and Stinson.

On September 1, 2022, Stinson provided to Citizens a memorandum describing the fiduciary duties of the directors of Citizens in connection with the consideration of the proposed merger and other strategic alternatives, which updated a memorandum previously provided by Stinson prior to commencement of the 2022 process. On September 8, 2022, Silver Freedman delivered to Stinson, who forwarded it to D.A. Davidson and the Committee, a revised draft of the merger agreement. On September 14, 2022, D.A. Davidson sent information to the Committee, which information discussed the status of the transaction, the status of the negotiations, and findings in the reverse due diligence performed on Southern Missouri by Citizens. On September 14, 2022, Stinson delivered to Silver Freedman a revised draft of the merger agreement. On September 15, 2022 and September 19, 2022, Silver Freedman delivered to Stinson revised drafts of the merger agreement.

During August and September 2022, Silver Freedman and Sidley Austin LLP, counsel to Castle Creek, negotiated Castle Creek’s voting agreement and letter agreement, which included Castle Creek’s board observation rights and other matters.

On September 19, 2022, the board of directors of Citizens met with Stinson and D.A. Davidson. At this meeting, Stinson discussed the key points of the merger agreement and D.A. Davidson reviewed the financial aspects of the proposed merger and rendered to the Citizens board an opinion to the effect that, as of the date and subject to the matters, assumptions and limitations on the review undertaken by D.A. Davidson as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the shareholders and option holders of Citizens. Among other matters considered, the board of directors reviewed the specific terms of the merger agreement, the form and value of the consideration to be received by Citizens shareholders and option holders, the price and historical performance of Southern Missouri’s common stock, current market conditions including comparable bank M&A transactions, and the financial implications of the merger to Citizens shareholders. Following these discussions, review and analysis of materials provided to the boards of directors and discussion among the members of the boards of directors, the Citizens and CBTC boards of directors determined that the merger agreement, the merger and the other transactions contemplated thereby were advisable and in the best interests of Citizens and its shareholders, and the Citizens and CBTC boards of directors unanimously voted to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby.

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On September 20, 2022, the Southern Missouri and Southern Bank boards of directors, together with representatives from Piper Sandler and Silver Freedman, met by teleconference for a special meeting of the boards of directors to consider the merger agreement and ancillary agreements. The Southern Missouri and Southern Bank boards were provided with a set of meeting materials in advance of the meeting, including substantially final drafts of the merger agreement and related transaction documents. Among other things, Mr. Steffens and the other executive officers of Southern Missouri discussed with the board of directors the terms of the proposed merger, the negotiations to date and the diligence undertaken by Southern Missouri and its advisors in respect of Citizens. Silver Freedman discussed with the Southern Missouri directors their fiduciary duties under applicable law. A representative of Silver Freedman reviewed with the Southern Missouri board of directors the material terms of the proposed definitive merger agreement and ancillary documents. At this meeting, Piper Sandler then reviewed the financial aspects of the proposed merger with the boards and rendered an opinion to the Southern Missouri board (as more fully described in the section captioned “The Merger– Opinion of Southern Missouri’s Financial Advisor”) to the effect that as of September 20, 2022 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to Southern Missouri. Following these discussions, review and analysis of materials provided to the board of directors and discussion among the members of the board of directors, the Southern Missouri board of directors determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable and in the best interests of Southern Missouri and its shareholders, and the Southern Missouri board of directors voted to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby. In addition, the Southern Bank board of directors approved the merger of CBTC with and into Southern Bank.

On September 20, 2022, the merger agreement and ancillary agreements were executed and delivered by Southern Missouri and Citizens. The transaction was publicly announced in the afternoon of September 20, 2022.

Recommendation of Citizens’ Board of Directors; Citizens’ Reasons for the Merger

Citizens’ board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Citizens and its shareholders. Accordingly, Citizens' board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Citizens' shareholders vote “FOR” approval of the merger agreement proposal.

In reaching its decision to approve the merger and the merger agreement, the Citizens board of directors consulted with its senior management and financial advisor with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the shareholders and option holders of Citizens, and, with its outside legal counsel as to its legal duties and the terms of the merger agreement. The board believes that combining with Southern Missouri will create a stronger and more diversified organization that will provide significant benefits to Citizens' shareholders and customers.

The terms of the merger agreement, including the consideration to be paid to Citizens' shareholders, were the result of arm’s length negotiations between representatives of Citizens and representatives of Southern Missouri. In arriving at its determination to approve the merger agreement, Citizens' board of directors considered a number of factors, including the following material factors:

•	its familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Citizens;

•	its review and discussions with Citizens’ management and advisors concerning Citizens’ due diligence examination of the business, results of operations, financial condition and competitive position of Southern Missouri;

•	the current and prospective environment in which Citizens operates, including national, regional and local economic conditions, a potential recession, the competitive environment for banks, thrifts and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	that shareholders of Citizens will receive seventy-five percent (75%) of the merger consideration in shares of Southern Missouri common stock, which is listed on the NASDAQ Stock Market, contrasted with the absence of a public market for Citizens' common stock;

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•	the ability of Citizens shareholders receiving shares of Southern Missouri common stock to participate in the future performance of the combined company’s business and in any synergies resulting from the merger;

•	the expectation that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code with respect to the shares of Citizens common stock exchanged for Southern Missouri common stock;

•	the results that Citizens could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Southern Missouri and the prospects of the combined company;

•	the ability of Southern Missouri to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of Southern Missouri to receive the requisite regulatory approvals in a timely manner;

•	the exchange ratio and other financial terms of the merger and the merger agreement;

•	the other terms and conditions of the merger agreement, including the parties' respective representations, warranties, covenants and other agreements, and the conditions to closing;

•	that a merger with a larger company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	that Citizens' directors and executive officers have financial interests in the merger in addition to their interests as Citizens shareholders, including financial interests that are the result of compensation arrangements with Citizens, and the manner in which such interests would be affected by the merger;

•	that the cash portion of the merger consideration will be taxable to Citizens' shareholders upon completion of the merger;

•	the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to Citizens and that, under certain circumstances more fully described under “The Merger Agreement—Agreement Not to Solicit Other Offers” on page 89, Citizens may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

•	the presentation of D. A. Davidson to the Citizens board on September 19, 2022 and the written opinion, dated September 20, 2022, of D. A. Davidson to the Citizens board, as to the fairness, from a financial point of view and as of the date of the opinion, to the shareholders and option holders of Citizens of the merger consideration, as more fully described below under “Opinion of Citizens’ Financial Advisor;” and

•	the existing rights of the holder of Citizens' nonvoting stock to require Citizens to register the resale of its shares with the SEC and the timeframe of such requirements.

The Citizens board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the risk that, because the number of shares of Southern Missouri common stock to be received in exchange for Citizens shares in the merger is based upon a fixed exchange ratio, the value of the stock consideration to be paid to Citizens shareholders would be adversely affected by a decrease in the trading price of Southern Missouri common stock prior to the closing of the merger;

•	Citizens' shareholders will have less influence as shareholders of Southern Missouri;

•	regulatory approvals may not be received;

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•	combination of the two companies may be more difficult, costly, or time consuming than expected;

•	certain provisions of the merger agreement prohibiting Citizens from soliciting, and limiting its ability to respond to, alternative acquisition proposals, and requiring the payment of a termination fee, limit Citizens' ability to pursue alternative acquisition proposals;

•	the risk that Citizens will have to pay a $5,500,000 termination fee to Southern Missouri if the merger agreement is terminated under certain circumstances;

•	termination of the merger agreement could negatively impact Citizens;

•	if the merger is not completed, Citizens will have incurred substantial expenses without realizing the expected benefit of the merger;

•	the merger may fail to qualify as a tax-free reorganization under the Code;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on Citizens' business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the restrictions on the conduct of Citizens' business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Citizens from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Citizens absent the pending completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Citizens' and Southern Missouri's business, operations and workforce with those of Southern Missouri and Southern Bank; and

•	other risks described herein under the heading "Risk Factors."

The foregoing discussion of the information and factors considered by the Citizens board of directors is not intended to be exhaustive but includes the material factors considered by the Citizens board of directors.  In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Citizens did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors.  Based on the reasons stated above, the board of directors of Citizens believes that the merger is in the best interest of Citizens and its shareholders and therefore the board of directors of Citizens unanimously approved the merger agreement and the merger.

This summary of the reasoning of Citizens’ board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

CITIZENS’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

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Opinion of Citizens’ Financial Advisor

On January 15, 2020, Citizens entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to Citizens in connection with Citizens' review of its financial and strategic alternatives, including through purchase, sale, merger, joint venture or otherwise, and whether in one or more transactions, by means of a merger, consolidation, reorganization, spin-off, joint venture, partnership, tender offer, exchange offer, purchase, lease, licensing, strategic alliance or any other transaction of a like nature, regardless of form, with another person, corporation or business entity. As part of its engagement, D.A. Davidson agreed to assist Citizens in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Citizens and another person, corporation or business entity. D.A. Davidson also agreed to provide Citizens' board of directors with an opinion as to the fairness, from a financial point of view, to the holders of Citizens' common stock of the merger consideration to be paid to such holders in the proposed merger. Citizens engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Citizens and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On September 19, 2022, Citizens' board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to Citizens' board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration was fair, from a financial point of view, to such holders of Citizens common stock in the proposed merger.

The full text of D.A. Davidson’s written opinion, dated September 20, 2022, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Citizens' common shareholders are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to Citizens' board of directors and addresses only the fairness, from a financial point of view, to the holders of Citizens' common stock of the merger consideration to be paid to such holders in the proposed merger and does not constitute a recommendation to shareholders of Citizens as to how any such shareholder should vote at the Citizens special meeting called to consider and vote upon the merger agreement proposal. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Citizens to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Citizens or Citizens' board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Citizens, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Citizens and Southern Missouri determined the merger consideration through a negotiated process. The opinion does not express any view as to the amount or nature of the compensation to any of Citizens' or Southern Missouri’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to Citizens' board of directors as Appendix C to this joint proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•	a draft of the merger agreement, dated September 15, 2022, which D.A. Davidson assumed to be substantially the same form as the executed merger agreement in all material respects;

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•	certain publicly available business and financial information about Citizens and Southern Missouri and the industry in which they operate, public filings by Southern Missouri including its most recent Form 10-K, Form 10-Qs, press releases and certain publicly available research analysts’ reports for Southern Missouri;

•	certain internal projections and other financial and operating data concerning the business, operations, and prospects of Citizens and Southern Missouri prepared by or at the direction of management of Citizens and Southern Missouri, as approved for D.A. Davidson’s use by Citizens and Southern Missouri;

•	information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the merger, prepared by or at the direction of management of Citizens and Southern Missouri, as approved for D.A. Davidson’s use by Citizens and Southern Missouri;

•	the past and current business, operations, financial condition, and prospects of Citizens and Southern Missouri, the strategic, financial, tax, and operational benefits expected to result from the merger, and other matters D.A. Davidson deemed relevant, with senior management of Citizens and Southern Missouri;

•	the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the current and historical market prices and trading activity of [Citizens common stock and] Southern Missouri common stock with that of certain other publicly-traded companies that D.A. Davidson deemed relevant;

•	the pro forma financial effects of the merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger;

•	the value of the merger consideration to the valuation derived by discounting future cash flows and a terminal value of Citizens' business based upon Citizens' internal financial forecasts at discount rates that D.A. Davidson deemed appropriate;

•	the results of D.A. Davidson’s efforts on behalf of Citizens to solicit, at the direction of the board of directors of Citizens, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Citizens; and

•	other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of Citizens and Southern Missouri concerning the business, financial condition, results of operations and prospects of Citizens and Southern Missouri.

In arriving at its opinion, D.A. Davidson has, with Citizens' consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of management of Citizens that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Citizens. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Citizens, and has not been provided with any reports of such physical inspections. D.A. Davidson has assumed that there has been no material change in Citizens' business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to D.A. Davidson.

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With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of Citizens and Southern Missouri, and have assumed with the consent of Citizens and Southern Missouri, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Citizens and Southern Missouri as to the future financial performance of Citizens and Southern Missouri and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and expresses no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of Citizens and Southern Missouri that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Citizens or Southern Missouri or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to Citizens or Southern Missouri. D.A. Davidson has assumed, with Citizens' consent, that the respective allowances for loan and lease losses for both Citizens and Southern Missouri are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of Citizens' or Southern Missouri’s deposit base, nor has it independently evaluated potential deposit concentrations or the deposit composition of Citizens or Southern Missouri. D.A. Davidson did not make an independent evaluation of the quality of Citizens' or Southern Missouri’s investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of Citizens or Southern Missouri.

D.A. Davidson has assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to its analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson also has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on Citizens or the contemplated benefits of the merger.

D.A. Davidson has assumed in all respects material to its analysis that Citizens and Southern Missouri will remain as a going concern for all periods relevant to D.A. Davidson’s analysis. D.A. Davidson expresses no opinion regarding the liquidation value of Citizens and Southern Missouri or any other entity.

D.A. Davidson’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Citizens common stock in the proposed merger. D.A. Davidson does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by Citizens to engage in the merger. D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

D.A. Davidson has not evaluated the solvency or fair value of Citizens or Southern Missouri under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Citizens or Southern Missouri. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of Citizens or Southern Missouri or the ability of Citizens or Southern Missouri to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

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Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on pricing and market data as of September 16, 2022, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for Citizens based on the merger consideration.

•	D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of the common stock, of Citizens (the “Citizens common stock”), shall have the right to elect to receive cash equal to the per share cash consideration of $53.50 or the per share stock consideration of 1.1448 shares of Southern Missouri common stock, subject to the proration, allocation and adjustment provisions in the merger agreement, as to which adjustments D.A. Davidson expresses no opinion. Citizens has advised D.A. Davidson that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The terms and conditions of the merger are more fully set forth in the merger agreement. Based upon financial information as of June 30, 2022 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios

	Aggregate		Per Share (1)
Transaction Price / 2022A Net Income (2)	27.6	x	27.1	x
Transaction Price / 2023E Net Income (3)	15.0	x	14.7	x
Transaction Price / Book Value (6/30/2022)	149.3%		146.5%
Transaction Price / Tangible Book Value (6/30/2022)	153.4%		150.6%
Transaction Price / Core 8% Tangible Book Value (6/30/2022)	162.0%		158.7%
Tangible Book Premium / Core Deposits (6/30/2022) (4)	6.5%		5.3%

(1)	Excludes the impact of options.
(2)	Citizens financials calendarized to Southern Missouri for a 6/30/2022 fiscal year end.
(3)	Financial projections for Citizens based on Citizens' management budgeted financials in fiscal year end 2023.
(4)	Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

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Stock Price Performance of Southern Missouri. D.A. Davidson reviewed the history of the reported trading prices and volume of Southern Missouri common stock and certain stock indices, including the S&P 500, the S&P U.S. BMI Banks Index and the NASDAQ Bank Index. D.A. Davidson compared the stock price performance of Southern Missouri with the performance of the S&P 500, the S&P U.S. BMI Banks Index and the NASDAQ Bank Index as follows:

Year-To-Date

	Beginning Index Value on 12/31/2021	Ending Index Value on 9/16/2022
S&P 500	100.0%	81.3%
S&P U.S. BMI Banks (1)	100.0%	82.3%
NASDAQ Bank	100.0%	85.4%
Southern Missouri	100.0%	101.5%

One Year Stock Performance

	Beginning Index Value on 9/16/2021	Ending Index Value on 9/16/2022
S&P 500	100.0%	86.6%
S&P U.S. BMI Banks (1)	100.0%	86.2%
NASDAQ Bank	100.0%	95.3%
Southern Missouri	100.0%	120.9%

Post-COVID Stock Performance

	Beginning Index Value on 2/28/2020	Ending Index Value on 9/16/2022
S&P 500	100.0%	131.1%
S&P U.S. BMI Banks (1)	100.0%	113.7%
NASDAQ Bank	100.0%	128.0%
Southern Missouri	100.0%	161.3%

Ten Year Stock Performance

	Beginning Index Value on 9/16/2012	Ending Index Value on 9/16/2022
S&P 500	100.0%	265.1%
S&P U.S. BMI Banks (1)	100.0%	204.2%
NASDAQ Bank	100.0%	221.6%
Southern Missouri	100.0%	450.1%

(1) S&P U.S. BMI Banks Index (includes all Major Exchange (NYSE, NYSE American, NASDAQ) Banks and Thrifts in SNL's coverage universe) pricing as of 9/15/2022.

Contribution Analysis. D.A. Davidson analyzed the relative contribution of Citizens and Southern Missouri to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) Citizens' net income calendarized for a fiscal year end June 30, 2022 and Citizens' estimated net income calendarized for a fiscal year end June 30, 2023, June 30, 2024 and June 30, 2025, based on Citizens management’s budgeted financials with Southern Missouri management adjustments; (ii) Southern Missouri’s net income for the fiscal year end June 30, 2022 and Southern Missouri’s estimated net income for the fiscal year end June 30, 2023, June 30, 2024 and June 30, 2025, based on Southern Missouri management estimates; (iii) total assets; (iv) total investment securities; (v) gross loans (including loans held for sale); (vi) loan loss reserve; (vii) deposits; and (viii) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Citizens' or Southern Missouri’s shareholders in the combined company based on the merger consideration:

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Contribution Analysis

			Pro Forma Contibution
	Southern Missouri	Citizens	Southern Missouri	Citizens
	($ in thousands)	($ in thousands)
Income Statement
Net Income (2022A)	$46,971	$5,091	90.2%	9.8%
Net Income (2023E)	$43,540	$9,172	82.6%	17.4%
Net Income (2024E)	$48,387	$12,441	79.5%	20.5%
Net Income (2025E)	$56,949	$13,408	80.9%	19.1%
Pro Forma Net Income (2024E)*	$48,387	$22,119	68.6%	31.4%
Pro Forma Net Income (2025E)*	$56,949	$24,200	70.2%	29.8%

Balance Sheet	6/30/2022	6/30/2022
Total Assets	$3,215,694	$1,003,337	76.2%	23.8%
Total Cash	$91,577	$237,395	27.8%	72.2%
Total Investment Securities	$235,352	$240,868	49.4%	50.6%
Gross Loans, Incl. Loans HFS	$2,719,390	$471,356	85.2%	14.8%
Loan Loss Reserve	$33,193	$6,389	83.9%	16.1%
Deposits	$2,815,126	$879,428	76.2%	23.8%
Tangible Common Equity	$287,343	$91,722	75.8%	24.2%

Average Contribution (Items Highlighted Above)			81.8%	18.2%
Median Contribution (Items Highlighted Above)			81.8%	18.2%

Pro Forma Ownership Split in Merger Model			82.1%	17.9%
Pro Forma Ownership Split in 100% Stock Deal			78.0%	22.0%

Note: Citizens net income calendarized for a fiscal year end June 30, 2022 and Southern Missouri's estimated net income calendarized for a fiscal year end June 30, 2023, June 30, 2024, and June 30, 2025 based on Citizens' management budgeted financials with Southern Missouri management and Piper Sandler adjustments.

Citizens Comparable Companies Analysis.      D.A. Davidson used publicly available information to compare selected financial and market trading information for a group of 24 financial institutions selected by D.A. Davidson which: (i) were headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota or Wisconsin; (ii) had their common stock listed on the NYSE, NASDAQ or an over-the-counter exchange; (iii) had Total Assets between $500.0 million and $3.0 billion; (iv) had Non-Performing Assets/Total Assets less than 2.0%; (v) had a Loan-to-Deposit Ratio less than 80.0%; (vi) had Tangible Common Equity/Tangible Assets greater than 8.0%. The 24 financial institutions were as follows:

Bank of Labor Bancshares Inc.

BankFinancial Corp

BNCCORP Inc.

CITBA Financial Corp.

Citizens National Corp.

Cmnty Bcshs (McArthur OH)

Commercial National Financial

Consumers Bancorp Inc.

Croghan Bancshares Inc.

Crystal Valley Financial Corp.

Farmers Bancorp (Frankfort IN)

FFW Corp.

First Bankers Trustshares Inc.

Foresight Fnl Group Inc.

Keweenaw Financial Corporation

Macatawa Bank Corp.

Ohio Valley Banc Corp.

Oxford Bank Corporation

Pontiac Bancorp

Redwood Financial Inc.

Security National Corp.

The Baraboo Bancorp.

Two Rivers Financial Grp Inc.

West Shore Bank

The analysis compared the financial condition and market performance of Citizens and the 24 financial institutions identified above based on publicly available financial and market trading information for Citizens and the 24 financial institutions as of and for the twelve-month or three-month period ended September 16, 2022. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after September 16, 2022. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

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Financial Condition and Performance

		Comparable Companies
	Citizens (2)	Median	Average	Low	High
Total Assets (in millions)	$1,003	$919	$1,018	$511	$2,781
Loan / Deposit Ratio	53.6%	70.3%	66.6%	37.6%	79.7%
Non-Performing Assets / Total Assets (1)	1.85%	0.43%	0.45%	0.05%	1.40%
Tangible Common Equity Ratio	9.17%	8.49%	7.95%	1.98%	11.05%
Net Interest Margin (LTM)	2.52%	3.11%	3.06%	1.97%	3.60%
Cost of Deposits (LTM)	0.15%	0.16%	0.19%	0.03%	0.41%
Non-Interest Income / Total Assets (LTM)	0.91%	0.72%	0.88%	0.35%	2.73%
Efficiency Ratio (LTM)	84.3%	67.2%	68.1%	55.8%	86.2%
Return on Average Equity (LTM)	4.85%	9.67%	9.93%	4.97%	17.81%
Return on Average Assets (LTM)	0.51%	0.92%	0.94%	0.43%	1.55%

Market Performance Multiples

Comparable Companies
Median	Average	Low	High
Market Capitalization (in millions)	$86.9	$93.6	$7.2	$328.1
Price Change (LTM)	(4.1)%	(5.2)%	(41.2)%	25.7%
Price Change (YTD)	(9.3)%	(10.2)%	(40.5)%	8.6%
Price / LTM Earnings	9.3	x	10.5	x	5.5	x	21.8	x
Price / Tangible Book Value	111.8%	109.9%	41.6%	162.6%
Price / Core 8% Tangible Book Value	110.6%	110.4%	67.1%	168.6%
Tangible Book Premium / Core Deposits (3)	0.96%	1.00%	(3.13)%	6.88%
Dividend Yield (Most Recent Quarter)	2.72%	3.98%	1.40%	29.30%
Average Daily Volume (in thousands)	$17	$50	$-	$427

(1)	Non-Performing Assets / Total Assets includes performing TDRs.
(2)	Citizens Net Income based on Est. LTM Net Income available to common shareholders.
(3)	Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

Southern Missouri Comparable Companies Analysis. D.A. Davidson used publicly available information to compare selected financial and market trading information for Southern Missouri and a group of 34 financial institutions selected by D.A. Davidson which: (i) were headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota or Wisconsin; (ii) had their common stock listed on the NYSE or NASDAQ exchange; (iii) had Total Assets between $1.0 billion and $7.5 billion; (iv) had a Return on Average Assets greater than 1.0%; and (vi) were not pending merger targets. These 34 financial institutions were as follows:

Alerus Financial Corp.

Ames National Corp.

Bank First Corporation

Bridgewater Bancshares Inc.

Byline Bancorp Inc.

CF Bankshares Inc.

Citizens Community Bncp

Civista Bancshares Inc.

Community Trust Bancorp Inc.

CrossFirst Bankshares Inc.

Equity Bancshares Inc.

Farmers & Merchants Bancorp

Farmers National Banc Corp.

First Business Finl. Svcs. Inc

First Financial Corp.

First Mid Bancshares

German American Bancorp Inc.

Great Southern Bancorp Inc.

Hawthorn Bancshares Inc.

HBT Financial Inc.

Independent Bank Corp.

Lakeland Financial Corp.

Landmark Bancorp Inc.

LCNB Corp.

Limestone Bancorp Inc.

Middlefield Banc Corp.

Midland States Bancorp Inc.

Nicolet Bankshares Inc.

Pathward Financial Inc.

Peoples Bancorp Inc.

QCR Holdings Inc.

Republic Bancorp Inc.

United Bancshares Inc.

West Bancorp.

The analysis compared the financial condition and market performance of Southern Missouri and the 34 financial institutions identified above based on publicly available financial and market trading information for Southern Missouri and the 34 financial institutions as of and for the twelve-month or three-month period ended September 16, 2022. The analysis also compared the 2022 and 2023 earnings per share multiples for Southern Missouri and the 34 financial institutions identified above based on publicly available analyst earnings estimates for Southern Missouri and the 34 financial institutions. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after September 16, 2022. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

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Financial Condition and Performance

	Southern	Comparable Companies
	Missouri	Median	Average	Low	High
Total Assets (in millions)	$3,215	$4,169	$4,270	$1,111	$7,436
Loan / Deposit Ratio	96.3%	84.7%	83.5%	59.2%	122.5%
Non-Performing Assets / Total Assets (1)	0.40%	0.33%	0.46%	0.01%	1.59%
Tangible Common Equity Ratio	9.32%	7.64%	7.80%	5.37%	13.55%
Net Interest Margin (LTM)	3.72%	3.36%	3.39%	2.68%	4.63%
Cost of Deposits (LTM)	0.46%	0.19%	0.21%	0.01%	0.61%
Non-Interest Income / Total Assets (LTM)	0.71%	0.87%	1.01%	0.17%	3.92%
Efficiency Ratio (LTM)	48.0%	56.9%	57.3%	41.0%	71.8%
Return on Average Equity (LTM)	15.44%	11.91%	12.59%	9.03%	20.47%
Return on Average Assets (LTM)	1.59%	1.27%	1.29%	1.00%	2.10%

Market Performance Multiples

Southern	Comparable Companies
Missouri	Median	Average	Low	High
Market Capitalization (in millions)	$488.6	$480.0	$540.2	$69.7	$1,962.0
Price Change (LTM)	20.9%	6.2%	1.7%	(36.3)%	28.3%
Price Change (YTD)	1.5%	(7.9)%	(9.4)%	(45.0)%	19.3%
Price / LTM Earnings	10.2	x	9.1	x	9.6	x	6.2	x	20.3	x
Price / Tangible Book Value	163.5%	140.0%	159.1%	95.6%	352.2%
Price / Core 8% Tangible Book Value	174.0%	144.8%	154.6%	92.1%	383.3%
Tangible Book Premium / Core Deposits (2)	7.09%	4.38%	5.35%	(0.76)%	27.85%
Dividend Yield (Most Recent Quarter)	1.51%	2.62%	2.80%	0.45%	5.95%
Average Daily Volume (in thousands)	$1,062	$1,277	$1,681	$60	$9,471

(1)	Non-Performing Assets / Total Assets includes performing TDRs.
(2)	Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

Precedent Transactions Analysis. D.A. Davidson reviewed three sets of precedent merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions,” (2) “Midwest Transactions” and (3) “Kansas & Missouri Transactions”.

“Nationwide Transactions” included 26 transactions where the:

•	selling company was a bank headquartered in the United States;

•	selling company’s Total Assets were between $500.0 million and $3.0 billion;

•	transaction was announced since the beginning of 2021;

•	selling company’s Return on Average Assets over the last twelve months was greater than 0.00%;

•	selling company’s Loan-to-Deposit Ratio was below 75%;

•	transaction’s pricing information was publicly available;

•	buying company was not an investor group; and

•	transaction was not a merger of equals.

“Midwest Transactions” included 11 transactions where the:

•	selling company was a bank headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota or Wisconsin;

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•	selling company’s Total Assets were between $500.0 million and $3.0 billion;

•	selling company’s Return on Average Assets over the last twelve months was greater than 0.00%;

•	selling company’s Loan-to-Deposit Ratio was below 80%;

•	transaction was announced since the beginning of 2021;

•	transaction’s pricing information was publicly available;

•	buying company was not an investor group; and

•	transaction was not a merger of equals.

“Kansas & Missouri Transactions” included 13 transactions where the:

•	selling company was a bank headquartered in Kansas or Missouri;

•	selling company’s Total Assets were between $200.0 million and $5.0 billion;

•	selling company’s Return on Average Assets over the last twelve months was greater than 0.00%;

•	transaction was announced since the beginning of 2019;

•	transaction’s pricing information was publicly available;

•	buying company was not an investor group; and

•	transaction was not a merger of equals.

The following tables set forth the transactions included in “Nationwide Transactions,” “Midwest Transactions” and “Kansas & Missouri Transactions” and are sorted by announcement date:

Nationwide Transactions

Announcement Date	Buyer	Target

8/18/2022*

7/27/2022*

7/26/2022*

7/25/2022*

6/13/2022*

6/01/2022*

5/12/2022*

5/04/2022*

4/18/2022

4/01/2022*

3/29/2022*

3/10/2022*

2/24/2022

11/01/2021

8/09/2021

7/27/2021

7/27/2021

7/26/2021

6/23/2021

6/03/2021

5/17/2021

4/22/2021

4/19/2021

3/29/2021

1/19/2021

1/13/2021

TowneBank

The First Bancshares, Inc.

Bank First Corporation

Somerset Savings Bank, SLA

CrossFirst Bankshares, Inc.

F.N.B. Corporation

DFCU Financial

Seacoast Banking Corp. of FL

National Bank Holdings Corp.

National Bank Holdings Corp.

Seacoast Banking Corp. of FL

Arizona Federal Credit Union

Origin Bancorp, Inc.

MidWestOne Financial Group

Arbor Bancorp, Inc.

CVB Financial Corp.

TriCo Bancshares

Old Second Bancorp, Inc.

Columbia Banking System

First Foundation Inc.

Equity Bancshares, Inc.

Colony Bankcorp, Inc.

Bank of Marin Bancorp

Peoples Bancorp Inc.

First Busey Corporation

BancorpSouth Bank

Farmers Bankshares, Inc.

Heritage SE Bancorp.

Hometown Bancorp, Ltd.

Regal Bancorp, Inc.

Farmers & Stockmens Bank

UB Bancorp

First Citrus Bancorporation

Drummond Banking Co.

Community Bancorporation

Bancshares of Jackson Hole, Inc.

Apollo Bancshares, Inc.

Horizon Community Bank

BT Holdings, Inc.

Iowa First Bancshares Corp.

FNBH Bancorp, Inc.

Suncrest Bank

Valley Republic Bancorp

West Suburban Bancorp

Bank of Commerce Holdings

TGR Financial, Inc.

American St. Bancshares

SouthCrest Financial Group, Inc.

American River Bncs.

Premier Financial Bancorp

Cummins-American Corp.

FNS Bancshares, Inc.

*Indicates the transaction was pending as of September 16, 2022.

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Midwest Transactions

Announcement Date	Buyer	Target
7/26/2022* 1/19/2022 11/09/2021 11/01/2021 8/09/2021 8/03/2021 7/26/2021 6/23/2021 5/17/2021 1/27/2021 1/19/2021

Bank First Corporation

Bank First Corporation

QCR Holdings, Inc.

MidWestOne Financial Group

Arbor Bancorp, Inc.

Stock Yards Bancorp, Inc.

Old Second Bancorp, Inc.

Farmers National Banc Corp.

Equity Bancshares, Inc.

Stock Yards Bancorp, Inc.

First Busey Corporation

Hometown Bancorp, Ltd.

Denmark Bancshares, Inc.

Guaranty Federal Bancshares

Iowa First Bancshares Corp.

FNBH Bancorp, Inc.

Commonwealth Bancshares

West Suburban Bancorp

Cortland Bancorp

American St. Bancshares

Kentucky Bancshares, Inc.

Cummins-American Corp.

*Indicates the transaction was pending as of September 16, 2022.

Kansas & Missouri Transactions

Announcement Date	Buyer	Target
6/28/2022* 11/09/2021 9/28/2021 7/29/2021 5/17/2021 11/20/2020 9/28/2020 1/08/2020 9/25/2019 7/31/2019 5/31/2019 4/10/2019 1/16/2019

Landmark Bancorp, Inc.

QCR Holdings, Inc.

Southern Missouri Bancorp

First Mid Bancshares, Inc.

Equity Bancshares, Inc.

OakStar Bancshares, Inc.

First Mid Bancshares, Inc.

First Illinois Bancorp, Inc.

Central Bancompany, Inc.

Simmons First National Corp.

Dickinson Financial Corp. II

Central Bancompany, Inc.

Heartland Financial USA, Inc.

Freedom Bancshares, Inc.

Guaranty Federal Bancshares

Fortune Financial Corp.

Delta Bancshares Co.

American St. Bancshares

First Bancshares, Inc.

LINCO Bancshares, Inc.

Rockwood Bancshares

Platte County Bancshares

Landrum Company

KCB Bank

Liberty Bancorp, Inc.

Blue Valley Ban Corp.

*Indicates the transaction was pending as of September 16, 2022.

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•	transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price compared to core 8% tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

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•	transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•	tangible book premium to core deposits, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

As illustrated in the following table, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and Citizens data for the last twelve months ended September 16, 2022.

Financial Condition and Performance

		Nationwide				Midwest				Kansas & Missouri
	Citizens	Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$1,003.3	$947.0	$1,170.0	$519.4	$2,972.4	$791.7	$1,099.6	$519.4	$2,972.4	$605.0	$784.6	$222.7	$3,291.6
Return on Average Assets (LTM)	0.51%	0.98%	0.97%	0.42%	1.39%	0.97%	0.94%	0.42%	1.39%	1.00%	1.04%	0.27%	1.84%
Return on Average Equity (LTM)	4.85%	9.73%	9.91%	4.53%	15.79%	9.90%	9.36%	4.53%	14.43%	9.90%	10.16%	2.46%	18.33%
Tangible Common Equity Ratio	9.17%	8.37%	8.45%	4.74%	11.14%	8.94%	9.09%	7.31%	10.45%	9.23%	9.93%	6.88%	14.90%
Core Deposits / Deposits	98.4%	95.3%	94.8%	89.4%	99.6%	95.3%	95.4%	91.1%	99.5%	91.1%	90.2%	80.7%	98.0%
Loans / Deposits	53.6%	68.6%	66.1%	39.9%	74.8%	74.3%	70.6%	39.9%	78.8%	88.5%	88.6%	69.8%	106.3%
Non-Interest Income / Total Assets (LTM)	0.91%	0.58%	0.68%	0.16%	2.15%	0.89%	1.15%	0.34%	4.28%	0.60%	0.72%	0.12%	2.26%
Efficiency Ratio (LTM)	84.3%	63.3%	62.2%	37.9%	82.6%	65.4%	65.9%	48.3%	73.2%	67.2%	64.6%	50.2%	76.1%
Non-Performing Assets / Total Assets (1)	1.85%	0.32%	0.43%	0.00%	1.99%	0.49%	0.68%	0.22%	1.99%	0.52%	0.47%	0.00%	1.17%
Loan Loan Reserves / Non-Performing Assets	34.5%	178.5%	261.5%	58.9%	757.2%	163.0%	232.7%	58.9%	552.8%	133.5%	193.2%	62.6%	662.3%

Transaction Multiples

			Nationwide								Midwest								Kansas & Missouri
	Citizens		Median		Average		Low		High		Median		Average		Low		High		Median		Average		Low		High
Transaction Price / Tangible Book Value	153.4%		165.7%		164.5%		87.6%		210.9%		161.4%		151.1%		87.6%		210.9%		158.0%		154.7%		106.6%		194.8%
Transaction Price / Core 8% Tangible Book Value	162.0%		167.1%		166.1%		83.4%		229.3%		168.2%		158.6%		83.4%		229.3%		165.3%		163.9%		110.0%		221.5%
Transaction Price / LTM Earnings	27.6	x	15.2	x	16.0	x	9.2	x	26.5	x	16.3	x	16.0	x	10.4	x	21.6	x	14.3	x	15.4	x	8.5	x	25.5	x
Tangible Book Premium / Core Deposits (2)	6.50%		6.64%		6.44%		(1.52)%		12.06%		6.75%		5.71%		(1.52)%		12.06%		8.13%		7.37%		1.39%		12.62%

(1) Non-Performing Assets / Total Assets includes performing TDRs.

(2) Tangible Book Premium / Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

Net Present Value Analysis for Standalone Citizens. D.A. Davidson performed an analysis that estimated the net present value of Citizens common stock under various circumstances. The analysis assumed: (i) Citizens performed in accordance with Citizens management’s financial projections assuming a fiscal year end of June 30, 2023; and (ii) Citizens performed in accordance with D.A. Davidson Investment Banking assumptions as discussed with and confirmed by Citizens senior management assuming a fiscal year end of June 30, 2024, June 30, 2025, June 30, 2026, June 30, 2027 and June 30, 2028. To approximate the terminal value of Citizens common stock at June 30, 2028, D.A. Davidson applied price to earnings multiples ranging from 8.0x to 20.0x and multiples of tangible book value ranging from 80.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.31% to 21.31% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Citizens common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the September 19, 2022 Citizens board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values of Citizens common stock of $32.4 million to $147.6 million when applying the price to earnings multiples to the financial forecasts and $41.7 million to $190.0 million when applying the multiples of tangible book value to the financial forecasts.

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Earnings Multiples

	Earnings Multiples (1)
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.31%	$59,039	$73,799	$88,559	$103,318	$118,078	$132,838	$147,598
11.31%	$53,185	$66,482	$79,778	$93,075	$106,371	$119,667	$132,964
13.31%	$48,001	$60,002	$72,002	$84,002	$96,003	$108,003	$120,003
15.31%	$43,400	$54,250	$65,101	$75,951	$86,801	$97,651	$108,501
17.31%	$39,308	$49,136	$58,963	$68,790	$78,617	$88,444	$98,271
19.31%	$35,662	$44,577	$53,493	$62,408	$71,324	$80,239	$89,155
21.31%	$32,406	$40,508	$48,609	$56,711	$64,812	$72,914	$81,015

(1) Dollars in thousands.

Tangible Book Value Multiples

	Tangible Book Value Multiples (1)
Discount Rate	80.0%	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%
9.31%	$76,005	$95,006	$114,007	$133,008	$152,009	$171,010	$190,011
11.31%	$68,469	$85,586	$102,703	$119,820	$136,938	$154,055	$171,172
13.31%	$61,795	$77,244	$92,692	$108,141	$123,590	$139,039	$154,487
15.31%	$55,872	$69,840	$83,808	$97,776	$111,744	$125,712	$139,680
17.31%	$50,604	$63,255	$75,906	$88,557	$101,208	$113,859	$126,510
19.31%	$45,910	$57,387	$68,865	$80,342	$91,820	$103,297	$114,774
21.31%	$41,718	$52,148	$62,578	$73,007	$83,437	$93,866	$104,296

(1) Dollars in thousands.

D.A. Davidson also considered and discussed with Citizens' board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Citizens' estimated earnings in 2028 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of aggregate values for Citizens common stock, using the same price to earnings multiples of 8.0x to 20.0x and a discount rate of 15.31%.

Variance to	Earnings Multiples (1)
2028 Earnings	8.0x	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
20.00%	$52,080	$65,101	$78,121	$91,141	$104,161	$117,181	$130,201
15.00%	$49,910	$62,388	$74,866	$87,343	$99,821	$112,298	$124,776
10.00%	$47,740	$59,676	$71,611	$83,546	$95,481	$107,416	$119,351
5.00%	$45,570	$56,963	$68,356	$79,748	$91,141	$102,533	$113,926
0.00%	$43,400	$54,250	$65,101	$75,951	$86,801	$97,651	$108,501
-5.00%	$41,230	$51,538	$61,846	$72,153	$82,461	$92,768	$103,076
-10.00%	$39,060	$48,825	$58,591	$68,356	$78,121	$87,886	$97,651
-15.00%	$36,890	$46,113	$55,335	$64,558	$73,781	$83,003	$92,226
-20.00%	$34,720	$43,400	$52,080	$60,761	$69,441	$78,121	$86,801

(1) Dollars in thousands.

Financial Impact Analysis. D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Citizens and Southern Missouri. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Southern Missouri. In the course of this analysis, D.A. Davidson used financial estimates for Southern Missouri based on Southern Missouri management estimates for the fiscal years ending June 30, 2023, June 30, 2024, June 30, 2025, June 30, 2026 and June 30, 2027 and based on D.A. Davidson estimates for the fiscal years ending June 30, 2028. Citizens projected financials calendarized for a fiscal year end June 30, 2023, June 30, 2024, June 30, 2025, June 30, 2026 and June 30, 2027, were based on Citizens management’s budgeted financials with Southern Missouri management adjustments, and based on D.A. Davidson estimates for the fiscal year ending June 30, 2028, as confirmed by Citizens management. This analysis indicated that the merger is expected to be accretive to Southern Missouri’s estimated earnings per share beginning in fiscal year end 2023, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Southern Missouri and that Southern Missouri would maintain capital ratios in excess of those required for Southern Missouri to be considered “well-capitalized” under existing banking regulations. For all of the above analyses, the actual results achieved by Citizens and Southern Missouri prior to and following the merger will vary from the projected results, and the variations may be material.

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D.A. Davidson prepared its analyses for purposes of providing its opinion to Citizens' board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Citizens' common stock in the proposed merger and to assist Citizens' board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Citizens, Southern Missouri or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by Citizens' board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Citizens or management with respect to the merger or the merger consideration.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Citizens in connection with, and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Citizens, Southern Missouri and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Citizens and Southern Missouri for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. During the two years preceding the date of its opinion, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Citizens or Southern Missouri.

Citizens selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on January 15, 2020, Citizens engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Citizens agreed to pay D.A. Davidson a cash fee of $100,000 concurrently with the rendering of its opinion. Citizens will pay to D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.00% of the aggregate consideration. Citizens has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined Citizens in the future and may receive future compensation.

Recommendation of Southern Missouri’s Board of Directors; Southern Missouri’s Reasons for the Merger

Southern Missouri’s board of directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Southern Missouri and its shareholders. Accordingly, Southern Missouri’s’ board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Southern Missouri’s shareholder vote “FOR” the share issuance proposal.

In reaching its decision to approve the merger agreement and related transactions, the Southern Missouri board of directors consulted with its senior management and financial advisor with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to Southern Missouri, and its outside legal counsel as to its legal duties and the terms of the merger agreement. The Southern Missouri board of directors believes that combining with Citizens will create a stronger organization that will provide significant benefits to Southern Missouri’s shareholders and clients. The merger also will enable Southern Missouri to expand its banking presence in the Kansas City market area which will help transform Southern Missouri into a more significant statewide participant in Missouri.

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During its deliberation regarding the approval of the merger agreement, the board of directors of Southern Missouri considered a number of factors, including, but not limited to, the following:

•	Citizens’ strong existing customer deposit base and reputation for providing quality customer service;

•	the compatibility of the merger with Southern Missouri’s long-term community banking strategy;

•	CBTC’s branch locations in the Kansas City, MO area will complement Southern Bank’s existing footprint;

•	the ability of the combined company to offer a broader array of products and services to Citizens’ customers;

•	Citizens’ financial performance and strong asset quality;

•	the terms of the merger agreement and related transactions, including the representations and warranties of the parties, the covenants, the consideration, the benefits to Citizens’ employees, and the termination fee to be paid by Citizens under certain circumstances;

•	the opinion of Piper Sandler, financial advisor to the Southern Missouri board of directors, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration was fair to Southern Missouri from a financial point of view, as more fully described under “— Opinion of Southern Missouri’s Financial Advisor,” below;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	Southern Missouri management’s prior record of integrating acquired financial institutions.

Southern Missouri’s assumptions are a result of its present assessment of where savings could be realized based upon the present independent operations of Citizens. Actual savings in some or all of these areas could be higher or lower than currently expected.

In reaching its decision to approve the merger agreement, Southern Missouri’s board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by Southern Missouri’s board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Southern Missouri’s board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of Southern Missouri’s board of directors may have given different weights to different factors. Southern Missouri’s board of directors considered all of these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

SOUTHERN MISSOURI’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

Opinion of Southern Missouri’s Financial Advisor

Southern Missouri retained Piper Sandler to act as financial advisor to Southern Missouri’s board of directors in connection with Southern Missouri’s consideration of a possible business combination with Citizens. Southern Missouri selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

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Piper Sandler acted as financial advisor to Southern Missouri’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 20, 2022 meeting at which Southern Missouri’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on September 20, 2022, to the effect that, as of such date, the merger consideration to be paid by Southern Missouri to Citizens common stockholders in the merger was fair to Southern Missouri from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Southern Missouri common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of Southern Missouri in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Southern Missouri as to how any such shareholder should vote at the Southern Missouri special meeting called to consider and vote upon the Southern Missouri share issuance proposal. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to Southern Missouri and did not address the underlying business decision of Southern Missouri to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Southern Missouri or the effect of any other transaction in which Southern Missouri might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Southern Missouri, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	an execution copy of the merger agreement;

•	certain publicly available financial statements and other historical financial information of Southern Missouri that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Citizens that Piper Sandler deemed relevant;

•	certain internal financial projections for Southern Missouri for the fiscal years ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri;

•	certain financial projections for Citizens for the twelve-month periods ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri;

•	the pro forma financial impact of the merger on Southern Missouri based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for current expected credit losses (CECL) accounting standards, as provided by the senior management of Southern Missouri;

•	the publicly reported historical price and trading activity for Southern Missouri common stock, including a comparison of certain stock trading information for Southern Missouri common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Southern Missouri and Citizens with similar financial institutions for which information was publicly available;

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•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Southern Missouri and its representatives the business, financial condition, results of operations and prospects of Southern Missouri and held similar discussions with certain members of the senior management of Citizens and its representatives regarding the business, financial condition, results of operations and prospects of Citizens.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Southern Missouri or its representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the senior management of Southern Missouri that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Southern Missouri or Citizens, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Southern Missouri or Citizens. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Southern Missouri or Citizens, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Southern Missouri or Citizens. Piper Sandler assumed, with Southern Missouri’s consent, that the respective allowances for loan losses for both Southern Missouri and Citizens were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Southern Missouri for the fiscal years ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri. In addition, Piper Sandler used certain financial projections for Citizens for the twelve-month periods ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of Southern Missouri. With respect to the foregoing information, the senior management of Southern Missouri confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgments of senior management as to the future financial performance of Southern Missouri and Citizens, respectively, and the other matters covered thereby, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Southern Missouri or Citizens since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Southern Missouri and Citizens would remain as going concerns for all periods relevant to its analyses.

For purposes of Piper Sandler’s analyses, and with Southern Missouri’s consent, Piper Sandler assumed that there would not be any adjustments to the merger consideration. Piper Sandler also assumed, with Southern Missouri’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Southern Missouri, Citizens, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Southern Missouri’s consent, Piper Sandler relied upon the advice that Southern Missouri received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

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Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Southern Missouri common stock at any time or what the value of Southern Missouri common stock would be once it is actually received by the holders of Citizens common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Southern Missouri’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Southern Missouri or Citizens and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Southern Missouri and Citizens and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to Southern Missouri on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Southern Missouri, Citizens, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Southern Missouri’s board of directors at its September 20, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Southern Missouri common stock or Citizens common stock or the prices at which Southern Missouri or Citizens common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Southern Missouri’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Southern Missouri’s board of directors with respect to the fairness of the merger consideration.

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Summary of Proposed Merger Consideration and Implied Transaction Metrics. Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Citizens common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, (i) with respect to which an election to receive cash has been validly made and not revoked, shall be converted into the right to receive $53.50; and (ii) with respect to which an election to receive Southern Missouri common stock has been validly made and not revoked, shall be converted into the right to receive 1.1448 validly issued, fully paid and non-assessable shares of Southern Missouri common stock, subject to adjustment as set forth in the merger agreement. Piper Sandler noted that the merger agreement provides, generally, that elections will be subject to pro ration such that the aggregate cash amount that will be paid in the merger equals as closely as practicable twenty five percent (25%) of the aggregate merger consideration. Piper Sandler calculated an aggregate implied transaction value of approximately $137.8 million and an implied purchase price per share of $57.58 consisting of the implied value of 2,346,915 shares of Citizens common stock outstanding and 125,000 options with a weighted average strike price of $32.55, and based on the closing price of Southern Missouri common stock on September 14, 2022. Based upon financial information for Citizens as of or for the last twelve-months (“LTM”) ended June 30, 2022, Piper Sandler calculated the following implied transaction metrics:

	Per Share Basis	Per Share		Aggregate Basis	Aggregate
Transaction Price / LTM Earnings	$2.13	27.0	x	$5,093	27.0	x
Trans. Price / Est. Earnings for the 12-month Period Ending June 30, 2023(1)	$3.83	15.0	x	$9,166	15.0	x
Trans. Price / Est. Earnings for the 12-month Period Ending June 30, 2024(1)	$5.18	11.1	x	$12,378	11.1	x
Transaction Price / Tangible Book Value	$39.08	147.3%		$91,722	150.2%
Core Deposit Premium (2)	--	--		$821,884	5.6%

(1)	Southern Missouri management’s projections for Citizens.

(2)	Core deposits defined as total deposits less time deposits with balances greater than $100,000.

Stock Trading History. Piper Sandler reviewed the publicly available historical reported trading price of Southern Missouri common stock for the one-year and three-year periods ended September 14, 2022. Piper Sandler then compared the relationship between the movements in the price of Southern Missouri common stock to movements in its peer group (as described below) as well as certain stock indices.

Southern Missouri’s One-Year Stock Performance

	Beginning Value 9/14/2021	Ending Value 9/14/2022
Southern Missouri	100%	117.9%
Southern Missouri Peer Group	100%	104.3%
S&P 500 Bank Index	100%	82.0%
NASDAQ Bank Index	100%	96.1%

Southern Missouri’s Three-Year Stock Performance

	Beginning Value 9/13/2019	Ending Value 9/14/2022
Southern Missouri	100%	144.6%
Southern Missouri Peer Group	100%	102.8%
S&P 500 Bank Index	100%	97.8%
NASDAQ Bank Index	100%	113.2%

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Comparable Company Analyses. Piper Sandler used publicly available information to compare selected financial information for Southern Missouri with a group of financial institutions selected by Piper Sandler. The Southern Missouri peer group included major exchange-traded (NYSE, NYSEAM, NASDAQ) banks and thrifts with total assets between $2.3 billion and $4.3 billion, but excluded targets of announced merger transactions (the “Southern Missouri Peer Group”). The Southern Missouri Peer Group consisted of the following companies:

HBT Financial Inc. Farmers National Banc Corp. First Internet Bancorp Bridgewater Bancshares Inc. West Bancorp. Alerus Financial Corp. Civista Bancshares Inc.	Bank First Corporation Macatawa Bank Corp. First Business Finl. Svcs. Inc Farmers & Merchants Bancorp Sterling Bncp (Southfield MI) ChoiceOne Financial Services

The analysis compared publicly available financial information for Southern Missouri with corresponding data for the Southern Missouri Peer Group as of or for the year ended June 30, 2022 (unless otherwise noted) with pricing data as of September 14, 2022. The table below sets forth the data for Southern Missouri and the median, mean, low and high data for the Southern Missouri Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Southern Missouri’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Southern Missouri Comparable Company Analysis

	Southern Missouri	Southern Missouri Peer Group Median	Southern Missouri Peer Group Mean	Southern Missouri Peer Group Low	Southern Missouri Peer Group High
Total assets ($mm)	3,215	3,039	3,245	2,360	4,224
Loans / Deposits (%)	96.6	88.7	82.2	44.6	122.5
Non-performing assets¹ / Total assets (%)	1.15	0.17	0.33	0.01	2.20
Tangible common equity/Tangible assets (%)	9.05	7.96	7.93	4.49	13.39
Leverage Ratio (%)	10.41	9.56	9.78	7.50	12.91
Total RBC Ratio (%)(1)	13.42	16.74	15.82	11.56	24.70
CRE / Total RBC Ratio (%)(2)	297.1	243.7	237.7	61.6	466.1
LTM Return on average assets (%)	1.59	1.30	1.22	0.70	1.47
LTM Return on average equity (%)	15.4	13.2	12.7	6.1	20.5
LTM Net interest margin (%)	3.72	3.24	3.07	1.97	3.56
LTM Efficiency ratio (%)	48.0	54.3	57.4	41.0	86.4
Price / Tangible book value (%)	169	156	157	90	231
Price / LTM Earnings per share (x)	10.1	9.4	10.0	7.6	14.4
Price / 2022 Est. Earnings per share (x)	9.9	9.2	9.4	7.4	12.5
Price / 2023 Est. Earnings per share (x)	9.0	9.1	10.3	6.7	25.7
Current Dividend Yield (%)	1.6	2.9	2.8	0.0	4.7
Market value ($mm)	475	348	390	159	709

(1)	Bank level data as of June 30, 2022 used for Farmers & Merchants Bancorp.

(2)	Bank level data as of June 30, 2022 used for Bank First Corporation, Macatawa Bank Corp., Farmers & Merchants Bancorp and Choice One Financial Services.

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Piper Sandler used publicly available information to perform a similar analysis for Citizens by comparing selected financial information for Citizens with a group of financial institutions selected by Piper Sandler. The Citizens peer group included major exchange-traded banks and thrifts headquartered in the Midwest region of the United States with total assets between $700 million and $1.5 billion, but excluded targets of announced merger transactions (the “Citizens Peer Group”). The Citizens Peer Group consisted of the following companies:

SB Financial Group, Inc. Middlefield Banc Corp. Landmark Bancorp, Inc. Richmond Mutual Bancorporation Ohio Valley Banc Corp.	First Capital, Inc. United Bancshares, Inc. HMN Financial, Inc. IF Bancorp, Inc. United Bancorp, Inc.

The analysis compared publicly available financial information for Citizens with corresponding data for the Citizens Peer Group as of or for the year ended June 30, 2022 (unless otherwise noted) with pricing data as of September 14, 2022. The table below sets forth the data for Citizens and the median, mean, low and high data for the Citizens Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Citizens’ historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Citizens Comparable Company Analysis

	Citizens	Citizens Peer Group Median	Citizens Peer Group Mean	Citizens Peer Group Low	Citizens Peer Group High
Total assets ($mm)	1,003	1,214	1,135	719	1,294
Loans / Deposits (%)(1)	53.6	73.6	73.3	49.2	95.7
Non-performing assets / Total assets (%)(2)	1.85	0.42	0.44	0.11	1.10
Tangible common equity/Tangible assets (%)	9.16	8.16	8.27	5.37	10.93
Leverage Ratio (%)(3)	9.97	10.11	10.16	8.49	12.74
Total RBC Ratio (%)(4)	17.71	15.12	15.72	14.06	18.73
CRE / Total RBC Ratio (%)(5)	184.7	197.9	198.3	64.4	289.7
LTM Return on average assets (%)	0.51	0.98	1.03	0.74	1.34
LTM Return on average equity (%)	5.3	9.9	9.9	7.0	14.2
LTM Net interest margin (%)	2.47	3.22	3.24	2.67	3.88
LTM Efficiency ratio (%)	84.6	69.5	67.9	57.3	72.8
Price / Tangible book value (%)	--	118	119	81	156
Price / LTM Earnings per share (x)	--	9.4	9.6	6.0	12.8
Current Dividend Yield (%)	--	2.9	3.0	1.1	4.2
Market value ($mm)	--	110	110	55	163

(1)	Bank level data as of June 30, 2022 used for IF Bancorp, Inc.

(2)	Bank level data as of June 30, 2022 used for United Bancshares, Inc., IF Bancorp, Inc., and United Bancorp, Inc.

(3)	Bank level data as of June 30, 2022 used for SB Financial Group, Inc., Richmond Mutual Bancorporation, Ohio Valley Banc Corp., First Capital, Inc., United Bancshares, Inc., HMN Financial, Inc. and IF Bancorp, Inc.

(4)	Bank level data as of June 30, 2022 used for SB Financial Group, Inc., Richmond Mutual Bancorporation, United Bancshares, Inc. and HMN Financial, Inc.

(5)	Bank level data as of June 30, 2022 used for SB Financial Group, Inc., Middlefield Banc Corp., Richmond Mutual Bancorporation, Ohio Valley Banc Corp., First Capital, Inc., United Bancshares, Inc., HMN Financial, Inc., IF Bancorp, Inc. and United Bancorp, Inc.

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Analysis of Precedent Transactions. Piper Sandler reviewed a regional group of merger and acquisition transactions. The group consisted of bank and thrift transactions announced between January 1, 2020 and September 14, 2022 where the target was headquartered in the Midwest region of the United States and had total assets between $500 million and $1.5 billion at announcement (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:

Acquiror	Target

HBT Financial Inc.

Bank First Corporation

Nicolet Bankshares Inc.

Bank First Corporation

QCR Holdings Inc.

MidWestOne Financial

German American Bancorp

Arbor Bancorp Inc.

Stock Yards Bancorp Inc.

First Mid Bancshares

Finward Bancorp

Farmers National Banc Corp.

Nicolet Bankshares Inc.

Equity Bancshares Inc.

Stock Yards Bancorp Inc.

First Busey Corp.

First Mid Bancshares

Town and Country Finl Corp

Hometown Bancorp Ltd.

Charter Bankshares Inc.

Denmark Bancshares Inc.

Guaranty Federal Bcshs

Iowa First Bcshs Corp.

Citizens Union Bancorp

FNBH Bancorp Inc.

Commonwealth Bcshs

Delta Bancshares Co.

Royal Financial Inc.

Cortland Bancorp

County Bancorp Inc.

American State Bcshs

Kentucky Bancshares Inc.

Cummins-American Corp.

LINCO Bancshares Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, and core deposit premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Precedent Transactions group.

	Southern Missouri/	Precedent Transactions
	Citizens	Median	Mean	Low	High
Transaction Price / LTM Earnings (x)	27.0	16.0	17.7	8.3	59.0
Transaction Price / TBV (%)	147	151	148	107	211
TBV Premium to Core Deps. (%)	5.6	6.6	6.0	1.3	12.1

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Net Present Value Analyses. Piper Sandler performed an analysis that estimated the net present value of a share of Southern Missouri common stock assuming Southern Missouri performed in accordance with certain internal financial projections for Southern Missouri for the fiscal years ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri. To approximate the terminal value of a share of Southern Missouri common stock at June 30, 2027, Piper Sandler applied price to fiscal year ending June 30, 2027 earnings multiples ranging from 8.0x to 13.0x and multiples of tangible book value ranging from 140% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Southern Missouri common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Southern Missouri common stock of $33.94 to $63.29 when applying multiples of earnings and $45.88 to $72.86 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
9.0%	40.36	44.95	49.53	54.12	58.70	63.29
10.0%	38.62	43.01	47.39	51.77	56.15	60.53
11.0%	36.98	41.17	45.35	49.54	53.73	57.91
12.0%	35.42	39.42	43.43	47.43	51.43	55.44
13.0%	33.94	37.77	41.60	45.43	49.26	53.09

Tangible Book Value Per Share Multiples

Discount
Rate	140%	150%	160%	170%	180%	190%
9.0%	54.66	58.30	61.94	65.58	69.22	72.86
10.0%	52.29	55.76	59.24	62.72	66.20	69.67
11.0%	50.04	53.36	56.68	60.01	63.33	66.66
12.0%	47.90	51.08	54.26	57.44	60.62	63.80
13.0%	45.88	48.92	51.96	55.00	58.04	61.08

Piper Sandler also considered and discussed with Southern Missouri’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Southern Missouri’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Southern Missouri’s common stock, applying the price to fiscal year ending June 30, 2027 earnings multiples range of 8.0x to 13.0x referred to above and a discount rate of 11.86%.

Earnings Per Share Multiples

Annual Projection
Variance	8.0x	9.0x	10.0x	11.0x	12.0x	13.0x
(20.0)%	29.19	32.41	35.63	38.86	42.08	45.30
(10.0)%	32.41	36.04	39.66	43.29	46.91	50.54
0.0%	35.63	39.66	43.69	47.72	51.75	55.78
10.0%	38.86	43.29	47.72	52.15	56.58	61.01
20.0%	42.08	46.91	51.75	56.58	61.42	66.25

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Piper Sandler also performed an analysis that estimated the net present value per share of Citizens common stock, assuming Citizens performed in accordance with certain financial projections for Citizens for the twelve-month periods ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri, which analysis assumed that a special dividend is paid in the terminal period (i.e., the twelve-month period ending June 30, 2027) in order to bring Citizens’ terminal period tangible common equity to tangible assets ratio in line with the Citizens Peer Group median. To approximate the terminal value of a share of Citizens common stock at June 30, 2027, Piper Sandler applied price to twelve-month period ending June 30, 2027 earnings multiples ranging from 8.0x to 12.0x and multiples of June 30, 2027 tangible book value ranging from 90% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Citizens common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Citizens common stock of $41.65 to $64.41 when applying multiples of earnings and $32.49 to $46.81 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	8.0x	9.0x	10.0x	11.0x	12.0x
10.0%	49.79	53.45	57.10	60.76	64.41
11.0%	47.59	51.08	54.57	58.07	61.56
12.0%	45.50	48.84	52.18	55.52	58.86
13.0%	43.52	46.72	49.91	53.11	56.30
14.0%	41.65	44.70	47.76	50.82	53.88

Tangible Book Value Per Share Multiples

Discount
Rate	90%	100%	110%	120%	130%
10.0%	38.85	40.84	42.83	44.82	46.81
11.0%	37.13	39.03	40.94	42.84	44.74
12.0%	35.50	37.32	39.14	40.96	42.78
13.0%	33.96	35.70	37.44	39.18	40.92
14.0%	32.49	34.16	35.83	37.49	39.16

Piper Sandler also considered and discussed with Southern Missouri’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Citizens’ earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Citizens common stock, applying the price to twelve-month period ending June 30, 2027 earnings multiples range of 8.0x to 12.0x referred to above and a discount rate of 11.86%.

Earnings Per Share Multiples

Annual Projection
Variance	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0)%	40.41	43.10	45.79	48.47	51.16
(10.0)%	43.10	46.12	49.15	52.17	55.20
0.0%	45.79	49.15	52.51	55.87	59.23
10.0%	48.47	52.17	55.87	59.57	63.27
20.0%	51.16	55.20	59.23	63.27	67.30

In addition, Piper Sandler also performed an analysis that estimated the net present value per share of Citizens common stock, assuming Citizens performed in accordance with certain financial projections for Citizens for the twelve-month periods ending June 30, 2023 through June 30, 2027 assuming certain cost savings assumptions, as provided by the senior management of Southern Missouri. To approximate the terminal value of a share of Citizens common stock at June 30, 2027, Piper Sandler applied price to twelve-month period ending June 30, 2027 earnings multiples ranging from 8.0x to 12.0x and multiples of June 30, 2027 tangible book value ranging from 90% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Citizens common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Citizens common stock of $59.25 to $93.43 when applying multiples of earnings and $36.84 to $52.00 when applying multiples of tangible book value.

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Earnings Per Share Multiples

Discount
Rate	8.0x	9.0x	10.0x	11.0x	12.0x
10.0%	70.84	76.48	82.13	87.78	93.43
11.0%	67.70	73.10	78.50	83.90	89.29
12.0%	64.73	69.89	75.06	80.22	85.38
13.0%	61.92	66.86	71.79	76.73	81.67
14.0%	59.25	63.97	68.70	73.42	78.15

Tangible Book Value Per Share Multiples

Discount
Rate	90%	100%	110%	120%	130%
10.0%	44.04	46.03	48.02	50.01	52.00
11.0%	42.09	43.99	45.90	47.80	49.70
12.0%	40.25	42.06	43.88	45.70	47.52
13.0%	38.50	40.24	41.98	43.72	45.45
14.0%	36.84	38.50	40.17	41.83	43.50

Piper Sandler also considered and discussed with Southern Missouri’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Citizens’ earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Citizens common stock, applying the price to twelve-month period ending June 30, 2027 earnings multiples range of 8.0x to 12.0x referred to above and a discount rate of 11.86%.

Earnings Per Share Multiples

Annual Projection
Variance	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0)%	59.76	64.28	68.80	73.32	77.85
(10.0)%	62.45	67.31	72.16	77.02	81.88
0.0%	65.14	70.33	75.53	80.72	85.91
10.0%	67.83	73.36	78.89	84.42	89.95
20.0%	70.52	76.38	82.25	88.12	93.98

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis. Piper Sandler analyzed certain potential pro forma effects of the merger on Southern Missouri assuming the transaction closes on March 31, 2023. Piper Sandler also utilized the following information and assumptions: (a) certain internal financial projections for Southern Missouri for the fiscal years ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri, (b) certain financial projections for Citizens for the twelve-month periods ending June 30, 2023 through June 30, 2027, as provided by the senior management of Southern Missouri, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for current expected credit loss (“CECL”) accounting standards, as provided by the senior management of Southern Missouri. The analysis indicated that the transaction could be accretive to Southern Missouri’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending June 30, 2023 through June 30, 2027 and dilutive to Southern Missouri’s estimated tangible book value per share at close and through June 30, 2025.

In connection with this analysis, Piper Sandler considered and discussed with the Southern Missouri’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

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Piper Sandler’s Relationship. Piper Sandler is acting as Southern Missouri’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.0% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction Piper Sandler’s fee was approximately $1.4 million. Piper Sandler also received a $250,000 fee from Southern Missouri upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. Southern Missouri has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement. Piper Sandler did not provide any other investment banking services to Southern Missouri in the two years preceding the date of Piper Sandler’s opinion. Piper Sandler did not provide any investment banking services to Citizens in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Southern Missouri, Citizens and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Southern Missouri for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Southern Missouri’s Board of Directors Following Completion of the Merger

Following completion of the mergers, the directors of Southern Missouri and Southern Bank immediately prior to the effective time will constitute the boards of directors of Southern Missouri as the surviving corporation and Southern Bank as the resulting institution, respectively, with the addition of one current Citizens’ director, who has yet to be determined, to be appointed to both boards.

Interests of Citizens’ Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of Citizens will receive the same consideration for their Citizens’ shares as the other shareholders of Citizens. In considering the recommendation of the Citizens board of directors that you vote to approve the merger agreement proposal, you should be aware that Citizens’ executive officers and directors have interests in the merger and may have arrangements, as described below, which are different from, or in addition to, those of Citizens’ shareholders generally. The Citizens’ board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement proposal. Further, pursuant to the merger agreement, certain directors and executive officers of Citizens have delivered to Southern Missouri an executed Citizens voting agreement and a resignation, non-solicitation and non-disclosure agreement, each substantially in the form attached as an exhibit to the merger agreement for no additional consideration.These interests include the following:

•	Roger M. Arwood, Chief Executive Officer and President of Citizens and Chief Executive Officer of CBTC, William E. Young, Community Banking Executive of Citizens and President of CBTC and Jon L. Appleby, Chief Financial Officer of Citizens and CBTC, will be entitled to receive change of control severance benefits pursuant to an employment agreement, in the case of Mr. Arwood, and Special Compensation Agreements in the case of Mr. Young and Mr. Appleby, that each of them entered into with Citizens and CBTC, upon termination of employment, or, if earlier, in the case of Mr. Young or Mr. Appleby, in the event of a diminution of responsibilities, duties, title or pay in the 24 months following the merger, in an amount equal to $840,000 for Mr. Arwood, $760,548 for Mr. Young and $473,800 for Mr. Appleby, plus the bonuses and insurance premiums discussed in the next three bullets. Mr. Arwood’s agreement provides for payments over a period of 18 months, while the agreements with Messrs. Young and Appleby provide for a lump sum payment.

•	In addition to the above amount, Mr. Arwood will be entitled to receive a payment equal to the annual bonus that would be payable for the year in which the termination of his employment occurs.

•	In addition to the above amount, Mr. Young will be entitled to receive three times his earned incentive bonus for 2022, and Mr. Appleby will be entitled to receive two times his earned incentive bonus for 2022, in each case upon termination of the executive’s employment or a diminution of his responsibilities, duties, title or pay by Southern Missouri or an affiliate of Southern Missouri.

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•	If Mr. Arwood, Mr. Young or Mr. Appleby is not employed by either Southern Missouri or Southern Bank following the completion of the merger, the terminated executive will also receive continuation of group medical insurance benefits or payment of COBRA continuation benefits for 18 months for Mr. Arwood, 36 months for Mr. Young and 24 months for Mr. Appleby following the date of termination of employment (or, if earlier with respect to Messrs. Young and Appleby, the date of diminution of the executive’s responsibilities, duties, title or pay) or until the date the executive obtains medical coverage through new employment, whichever occurs first.

•	Pursuant to Special Compensation Agreements, each of Robert G. Wright, Executive Vice President of Enterprise Risk Management and Corporate Secretary of Citizens and CBTC, James H. Conley, Executive Vice President of Commercial Real Estate of CBTC and Joseph V. Christifano, Executive Vice President and Treasurer of Citizens and CBTC, will upon termination of employment (or, if earlier, in the event of a diminution of the executive’s responsibilities, duties, title or pay), be entitled to receive an amount equal to $180,000 for Mr. Wright, $205,400 for Mr. Conley and $165,000 for Mr. Christifano, plus an amount equal to his earned incentive bonus for 2022 in an amount not to exceed $25,000 for each of them, plus a prorated bonus for the year of termination, plus COBRA premiums for one year from the date of termination of employment (or, if earlier, the date of diminution of the executive’s responsibilities, duties, title or pay) or until the date the executive obtains medical coverage through new employment, whichever occurs first. COBRA premiums are estimated to be $21,600 for each of them, assuming he receives COBRA for the maximum time period provided under his agreement. The foregoing bonus for 2022 is an estimate that reflects the maximum amount of bonus that may be paid and assumes the criteria for achieving the bonus have been fully satisfied. The actual bonus amounts may be less than as provided above.

•	Each other executive officer may be entitled to a severance payment as described under the section entitled “The Merger – Covenants and Agreements – Employee Benefit Plan Matters.”

•	Southern Missouri has agreed to take all action necessary to appoint one person who currently serves as a director of Citizens to be a director of Southern Missouri, for a term expiring at the 2025 annual meeting of shareholders of Southern Missouri, and a director of Southern Bank, in each case to be effective upon completion of the merger. The person to serve as a director has not been determined as of the date of this joint proxy statement/prospectus.

•	In connection with the execution of the merger agreement, Citizens accelerated the vesting of all unvested stock options held by directors and executive officers. As a result, all outstanding stock options are currently fully vested, representing a total of 125,000 shares of Citizens common stock as more fully described below.

The Special Compensation Agreements provide for compensation if the employee's employment is terminated other than for misconduct within six months prior to or twenty-four months after a change of control, or if there is a diminution of the executive's responsibilities, duties, title or pay during such period. The payments and benefits provided to Mr. Arwood under his employment agreement provide that he has the right to terminate his employment for any reason within 180 days following a change of control, and the amounts and benefits described in this section as being provided to him assume that he exercises such termination right in 2023. The amounts payable described in this section assumes that the effective time of the merger and the termination of each executive’s employment occurs in 2023.

Stock Ownership. The current directors and executive officers of Citizens, together with their affiliates, beneficially owned (excluding vested but unexercised stock options), as of the record date for the special meeting, a total of 871,898 shares of Citizens common stock, representing approximately 50.0% of the total outstanding Citizens common shares entitled to vote. Certain Citizens directors and executive officers holding Citizens common stock have executed voting agreements as described below, agreeing to vote his or her shares for approval of the merger agreement proposal and the Citizens adjournment proposal.

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Stock Options. The table below sets forth information regarding the Citizens stock options held by each of Citizens’ executive officers and directors as of September 19, 2022 and the net amount to be received at the effective time if the option is not exercised prior to the effective time.

	Options Granted	Options Vested	Unvested Options(1)	Exercise Price	Cash-Out Amount(2)
Roger A. Arwood	30,000	10,000	20,000	$32.55	$628,500
Jon L. Appleby	25,000	8,333	16.667	$32.55	$523,750
William E. Young	19,000	6,333	12,667	$32.55	$398,050
Mark Eagleton(3)	9,000	3,000	6,000	$32.55	$188,550
William Dippel(4)	9,000	3,000	6,000	$32.55	$188,550
Robert G. Wright	9,000	3,000	6,000	$32.55	$188,550
James H. Conley	9,000	3,000	6,000	$32.55	$188,550
Lawrence Taft(5)	6,000	2,000	4,000	$32.55	$125,700
Joseph V. Christifano	9,000	3,000	6,000	$32.55	$188,550

(1)	The unvested stock options were scheduled to vest upon the earlier of (a) the occurrence of a change of control, which was defined in the stock option award agreements to include approval of the merger by the shareholders of Citizens, but only if the Board exercises its discretion to vest the options, or (b) the achievement of performance goals for the year ending December 31, 2022. Citizens accelerated the vesting of all of the unvested options to September 19, 2022 so that the option holders may elect to exercise the options to the extent desired.

(2)	The total payout value of each stock option award is determined by reference to the cash price at which unexercised options will be cashed out in the merger of $53.50 per share less the exercise price per share of $32.55 per share. Option holders may elect to exercise the options via cashless exercise prior to the consummation of the merger and elect merger consideration on the same basis as other shareholders of Citizens. For Citizens shareholders, twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Southern Missouri common stock, based on the election and allocation procedures outlined in the merger agreement. The per share cash consideration will be equal to $53.50, subject to adjustment based on changes to Citizens’ consolidated equity capital. The per share stock consideration will be 1.1448 shares of Southern Missouri common stock for each share of Citizens common stock, subject to adjustment based on changes to Citizens’ consolidated equity capital, with cash paid in lieu of any fractional share.

(3)	Mr. Eagleton serves as Executive Vice President of Commercial Lending and Wealth Management of CBTC.

(4)	Mr. Dippel serves as Executive Vice President and Chief Credit Officer of CBTC.

(5)	Mr. Taft serves as Executive Vice President and Director of Retail Banking at CBTC.

Indemnification and Insurance. As described under “The Merger—Covenants and Agreements—Director and Officer Indemnification and Insurance,” Southern Missouri will indemnify (and advance expenses to) the directors and officers of Citizens and its subsidiaries, for a period of six years from and after the effective time of the merger, to the maximum extent permitted by Citizens’ articles of incorporation and bylaws and applicable law, for all losses and claims incurred by these individuals in their capacity as such and arising out of or relating to matters existing or occurring at or prior to completion of the merger (including the transactions contemplated by the merger agreement). Additionally, the merger agreement requires Southern Missouri to purchase prior to the effective time of the merger a “tail” or runoff policy for up to six (6) years consistent with Citizens’ current directors’ and officers’ liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of Citizens and CBTC. The cost of this policy shall not exceed 200% of Citizens’ current annual premium for directors’ and officers’ insurance. If the tail or runoff policy cannot be obtained for this amount, then Southern Missouri will pay the required premium cost to obtain as much comparable insurance as is available for this amount.

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Voting Agreements and Resignation, Non-Solicitation and Non-Disclosure Agreements. Pursuant to the merger agreement, the following directors and executive officers of Citizens have delivered to Southern Missouri an executed Citizens voting agreement and a resignation, non-solicitation and non-disclosure agreement, each substantially in the form attached as an exhibit to the merger agreement for no additional consideration: Roger M. Arwood, William E. Young, Jon L. Appleby, Don O. Walsworth, Sr. and Don Walsworth, Jr.

Voting Agreement. As described under the section entitled, “The Merger - Voting Agreements”, as an inducement to Southern Missouri to enter into the merger agreement, Castle Creek, a large shareholder who has a representative on the Citizens board of directors, and the directors and executive officers of Citizens holding Citizens common stock listed above, have entered into the Citizens voting agreements with Southern Missouri with respect to the shares of Citizens common stock they own, providing that they will vote their Citizens common shares for approval of the merger agreement proposal and Citizens adjournment proposal and against any acquisition proposal and certain other actions, agreements or transactions.

Resignation, Non-Solicitation and Non-Disclosure Agreements. Certain directors and executive officers of Citizens and CBTC have entered into a resignation, non-solicitation and non-disclosure agreement with Southern Missouri and Southern Bank whereby the director or executive officer has agreed to resign his position(s) upon consummation of the merger and, depending upon the individual, for two or three years thereafter (one year in the case of the last bullet point below) the individual will not, subject to limited exceptions in certain cases, without the prior written consent of Southern Missouri:

•	refer any customers of Citizens and CBTC to any financial institution other than the financial institution subsidiaries of Southern Missouri;

•	solicit the business of any customer of Citizens and CBTC for the purpose of providing products or services on behalf of any person or entity other than Southern Missouri or any of its subsidiaries;

•	induce any customer of Citizens and CBTC to terminate or reduce any aspects of its relationship with Southern Missouri or any of its subsidiaries in any material respect;

•	except on behalf of Southern Missouri, engage in any manner in a business competitive with that of Southern Missouri or any of its subsidiaries that has an office within 50 miles from the individual's primary office with Citizens and CBTC. This covenant only applies to certain of the individuals who signed these agreements;

•	invest in more than 2% of the stock of any financial institution located in Kansas City, Missouri; or

•	solicit or recruit any employee of Southern Missouri or any of its subsidiaries, or take any action intended or reasonably expected to cause any such employee, to terminate employment with Southern Missouri or its subsidiaries.

The agreements also provide that the executive officers and directors of Citizens and CBTC may not during the term of the agreement make derogatory statements about Southern Missouri or any of its subsidiaries or any of their respective directors, officers, employees, agents or representatives, and that Southern Missouri will not make derogatory statements about directors and executive officers, in each case subject to standard exceptions. The directors and executive officers of Citizens and CBTC have also agreed not to disclose confidential information about Citizens and CBTC. Their resignations pursuant to these agreements will not have an impact upon their rights under other agreements with Citizens and CBTC as described in this section.

Merger-Related Compensation for Citizens Executive Officers. This section sets forth information regarding the compensation of each of Citizens’ three most highly-compensated executive officers that is based on or otherwise relates to the merger. The consummation of the merger will constitute a change of control of Citizens under the terms of Mr. Arwood’s employment agreement and the other employment arrangements between Citizens and its executive officers. The table below describes the estimated potential payments to each of Citizens' three most-highly compensated executive officers under the terms of their employment arrangements and their Citizens stock options. Except for the cash-out of outstanding stock options, the severance benefits shown reflect only the additional payments or benefits that the individual would have received upon the occurrence of an involuntary termination. The amounts shown do not include the value of payments or benefits that would have been earned absent such an involuntary termination.

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The amounts shown in the table are estimates only and are based on assumptions regarding events that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus and in the notes to the table below, which may or may not actually occur or may occur at times different than the time assumed. The figures in the table are estimates based on compensation levels as of the date of this joint proxy statement/prospectus and assumes the merger is completed and, if applicable, termination of the executive officer’s employment is before January 31, 2023. As a result of the foregoing assumptions, the actual amounts, if any, to be received by an executive officer may materially differ from the amounts set forth below.

Potential merger-related compensation of Citizens’ three most highly compensated executive officers:

Executive Officers	Cash(1)	Equity(2)	Other(3)	Total
Roger M. Arwood	$865,000	$628,500	$32,400	$1,525,900
William E. Young	$835,548	$398,050	$64,800	$1,298,398
Jon L. Appleby	$523,800	$523,750	$43,200	$1,090,750

(1)	The amount shown in this column (i) for Mr. Arwood consists of three times his most recent annual salary ($840,000) plus the estimated full bonus for year of termination ($25,000), (ii) for Mr. Young consists of three times his most recent annual salary ($760,548) plus three times his estimated incentive bonus for calendar 2022 ($75,000), and (iii) for Mr. Appleby consists of two times his most recent annual salary ($473,800) plus two times his estimated incentive bonus for calendar 2022 ($50,000). The foregoing bonus estimates reflect the maximum amount of bonus that may be paid and assume the criteria for achieving the bonus have been fully satisfied. The actual bonus amounts may be less than as provided above. If the employment of Mr. Young or Mr. Appleby is terminated on or after January 31, 2023, then the executive will be entitled to a pro rata bonus for 2023.

(2)	The amount shown in this column for each of the three most highly-compensated executive officers consists of the cash amount payable to him to cash-out his stock options at the effective time of the merger, whether or not his employment is terminated, assuming that none of such options are exercised prior to such time.

(3)	The amount shown in this column for each of the three most highly-compensated executive officers consists of the estimated amount of COBRA benefits to which he is entitled, assuming he receives medical premiums for the maximum time period provided under his agreement.

In the event any director or officer of Citizens or CBTC receives change of control payments or benefits in connection with the merger that would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the payments and benefits will be reduced by the minimum amount necessary so that they do not trigger the loss of a corporate tax deduction and the imposition of a 20% excise tax on the individual. Based on preliminary calculations, each of Mr. Young and Mr. Appleby could be subject to a potential reduction absent tax planning. The accelerated vesting of the stock options which had not yet vested prior to September 19, 2022 was partially designed to enable Messrs. Young and Appleby to increase their taxable income in 2022 through an exercise of their stock options, which will enable them to either avoid or minimize a reduction in their change of control payments. The amounts in the above table assume that none of the executives are subject to a reduction in their change of control payments.

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Regulatory Approvals

Each of Southern Missouri and Citizens has agreed to cooperate with the other and use commercially reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These include approvals from the Federal Reserve Board and the Missouri Division. The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition.

As of the date of this joint proxy statement/prospectus, all applications and notices necessary to obtain all required regulatory approvals have been filed. There can be no assurance as to whether all required regulatory approvals will be obtained or the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See “The Merger — Conditions to Complete the Merger.”

Accounting Treatment

In accordance with current accounting guidance, the mergers will be accounted for using the acquisition method of accounting in accordance with FASB Topic 805, “Business Combinations.” The result of this is that the assets and liabilities of Southern Missouri will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Citizens will be adjusted to fair value at the date of the mergers. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Southern Missouri common stock to be issued to former Citizens shareholders, at fair value, exceeds the fair value of the net assets, including identifiable intangibles, of Citizens at the date of the mergers, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Citizens being included in the operating results of Southern Missouri beginning from the date of completion of the mergers.

Dissenters’ Rights of Citizens Shareholders

Under Section 351.455 of MGBCL, Citizens shareholders who do not vote in favor of the merger agreement proposal and who follow the procedures summarized below will have the right to dissent from and obtain payment in cash of the fair value of their shares of Citizens common stock, as of the day prior to the date of the Citizens’ special meeting, in the event of the consummation of the merger. However, Southern Missouri may elect to terminate the merger agreement if holders of 10% or more of Citizens outstanding common stock exercise dissenters' rights. No holder of Citizens common stock dissenting from the merger will be entitled to the merger consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to dissent from the merger agreement. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 351.455 of the MGBCL, which are attached to this joint proxy statement/prospectus as Appendix B, and consult with your legal counsel before exercising or attempting to exercise these rights. Holders of Citizens common stock receiving cash upon exercise of dissenters' rights may recognize gain for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 95.

ANY CITIZENS SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND CONSULT HIS OR HER LEGAL ADVISOR. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

A Citizens shareholder may assert dissenters' rights only by complying with all of the following requirements:

(1)	The shareholder must deliver to Citizens prior to or at the Citizens special meeting a written objection to the merger agreement. The written objection should be delivered or mailed in time to arrive before the vote is taken on the merger agreement proposal at the Citizens special meeting to Citizens Bancshares Co., 2041 Commerce Drive, Kearney, Missouri 64060, Attention: Robert G. Wright, Executive Vice President and Corporate Secretary. The written objection must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement proposal. Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to Citizens before the vote on the merger agreement proposal is taken. Unless a shareholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal.

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(2)	The shareholder must not vote in favor of the merger agreement proposal. The return of a signed proxy which does not specify a vote against the merger agreement proposal or a direction to abstain will constitute a waiver of the shareholder's right to dissent.

(3)	The Citizens shareholder must deliver to Southern Missouri within twenty days after the effective time of the merger a written demand for payment of the fair value of his or her shares of Citizens common stock as of the day prior to the date on which the vote for the merger agreement proposal was taken. That demand must include a statement of the number of shares of Citizens common stock owned. The demand must be mailed or delivered to Southern Missouri Bancorp, Inc. at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, Attn: Matt Funke, President and Chief Administrative Officer. Any Citizens shareholder who fails to make a written demand for payment within the twenty-day period after the effective time of the merger will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof. Neither a vote against the merger agreement proposal nor the written objection referred to in clause (1) above satisfies the written demand requirement referred to in this clause (3).

A beneficial owner of shares of Citizens common stock who is not the record owner may not assert dissenters' rights. If the shares of Citizens common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the written demand asserting dissenters' rights must be executed by the fiduciary or nominee. If the shares of Citizens common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

If within thirty days of the effective time the value of a dissenting shareholder's shares of Citizens common stock is agreed upon between the shareholder and Southern Missouri, Southern Missouri will make payment to the shareholder within ninety days of the effective time, upon the shareholder's surrender of his or her Citizens common stock certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in Southern Missouri.

If the dissenting shareholder and Southern Missouri do not agree on the fair value of the shares within thirty days after the effective time, the dissenting shareholder may, within sixty days after the expiration of the thirty days, file a petition in any court of competent jurisdiction within Butler County, Missouri asking for a finding and a determination of the fair value of the shares. The dissenting shareholder is entitled to judgment against Southern Missouri for the amount of the fair value as of the day prior to the date on which such vote was taken by Citizens shareholders adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to Southern Missouri of the Citizens common stock certificates representing said shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in Southern Missouri. Unless the dissenting shareholder files a petition within the allotted time frame, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have adopted and ratified the merger agreement and will be bound by the terms thereof.

The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

It is a condition to the completion of the merger that the holders of not more than 10% of the outstanding shares of Citizens common stock exercise dissenters’ rights.

THE PRECEDING IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF SECTION 351.455. A COPY OF THAT STATUTE IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE MGBCL, THE MGBCL WILL CONTROL.

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Southern Missouri’s Dividend Policy

The holders of Southern Missouri common stock receive cash dividends if and when declared by the Southern Missouri board of directors out of legally available funds. The timing and amount of cash dividends depends on Southern Missouri’s earnings, capital requirements, financial condition, cash on hand and other relevant factors.  Southern Missouri also has the ability to receive dividends or capital distributions from its bank subsidiary, Southern Bank.  There are regulatory restrictions on the ability of Southern Bank to pay dividends. As a bank holding company, Southern Missouri’s ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends and limitations under Missouri law. Southern Missouri currently pays a quarterly cash dividend of $0.21 per share on its outstanding common stock. No assurances can be given that cash dividends will not be reduced or eliminated in future periods.

Public Trading Markets

Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.” The shares of Southern Missouri common stock issuable in the merger for shares of Citizens common stock will be listed on NASDAQ. Citizens’ common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of Citizens common stock.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the consummation of the merger set forth in the merger agreement are either satisfied or waived. See “—Conditions to Complete the Merger.” The closing of the merger will occur on a date mutually agreed upon by the parties which will coordinate with the date scheduled with Southern Missouri’s data processor for the conversion of Citizens’ data, but not earlier than five business days after the satisfaction or waiver of all conditions to completion of the merger (other than those that by their nature are to be satisfied or waived at the closing of the merger), subject to extension by mutual agreement of the parties; provided, however, that closing will not occur prior to January 1, 2023. It currently is anticipated that the closing of the merger will occur in the first calendar quarter of 2023, subject to the receipt of regulatory approvals and other closing conditions. See also, “- Termination of Merger Agreement.”

The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Missouri. No assurances can be given as to when or if the merger will be completed.

Conversion of Shares; Election and Exchange Procedures

Proration and Allocation

Overview. The merger agreement provides that twenty-five percent (25%) of the merger consideration will be paid in cash and seventy-five percent (75%) will be paid in shares of Southern Missouri stock. As a result, even if a Citizens shareholder elects to receive the cash consideration or the stock consideration pursuant to the procedures described below under “—Election and Share Exchange Procedure,” that holder may nevertheless receive the other form of consideration. If Citizens shareholders elect to receive more of one form of consideration than is available, the available amount will be allocated ratably among the Citizens shareholders electing to receive that form of consideration, and those shareholders will receive the other form of consideration for the balance of their shares.

In this section:

“Stock election shares” means the shares of Citizens common stock whose holders have validly elected to receive the stock consideration.

“Cash election shares” means the shares of Citizens common stock whose holders have validly elected to receive the cash consideration.

“Non-election shares” means the shares of Citizens common stock for which no valid election is in effect as of the election deadline.

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“Dissenting shares” means shares of Citizens common stock not voted in favor of the merger agreement proposal whose holders have perfected dissenters’ rights under the MGBCL.

“The “total cash amount” is twenty-five percent (25%) of the aggregate merger consideration.

Excess Cash Elections. If the aggregate cash amount that would be paid upon conversion in the merger of the cash election shares and the dissenting shares is greater than the total cash amount, then:

•	all stock election shares and non-election shares will be converted into the right to receive the stock consideration;

•	all dissenting shares will be deemed, for purposes of the proration and allocation provisions of the merger agreement, to be converted into the right to receive the cash consideration;

•	the exchange agent will select from among the remaining cash election shares, by a pro rata selection process, a sufficient number of shares (referred to as "stock designated shares") such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the total cash amount, and all stock designated shares will be converted into the right to receive the stock consideration; and

•	the remaining cash election shares that are not stock designated shares will be converted into the right to receive the cash consideration.

Excess Stock Elections. If the aggregate cash amount that would be paid upon conversion in the merger of the cash election shares and the dissenting shares is less than the total cash amount, then:

•	all cash election shares will be converted into the right to receive the cash consideration;

•	all dissenting shares will be deemed, for purposes of the proration provisions of the merger agreement, to be converted into the right to receive the cash consideration;

•	all non-election shares will be converted into the right to receive the cash consideration;

•	to the extent the total cash amount has not then been satisfied, the exchange agent will select from among the stock election shares, by a pro rata selection process, a sufficient number of shares such (referred to as “cash designated shares”) that the aggregate cash amount that will be paid in the merger equals as closely as practicable the total cash amount, and all cash designated shares will be converted into the right to receive the cash consideration; and

•	the remaining stock election shares that are not cash designated shares will be converted into the right to receive the stock consideration.

Proportionate Elections. If the aggregate cash amount that would be paid upon conversion in the merger of the cash election shares and dissenting shares is equal or nearly equal (as determined by the exchange agent) to the total cash amount, then:

•	all dissenting shares will be deemed converted into the right to receive the cash consideration;

•	the exchange agent will select from among the cash election shares, by a pro rata selection process, a sufficient number of stock designated shares such that the aggregate cash amount that will be paid in the merger equals as closely as practicable the total cash amount, and all stock designated shares will be converted into the right to receive the stock consideration; and

•	all cash election shares that are not stock designated shares will be converted into the right to receive the cash consideration.

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The exchange agent will make the allocations and prorations described above within five business days after the election deadline described under "—Election and Share Exchange Procedure," unless the completion of the merger has not yet occurred, in which case the allocations and prorations will be made as soon as practicable after the completion of the merger.

Election and Share Exchange Procedure

Election Forms. Not less than 20 business days prior to the anticipated election deadline, Southern Missouri will cause its exchange agent to send election forms to holders of record of Citizens common stock. The election forms will include transmittal materials containing instructions for surrendering such shares in connection with the merger. The election forms will allow a holder to indicate the number of shares of Citizens common stock for which such holder desires to receive the stock consideration and the number of shares for which such holder desires to receive the cash consideration.

To make a valid election, a properly completed and signed election form and transmittal materials, including the certificates representing such shares of Citizens common stock (or a customary guarantee of delivery of such certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States), must actually be received by Southern Missouri's exchange agent, at or prior to the election deadline. If a certificate for Citizens stock has been lost, stolen or destroyed, the shareholder will need to follow the procedure described below under "—Lost, Stolen or Destroyed Certificates" prior to the election deadline in order to make a valid election. Unless Southern Missouri and Citizens agree otherwise, the election deadline will be 5:00 p.m. Central time on the date which Southern Missouri and Citizens agree is as near as practicable to three business days prior to the anticipated closing date of the merger. Southern Missouri and Citizens will issue a press release announcing the date of the election deadline not more than 15 business days, and not less than five business days, before the election deadline.

A holder of Citizens common stock can change or revoke such holder's election to receive the stock consideration and/or the cash consideration by delivering written notice to the exchange agent, accompanied by a properly completed and signed revised election form, prior to the election deadline.

Exchange Procedure. As soon as practicable after the completion of the merger and in any event within five days thereafter, the exchange agent will send to each Citizens shareholder who made a valid election by the election deadline, the applicable merger consideration to which they are entitled, without interest. In addition, as soon as practicable after the completion of the merger, the exchange agent will send transmittal materials to each holder of shares of Citizens common stock who either did not make an election or who made an election but did not properly surrender his or her Citizens stock certificate(s) or deliver evidence of his or her book-entry shares to the exchange agent by the election deadline. Upon the shareholder’s proper surrender and/or delivery of his or her Citizens stock certificate(s) or book-entry shares to the exchange agent in accordance with the transmittal materials, the exchange agent will send to the shareholder the applicable merger consideration to which the shareholder is entitled, without interest.

Lost, Stolen or Destroyed Certificates. If a certificate for shares of Citizens common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration payable in respect of those shares upon (1) receipt of an affidavit of that fact by the claimant and (2) if required by Southern Missouri or the exchange agent, the posting by the claimant of a bond in an amount Southern Missouri or the exchange agent reasonably determines is necessary as indemnity against any claim that may be made against it with respect to such certificate.

No Transfers After Completion of Merger. After completion of the merger, there will be no further transfers on the stock transfer books of Citizens of shares of Citizens common stock that were issued and outstanding immediately prior to the effective time of the merger other than to settle transfers that occurred prior to the effective time.

Tax Withholding. Southern Missouri or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Citizens common stock the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

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Dividends and Distributions. No dividends or other distributions declared with respect to Southern Missouri common stock will be paid to the holder of any shares of Citizens common stock until the holder surrenders such shares in accordance with the merger agreement. After the surrender of such shares in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions with a record date after the effective time of the merger, without any interest, which had previously become payable with respect to the whole shares of Southern Missouri common stock which the shares of Citizens common stock have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Southern Missouri and Citizens rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to Citizens shareholders. You should not rely on the representations, warranties, or any description thereof as characterizations of the actual state of facts or condition of Southern Missouri, Citizens or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Southern Missouri that are incorporated by reference into this joint proxy statement/prospectus. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The merger agreement contains customary representations and warranties of each of Southern Missouri and Citizens relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

The representations and warranties made by each of Citizens and Southern Missouri in the merger agreement relate to a number of matters, including the following:

•	organization and standing;

•	capitalization;

•	subsidiaries;

•	corporate powers;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory filings, consents and approvals in connection with the mergers;

•	financial statements and the absence of certain changes or events;

•	in the case of Southern Missouri, SEC reports;

•	legal proceedings;

•	reports to regulatory authorities and absence of agreements with regulatory authorities;

•	compliance with applicable laws;

•	in the case of Citizens, certain contracts;

•	no broker, other than the financial advisor, fees payable in connection with the merger;

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•	receipt of opinion of financial advisor;

•	employee benefit matters and labor matters;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other documents;

•	inapplicability of takeover statutes;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	the accuracy of corporate record books;

•	insurance matters;

•	in the case of Citizens, obligations to register any securities under the Securities Act, Exchange Act or any federal or state securities laws or regulations;

•	accounting and internal controls;

•	in the case of Southern Missouri, the availability of sources of capital and authorized shares of common stock sufficient to pay the merger consideration;

•	loan matters and allowance for loan losses;

•	in the case of Citizens, properties;

•	investment securities;

•	in the case of Citizens, intellectual property;

•	in the case of Citizens, related party transactions;

•	in the case of Citizens, data protection and privacy policies and procedures;

•	in the case of Southern Missouri, regulatory compliance;

•	absence of actions or circumstances that would prevent the merger or the bank merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

•	the proper administration of fiduciary accounts.

Southern Missouri also has represented to Citizens that Southern Missouri does not own any Citizens stock other than shares of Citizens common stock held in trust accounts, managed or similar accounts or otherwise held in a fiduciary or agency capacity, which are beneficially owned by third parties.

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Certain representations and warranties of Southern Missouri and Citizens are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Southern Missouri, Citizens or the combined company following the merger, means:

(1)	a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, of a party to meet earnings projections, but not, in either case, including the underlying causes thereof, (F) earthquakes, hurricanes, tornados, floods, mudslides, fires or other disasters or acts of god or any other force majeure events beyond the reasonable control of such party or its subsidiaries, or (G) any declaration by any applicable governmental entity of any national or global epidemic, pandemic, or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of the merger agreement; except, with respect to subclauses (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry (or geographic area with respect to any of the events in clause (F) above) in which such party and its subsidiaries operate; or

(2)	a material adverse effect on the ability of such party or its financial institution subsidiary to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Pursuant to the merger agreement, each of Citizens and Southern Missouri has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will, and will cause each of its subsidiaries to:

•	use reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and not take any action reasonably likely to impair its ability to perform any of its obligations under the merger agreement; and

•	not take any action that would, or is reasonably likely to, cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code and not knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the completion of the merger not being satisfied or a material violation of any provision of the merger agreement;

Southern Missouri has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws or other governing documents in a manner that would materially and adversely affect the benefits of the merger to the holders of Citizens common stock. Southern Missouri will, however, reserve a sufficient number of shares of its common stock to pay the per share stock consideration, and will use its reasonable best efforts to cause the shares of Southern Missouri common stock to be issued in the merger to be authorized for listing on NASDAQ. In addition, Southern Missouri has agreed that it will not enter into any agreement, arrangement or understanding with respect to a merger, acquisition, consolidation, share exchange or similar business combination involving Southern Missouri and/or a subsidiary of Southern Missouri, where the effect of such agreement, arrangement or understanding, or the consummation of the transactions contemplated thereby, would be reasonably likely to or does result in the termination of the merger agreement, materially delay or jeopardize the receipt of any required regulatory approval for the merger or bank merger or the filing of any regulatory application, or cause the anticipated tax treatment of the merger or the bank merger to be unavailable; however, this provision does not prohibit any transaction that by its terms contemplates the consummation of the merger in accordance with the merger agreement and which treats holders of Citizens common stock, upon completion of the merger and their receipt of Southern Missouri common stock, in the same manner as the holders of Southern Missouri common stock.

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Citizens has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary and usual course, and will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Southern Missouri before engaging in any activities involving any material changes not contemplated by Citizen’s annual budget or strategic plan, to Citizens’ (i) interest rate risk strategies; (ii) asset/liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings.

Citizens has further agreed that it will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of Southern Missouri:

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Citizens common stock or rights to acquire stock or permit any additional shares of Citizens common stock to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights, other than the issuance of shares of Citizens common stock upon the exercise of an outstanding option as of the date of the merger agreement;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Citizens’ capital stock, other ownership interests or rights with respect thereto, other than acquisitions or redemptions of Citizens common stock in connection with the net and/or cashless exercise a Citizens stock option;

•	enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, salary continuation or similar agreement or arrangement with any current or former director, officer or employee, or grant any salary or wage increase or award or increase any employee benefit (including incentive payments) other than normal increases in compensation to employees other than executive officers. Provided, however, Citizens may, to the extent permissible under its applicable option agreements, accelerate the vesting of any options outstanding as of the date of the merger agreement;

•	hire any new person as an employee or promote any employee, except (i) to satisfy existing contractual obligations or (ii) to fill any vacancies other than executive officer positions in the ordinary course of business whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the mergers;

•	except as required by law or to satisfy a previously disclosed contractual obligation existing as of the date of the merger agreement, establish, modify or terminate any employee benefit plan or take action to accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer, lease, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties or intellectual property, except in the ordinary course of business consistent with past practice, and other than the sale of any or all of Citizens’ securities portfolio so long as the proceeds are reinvested in assets on terms consistent with the merger agreement;

•	acquire the assets, business, deposits or properties of any other entity, other than pursuant to foreclosure or acquisition of control in a fiduciary capacity or in satisfaction of debts previously contracted in each case in the ordinary and usual course of business consistent with past practice;

•	sell or acquire any loans or loan participations except in the ordinary course of business consistent with past practice;

•	amend its governing documents;

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•	implement or adopt any change in its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or regulatory accounting principles;

•	enter into, materially modify or terminate any material contract, other than in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve money damages in an amount not in excess of the limit specified in the merger agreement;

•	foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which Citizens does not have reason to believe might be in violation of or require remediation under environmental laws;

•	in the case of CBTC, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch of deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	except for emergency repairs or replacements, make capital expenditures other than in the ordinary course of business consistent with past practices and in an amount not in excess of the limit specified in the merger agreement;

•	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;

•	invest in any new or existing joint venture, partnership or similar activity or any new real estate development or construction activity, other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice;

•	materially change its interest rate and other risk management policies and practices;

•	incur any debt for borrowed funds other than advances, repurchase agreements and other borrowing from the Federal Home Loan Bank of Des Moines or the Federal Reserve Bank of Kansas City in the ordinary course of business with a term of one year or less, or incur, assume, guarantee or otherwise become subject to any obligations or liabilities of any other person, other than in the ordinary course of business and subject to the restrictions set forth in the merger agreement;

•	enter into, modify or renew any lease, license or other agreement, other than the renewal of such lease license or other agreement in the ordinary course of business consistent with past practice and in an amount not in excess of the limit in the merger agreement;

•	create any lien on any of its assets or properties, other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings in the ordinary course of business;

•	make charitable contributions in excess of limits specified in the merger agreement;

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•	except as required by law, make, change or revoke any tax election, file any amended tax return, enter into any tax closing agreement, or settle or agree to compromise any liability with respect to disputed taxes;

•	develop, market or implement any new products or lines of business; or

•	agree or commit to do any of the foregoing.

Regulatory Matters. Southern Missouri and Citizens have agreed to cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. Southern Missouri and Citizens have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the bank merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement and to advise the other upon receiving any communication from any governmental entity whose approval is required for the merger or bank merger that causes the receiving party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or may be materially delayed, or that any such approval may contain a condition or requirement that is deemed unduly burdensome by Southern Missouri including any condition that would increase the minimum regulatory capital requirements of Southern Missouri or Southern Bank.

Employee Benefit Plan Matters. Following the effective time of the merger, Southern Missouri will cause Southern Bank to maintain employee benefit plans and compensation opportunities for the benefit of employees who are full-time employees of CBTC on the merger closing date (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable and equivalent to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Southern Bank. Until such time as covered employees participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Southern Bank, a covered employee’s continued participation in the employee benefit plans and compensation opportunities of CBTC will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of Southern Missouri or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a Southern Missouri benefit plan, Southern Bank will cause the plan to recognize full-time years of prior service from the date of the most recent hire of such covered employee with CBTC, for purposes of eligibility, participation, vesting and, except under any plan that determines benefits on an actuarial basis, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable Citizens benefit plan in which such covered employee was eligible to participate immediately prior to completion of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.

With respect to any Southern Missouri benefit plan that is a health, dental, vision or other welfare plan in which any covered employee is eligible to participate for the plan year in which such covered employee is first eligible to participate, Southern Bank will use commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods to be waived with respect to the covered employee to the extent such pre-existing condition was or would have been covered under a Citizens benefit plan in which such covered employee participated immediately prior to the effective time of the merger.

Citizens has agreed to take, and cause its subsidiaries to take, all actions requested by Southern Missouri that may be necessary or appropriate to (i) cause the continuation on and after the effective time of the merger of any contract, arrangement or insurance policy relating to any Citizens benefit plan for such period as may be requested by Southern Missouri, (ii) facilitate the merger of any Citizens benefit plan into any employee benefit plan maintained by Southern Missouri or a Southern Missouri subsidiary, (iii) amend or terminate the Citizens benefit plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the effective time of the merger, except as otherwise provided in the merger agreement and (iv) assign to Southern Missouri and Southern Bank certain Citizens confidentiality and non-solicitation agreements.

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Full-time employees of CBTC who are not otherwise entitled to contractual or other severance or change in control benefits and are involuntarily terminated by Southern Bank without cause at the time of or within one year following the closing of the merger will be paid by Southern Bank a severance benefit equal to one week of base pay for each year of full-time employment at CBTC with a minimum payment of two weeks and a maximum payment of 26 weeks base pay, subject to such employees executing and not revoking a release of all employment claims.

Director and Officer Indemnification and Insurance. For a period of six years following the merger, and to the maximum extent permitted by Citizens’ articles of incorporation and bylaws and applicable law, Southern Missouri has agreed to indemnify and hold harmless the directors and officers of Citizens and CBTC for all losses and claims incurred by these individuals in their capacity as such and arising out of or relating to matters existing or occurring at or prior to completion of the merger (including the transactions contemplated by the merger agreement).

Additionally, the merger agreement requires Southern Missouri to purchase prior to the effective time of the merger a “tail” or runoff policy for up to six (6) years consistent with Citizens’ current directors’ and officers’ liability and insurance policy, which will provide insurance coverage post-merger for the officers and directors of Citizens and CBTC. The cost of this policy shall not exceed 200% of Citizens’ current annual premium for directors’ and officers’ insurance. If the tail or runoff policy cannot be obtained for this amount, then Southern Missouri will pay the required premium cost to obtain as much comparable insurance as is available for this amount.

Shareholder Meetings and Recommendation of Citizens’ and Southern Missouri’s Boards of Directors

Citizens has agreed to cause its board of directors to call a special meeting of shareholders, the Citizens special meeting, for the purpose of voting upon the merger agreement proposal within 40 days after notice of the Citizens special meeting is given to Citizens shareholders. Citizens has further agreed to use its commercially reasonable best efforts to convene and hold the Citizens special meeting on its scheduled date and to obtain the approval of the merger agreement proposal by the Citizens shareholders at that meeting. In addition, Citizens has agreed to include in this joint proxy statement/prospectus and in all other communications with Citizens shareholders the recommendation of Citizens’ board of directors that Citizens shareholders approve the merger agreement proposal, subject to the board’s limited ability to withdraw or modify that recommendation as described under “—Agreement Not to Solicit Other Offers.

Notwithstanding any change in recommendation by the board of directors of Citizens, unless the merger agreement has been terminated in accordance with its terms, Citizens is required to convene the Citizens special meeting and to submit the merger agreement proposal to a vote of its shareholders.

Southern Missouri, to the extent required by the rules of the NASDAQ Stock Market, has agreed to cause its board of directors to call a special meeting of shareholders, the Southern Missouri special meeting, for the purpose of voting upon the share issuance proposal within 40 days after notice of the Southern Missouri special meeting is given to Southern Missouri shareholders. Southern Missouri has further agreed to use its commercially reasonable best efforts to convene and hold the Southern Missouri special meeting on its scheduled date and to obtain the approval of the share issuance proposal by the Southern Missouri shareholders at that meeting. In addition, Southern Missouri has agreed to include in this joint proxy statement/prospectus and in all other communications with Southern Missouri shareholders the recommendation of Southern Missouri’s board of directors that Southern Missouri shareholders approve the share issuance proposal.

Notwithstanding any change in recommendation by the board of directors of Southern Missouri, unless the merger agreement has been terminated in accordance with its terms, Southern Missouri is required to convene the Southern Missouri special meeting and to submit the share issuance proposal to a vote of its shareholders.

Agreement Not to Solicit Other Offers

Citizens has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, Citizens’ and its subsidiaries’ business, properties or assets with respect to an acquisition proposal; or (ii) have any discussions with any person or entity relating to an acquisition proposal. An “acquisition proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Citizens or CBTC or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Citizens or CBTC, other than the merger and the bank merger.

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If Citizens receives an unsolicited written acquisition proposal prior to shareholder approval of the merger agreement that Citizens’ board of directors determines in good faith will constitute or result in a transaction that is more favorable from a financial point of view to the shareholders of Citizens than the merger with Southern Missouri (referred to as a “superior proposal”), Citizens may provide confidential information to and negotiate with the third party that submitted such acquisition proposal if the Citizens board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board’s fiduciary duties. In order to constitute a superior proposal, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, Citizens or CBTC must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits. Citizens must promptly advise Southern Missouri of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Citizens board of directors from withdrawing or modifying in a manner adverse to Southern Missouri the board’s recommendation that Citizens’ shareholders vote to approve the merger agreement (referred to as a “change in recommendation”). At any time prior to the approval of the merger agreement proposal by Citizens’ shareholders, however, the Citizens board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with outside legal counsel, constitutes a superior proposal. The Citizens board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Southern Missouri at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Citizens board of directors determines in good faith, after consultation with counsel, that the proposal continues to constitute a superior proposal. Notwithstanding the foregoing, in circumstances not involving or relating to an acquisition proposal, at any time prior to the approval of the merger agreement proposal by Citizens’ shareholders, the Citizens board of directors (including any committee thereof) may make a change in recommendation if (i) the Citizens board of directors becomes aware of an Intervening Event (as defined in the merger agreement), (ii) the Citizens board of directors has concluded in its reasonable judgment (after consultation with its outside legal counsel and financial advisors) that failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law, (iii) four (4) business days (the “Intervening Event Notice Period” ) shall have elapsed since Citizens has given written notice (which written notice shall not, in and of itself, be deemed a change in recommendation by Citizens) to Southern Missouri advising that Citizens intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Intervening Event Notice Period, Citizens has considered and, if requested by Southern Missouri, engaged and caused its representatives to engage in good faith discussions with Southern Missouri regarding any adjustment or modification of the terms of the merger agreement proposed by Southern Missouri, and (E) the Citizens board of directors, following such Intervening Event Notice Period, again determines in its reasonable judgment (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Southern Missouri) that failure to do so would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law.

If Southern Missouri terminates the merger agreement because (i) the Citizens board of directors fails to recommend that Citizens shareholders approve the merger agreement proposal or makes a change in recommendation; (ii) Citizens materially breaches any of the provisions relating to acquisition proposals, as described under “—Agreement Not to Solicit Other Offers”; or (iii) Citizens refuses to call or hold the Citizens special meeting for a reason other than that the merger agreement has been previously terminated, or Citizens terminates the merger agreement to pursue a superior proposal, Citizens will be required to pay Southern Missouri a termination fee of $5,500,000 in cash. See “-Termination of the Merger Agreement” and “-Termination Fee.”

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Conditions to Complete the Merger

Southern Missouri’s and Citizens’ respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permitted, waiver of the following conditions:

•	the approval of the merger agreement proposal by Citizens’ shareholders and, to the extent required, the share issuance proposal by Southern Missouri’s shareholders;

•	to the extent required, the filing by Southern Missouri with NASDAQ of a notification form for the listing of the shares of Southern Missouri common stock to be issued in the merger, and the non-objection by NASDAQ to such listing;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

•	the absence of any order, injunction, decree or law preventing or making illegal the completion of the mergers;

•	required regulatory approvals are received without the imposition of any non-standard unduly burdensome condition or requirement as reasonably determined by the Southern Missouri board of directors and such regulatory approvals shall remain in full force and effect and all statutory waiting period in respect thereof shall have expired;

•	accuracy, as of the date of the merger agreement and as of the closing date of the merger, of the other party’s representations and warranties made by each of Southern Missouri and Citizens to the extent specified in the merger agreement, and the receipt by each party of an officer’s certificate from the other party to that effect;

•	the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement and the receipt by each party of an officer’s certificate from the other party to that effect; and

•	the receipt by each of the parties of an opinion of their respective legal counsels to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

The following are additional conditions to Southern Missouri’s obligation to complete the merger:

•	receipt by Citizens of all designated third-party consents;

•	the holders of less than 10.0% of the outstanding shares of Citizens common stock shall have exercised dissenters’ rights under Missouri law.

Neither Southern Missouri nor Citizens can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of Southern Missouri and Citizens;

•	by either Southern Missouri or Citizens, if any governmental entity that must grant a required regulatory approval has denied approval of the mergers and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the mergers, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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•	by either Southern Missouri or Citizens, if the merger has not been completed on or before June 30, 2023, unless the failure of the merger to be completed by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement; and provided, further, that if additional time is necessary in order to obtain any required regulatory approvals to complete the merger, then the termination date shall be automatically extended until August 31, 2023;

•	by either Southern Missouri or Citizens (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the merger closing date, the failure of a closing condition of the terminating party and which is not cured within 20 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured during such period;

•	by Southern Missouri, if the board of directors of Citizens fails to recommend in this joint proxy statement/prospectus that its shareholders approve the merger agreement proposal, or the Citizens board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Southern Missouri, or Citizens refuses to call or hold a special meeting to vote on the merger agreement proposal, or Citizens materially breaches any of its obligations relating to third-party acquisition proposals;

•	by Citizens, if the board of directors of Southern Missouri fails to recommend in this joint proxy statement/prospectus that its shareholders approve the share issuance proposal, or the Southern Missouri board of directors withdraws, modifies or makes or causes to be made any third party or public communication announcing an intention to modify or withdraw such recommendation in a manner adverse to Citizens, or Southern Missouri refuses to call or hold a special meeting to vote on the share issuance proposal;

•	by either Southern Missouri or Citizens, if the Citizens special meeting has been held (including any postponement or adjournment thereof) and the required vote of the Citizens shareholders to approve the merger agreement proposal has not been obtained; provided in the case of a termination by Citizens that Citizens has complied in all material respects with its obligations under the merger agreement, including with respect to its board of directors recommending approval of the merger agreement proposal and the non-solicitation of third-party acquisition proposals;

•	by either Southern Missouri or Citizens, if the Southern Missouri special meeting has been held (including any postponement or adjournment thereof) and the required vote of the Southern Missouri shareholders to approve the share issuance proposal has not been obtained; provided in the case of a termination by Southern Missouri that Southern Missouri has complied in all material respects with its obligations under the merger agreement, including with respect to its board of directors recommending approval of the share issuance proposal;

•	by Citizens prior to Citizens obtaining shareholder approval of the merger agreement proposal in order to enter into an agreement with respect to a third party superior unsolicited acquisition proposal, provided Citizens has not committed a material breach of its obligations with respect to third-party acquisition proposals and concurrently with such termination pays Southern Missouri a termination fee of $5,500,000 in cash.

Additionally, Citizens may terminate the merger agreement if, at any time during the five-day period commencing on the 20th day prior to the closing date, which is referred to as the Determination Date,” both of the following conditions are satisfied:

•	the Buyer Market Value (the average of the daily closing prices of Southern Missouri common stock for the 20 consecutive trading days immediately preceding the Determination Date) is less than $42.02; and

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•	the number obtained by dividing the Buyer Market Value by $52.53 (the average of the daily closing prices of Southern Missouri common stock for the 20 consecutive trading days immediately preceding the execution of the merger agreement) is less than the Index Ratio, which is the number obtained by subtracting 0.20 from the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days preceding the Determination Date divided by the average of the daily closing values of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the execution of the merger agreement.

If Citizens elects to exercise its termination right as described above, it must give written notice thereof to Southern Missouri. During the five business day period commencing with its receipt of such notice, Southern Missouri shall have the option to increase the per share stock consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of $52.53 and the Index Ratio minus 0.20, and the denominator of which is equal to the Buyer Market Value on the Determination Date; or (y) the quotient determined by dividing $52.53 by the Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the per share stock consideration and 0.80. If within such five business day period, Southern Missouri delivers written notice to Citizens that it intends to proceed with the merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Citizens of the revised per share stock consideration, then no termination shall have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except that the per share stock consideration shall have been so modified).

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) both Southern Missouri and Citizens will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement except, in the case of Citizens, if the termination fee is paid, and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses.

Termination Fee

Southern Missouri will be entitled to a termination fee of $5,500,000 from Citizens if the merger agreement is terminated under the following circumstances:

•	a termination by Southern Missouri based on (i) the Citizens board of directors either failing to continue its recommendation that the Citizens shareholders approve the merger agreement proposal or adversely changing such recommendation, (ii) Citizens materially breaching the provisions of the merger agreement relating to third-party acquisition proposals, or (iii) Citizens failing to call or hold the Citizens special meeting (provided Southern Missouri has made and maintains its recommendation that the Southern Missouri shareholders approve the share issuance proposal up until such termination without any change in its recommendation on the share issuance proposal);

•	a termination by Citizens prior to obtaining shareholder approval of the merger agreement proposal in order to enter into an agreement with a third party with respect to an unsolicited superior acquisition proposal as described above; or

•	a termination by either Southern Missouri or Citizens as a result of the failure of Citizens’ shareholders to approve the merger agreement proposal if prior to such termination there is publicly announced another acquisition proposal and within one year of termination Citizens or CBTC enters into a definitive agreement for or consummates an acquisition proposal. For purposes of this bullet point, an acquisition proposal to acquire voting power in, or a portion of the business, assets or deposits of, Citizens or CBTC must be for a majority of such voting power or a majority of the fair market value of such business, assets or deposits.

In the event Southern Missouri terminates the merger agreement as a result of a willful and material breach by Citizens of the provisions of the merger agreement relating to third-party acquisition proposals, Southern Missouri is not required to accept the termination fee from Citizens and may pursue alternate relief against Citizens.

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Expenses and Fees

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fee or expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus, all filing and other fees paid to the SEC in connection with the merger, and all transfer, documentary, sales, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the merger (except as otherwise set forth in the merger agreement) will be paid by Southern Missouri.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the applicable proposals by the shareholders of Citizens and Southern Missouri, except that after the approval of the transactions contemplated by the merger agreement by the shareholders of Citizens, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreements

As an inducement to Southern Missouri to enter into the merger agreement, Castle Creek, a large shareholder which has a representative on the Citizens board of directors, and certain other directors and executive officers of Citizens holding Citizens common stock, have entered into the Citizens voting agreements with Southern Missouri with respect to the shares of Citizens common stock they own. The following summary of the Citizens voting agreements is qualified in its entirety by reference to the form of the Citizens voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this joint proxy statement/prospectus. Pursuant to the Citizens voting agreements, such individuals have agreed:

•	to vote, or cause to be voted, all of the shares of Citizens common stock he, she or it beneficially owns: (i) in favor of approval of the merger agreement proposal; (ii) in favor of approval of the Citizens adjournment proposal; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Citizens contained in the merger agreement or the shareholder contained in the voting agreement; and (iv) against any acquisition proposal (as previously defined) or other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement; and

•	not to sell, transfer or otherwise dispose of any such shares of Citizens common stock until after Citizens shareholder approval of the merger agreement proposal, excluding (i) transfers by will or operation of law, (ii) transfers pursuant to any pledge agreement or pursuant to the exercise of an existing option, subject to the pledgee or transferee agreeing in writing, prior to such transfer, to be bound by the terms of the voting agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this voting agreement, and (iv) in the case of Castle Creek, any other transfers subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of the Citizens voting agreement, and in the case of the other Citizens director and executive, transfers made with the prior written consent of Southern Missouri.

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As an inducement to Citizens to enter into the merger agreement, directors and certain executive officers of Southern Missouri have entered into the Southern Missouri voting agreements with Citizens with respect to the shares of Southern Missouri common stock they own. The following summary of the Southern Missouri voting agreements is qualified in its entirety by reference to the form of the Southern Missouri voting agreement, a copy of which is attached as Exhibit C to the merger agreement, which is included in Appendix A to this joint proxy statement/prospectus. Pursuant to the Southern Missouri voting agreements, such individuals have agreed:

•	to vote, or cause to be voted, all of the shares of Southern Missouri common stock he or she beneficially owns: (i) in favor of approval of the share issuance proposal; (ii) in favor of approval of the Southern Missouri adjournment proposal; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Southern Missouri contained in the merger agreement or the shareholder contained in the voting agreement; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the merger agreement; and

•	not to sell, transfer or otherwise dispose of any such shares of Southern Missouri common stock until after Southern Missouri shareholder approval of the share issuance proposal, excluding (i) transfers by will or operation of law, (ii) transfers pursuant to any pledge agreement or pursuant to the exercise of an existing option, subject to the pledgee or transferee agreeing in writing, prior to such transfer, to be bound by the terms of the voting agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this voting agreement, and (iv) transfers made with the prior written consent of Citizens.

The obligations under each Citizens voting agreement and Southern Missouri voting agreement will terminate concurrently with any termination of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes generally the material U.S. federal income tax consequences of the merger to U.S. holders of Citizens common stock. The term “U.S. holder” means a beneficial owner of shares of Citizens common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion is based upon current provisions of the Code, the U.S. Treasury Regulations promulgated thereunder, judicial decisions and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this document, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the continued accuracy of the statements and conclusions set forth in this discussion.

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This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of Citizens common stock in light of their particular facts and circumstances. This discussion addresses only U.S. holders of Citizens common stock that hold such stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences of the merger under any state, local or foreign laws or any federal laws other than those pertaining to income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto). This discussion does not address considerations that may be relevant to particular holders of Citizens common stock in light of their individual circumstances or to holders of Citizens common stock that are subject to special rules, including, without limitation, holders that are: (i) banks and other financial institutions; (ii) subchapter S corporations, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein; (iii) retirement plans; (iv) individual retirement accounts or other tax-deferred accounts; (v) holders who are liable for the alternative minimum tax; (vi) insurance companies; (vii) mutual funds; (viii) holders who actually or constructively own more than 5% of Citizens common stock; (ix) holders who acquired their shares in exchange for shares of Citizens’ common stock; (x) tax-exempt organizations; (xi) dealers in securities or currencies; (xii) traders in securities that elect to use a mark-to-market method of accounting; (xiii) shareholders that hold Citizens common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction; (xiv) regulated investment companies; (xv) real estate investment trusts; (xvi) former citizens or former residents of the United States; (xvii) U.S. holders whose “functional currency” is not the U.S. dollar; (xviii) “controlled foreign corporations”; (xix) “passive foreign investment companies”; and (xx) holders who acquired their shares of Citizens common stock through the exercise of a stock option, through a tax -qualified retirement plan or otherwise as compensation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Citizens common stock, the tax treatment of a person treated as a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in partnerships holding shares of Citizens common stock should consult their own tax advisors about the tax consequences of the merger to them.

ALL HOLDERS OF CITIZENS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

In connection with the filing with the SEC of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, Silver Freedman, tax counsel to Southern Missouri, has rendered its tax opinion to Southern Missouri and Stinson, tax counsel to Citizens, has rendered its tax opinion to Citizens addressing the U.S. federal income tax consequences of the merger as described below. Based solely on the information set forth herein and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, the discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Silver Freedman and Stinson as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Citizens common stock. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Southern Missouri and Citizens, reasonably satisfactory in form and substance to each such counsel. If any of the representations, covenants or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

Treatment of the Merger as a “Reorganization”

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Citizens and Southern Missouri of tax opinions from Stinson and Silver Freedman, respectively, each dated and based on the facts and law existing as of the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, the obligation of each of Stinson and Silver Freedman to deliver such opinions is conditioned on the merger satisfying the statutory and regulatory requirements of a “reorganization,” including the “continuity of proprietary interest” requirement. That requirement generally will be satisfied if Southern Missouri common stock constitutes at least 40% of the value of the total consideration to be paid or deemed paid in the merger.

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In the opinions of Stinson and Silver Freedman, in reliance on representation letters provided by Citizens and Southern Missouri and upon customary factual assumptions, as well as certain covenants and undertakings of the parties to the mergers, the merger will qualify as a “reorganizations” within the meaning of Section 368(a) of the Code. If any of such representations, assumptions, covenants or undertakings are or become incorrect, incomplete or inaccurate, or are violated, the validity of the opinions described above may be affected, and the U.S. federal income tax consequences of the merger could differ materially from those described below. Neither Southern Missouri nor Citizens has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and the opinions described above will not be binding on the IRS or any court. Consequently, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in such opinions or below.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

Subject to the qualifications and limitations set forth above, the material U.S. federal income tax consequences of the merger to U.S. holders will be as follows:

•	No gain or loss will be recognized by Southern Missouri or Citizens as a result of the merger.

•	A U.S. holder who receives solely shares of Southern Missouri common stock in exchange for shares of Citizens common stock pursuant to the merger generally will not recognize gain or loss, except with respect to cash received in lieu of a fractional share of Southern Missouri common stock (as discussed below).

•	A U.S. holder who receives solely cash in exchange for shares of Citizens common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s aggregate adjusted tax basis in the shares of Citizens common stock surrendered. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares exceeds one year, unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (as discussed below under “—Potential Recharacterization of Gain as a Dividend”). Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

•	A U.S. holder who receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Citizens common stock pursuant to the merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Southern Missouri common stock (determined as of the effective time of the merger) and cash received by such U.S. holder of Citizens common stock exceeds such U.S. holder’s adjusted tax basis in the Citizens common stock it surrendered and (ii) the amount of cash received by such U.S. holder of Citizens common stock (in each case excluding any cash received in lieu of a fractional share of Southern Missouri common stock, which will be treated as discussed below). This gain generally will be capital gain and will be long-term capital gain if the holding period for the shares of Citizens common stock exchanged is more than one year at the time of completion of the merger, unless the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (as discussed below under “—Potential Recharacterization of Gain as a Dividend”).

•	The aggregate tax basis of the Southern Missouri common stock received by a U.S. holder of Citizens common stock in the merger (including any fractional shares of Southern Missouri common stock deemed received and exchanged for cash, as described below) will be the same as the aggregate tax basis of the Citizens common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of Southern Missouri common stock), and increased by the amount of gain recognized on the exchange, other than with respect to cash received in lieu of a fractional share of Southern Missouri common stock (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “—Potential Recharacterization of Gain as a Dividend”).

•	The holding period of Southern Missouri common stock received in exchange for shares of Citizens common stock (including fractional shares of Southern Missouri common stock deemed received and exchanged for cash, as described below) will include the holding period of the Citizens common stock for which it is exchanged.

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If a U.S. holder of Citizens common stock acquired different blocks of Citizens common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Citizens common stock, and such U.S. holder’s tax basis and holding period in its shares of Southern Missouri stock will be determined with reference to each block of Citizens common stock. If a U.S. holder receives a combination of shares of Southern Missouri common stock and cash (other than cash received in lieu of a fractional share of Southern Missouri common stock) in exchange for shares of Citizens common stock pursuant to the merger and determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain realized on another block of shares. U.S. holders should consult their tax advisors regarding the manner in which cash and shares of Southern Missouri common stock should be allocated among different blocks of their Citizens common stock surrendered in the merger. The basis and holding period of each block of Southern Missouri common stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Citizens common stock exchanged for such block of Southern Missouri common stock.

Potential Recharacterization of Gain as a Dividend

Any gain recognized by a U.S. holder of Citizens common stock in connection with the merger generally will be capital gain unless such holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder’s ratable share of Citizens’ accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a U.S. holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. holder will be treated as if it first exchanged all of its Citizens common stock solely in exchange for Southern Missouri common stock and then Southern Missouri immediately redeemed a portion of that stock for the cash that it actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to a U.S. holder if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the U.S. holder’s deemed percentage stock ownership of Southern Missouri following the merger. The determination of whether the deemed redemption is “substantially disproportionate” generally requires a comparison of the percentage of the outstanding stock of Southern Missouri that the U.S. holder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Southern Missouri that it owns immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs, as described in the rulings, would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the holding period for the U.S. holder’s Citizens common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to the U.S. holder at the long-term capital gains rate, provided the U.S. holder held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether a U.S. holder will recognize a capital gain or dividend income as a result of its exchange of Citizens common stock in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge each shareholder to consult his or her own tax advisor with respect to any such determination that is applicable to such shareholder’s individual situation.

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Receipt of Cash in Lieu of a Fractional Share of Southern Missouri Stock

A U.S. holder of Citizens common stock who receives cash in lieu of a fractional share of Southern Missouri common stock will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Southern Missouri. As a result, such U.S. holder of Citizens common stock will generally recognize gain or loss equal to the difference between the amount of cash received with respect to such fractional share and the tax basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for the relevant share of Citizens common stock is greater than one year. The deductibility of capital losses is subject to limitations.

Dissenting Shareholders

If you are a U.S. holder of Citizens common stock and you perfect your dissenters’ rights with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a U.S. holder on the exchange of Citizens common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder’s holding period for such stock. The tax consequences of cash received may vary depending upon each shareholder’s individual circumstances. Each holder of Citizens common stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Net Investment Income Tax

A U.S. holder of Citizens common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules but with different dollar thresholds. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Citizens common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding

Payments of cash, including cash received in lieu of a fractional share of Southern Missouri common stock, to a U.S. holder of Citizens common stock pursuant to the merger may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) unless the U.S. holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations) are exempt from backup withholding. Holders exempt from backup withholding may be required to comply with certification requirements and identification procedures in order to establish an exemption from backup withholding or otherwise avoid possible erroneous backup withholding. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Information Reporting

A U.S. holder of Citizens common stock who receives Southern Missouri common stock as a result of the merger may be required to retain records pertaining to the merger. Each U.S. holder of Citizens common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Southern Missouri common stock in the merger will be required to file a statement with such U.S. holder’s U.S. federal income tax return for the year in which the merger is completed in accordance with Treasury Regulations Section 1.368-3(b). Such statement must set forth the fair market value, determined immediately before the exchange, of all the Citizens common stock exchanged pursuant to the merger, and the holder’s adjusted tax basis, determined immediately before the exchange, in its Citizens common stock. A “significant holder” is a holder of Citizens common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of Citizens or securities of Citizens with a basis for federal income tax purposes of at least $1.0 million.

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Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Citizens common stock generally will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Southern Missouri common stock received by such U.S. holder in the merger (determined as of the effective time of the merger) and the amount of cash received by such U.S. holder in the merger and (b) its adjusted tax basis in the shares of Citizens common stock surrendered in exchange therefor.

This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger, tax return reporting requirements and the effect of any proposed changes in the tax laws.

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INFORMATION ABOUT SOUTHERN MISSOURI BANCORP

Southern Missouri, headquartered in Poplar Bluff, Missouri, is the bank holding company of Southern Bank. Southern Bank, founded in 1887, is a Missouri state-chartered, community-focused financial institution providing relationship banking through 50 locations in Missouri, Arkansas and Illinois, as well as online/mobile channels. As of June 30, 2022, Southern Missouri had assets of $3.2 billion, deposits of $2.8 billion, and stockholders’ equity of $320.8 million.

As a bank holding company, Southern Missouri is regulated by the Federal Reserve Board. As a Missouri state-chartered trust company with banking powers, and a member of the Federal Reserve System, Southern Bank's primary regulators are the Missouri Division and the Federal Reserve Board.

The principal business of Southern Bank consists primarily of attracting retail deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines, and to a lesser extent, brokered deposits, to invest to one-to four-family residential mortgage loans, mortgage loans secured by commercial real estate, commercial non-mortgage business loans, and consumer loans. These funds are also used to purchase mortgage-backed and related securities, U.S. Government Agency obligations, municipal bonds, and other permissible investments.

Southern Bank offers a variety of deposit accounts for individuals and businesses. Deposits are its primary source of funds for its lending and investing activities.

Southern Missouri regularly evaluates opportunities to expand through acquisitions and conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, or our debt or equity securities, may occur.

Southern Missouri’s principal office is located at 2991 Oak Grove Road, Poplar Bluff, Missouri 63901, and its telephone number is (573) 778-1800. Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Additional information about Southern Missouri and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

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INFORMATION ABOUT CITIZENS BANCSHARES CO.

General

Citizens is headquartered in Kansas City, Missouri, and is the holding company for CBTC, a Missouri state-chartered trust company with banking powers. CBTC was founded and opened for business in 1889 and currently serves clients in Kansas City, St. Joseph and other communities throughout Northwest Missouri through its 14 branch locations. Citizens does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for CBTC. Its primary activities are to provide assistance in the management and coordination of CBTC’s financial resources. Citizens has no significant assets other than all of the outstanding shares of common stock of CBTC. Citizens derives its revenues primarily from the operations of CBTC in the form of dividends received from CBTC. As of June 30, 2022, Citizens had, on a consolidated basis, assets of $1.0 billion, deposits of $879.4 million and shareholders’ equity of $94.3 million.

CBTC originates commercial and consumer loans and receives deposits from its customers who are predominately small and middle-market businesses and individuals located primarily in Missouri and the Kansas City metropolitan market. CBTC participates in government guarantee loan programs including Small Business Administration loans, and CBTC also provides trust services. CBTCs customers can access their account information and perform transactions in the bank’s branch, online, and through mobile applications.

Citizens' principal executive offices are located at 7553 NW Barry Road, Kansas City, Missouri, and its telephone number is (816) 459-4000.

Employees

As of June 30, 2022, CBTC employed 179 full-time employees. The employees are not represented by a collective bargaining unit. CBTC considers relations with employees to be good.

Legal Proceedings

Citizens is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and collection of loans, and other issues incident to its business. Management does not believe that there is any pending proceeding against Citizens which, if determined adversely, would have a material adverse effect on Citizens’ financial position, liquidity, or results of operations.

Competition

The financial services industry is highly competitive. Although consolidation has reduced the number of community banks and banking locations in the markets we serve, multi-channel service distribution systems have more than replaced physical banking locations. Competition comes from both traditional and nontraditional providers of financial services. Traditional competitors include community banks, regional commercial banks, savings and loan associations, finance companies, brokerage firms, insurance companies and credit unions. The preferential tax treatment of credit unions and lax regulations related to membership, provides a significant pricing advantage. CBTC has and continues to attract strong talent to actively compete against the traditional competitors and leverages third party service providers to address the nontraditional competitors. There can be no assurance that increased competition from other financial institutions will not accelerate, particularly for loans, as many lenders’ balance sheets have increased excess liquidity due in part from fiscal stimulus and changes in consumer savings habits.

Market and Dividends

The outstanding shares of Citizens common stock are privately held and are not traded in any public market. There have been no recent private sales of Citizens common stock of which the management of Citizens is aware. As of the record date for the Citizens special meeting, Citizens had approximately 379 holders of record of its common stock. Citizens does not pay a regular cash dividend and has not paid any cash dividends since January 1, 2020 other than a special cash dividend of $1.00 per share paid in February 2022.

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CITIZENS' MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to facilitate the understanding and assessment of Citizens’ significant changes and trends in the businesses that accounted for the changes in its results of operations and financial condition for periods listed. This discussion and analysis is based on and should be read in conjunction with Citizens’ audited consolidated financial statements for the year ended December 31, 2021, the notes thereto, and other financial information appearing elsewhere in this joint proxy statement/prospectus.

Citizens' Management’s Discussion and Analysis of Financial Condition and Results Of Operations - Years Ended December 31, 2021 and 2020

Overview

This section discusses and analyzes Citizens’ financial condition and results of operations on a consolidated basis for Citizens Bancshares Co, which we refer to as Citizens. However, Citizens conducts all of its material business operations through its wholly owned bank subsidiary, Citizens Bank and Trust Company, which we refer to as CBTC, and the discussion and analysis that follows primarily relates to activities conducted by CBTC.

CBTC originates commercial and consumer loans and receives deposits from its customers who are predominately small and middle-market businesses and individuals located primarily in Missouri and the Kansas City metropolitan market. CBTC participates in government guarantee loan programs including Small Business Administration loans, CBTC also provides trust services.

CBTC generates the majority of its revenue from interest earned on loans and other interest earning assets, such as interest earning deposits with the Federal Reserve Bank and investment securities. Fees earned on deposits and trust services also provide additional revenue. CBTC incurs interest expense on deposits and other borrowed funds, as well as operating expenses, such as salaries, employee benefits and occupancy expenses.

Citizens' management’s discussion and analysis is intended to provide the reader with information that will assist in understanding its business, results of operations, financial condition and financial statements, changes in certain key items in its financial statements from period to period, and the primary factors that Citizens believes impact its financial results.

2021 Highlights

Citizens’ financial condition, operating results and liquidity in 2020 and 2021 were impacted by COVID-19 and monetary and fiscal policy changes enacted to address the pandemic. Starting in 2020, the Federal Reserve reduced interest rates and reduced reserve requirements, while also increasing quantitative easing through the purchase of Treasuries and mortgage-backed securities. The federal government’s fiscal support of the economy through the Coronavirus Aid, Relief, and Economic Security Act of 2020, the American Rescue Plan of 2021 and other actions have been highly expansionary. Low interest rates, supply chain disruptions and high labor demand have created an inflationary environment.

Given the uncertain economic scenario as the pandemic was declared in March 2020, management added an additional allowance for credit losses during the year ended December 31, 2020. During the year ended December 31, 2021, a portion of this additional allowance for credit loss was reversed as it became apparent that the COVID-19 impact on certain loans was less than initially estimated. Loan loss provision expense was a recovery of $2.6 million for year ended December 31, 2021, compared to a provision for loan losses of $3.4 million for the year ended December 31, 2020, a decrease of $5.9 million from the prior year. Citizens’ net interest income totaled $23.3 million for year ended December 31, 2021 which was a decrease of $1.3 million from the prior year. This decrease was primarily due to the interest rate actions taken by the Federal Reserve during 2020 and a decrease in average loan balances. Noninterest income totaled $9.7 million, including net gain on sale of securities of $1.8 million, for year ended December 31, 2021 an increase of $800,000 from prior year, which include net gain on sale of securities of $450,000. Noninterest expense totaled $28.9 million for year ended December 31, 2021 an increase of $1.1 million from the prior year.

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The situation surrounding COVID-19 remains uncertain and the potential for a material impact on Citizens’ results of operations, financial condition, and liquidity increases the longer the virus impacts the United States and globally. The ultimate extent of the impact on our business, financial condition, liquidity, results of operations and cash flows will depend on future developments, which are highly uncertain and cannot be predicted. Citizens continues to adapt to the changing dynamics of the COVID-19 impacts to the economy, needs of our employees and customers, and authoritative measures mandated by federal, state, and local governments.

Critical Accounting Policies and Estimates

Use of estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, income taxes, valuation of securities, fair values of financial instruments, and the valuation of other real estate owned are particularly subject to change.

Allowance for loan losses: For all portfolio segments, the allowance for loan losses is maintained at the level considered adequate by management of Citizens to provide for losses that are probable. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance, Citizens makes continuous evaluations of the loan portfolio and related off-balance sheet commitments and a review of current economic conditions, historical loan loss experience, specific problem loans and other factors.

A discussion of the risk characteristics and the allowance for loan losses by each portfolio segment is provided below.

Citizens provides a wide range of loans, including lines of credit for working capital and operational purposes, and term loans for the acquisition of real estate, facilities, equipment and other purposes, agricultural loans, residential mortgage loans and consumer loans. Approval is generally based on evaluation of the following factors:

•	Sufficient cash flow to support debt repayment;

•	Ability and stability of current management of the borrower;

•	Positive earnings and financial trends;

•	Earnings projections based on reasonable assumptions;

•	Financial strength of the industry and business; and

•	Value and marketability of collateral.

Collateral for commercial loans generally includes accounts receivable, inventory, equipment and real estate. The lending policy specifies approved collateral types and corresponding maximum advance percentages. The value of collateral pledged on loans is typically intended to exceed the loan amount by a margin sufficient to absorb potential erosion of its value in the event of foreclosure and cover the loan amount plus costs incurred to convert it to cash.

The lending policy includes guidelines for real estate appraisals, including minimum appraisal standards based on certain transactions. Where the purpose of the loan is to finance depreciable equipment, the term loan generally does not exceed the estimated useful life of the asset.

In addition, Citizens often takes personal guarantees to help assure repayment. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower.

In some instances, for all loans, it may be appropriate to originate or purchase loans that are exceptions to the guidelines and limits established within the lending policy described above and below. In general, exceptions to the lending policy do not significantly deviate from the guidelines and limits established within the lending policy and, if there are exceptions, they are clearly noted as such and specifically identified in loan approval documents.

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The allowance for estimated losses on loans consists of specific and general components.

The specific component relates to loans that are classified as impaired, as defined below. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value for collateral dependent impaired loans or observable market price) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that Citizens will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a case-by-case basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

The general component consists of quantitative and qualitative factors and covers non-impaired loans. The quantitative factors are based on historical charge-off experience and expected loss given default derived from Citizens' internal risk rating process. See below for a detailed description of Citizens' internal risk rating scale. The qualitative factors are determined based on an assessment of internal and/or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

The Financial Accounting Standards Board (“FASB”) adopted Accounting Standards Update, 2016-13 “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” on June 16, 2016, which changed previous allowance for loan losses methodology to consider current expected credit losses. The effective date for public business entities other than SEC filers is for fiscal years beginning after December 15, 2022. Citizens intends to adopt the standard for the fiscal year 2023. Citizens is still evaluating the impact this will have on its consolidated financial statements.

Income taxes: Citizens files its tax return on a consolidated basis with its subsidiary bank. The entities follow the direct reimbursement method of accounting for income taxes under which income taxes or credit which result from the subsidiary bank’s inclusion in the consolidated tax return are paid to or received from the parent company.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

In accordance with FASB’s Accounting Standards Codification 740, Citizens accounts for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, Citizens may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. Citizens recognizes interest and penalties on income taxes as a component of income tax expense. Citizens has not accrued any additional income taxes due to uncertain tax positions.

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Results of Operations

The primary sources of revenue for Citizens are net interest income, deposit service charges, and wealth management fees. Salary and employee benefits represent the largest component of noninterest expense, accounting for 50.6% and 50.1%, respectively, of the total noninterest expenses for the years ended December 31, 2021 and 2020.

The following table shows key operating results for the years ended December 31:

	2021	2020	2019

	(Dollars in thousands)
Interest Income	$25,366	$30,682	$34,865
Interest Expense	2,078	6,086	7,858

Net Interest Income	23,288	24,596	27,007
Provision for Loan Losses	(2,561)	3,376	120
Noninterest Income	11,540	8,891	9,240
Noninterest Expense	28,923	27,832	27,985

Earnings Before Income Taxes	8,466	2,279	8,142
Income Taxes	1,751	364	1,929
Net Earnings	$6,715	$1,915	$6,213

Earnings before income taxes was $8.5 million for 2021, compared to $2.3 million for 2020 and $8.1 million in 2019. This was inclusive of a provision for loan losses reversal of $2.6 million for 2021 compared to provision for loan losses of $3.4 million for 2020 and $120,000 for 2019. Net earnings were $6.7 million, $1.9 million and $6.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. The return on average assets was 0.66% in 2021 compared to 0.20% in 2020 and 0.73% in 2019. The return on average equity was 6.56% in 2021 compared to 1.98% in 2020 and 6.90% in 2019. Citizens’ effective tax rate for 2021 was 20.7% compared to 15.9% for 2020 and 23.7% for 2019.

Return on Equity and Assets. The following table presents the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets (average equity divided by average total assets) for the periods indicated.

	For the Years December 31,
	2021	2020	2019
Return on average assets	0.66%	0.20%	0.73%
Return on average equity	6.56%	1.98%	6.90%
Average equity to average assets	10.10%	10.14%	10.55%

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Net Interest Income and Net Interest Margin Analysis. The following tables set forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields on those assets; (ii) the total dollar amount of interest expense and the average rate of interest on Citizens’ interest-bearing liabilities; (iii) net interest income; (iv) net interest rate spread; and (v) net interest margin. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	For the Years December 31,
	2021			2020
	Average	Income/	Yields/	Average	Income/	Yields/
	Balances	Expense	Rates	Balances	Expense	Rates

	(Dollars in thousands)
Interest Earning Assets
Loans	$530,879	$22,029	4.15%	$612,425	$26,423	4.31%
Securities	164,986	2,991	1.81%	164,071	3,929	2.39%
Interest earning balances due from banks	243,915	308	0.13%	98,109	292	0.30%
FHLB and Other Bank Stock	1,261	38	3.01%	1,171	38	3.25%
Total Interest Earning Assets	941,041	25,366	2.70%	875,776	30,682	3.50%

Non-Interest Earning Assets
Cash and due from banks	21,919			20,866
Premises and equipment, net	17,191			19,048
Allowance for loan losses	(8,390)			(7,910)
Other assets	41,990			45,585
Total Non-Interest Earning Assets	72,710			77,589
Total Assets	$1,013,751			$953,365

Interest Bearing Liabilities
Money market	$108,357	$162	0.15%	$93,379	$300	0.32%
NOW	311,704	231	0.07%	262,174	636	0.24%
Savings	72,662	100	0.14%	56,530	144	0.25%
Certificates of deposits	154,539	1,078	0.70%	224,293	3,904	1.74%
Repurchase Agreements	26,878	31	0.12%	21,373	152	0.71%
Other Borrowings	6,199	476	7.68%	12,500	950	7.60%
Total Interest Bearing Liabilities	680,339	2,078	0.31%	670,249	6,086	0.91%

Non-Interest Bearing Liabilities and Shareholders' Equity
Demand deposits	224,835			178,891
Other liabilities	6,013			7,577
Shareholders' equity	102,564			96,648
Total Liabilities and Shareholders' Equity	$1,013,751			$953,365
Excess of Interest Earning Assets over Interest Bearing Liabilities	$260,702			$205,527
Net Interest Income		$23,288			$24,596
Interest Spread			2.39%			2.60%
Net Interest Margin			2.47%			2.81%

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	For the Years December 31,
	2020			2019
	Average	Income/	Yields/	Average	Income/	Yields/
	Balances	Expense	Rates	Balances	Expense	Rates

	(Dollars in thousands)
Interest Earning Assets
Loans	$612,425	$26,423	4.31%	$599,735	$29,716	4.95%
Securities	164,071	3,929	2.39%	146,155	4,466	3.06%
Interest earning balances due from banks	98,109	292	0.30%	31,535	630	2.00%
FHLB and Other Bank Stock	1,171	38	3.25%	1,178	53	4.50%
Total Interest Earning Assets	875,776	30,682	3.50%	778,603	34,865	4.48%

Non-Interest Earning Assets
Cash and due from banks	20,866			18,030
Premises and equipment, net	19,048			19,396
Allowance for loan losses	(7,910)			(7,320)
Other assets	45,585			44,993
Total Non-Interest Earning Assets	77,589			75,099
Total Assets	$953,365			$853,702

Interest Bearing Liabilities
Money market	$93,379	$300	0.32%	$75,780	$578	0.76%
NOW	262,174	636	0.24%	243,459	1,844	0.76%
Savings	56,530	144	0.25%	47,395	179	0.38%
Certificates of deposits	224,293	3,904	1.74%	228,755	3,952	1.73%
Repurchase Agreements	21,373	152	0.71%	17,011	307	1.80%
FHLB Borrowings	-	-	-	1,923	51	2.65%
Other Borrowings	12,500	950	7.60%	12,500	947	7.58%
Total Interest Bearing Liabilities	670,249	6,086	0.91%	626,823	7,858	1.25%

Non-Interest Bearing Liabilities and Shareholders' Equity
Demand deposits	178,891			129,130
Other liabilities	7,577			7,669
Shareholders' equity	96,648			90,080
Total Liabilities and Shareholders' Equity	$953,365			$853,702
Excess of Interest Earning Assets over Interest Bearing Liabilities	$205,527			$151,780
Net Interest Income		$24,596			$27,007
Interest Spread			2.60%			3.22%
Net Interest Margin			2.81%			3.47%

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Net interest income is impacted by the volume (changes in volume multiplied by prior rate), interest rate (changes in rate multiplied by prior volume) and the mix of interest-earning assets and interest-bearing liabilities. Rate/volume variances have been proportionately allocated to the change in average volume and the change in average rate. The following table provides a breakdown of the changes in net interest income due to volume and rate changes for the year ended December 31, 2021 as compared to the year ended December 31, 2020 and December 31, 2020 compared to the year ended December 31, 2019:

	2021 Compared to 2020 Due to Changes in			2020 Compared to 2019 Due to Changes in
	Average Volume	Average Rate	Net Increase (Decrease)	Average Volume	Average Rate	Net Increase (Decrease)

	(Dollars in thousands)
Interest Earning Assets
Loans	$(3,518)	$(876)	$(4,394)	$629	$(3,922)	$(3,293)
Securities available -for-sale	22	(960)	(938)	547	(1,084)	(537)
Interest earning balances due from banks	434	(418)	16	1,330	(1,668)	(338)
FHLB and Other Bank Stock	3	(3)	-	-	(15)	(15)
Total Interest Earning Assets	(3,059)	(2,257)	(5,316)	2,506	(6,689)	(4,183)
Interest Bearing Liabilities
Deposits	347	(3,760)	(3,413)	821	(2,390)	(1,569)
Repurchase Agreements	39	(160)	(121)	79	(234)	(155)
FHLB Borrowings	-	-	-	(51)	-	(51)
Other Borrowings	(479)	5	(474)	-	3	3
Total Interest Bearing Liabilities	(93)	(3,915)	(4,008)	849	(2,621)	(1,772)
Net Interest Income	$(2,966)	$1,658	$(1,308)	$1,657	$(4,068)	$(2,411)

Net interest income decreased $1.3 million in 2021 due to a full year of the low rate environment and a reduction in average loan balances. The weighted average yield on earning assets decreased .80% consistent with the declining rate environment and reflects lower yielding interest earning balances due from banks. Partially offsetting the yield reduction on earning assets was the lower weighted average rate paid on interest bearing liabilities which decreased to 0.31% for 2021 from 0.91% for 2020.

Provision for Loan Losses. The provision for loan losses represents Citizens’ estimate of the amount necessary to be charged against the current period’s earnings to maintain the allowance for loan losses at a level that management considers adequate in relation to the estimated losses inherent in the loan portfolio. The provision for loan losses is impacted by changes in loan balances and loan mix as well as changes in loss assumptions and charge-offs and recoveries. The amount of the provision for loan losses also reflects such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions and certain other subjective factors that may affect the ability of borrowers to meet their repayment obligations to us. Citizens recorded (recovery of )/provisions for loan losses of $(2.5 million), $3.4 million and $120,000 in 2021, 2020 and 2019, respectively. Net charge-off activity in each year was negligible. The substantial increase in the provision for 2020 reflected the uncertainty of the potential impact to the economy and loan losses associated with the COVID-19 pandemic. During the year ended December 31, 2021, a portion of this additional allowance for credit loss was reversed as it became apparent that the COVID-19 impact on certain loans was less than initially estimated

Noninterest Income and Expense. Noninterest income predominantly includes service charges and fees on deposit accounts, trust services, and gains on investment sales. The following table provides a breakdown of noninterest income for the years ended December 31, 2021, 2020 and 2019:

	For the Years Ended December 31,		2021 vs 2020 Percent	For the Years Ended December 31,		2020 vs 2019 Percent
	2021	2020	Change	2020	2019	Change

	(Dollars in thousands)
Service Charges and Fees	$2,649	$2,684	(1.30)%	$2,684	$3,442	(22.02)%
Wealth Management Fees	2,264	2,119	6.84%	2,119	2,119	0.00%
Net Gain on Sale of Securities	1,835	450	307.78%	450	377	19.36%
Net Loss on sale of Premises and Equipment	(42)	(109)	(61.47)%	(109)	(43)	153.49%
Net Gain on Sale of Other Real Estate	-	1	(100.00)%	1	-
Increase in Cash Surrender Value of Life Insurance	937	461	103.25%	461	477	(3.35)%
Other	3,897	3,285	18.63%	3,285	2,868	14.54%
Total Noninterest Income	$11,540	$8,891		$8,891	$9,240

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The increase in noninterest income for 2021 primarily resulted from the increase in gain on sale of securities compared to 2020 and 2019.

The following table provides a breakdown of noninterest expense for the years indicated:

	For the Years Ended December 31,		2021 vs 2020 Percent	For the Years Ended December 31,		2020 vs 2019 Percent
	2021	2020	Change	2020	2019	Change

	(Dollars in thousands)
Salaries and Benefits	$14,642	$14,397	1.70%	$14,397	$14,391	0.04%
Occupancy	5,048	6,195	(18.51)%	6,195	6,058	2.26%
FDIC Assessments	410	240	70.83%	240	114	110.53%
Expenses on Other Real Estate Owned	534	126	323.81%	126	76	65.79%
Professional Fees	513	718	(28.55)%	718	394	82.23%
Telephone, Postage, and Delivery	871	922	(5.53)%	922	976	(5.53)%
Advertising and Marketing	359	524	(31.49)%	524	696	(24.71)%
Office Supplies	131	114	14.91%	114	146	(21.92)%
Other	6,415	4,596	39.58%	4,596	5,134	(10.48)%
Total Noninterest Expense	$28,923	$27,832		$27,832	$27,985

Noninterest expense increased $1.1 million in 2021 compared to 2020, as Citizens incurred additional expenses in 2021 related to collection on a specific credit.

Financial Condition

At December 31, 2021 consolidated assets were $981.1 million, which is a $7.3 million decrease from December 31, 2020 and an $83.5 million increase from December 31, 2019.

Cash and Cash Equivalents. Cash and cash equivalents, which primarily consist of funds held at the Federal Reserve Bank and at corresponding banks, increased $52.3 million during 2021 as compared to 2020. At December 31, 2021, cash and due from banks was $248.4 million. Changes in cash and cash equivalents are primarily affected by the funding of loans, and changes in the primary sources of funding: deposits and borrowings.

Investment Securities. There were securities with a market value of $208.8 million that were available for pledging at December 31, 2021.

	December 31,
	2021		2020		2019
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

	(Dollars in thousands)
State and Municipal	$37,573	$39,024	$47,330	$51,841	$27,214	$27,860
Collateralized Loan Obligations	17,987	17,950	19,508	19,293	19,540	19,306
Agency Asset-Backed	37,089	37,686	40,115	40,703	13,473	13,416
Agency Residential Mortgage-Backed	92,083	92,186	51,414	52,860	42,278	42,956
Agency Commercial Mortgage-Backed	11,845	12,142	13,904	14,610	17,807	17,765
Non-Agency Residential Mortgage Backed	8,271	8,413	11,807	12,245	14,796	15,059
Non-Agency Commercial Mortgage Backed	1,390	1,358	1,932	1,884	2,936	2,894
Total	$206,238	$208,759	$186,010	$193,436	$138,044	$139,256

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The contractual maturities and weighted average yields of investment securities are as follows, as of December 31, 2021:

As of December 31, 2021:	<1 Yr	Yield	1 - 5 Yrs	Yield	6 - 10 Yrs	Yield	After 10 Yrs	Yield	Total	Yield

			(Dollars in thousands)
State and Municipal	$-	-	$4,163	3.65%	$13,467	2.78%	$21,394	2.12%	$39,024	2.51%
Collateralized Loan Obligations	-	-	-	-	11,950	1.70%	6,000	1.59%	17,950	1.66%
Agency Asset-Backed	-	-	-	-	-	-	37,686	1.20%	37,686	1.20%
Agency Residential Mortgage-Backed	-	-	-	-	-	-	92,186	0.94%	92,186	0.94%
Agency Commercial Mortgage-Backed	-	-	6,684	2.34%	4,632	2.38%	826	3.18%	12,142	2.35%
Non-Agency Residential Mortgage Backed	-	-	-	-	-	-	8,413	3.51%	8,413	3.51%
Non-Agency Commercial Mortgage Backed	-	-	-	-	-	-	1,358	2.01%	1,358	2.01%
Total	-	-	$10,847	2.78%	$30,049	2.23%	$167,863	1.32%	$208,759	1.54%

Loan Portfolio. Citizens’ primary source of income is derived from interest earned on its loan portfolio. The portfolio consists of loans secured by real estate, loans for commercial and agricultural operations as well as consumer loans.

Overall total loans decreased by $74.2 million and $54.5 million in 2021 and 2020, respectively.

	As of December 31,
	2021		2020		2019

	(Dollars in Thousands)
Real Estate:
One-to-Four Family Residential	$97,705	20.7%	$113,162	20.7%	$148,498	24.7%
Multi-family	22,943	4.9%	13,555	2.5%	7,580	1.3%
Commercial	176,193	37.4%	205,460	37.7%	182,255	30.4%
Agricultural	5,008	1.1%	4,007	0.7%	4,301	0.7%
Construction and Land Development	72,396	15.4%	101,206	18.5%	106,460	17.7%
Total Real Estate	374,245	79.5%	437,390	80.1%	449,094	74.8%
Commercial	80,285	17.0%	92,461	16.9%	126,177	21.0%
Agricultural	12,428	2.6%	11,444	2.1%	17,462	2.9%
Consumer and Other	4,449	0.9%	4,317	0.8%	7,387	1.2%
Total Loans	471,407	100.0%	545,612	100.0%	600,120	100.0%

Deferred Loan Costs (Fees), net	236		(98)		13
Less Allowance for Loan Losses	(6,295)		(9,126)		(6,566)
Net Loans	$465,348		$536,388		$593,567

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	As of December 31, 2021
	Scheduled Maturity				Loans With a Scheduled Maturity After One Year
Loan Category	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Fifteen Years	Due After Fifteen Years	Loans with Fixed Rates	Loans With Adjustable Rates

	(Dollars in thousands)
Real Estate:
One-to-Four Family Residential	$1,605	$17,134	$27,847	$51,119	$36,320	$59,780
Multi-family	14,153	4,703	4,087	-	7,658	1,132
Commercial	22,835	111,339	38,569	3,450	124,308	29,050
Agricultural	245	4,078	685	-	4,089	674
Construction and Land Development	13,812	57,940	367	277	20,740	37,844
Total Real Estate	52,650	195,194	71,555	54,846	193,115	128,480
Commercial	20,037	46,693	13,555	-	26,848	33,400
Agricultural	6,967	5,303	158	-	5,303	158
Cosumer and Other	3,195	1,230	24	-	1,187	67
Total Loans	$82,849	$248,420	$85,292	$54,846	$226,453	$162,105

Delinquent Loans, Non-Performing Assets and Allowance for Loan Losses. Generally, for all classes of loans, loans are considered past due when contractual payments are delinquent for 30 days or greater.

For all classes of loans, loans will generally be placed on nonaccrual status when the loan has become 90 days past due (unless the loan is well secured and in the process of collection); or if any of the following conditions exist:

•	It becomes evident that the borrower will not make payments, or will not or cannot meet the terms for renewal of a matured loan,

•	When full repayment of principal and interest is not expected,

•	When the loan is graded "substandard" and the future accrual of interest is not protected by sound collateral values,

•	When the loan is graded "doubtful",

•	When the borrower files bankruptcy and an approved plan of reorganization or liquidation is not anticipated in the near future, or

•	When foreclosure action is initiated.

When a loan is placed on nonaccrual status, payments received will be applied to the principal balance. However, interest may be taken on a cash basis in the event the loan is fully secured and the risk of loss is minimal. Previously recorded but uncollected interest on a loan placed in nonaccrual status is accounted for as follows: if the previously accrued but uncollected interest and the principal amount of the loan is protected by sound collateral value based upon a current, independent qualified appraisal, such interest may remain on Citizens' books. If such interest is not so protected, it is considered a loss with the amount thereof recorded in the current year being reversed against current earnings, and the amount recorded in the prior year being charged against the allowance for possible loan losses.

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The composition of non-performing loans is illustrated below for the years listed:

	As of December 31,
	2021	2020	2019

	(Dollars in thousands)
Nonaccrual loans
Real Estate:
One-to-Four Family	$707	$1,824	$620
Commercial	380	442	203
Construction	5,873	5,873	-
Total Real Estate	6,960	8,139	823
Commercial	-	2,517	690
Agricultural	-	93	-
Consumer and Other	-	-	-
Total nonaccrual loans	6,960	10,749	1,513

Accruing loans 90 or more days past due	-	-	207
Total non-performing loans	$6,960	$10,749	$1,720
Troubled debt restructured loans	$6,631	$8,100	$8,652

The accrual of interest on loans is generally discontinued when a loan is greater than 90 days past due or when, in the opinion of management, full repayment of principal and interest is in doubt. Interest accrued but uncollected for loans placed on nonaccrual status is reversed against interest income. Interest on these loans are accounted for on a cash or cost recovery basis until the loan qualifies for a return to accrual status. A return to accrual status requires that the customer is current on all principal and interest payments and collection is no longer in doubt.

Allowance for Loan Losses. The allowance for loan losses related to loans represented 1.33% and 1.67% of total loans outstanding as of December 31, 2021 and 2020, respectively.

The allowance for loan losses is maintained at the level considered adequate by management of Citizens to provide for losses that are probable. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance, Citizens makes continuous evaluations of the loan portfolio and related off-balance sheet commitments, and reviews current economic conditions, historical loan loss experience, specific problem loans and other factors. A specific reserve may initially be established for each loan based upon impairment analyses when it is Citizens’ expectation principal will not be fully collected.

The following table illustrates information with respect to Citizens’ allowance for loan losses; net charge offs and provision for the years ended December 31, 2021, 2020 and 2019, respectively.

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	For the Years Ended December 31,
Analysis of the Allowance for Loan Losses	2021	2020	2019

	(Dollars in thousands)
Balance at Beginning of Period	$9,126	$6,566	$7,485
Charge-offs
One-to-Four Family Real Estate	-	-	42
Commercial Real Estate	-	36	-
Commercial Operating	774	450	443
Agriculture Operating	1	-	-
Consumer and Other	244	494	731
Recoveries
One-to-Four Family Real Estate	3	-	-
Commercial Real Estate	104	-	-
Agriculture Real Estate	-	-	1
Commercial Operating	531	55	5
Agriculture Operating	-	8	-
Consumer and Other	111	101	171

Net Charge-offs	(270)	(816)	(1,039)

Additions Charged to Operations	(2,561)	3,376	120

Balance at End of Period	$6,295	$9,126	$6,566

Ratio of Allowance for Credit Losses to Total Loans Outstanding	1.33%	1.67%	1.09%
Ratio of Nonaccrual Loans to Total Loans Outstanding	1.48%	1.97%	0.31%
Ratio of Allowance for Credit Losses to Nonaccrual loans	90.45%	84.90%	356.65%

Average loans outstanding by loan category
One-to-Four Family Residential Real Estate	$103,013	$129,339	$154,624
Multi-family Real Estate	20,961	12,568	12,209
Commercial Real Estate	193,799	201,964	172,640
Agricultural Real Estate	4,665	4,327	5,260
Construction and Land Development	98,521	109,016	93,111
Commercial	88,952	131,573	128,345
Agricultural	13,892	15,473	18,747
Consumer and Other	3,782	5,534	13,844
Total Loans	$527,585	$609,794	$598,780

Ratio of net (charge offs) recoveries to average loans outstanding by loan category
One-to-Four Family Residential Real Estate	0.00%	0.00%	(0.03)%
Multi-family Real Estate	0.00%	0.00%	0.00%
Commercial Real Estate	0.05%	(0.02)%	0.00%
Agricultural Real Estate	(0.02)%	0.18%	0.00%
Construction and Land Development	0.00%	0.00%	0.00%
Commercial	(0.27)%	(0.30)%	(0.34)%
Agricultural	(0.01)%	0.05%	0.00%
Consumer and Other	(3.52)%	(7.10)%	(4.05)%
Total Loans	(0.05)%	(0.13)%	(0.17)%

Based on present information, Citizens considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which Citizens believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required, which could have the effect of reducing income.

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The following table illustrates information with respect to the allocation of Citizens’ allowance for loan losses, by loan category, and the composition of total loans, by each loan category, as of December 31, 2021, 2020 and 2019, respectively.

	As of December 31,
	2021		2020		2019

	(Dollars in thousands)
1-4 Family Real Estate	$805	12.8%	$832	9.1%	$884	13.5%
Multi-Family Real Estate	288	4.6%	206	2.3%	-	0.0%
Commercial Real Estate	2,707	42.9%	3,039	33.3%	2,258	34.4%
Agriculture Real Estate	47	0.7%	46	0.5%	34	0.5%
Construction Real Estate	1,187	18.9%	2,379	26.1%	1,223	18.6%
Commercial Operating	989	15.7%	2,293	25.1%	1,528	23.3%
Agriculture Operating	124	2.0%	241	2.6%	421	6.4%
Consumer and Other	148	2.4%	90	1.0%	218	3.3%
Total Allowance	$6,295	100%	$9,126	100%	$6,566	100%

Deposits. The following table sets forth information with respect to the Citizens’ deposits and the average rates paid on deposits:

	As of December 31,
	2021		2020		2019

Deposit Category	Average Balances	Weighted Average Rate	Average Balances	Weighted Average Rate	Average Balances	Weighted Average Rate

	(Dollars in thousands)
Non-interest bearing	$224,835		$178,890		$129,130
Interest bearing	311,704	0.07%	262,174	0.24%	243,459	0.76%
Money market and savings	181,019	0.14%	149,909	0.30%	123,175	0.61%
Certificates of deposits	154,539	0.70%	224,293	1.74%	228,755	1.73%
Total	$872,097	0.18%	$815,266	0.61%	$724,519	0.91%

The following table sets forth the maturity of time deposits as of December 31, 2021:

	< 3 Mos	3-6 Mos	6 Mos-1Yr	1-3 Yrs	> 3 Yrs	Total

	(Dollars in thousands)
Time deposits < $250,000	$37,371	$14,317	$36,205	$25,516	$4,414	$117,823
Time deposits > $250,000	5,843	5,751	4,763	1,312	-	17,669
Total	$43,214	$20,068	$40,968	$26,828	$4,414	$135,492

Uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit of $250,000, were $250.8 million, $228.3 million, and $176.9 million as of December 31, 2021, 2020, and 2019, respectively.

The following table presents the portion of time deposits in excess of the insurance limit of $250,000, by remaining maturity, as of December 31, 2021:

December 31, 2021
(dollars in thousands)
Three months	$1,593
Over 3 months through 6 months	2,001
Over 6 months through 12 months	1,263
Over 12 months	63
Total	$4,920

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Deposits increased by $597,000 during the year ended December 31, 2021. Consistent with falling market rates, the weighted average rate on deposits dropped from 0.61% in 2020 to 0.18% in 2021. Certificates of deposit decreased $45.9 million in 2021. Noninterest bearing demand deposits represented 30% of total deposits at December 31, 2021 and increased $32.9 million in 2021.

Borrowings. FHLB Advances: At December 31, 2021 and 2020 there were no Federal Home Loan Bank (“FHLB”) advances outstanding. Other borrowings are summarized as follows.

	As of December 31,
	2021	2020	2019

	(Dollars in thousands)
Notes Payable	$-	$12,500	$12,500

On October 15, 2015, Citizens entered into a subordinated debt agreement with a principal amount of $12.5 million. The note had a current maturity date of October 1, 2025, and no principal prepayment was allowed prior to October 1, 2020. The note was paid in full during 2021.

Liquidity

Liquidity management focuses on Citizens’ ability to generate, on a timely and cost-effective basis, cash sufficient to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. Liquidity management is both a daily and long-term function of funds management. Liquid assets are generally held in cash at the Federal Reserve Bank of Kansas City or other financial institutions. Citizens monitors its liquidity in accordance with guidelines established by policy and applicable regulatory requirements. The need for liquidity is affected by Citizens’ loan activity, net changes in deposit levels and the maturities of its borrowings. The principal sources of liquidity consist of deposits, loan interest and principal payments, FHLB advances and proceeds from borrowings. Citizens has available borrowing capacity collateralized by approximately $191.6 million and $258 million of mortgage loans under a blanket lien arrangement at December 31, 2021 and 2020, respectively, as well as $114.8 million and $151.7 million of securities at December 31, 2021 and 2020, respectively.

During 2021, cash and cash equivalents increased by $52.3 million from the end of the prior year. Deposits increased slightly by $0.6 million with a net loan decrease of $71 million as the primary source of the increase in cash and cash equivalents in 2021.

Ratio of Loans to Funding. The relationship between total loans and total funding can provide a useful measure of a bank’s liquidity. Because repayment of loans tends to be less predictable due to prepayment and refinancing activity than the maturity of investments and other liquid resources, the higher the loan-to-funding ratio generally reduces the liquidity of the bank’s assets. At December 31, 2021 and 2020, the loan-to-funding ratios at Citizens were 55.1%, and 63.6%, respectively.

The following table provides information regarding the off-balance sheet arrangements of Citizens as of December 31, 2021, 2020 and 2019:

	As of December 31,
	2021	2020	2019

	(Dollars in thousands)
Commitments to Extend Credit	$146,041	$148,196	$178,806
Standby Letters of Credit	$15	$523	$31

Capital Resources

Citizens is subject to various regulatory capital requirements administered by federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

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Quantitative measures established by regulation to ensure capital adequacy require CBTC to maintain minimum amounts and ratios (set forth in the following table) of Total, Tier I and Common Equity Tier I capital to risk weighted assets, and of Tier I capital to average assets (as defined by FDIC regulations). Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Citizens’ financial condition. Management believes that Citizens and CBTC met all capital adequacy requirements to which it was subject at December 31, 2021. CBTC is classified as well capitalized based on the most recent regulatory examination.

At December 31, 2021, CBTC’s capital ratios exceeded the minimums required to be considered as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed CBTC’s category.

Citizens and CBTC’s actual capital amounts and ratios are presented in the table below. The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

	Actual		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action Framework

	(Dollars in thousands)
As of December 31, 2021:
Citizens Bancshares Co.
Total Capital (to risk weighted assets):	$102,855	17.76%	$46,331	8.00%	N/A	N/A
Tier 1 Capital (to risk weighted assets):	96,560	16.67%	34,755	6.00%	N/A	N/A
Common equity tier I capital ratio:	96,560	16.67%	40,547	7.00%	N/A	N/A
Leverage ratio (tier I to avg assets):	96,560	9.66%	39,983	4.00%	N/A	N/A
Citizens Bank & Trust
Total Capital (to risk weighted assets):	$100,694	17.39%	$46,323	8.00%	$57,914	10.00%
Tier 1 Capital (to risk weighted assets):	94,399	16.30%	34,748	6.00%	46,331	8.00%
Common equity tier I capital ratio:	94,399	16.30%	40,539	7.00%	37,644	6.50%
Leverage ratio (tier I to avg assets):	94,399	9.46%	39,915	4.00%	49,893	5.00%

As of December 31, 2020:
Citizens Bancshares Co.
Total Capital (to risk weighted assets):	$108,688	16.80%	$51,748	8.00%	N/A	N/A
Tier 1 Capital (to risk weighted assets):	88,089	13.62%	38,111	6.00%	N/A	N/A
Common equity tier I capital ratio:	88,089	13.62%	45,280	7.00%	N/A	N/A
Leverage ratio (tier I to avg assets):	88,089	9.10%	38,715	4.00%	N/A	N/A
Citizens Bank & Trust
Total Capital (to risk weighted assets):	$105,625	16.33%	$51,748	8.00%	$64,686	10.00%
Tier 1 Capital (to risk weighted assets):	97,526	15.08%	38,111	6.00%	51,748	8.00%
Common equity tier I capital ratio:	97,526	15.08%	45,280	7.00%	42,046	6.50%
Leverage ratio (tier I to avg assets):	97,526	10.08%	38,715	4.00%	48,385	5.00%

As of December 31, 2019:
Citizens Bancshares Co.
Total Capital (to risk weighted assets):	$104,764	14.78%	$56,715	8.00%	N/A	N/A
Tier 1 Capital (to risk weighted assets):	85,698	12.09%	42,536	6.00%	N/A	N/A
Common equity tier I capital ratio:	85,698	12.09%	49,625	7.00%	N/A	N/A
Leverage ratio (tier I to avg assets):	85,698	9.99%	34,330	4.00%	N/A	N/A
Citizens Bank & Trust
Total Capital (to risk weighted assets):	$103,901	14.66%	$56,715	8.00%	$70,894	10.00%
Tier 1 Capital (to risk weighted assets):	97,335	13.70%	42,536	6.00%	56,715	8.00%
Common equity tier I capital ratio:	97,335	13.70%	49,625	7.00%	46,081	6.50%
Leverage ratio (tier I to avg assets):	97,335	11.34%	34,330	4.00%	42,914	5.00%

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Asset and Liability Management: Interest Rate Risk

Interest rate risk is inherent in financial services businesses. Management of interest-earning assets and interest-bearing liabilities in terms of rate and maturity has an important effect on liquidity and net interest margin. Interest rate risk results from interest-earning assets and interest-bearing liabilities maturing or repricing at different times, on a different bases, or in unequal amounts. The board of directors of CBTC approves the Asset/Liability Management (“ALCO”) policy governing the management of interest rate risk. The ALCO of CBTC is responsible for monitoring interest rate risk and providing quarterly reports to the board of directors regarding CBTC’s compliance with these policy limits. CBTC uses two primary measurement processes to quantify and manage interest rate risk: (1) Net interest income (“NII”) simulations which are used to measure the impact of instantaneous (Shock) parallel changes in interest rates over a 12 month forecast period, and instantaneous (Shock) parallel changes in rates over a 24 month forecast period; and (2) Economic Value of Equity (“EVE”) calculations which measure the sensitivity of EVE to simultaneous parallel changes in interest rates.

Interest Rate Risk Model. Under this analysis, a simulation model is used to measure and evaluate potential changes to net interest income resulting from changes in interest rates. This model measures the impact of instantaneous shocks of +400, +300, +200, +100, and -100 basis points on net interest income over a 12 and 24 month forecast period. The computed changes to net interest income between hypothetical rising and declining rates scenarios for the twelve months beginning December 31, 2021 and 2020 are as follows:

	Estimated Increase (Decrease) in Net Interest Income as of December 31,
Assumed 12 Month Instantaneous Change in Interest Rates	2021	2020
+ 400 basis points	29.99%	19.86%
+ 300 basis points	25.88%	17.55%
+ 200 basis points	16.31%	10.71%
+ 100 basis points	7.32%	4.74%
- 100 basis points	(7.68)%	(8.17)%

As of December 31, 2021, CBTC’s interest rate risk model results indicated that CBTC would be adversely impacted in the unlikely down rate shock scenario of -100 basis points and would be positively impacted in the up rate shock scenarios of +100 to +400 basis points. Rate shock scenarios below -100 basis points were not included because those scenarios are not meaningful for this modeling based on the current low interest rate environment.

The computed changes to net interest income between hypothetical rising and declining rates scenarios for the twenty-four months beginning December 31, 2021 and 2020 are as follows:

	Estimated Increase (Decrease) in Net Interest Income as of December 31,
Assumed 24 Month Instantaneous Change in Interest Rates	2021	2020
+ 400 basis points	33.12%	21.34%
+ 300 basis points	27.88%	18.61%
+ 200 basis points	18.20%	11.95%
+ 100 basis points	8.84%	5.97%
- 100 basis points	(13.47)%	(13.23)%

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Economic Value of Equity. EVE measures the sensitivity of market value equity to simultaneous changes in interest rates. EVE is derived by subtracting the economic value of CBTC’s liabilities from the economic value of assets, assuming current and hypothetical interest rate environments. EVE is based on all the future cash flows expected to be generated by the current balance sheet, discounted to derive the economic value of CBTC’s assets and liabilities. These cash flows may change depending on the assumed interest rate environment and resulting changes in other assumptions, such as deposit betas, decay rates and prepayment speeds. The computed changes to EVE between hypothetical rising and declining rates scenarios as of December 31, 2021 and 2020 are as follows:

	Estimated Increase (Decrease) in Economic Value of Equity as of December 31,
Assumed Instantaneous Change in Interest Rates	2021	2020
+ 400 basis points	118%	159%
+ 300 basis points	101%	136%
+ 200 basis points	77%	102%
+ 100 basis points	44%	57%
- 100 basis points	(61)%	(89)%

Scenarios below -100 basis points were not included because those scenarios are not meaningful based on the current low interest rate environment. The EVE results indicate a positive effect from a short term increase in interest rates. The EVE results are hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. These could include, but are not limited to, non-parallel yield curve shifts, changes in market interest rate spreads and the actual reaction to changes in interest rate levels of interest-earning assets and interest-bearing liabilities. It is not uncommon for rates on certain assets or liabilities to lag behind changes in the market rates of interest. Additionally, prepayments of loans and early withdrawal of certificates of deposit could cause interest sensitivities to vary.

The results of these analyses and simulations do not contemplate all of the actions that management might undertake in response to changes in interest rates. In response to actual or anticipated changes in interest rates, management would have various alternatives for managing and reducing CBTC’s exposure to interest rate risk. The level of excess liquidity provides considerable flexibility and allowing management to defer reacting immediately to increases in deposit rates.

Citizens Management’s Discussion and Analysis of Financial Condition and Results Of Operations - Six Months Ended June 30, 2022 and 2021

Six Months Ended June 30, 2022 Financial Highlights and Recent Developments

Net income was $2.8 million for the six months ended June 30, 2022 compared to $4.4 million for the same period in 2021. Return on average assets was 0.53% for the six months ended June 30, 2022 compared to 0.97% for the same period in 2021. The decrease in the return on average assets is primarily attributable to a $1.1 million reversal of the provision to the allowance to loan losses in the first half of 2021 and gain on sale of investments of $1.8 million in the first half of 2021.

Critical Accounting Policies and Estimates

For information regarding Citizens’ critical accounting policies, see “—Citizens’ Management Discussion and Analysis of Financial Condition and Results of Operations-Years Ended December 31, 2021 and 2020-Critical Accounting Policies and Estimates” above.

Results of Operations - For the Six Months Ended June 30, 2022 and 2021

The primary sources of revenue for Citizens are net interest income, deposit service charges and trust services. Salary and employee benefits represent the largest component of noninterest expense, accounting for 54.4% and 50.0%, respectively, of the total noninterest expenses for the six months ended June 30, 2022 and 2021.

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The following table shows key operating results for the six months ended June 30:

	For the Six Months Ended June 30,
	2022	2021

	(Dollars in thousands)
Interest Income	$12,393	$13,085
Interest Expense	682	1,440
Net Interest Income	11,711	11,645
Provision for Loan Losses	29	(1,076)
Noninterest Income	5,277	6,834
Noninterest Expense	13,392	13,982

Earnings Before Income Taxes	3,567	5,573
Income Taxes	748	1,131
Net Earnings	$2,819	$4,442

Earnings before income taxes were $3.6 million for the first half of 2022, compared to $5.6 million for the first half of 2021, including a reversal of the provisions for loan losses of $1.1 million and gain on sale of investments of $1.8 million for the first half of 2021, compared to none for the same period in 2022. Net earnings were $2.8 million and $4.4 million for the six months ended June 30, 2021 and 2020, respectively.

Citizens’ effective tax rate for 2022 was 26.5% compared to 20.2% for 2021. The higher effective tax rate in 2022 resulted from the reduction of tax exempt municipal bonds held in 2022.

Net Interest Income and Net Interest Margin Analysis. The tables below, for the periods indicated, set forth information regarding (i) the total dollar amount of interest income from interest-earning assets and the resultant average yields on those assets; (ii) the total dollar amount of interest expense and the average rate of interest on Citizens’ interest bearing liabilities; (iii) net interest income; (iv) net interest rate spread; and (v) net interest margin. The following tables do not provide for tax equivalent yields on the tax exempt earning assets.

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	For the Six Months Ended June 30,
	2022			2021
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates

	(Dollars in thousands)
Interest Earning Assets
Loans	$470,371	$9,653	4.14%	$546,957	$11,294	4.16%
Securities	235,572	2,219	1.90%	173,243	1,669	1.94%
Interest earning balances due from banks	216,349	501	0.47%	224,984	105	0.09%
FHLB and other bank stock	1,282	20	3.15%	1,234	17	2.78%
Total Interest Earning Assets	923,574	12,393	2.71%	946,418	13,085	2.79%
Non-Interest Earning Assets
Cash and due from banks
Premises and equipment, net	24,888			21,474
Allowance for loan losses	14,433			18,043
Other assets	(6,309)			(9,109)
Total Non-Interest Earning Assets	46,750			42,437
Total Assets	79,762			72,845
	$1,003,336			$1,019,263

Interest Bearing Liabilities
Money market	$111,136	$80	0.15%	$106,566	$84	0.16%
NOW	310,056	225	0.15%	312,875	123	0.08%
Savings	81,374	47	0.12%	69,403	54	0.16%
Certificates of deposits	131,006	302	0.46%	166,485	689	0.83%
Repurchase Agreements	24,337	22	0.18%	26,536	20	0.15%
Other borrowings	-	6	-	12,500	470	7.58%
Total Interest Bearing Liabilities	657,909	682	0.21%	694,365	1,440	0.42%

Non-Interest Bearing Liabilities and Shareholders' Equity
Demand deposits	236,225			217,882
Other liabilities	10,283			5,745
Shareholders' equity	98,919			101,271
Total Liabilities and Shareholders' Equity	$1,003,336			$1,019,263
Excess of Interest Earning Assets over Interest Bearing Liabilities	$265,665			$252,053
Net Interest Income		$11,711			$11,645
Interest Spread			2.50%			2.37%
Net Interest Margin			2.56%			2.48%

Net interest income is impacted by the volume (changes in volume multiplied by prior rate), interest rate (changes in rate multiplied by prior volume) and the mix of interest-earning assets and interest-bearing liabilities. The following table provides a breakdown of the changes in net interest income due to volume and rate changes for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

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	For the Six Months June 30, 2022 Compared to 2021 Due to Changes In
	Average Volume	Average Rate	Net Increase (Decrease)

	(Dollars in thousands)
Interest Earning Assets
Loans	$(1,581)	$(60)	$(1,641)
Securities available -for-sale	601	(51)	550
Interest earning balances due from banks	(4)	400	396
FHLB and Other Bank Stock	0	2	3
Total Interest Earning Assets	(984)	293	(692)

Interest Bearing Liabilities
Deposits	(3)	(292)	(296)
Repurchase Agreements	(1)	3	2
Other Borrowings	(464)	-	(464)
Total Interest Bearing Liabilities	(469)	(289)	(758)

Net Interest Income	$(515)	$581	$66

Net interest income incrased $66,000 year over year primarily due to a reduction of $76.6 million in average loan balances. Loan yields averaged 4.14% and 4.16% in 2022 and 2021, respectively. The decrease from prior years was partially offset by an increase of $62.3 million in the investment portfolio with a current year to date yield of 1.90% vs prior year to date yield of 1.94%.

Provision for Loan Losses. The allowance for loan losses is maintained at the level considered adequate by management of Citizens to provide for losses that are probable. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance, Citizens makes continuous evaluations of the loan portfolio and related off-balance sheet commitments, and reviews current economic conditions, historical loan loss experience, specific problem loans and other factors. A specific reserve may initially be established for each loan based upon impairment analyses when it is Citizens’ expectation principal will not be fully collected.

For the six months ended June 30, 2022, Citizens recorded a provision for loan losses of $29 thousand compared to a $1.1 million reversal of the provision for loans losses for the comparable period in 2021. Net charge-off activity in both years was negligible.

Noninterest Income and Expense. Noninterest income predominantly includes service charges and fees on deposit accounts, trust fees, and gains on sale of investments. The following table provides a breakdown of noninterest income for the six months ended June 30, 2022 and 2021:

	For the Six Months Ended June 30,
	2022	2021

	(Dollars in thousands)
Service Charges and Fees	$1,413	$1,211
Wealth Management Fees	1,121	1,213
Net Gain on Sale of Securities	-	1,835
Net Loss on sale of Premises and Equipment	72	26
Net Gain on Sale of Other Real Estate	43	-
Increase in Cash Surrender Value of Life Insurance	217	716
Other	2,411	1,833
Total Noninterest Income	$5,277	$6,834

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The following table provides a breakdown of noninterest expense for the periods indicated:

	For the Six Months Ended June 30,
	2022	2021

	(Dollars in thousands)
Salaries and Benefits	$7,290	$6,992
Occupancy	2,391	2,515
FDIC Assessments	160	195
Expenses on Other Real Estate Owned	75	103
Professional Fees	288	312
Telephone, Postage, and Delivery	381	395
Advertising and Marketing	178	125
Office Supplies	62	67
Other	2,567	3,278
Total Noninterest Expense	$13,392	$13,982

Noninterest expense was $13.4 million for the six months ended June 30, 2022 a decrease of $590,000 from the six months ended June 30, 2021. Salary and benefits is the largest component of noninterest expense, increased 4.3%, period over period. Other noninterest expenses declined in 2022 as Citizens incurred collection expense on a specific credit in 2021.

Financial Condition - June 30, 2022 Compared to December 31, 2021

At June 30, 2022, consolidated assets increased $22.2 million compared to the December 31, 2021 primarily due to an increase in investment securities. Deposits increased $36.0 million over the same period.

Cash and Cash Equivalents. Cash and cash equivalents, which primarily consist of funds held at the Federal Reserve Bank of Kansas City, or at corresponding banks, decreased $11.1 million at June 30, 2022 compared to December 31, 2021. At June 30, 2022, the balance held at the Federal Reserve Bank of Kansas City and other correspondent banks was $237.4 million.

Changes in cash and cash equivalents are primarily affected by the funding of loans and changes in Citizens’ sources of funding: deposits and borrowings.

Investment Securities. The composition of the investment portfolio and the related estimated fair value for June 30, 2022 and December 31, 2021 is as follows:

	June 30, 2022		December 31, 2021
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

	(Dollars in thousands)
US Treasury Securities	$44,556	$43,707	$-	$-
State and Municipal	37,422	33,704	37,573	39,024
Collateralized Loan Obligations	17,984	17,223	17,987	17,950
Agency Asset-Backed	34,971	34,295	37,089	37,686
Agency Residential Mortgage-Backed	97,283	93,312	92,083	92,186
Agency Commercial Mortgage-Backed	11,443	11,080	11,845	12,142
Non-Agency Residential Mortgage Backed	6,652	6,428	8,271	8,413
Non-Agency Commercial Mortgage Backed	1,145	1,119	1,390	1,358
Total	$251,456	$240,868	$206,238	$208,759

The decrease in estimated fair value for various investment categories at June 30, 2022 from year end reflects the higher rate environment in 2022.

Loan Portfolio. There have not been any significant changes to the composition or balance of the loan portfolio as the net loan balance at June 30, 2002 is $464.9 million compared to $465.3 million at December 31, 2021.

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Allowance for Loan Losses. The table below illustrates the composition the allowance for loan losses and loans as of June 30, 2022 and December 31, 2021.

	June 30, 2022		December 31, 2021

	(Dollars in thousands)
1-4 Family Real Estate	$951	14.9%	$805	12.8%
Multi-Family Real Estate	106	1.7%	288	4.6%
Commercial Real Estate	2,599	40.6%	2,707	43.0%
Agriculture Real Estate	64	1.0%	47	0.7%
Construction Real Estate	961	15.0%	1,187	18.9%
Commercial Operating	1,355	21.2%	989	15.7%
Agriculture Operating	131	2.1%	124	2.0%
Consumer and Other	223	3.5%	148	2.4%
Total Allowance	$6,390	100%	$6,295	100%

Allowance for Loan Losses. The allowance for loan losses related to loans represented 1.36% and 1.33% of total loans outstanding as of June 30, 2022 and December 31, 2021, respectively.

Based on present information, Citizens considers the allowance for loan losses to be appropriate. Management’s judgment about the appropriateness of the allowance is based on a number of assumptions regarding future events which Citizens believes to be reasonable, but which may or may not prove to be accurate. There can be no assurance that charge-offs in future periods will not exceed the allowance for loans losses or that additional increases in the allowance for loan losses will not be required.

While management uses the best information available to make its evaluation, the evaluation is inherently subjective and future adjustments to the allowance may be necessary, which could have the effect of reducing Citizens’ income.

Deposits. Deposits increased $32.8 million during the six months ended June 30, 2022, the change is an increase of public fund deposits by $43.1 million, partially offset by decreases of $9.6 million in time deposits. The weighted average rate on deposits dropped from .42% in 2021 to 0.21% in 2022.

The maturities of time deposits as of June 30, 2022 are illustrated in the following table.

	< 3 Mos	3-6 Mos	6 Mos-1Yr	1-3 Yrs	> 3 Yrs	Total

	(Dollars in thousands)
Time deposits < $250,000	$26,804	$23,759	$24,552	$31,310	$3,755	$110,180
Time deposits > $250,000	2,272	3,613	2,707	5,604	-	14,196
Total	$29,076	$27,372	$27,259	$36,914	$3,755	$124,376

Borrowings. At June 30, 2022 and December 31, 2021 there were no Federal Home Loan Bank advances outstanding.

Liquidity

At June 30, 2022, cash and cash equivalents decreased by $11.1 million as compared to December 31, 2021. At June 30, 2022, deposits increased by $32.8 million while net loan balances decreased by $382,000. The investment portfolio increased by $32 million from December 31, 2021 to June 30, 2022.

Ratio of Loans to Funding. At June 30, 2022 and December 31, 2021, the loan-to-funding ratios at CBTC were 53.6% and 55.9%, respectively.

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The following table provides the off-balance sheet arrangements of CBTC as of June 30, 2021 and December 31, 2020:

	June 30, 2022	December 31, 2021

	(Dollars in thousands)
Commitments to Extend Credit	$152,353	$146,041
Standby Letters of Credit	$15	$15

Capital Resources

At June 30, 2022, CBTC’s regulatory capital ratios exceeded the minimums required to be considered well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed CBTC’s category. To be categorized as well capitalized CBTC must maintain minimum total risk-based, Tier I risk-based, Common Equity Tier I and Tier I leverage ratios as set forth in the table below.

Citizens’ and CBTC’s actual capital amounts and ratios are presented in the table below (dollars in thousands). The maximum amount of Tier II capital, contributed via the allowance for loan losses, is limited to 1.25% of gross risk weighted assets. This limitation, where applicable, is reflected in the total capital amounts listed below.

	Actual		Minimum Capital Adequacy with Conservation Buffer		To Be Well Capitalized Under Prompt Corrective Action Framework

	(Dollars in thousands)
As of June 30, 2022:
Citizens Bancshares Co.
Total Capital (to risk weighted assets):	$103,752	17.71%	$46,858	8.00%	N/A	N/A
Tier 1 Capital (to risk weighted assets):	97,362	16.62%	35,143	6.00%	N/A	N/A
Common equity tier I capital ratio:	97,362	16.62%	41,000	7.00%	N/A	N/A
Leverage ratio (tier I to avg assets):	97,362	9.97%	39,055	4.00%	N/A	N/A
Citizens Bank & Trust
Total Capital (to risk weighted assets):	$101,164	17.27%	$46,857	8.00%	$58,571	10.00%
Tier 1 Capital (to risk weighted assets):	94,774	16.18%	35,143	6.00%	46,857	8.00%
Common equity tier I capital ratio:	94,774	16.18%	41,000	7.00%	38,071	6.50%
Leverage ratio (tier I to avg assets):	94,774	9.73%	38,964	4.00%	48,705	5.00%

As of December 31, 2021:
Citizens Bancshares Co.
Total Capital (to risk weighted assets):	$102,855	17.76%	$46,331	8.00%	N/A	N/A
Tier 1 Capital (to risk weighted assets):	96,560	16.67%	34,755	6.00%	N/A	N/A
Common equity tier I capital ratio:	96,560	16.67%	40,547	7.00%	N/A	N/A
Leverage ratio (tier I to avg assets):	96,560	9.66%	39,983	4.00%	N/A	N/A
Citizens Bank & Trust
Total Capital (to risk weighted assets):	$100,694	17.39%	$46,323	8.00%	$57,914	10.00%
Tier 1 Capital (to risk weighted assets):	94,399	16.30%	34,748	6.00%	46,331	8.00%
Common equity tier I capital ratio:	94,399	16.30%	40,539	7.00%	37,644	6.50%
Leverage ratio (tier I to avg assets):	94,399	9.46%	39,915	4.00%	49,893	5.00%

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DESCRIPTION OF SOUTHERN MISSOURI’S CAPITAL STOCK

The following information regarding the material terms of Southern Missouri’s capital stock is qualified in its entirety by reference to Southern Missouri’s articles of incorporation.

General

Southern Missouri’s authorized capital stock currently consists of:

•	25,000,000 shares of common stock, $0.01 par value per share; and

•	500,000 shares of preferred stock, $0.01 par value per share.

As of September 30, 2022, there were 9,229,151 shares of Southern Missouri common stock issued and outstanding. No shares of Southern Missouri preferred stock are currently outstanding. Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Common Stock

Each share of Southern Missouri common stock has the same relative rights and is identical in all respects with each other share of Southern Missouri common stock. Common shareholders of Southern Missouri do not have the right to vote cumulatively in the election of directors. Subject to any prior rights of the holders of preferred shares, each outstanding Southern Missouri common shares is entitled to such dividends as may be declared from time to time by Southern Missouri’s board of directors out of legally available funds. In the event of Southern Missouri’s liquidation, dissolution or winding up, common shareholders will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Southern Missouri common shareholders have no preemptive rights and no right to convert or exchange their shares of common stock into any other securities, except as provided below.

In connection with the merger, Southern Missouri entered into a letter agreement with Castle Creek, a large shareholder of Citizens, which will be effective upon consummation of the merger and replace the current agreement between such shareholder and Citizens. The new Southern Missouri agreement provides, among other things, for certain "gross-up" rights entitling such shareholder to prior notice of, and to participate in, future equity offerings of Southern Missouri so long as Castle Creek continues to hold at least 5% of Southern Missouri’s outstanding common stock. Assuming completion of the merger, Castle Creek is expected to own approximately [•]% of Southern Missouri’s outstanding common stock immediately following the merger.

Preferred Stock

Southern Missouri’s board of directors is authorized, generally without shareholder approval, to issue from time to time up to 500,000 shares of preferred stock (none of which are currently outstanding) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series. Southern Missouri’s board of directors may, generally without shareholder approval, issue preferred shares with voting and conversion rights that could adversely affect the voting power of common shareholders. Any preferred shares issued would also rank senior to Southern Missouri’s common stock as to rights upon liquidation, winding-up or dissolution. The issuance of convertible preferred shares could have the effect of delaying, deferring or preventing a change in control of Southern Missouri. Southern Missouri has no present plans to issue any preferred shares.

Other Anti-Takeover Provisions

In addition to the ability to issue common and preferred stock without shareholder approval, Southern Missouri’s charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Southern Missouri. See “Comparison of Shareholder Rights.”

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COMPARISON OF SHAREHOLDER RIGHTS

Citizens and Southern Missouri are both incorporated under the laws of the State of Missouri. The rights of holders of Citizens common stock are governed by the laws of the state of Missouri and Citizens’ articles of incorporation and bylaws. The rights of holders of Southern Missouri stock are governed by the laws of the state of Missouri and Southern Missouri’s articles of incorporation and bylaws. Consequently, after the merger, the rights of former shareholders of Citizens who receive shares of Southern Missouri common stock in the merger will be determined by reference to Southern Missouri’s articles of incorporation and bylaws and Missouri law.

This section describes certain differences between the rights of Citizens shareholders and Southern Missouri shareholders, including those which may be material. This section does not include a complete description of all differences among the rights of these holders of stock, nor does it include a complete description of the specific rights of these holders of stock. In addition, the identification of some of the differences in the rights of these shareholders is not intended to indicate that other differences that are equally important do not exist. The discussion in this section is qualified in its entirety by reference to the MGBCL, and to Southern Missouri’s articles of incorporation and bylaws and Citizens’ articles of incorporation and bylaws. Copies of Southern Missouri’s articles of incorporation and bylaws have been filed by Southern Missouri with the SEC. See “Where You Can Find More Information.” Copies of Citizens’ articles of incorporation and bylaws are available upon written request to [•], Corporate Secretary, Citizens Bancshares Co., [•], or by phone at [•].

CITIZENS	SOUTHERN MISSOURI

Capitalization:

The articles of incorporation of Citizens authorize (a) 5,000,000 shares of common stock, of which (i) 4,250,000 shares, $0.01 par value, are a separate class designated as “voting common stock” and (ii) 750,000 shares, $0.01 par value, are a separate class designated as “nonvoting common stock” and (b) 1,000,000 shares of preferred stock, par value $0.01 per share.

As of September 30, 2022, there were 1,745,258 shares of Citizens voting common stock, 601,657 shares of Citizens nonvoting common stock and no shares of Citizens preferred stock issued and outstanding.

Citizens’ common stock is not listed or traded on any established securities exchange or quotation system.

Citizens’ board of directors is authorized to provide for the issuance of shares of any class of stock in one or more classes or series and to fix the rights, designations, preferences related thereto.

The articles of incorporation of Southern Missouri authorize 25,000,000 shares of common stock, par value $0.01, and 500,000 shares of preferred stock, par value $.01.

As of September 30, 2022, there were 9,229,151 shares of Southern Missouri common stock and no shares of Southern Missouri preferred stock issued and outstanding.

Southern Missouri’s common stock is listed on the NASDAQ Global Market under the symbol “SMBC.”

Southern Missouri’s board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto.

Corporate Governance:
The rights of the Citizens shareholders are governed by Missouri law and the articles of incorporation and bylaws of Citizens.	The rights of the Southern Missouri shareholders are governed by Missouri law and the articles of incorporation and bylaws of Southern Missouri.
Convertibility of Stock:
The voting common stock of Citizens is not convertible into any other securities of Citizens. The nonvoting common stock of Citizens is convertible on a one-to-one basis into shares of voting common stock of Citizens, subject to certain ownership limitations.	The common stock of Southern Missouri is not convertible into any other securities of Southern Missouri.

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CITIZENS	SOUTHERN MISSOURI

Preemptive Rights and Right of First Refusal:

Preemptive rights are denied pursuant to Citizens’ articles of incorporation, except for any such rights that may be granted by way of a separate contract or agreement to the holder(s) of nonvoting common stock.

No right of first refusal to purchase or acquire the stock of a selling Citizens stockholder exists under either the articles of incorporation or bylaws of Citizens.

Preemptive rights are denied pursuant to Southern Missouri’s articles of incorporation.

No right of first refusal to purchase or acquire the stock of a selling Southern Missouri stockholder exists under either the articles of incorporation or bylaws of Southern Missouri.

Election of Directors:

Citizens’ articles of incorporation provide that the number of directors to constitute the board of directors is 11. Citizens currently has 11 directors.

Citizens directors are elected at the annual meeting of the shareholders for a three-year term, or until his or her successor is duly elected and qualified. Shareholders of Citizens are entitled to cumulate votes in the election of directors (i.e., every share casts one vote for each seat up for election with shareholders having the right to “cumulate” their votes for one or more directors as they choose).

Southern Missouri’s articles of incorporation provide that Southern Missouri will have the number of directors as may be fixed from time to time by its board of directors, provided that such number may not be less than five or more than 15. Southern Missouri currently has 10 directors.

Stockholders of Southern Missouri are not entitled to cumulate votes in the election of directors. Except with respect to any directors who may be elected by any class or series of Southern Missouri preferred stock, Southern Missouri’s board of directors is divided into three classes, each of which contains one-third of the members of the board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.

Removal of Directors and Board Vacancies:

Citizens’ bylaws provide that any director or the entire board of directors may be removed from office, with or without cause, upon the affirmative vote of a majority of the outstanding shares then entitled to vote for the election of directors, provided that if less than the entire board is to be removed, no individual director may be removed if the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors. bylaws provide that any director may be removed for cause by action of a majority of the entire board of directors under certain circumstances as set forth in the bylaws.

Citizens’ bylaws also provide that in the case of the death or resignation of a director, a majority of the surviving or remaining directors may appoint a director or directors to fill the vacancy or vacancies. Any director elected to fill an unexpired term shall serve until the next annual meeting or until such director’s successor is elected and qualified.

Southern Missouri’s articles of incorporation provide that any director or the entire board of directors may be removed from office only for cause and only upon the affirmative vote of the holders of least 80% of the total votes to which all of the shares then entitled to vote at a meeting of stockholders called for an election of directors are entitled, provided that if less than the entire board is to be removed, no individual director may be removed if the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

Southern Missouri’s articles of incorporation also provide that any vacancy on the board shall be filled by a majority of the directors then in office (even if less than quorum). Any director elected to fill a vacancy in any class will have a term that expires at the next election of directors by the stockholders.

Southern Missouri’s articles of incorporation provide further that any increase or decrease in the number of directors is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

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CITIZENS	SOUTHERN MISSOURI

Amendment of Governing Documents:

Citizens’ articles of incorporation generally may be amended at any annual or special meeting of Citizens shareholders by a vote of a majority of the shares which are issued and outstanding and entitled to vote. An amendment of the provisions of Citizens’ articles of incorporation relating to the number of directors and bylaw amendments requires the affirmative vote of the holders of at least two-thirds of the total votes to which all of the shares then entitled to vote at a meeting of stockholders called for an election of directors are entitled.

Missouri law provides that if the articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors shall not be decreased to less than three by amendment to the articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors. Citizens’ bylaws provided for cumulative voting in the election of directors

Citizens’ bylaws may be amended at any annual or special meeting of the Citizens shareholders in any of the following ways: (i) by a vote of a majority of the shares represented in person or by proxy and entitled to vote at such meeting; (ii) by resolution adopted by a majority of the full board; or (iii) by unanimous written consent of all shareholders or directors in lieu of a meeting; provided, however, that the power of the shareholders or directors to amend the bylaws may be limited or restricted if the bylaws or portion thereof approved by the shareholders so expressly states.

Southern Missouri’s articles of incorporation generally may be amended upon approval by its board of directors and the holders of a majority of the outstanding shares of Southern Missouri common stock. The amendment of the provisions of Southern Missouri’s articles of incorporation pertaining to certain business combinations requires the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class, and the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by any interested stockholder or its affiliates and associates, voting together as a single class. In addition, an amendment of the provisions of Southern Missouri’s articles of incorporation relating to the number, classification, election and removal of directors also requires the affirmative vote of the holders of at least 80% of the total votes to which all of the shares then entitled to vote at a meeting of stockholders called for an election of directors are entitled, unless the amendment has been approved by Southern Missouri’s board of directors by a 66 2/3% vote.

Southern Missouri’s bylaws may be amended either by its board of directors, by a vote of two-thirds of the board, or by Southern Missouri’s stockholders, by the vote of the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Shareholder Actions; Vote Requirements; Voting Limitations:

Missouri law provides that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of shareholders, at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws. Citizens' bylaws provide that, except as otherwise may be provided by law, the holders of a majority of the outstanding shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business, and that every decision of a majority in amount of shares of such quorum shall be valid as a corporate act, except in those specific instances in which a larger vote is required by law or by the articles of incorporation.

Missouri law and Southern Missouri’s bylaws provide that on all matters, the affirmative vote of the holders of a majority of the shares entitled to vote with respect to the matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present, will be the act of the shareholders unless the vote of a greater number is required by law, the articles of incorporation, or the bylaws.

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Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

The MGBCL contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and at any time within the previous five years was the beneficial owner of 20% or more of the corporation's outstanding voting stock) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the business combination or the acquisition of stock that resulted in the interested shareholder becoming an interested shareholder is approved by the board of directors on or before the date that the interested shareholder became an interested shareholder or unless the corporation has exempted itself from the statute pursuant to a provision in its original articles of incorporation or, subject to certain conditions, a shareholder-approved bylaw amendment.  After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by the holders of a majority of the voting stock excluding shares beneficially owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We are subject to the Missouri business combination statute.

Each share of Citizens voting common stock has one vote for each matter properly brought before the shareholders, other than with respect to cumulative voting in connection with the election of directors.

The MGBCL contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast, excluding "interested shares," defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have not done.  Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of our common stock.

Under Missouri law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a merger or other fundamental business transaction.

Southern Missouri’s articles of incorporation provides that certain business combinations (for example, mergers or consolidations, significant asset sales and significant stock issuances) involving "interested stockholders " of Southern Missouri require, in addition to any vote required by law, the approval of (i) the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by the interested stockholder and its affiliates and associates, voting together as a single class, unless a majority of the whole board has approved a memorandum of understanding with the interested stockholder with respect to, or on substantially the same terms as, the proposed business combination prior to the time the interested stockholder became an interested stockholder. An "interested shareholder" for purposes of this provision generally means a person who is a 10% or greater stockholder of Southern Missouri or who is an affiliate or associate of Southern Missouri and at any time within the prior two years was a 5% or greater stockholder of Southern Missouri.

The business combination and control share acquisition statutes contained in the MGBCL and described in the adjacent Citizens column are also applicable to Southern Missouri.

Each share of Southern Missouri common stock has one vote for each matter properly brought before the stockholders, provided that under Southern Missouri’s articles of incorporation, any person who beneficially owns in excess of 10% of the outstanding shares of Southern Missouri common stock may not vote the excess shares without the prior approval of a majority of the whole board (defined as the total number of directors Southern Missouri would have if there were no vacancies on its board).

Southern Missouri’s bylaws provide that special meetings of stockholders may only be called by Southern Missouri’s board of directors.

130

Citizens’ bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president, the secretary, by the board of directors, or by the holders of, or by any officer or shareholder upon the request of, not less than one-fifth of the shares which are issued and outstanding and entitled to vote.

Indemnification; Limitation of Director Liability:

Under Missouri law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In connection with an action by or in the right of the corporation, Missouri law provides indemnification similar to that set forth in the immediately preceding paragraph; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Citizens’ bylaws generally require indemnification consistent with the provisions of Missouri law set forth above.

Southern Missouri’s articles of incorporation require Southern Missouri to indemnify any present or former director or executive officer of Southern Missouri or any subsidiary of Southern Missouri against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Southern Missouri or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

Southern Missouri’s articles of incorporation permit Southern Missouri, to the extent its board of directors deems appropriate, to indemnify any present or former nonexecutive officer, or employee or agent of Southern Missouri or any subsidiary or any person who was serving at the request of Southern Missouri as a director, officer, employee or agent of another entity against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of Southern Missouri or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person may be indemnified on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Exchange Act.

131

Advance Notice Regarding Shareholder Proposals and Shareholder Nominations of Candidates for Election to the Board of Directors:

Neither Citizens’ articles of incorporation nor its bylaws require advance notice regarding shareholder proposals or shareholder nominations of candidates for election to Citizens’ board of directors at its annual shareholder meetings.

Southern Missouri’s bylaws provide that it must receive written notice of any stockholder proposal for business at an annual meeting of stockholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, Southern Missouri must receive written notice of the proposal no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Southern Missouri’s bylaws also provide that it must receive written notice of any stockholder director nomination for a meeting of stockholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, Southern Missouri must receive notice of the nomination no later than the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

ADJOURNMENT OF THE SPECIAL MEETING

In the event there are not sufficient votes to constitute a quorum or to approve the merger agreement proposal at the time of the Citizens special meeting, the merger agreement cannot be approved unless the Citizens special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Citizens at the time of the Citizens special meeting to be voted for an adjournment, if deemed necessary, Citizens has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Citizens unanimously recommends that shareholders vote “FOR” the Citizens adjournment proposal.

In the event there are not sufficient votes to constitute a quorum or to approve the share issuance proposal at the time of the Southern Missouri special meeting, the share issuance proposal cannot be approved unless the Southern Missouri special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Southern Missouri at the time of the Southern Missouri special meeting to be voted for an adjournment, if deemed necessary, Southern Missouri has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Southern Missouri unanimously recommends that shareholders vote “FOR” the Southern Missouri adjournment proposal.

Other than an announcement to be made at either the Citizens special meeting or Southern Missouri special meeting of the time, date and place of an adjourned meeting, an adjournment or postponement generally may be made at either the Citizens special meeting or Southern Missouri special meeting without notice. Any adjournment or postponement of either company’s special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to vote at that special meeting to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

132

LEGAL MATTERS

The validity of the shares of Southern Missouri common stock to be issued in connection with the merger has been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C. Certain U.S. federal income tax consequences of the merger have been passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., and by Stinson LLP, Kansas City, Missouri.

EXPERTS

The consolidated financial statements of Southern Missouri appearing in Southern Missouri’s Annual Report (Form 10-K) as of and for the years ended June 30, 2022 and 2021 and for each year in the three-year period ended June 30, 2022, and the effectiveness of its internal control over financial reporting as of June 30, 2022, have been audited by FORVIS, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Citizens as of and for the years ended December 31, 2021 and 2020 have been audited by RSM US LLP, independent auditors, as stated in their report thereon, and included in this joint proxy statement/prospectus, which is a part of the Southern Missouri registration statement on Form S-4, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Southern Missouri files annual, quarterly and current reports, joint proxy statements and other information with the SEC. You may read and copy these filings at the public reference room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Southern Missouri’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.” You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

Southern Missouri filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Southern Missouri common stock to be issued in the merger to the holders of Citizens common stock. This document also constitutes a proxy statement for Southern Missouri under the Exchange Act. It also constitutes a notice of special meeting with respect to the Southern Missouri special meeting. This document also constitutes a proxy statement of Citizens and also includes a notice with respect to the Citizens special meeting. These joint proxy materials are furnished in connection with the respective proxy solicitations being conducted by the board of directors of Southern Missouri and Citizens. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Southern Missouri into this joint proxy statement/prospectus, which means that important business and financial information about Southern Missouri can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Southern Missouri files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Southern Missouri has previously filed with the SEC and all documents filed by Southern Missouri with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange after the date of this joint proxy statement/prospectus and before the date of the special meetings.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Southern Missouri (SEC file number 000-23406) has previously filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC).

133

Report(s)	Period(s) of Report(s) or Date(s) Filed
Annual Report on Form 10-K	For the fiscal year ended June 30, 2022

Definitive Proxy Statement on Schedule 14A	Filed on September 26, 2022

• Current Reports on Form 8-K	Filed on September 21, 2022 and October 21,2022

• The description of Southern Missouri common stock set forth in Exhibit 4.0 to the Annual Report on Form 10-K for the fiscal year ended June 30, 2020	Filed on September 14, 2020

Except where the context otherwise indicates, Southern Missouri supplied all information contained or incorporated by reference in this document relating to Southern Missouri and Citizens supplied all information contained in this joint proxy statement/prospectus relating to Citizens.

You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You also can obtain documents incorporated by reference into this document by writing or telephoning Southern Missouri at the address and telephone number that follows:

Southern Missouri Documents
Attention: Investor Relations
Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800

To obtain timely delivery, you must make a written or oral request for a copy of such information by [•], 202[•]. You will not be charged for any of these documents that you request.

Citizens does not have a class of securities registered under the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC. If you are Citizens shareholder and have questions about the merger or submitting your proxy, or if you need additional copies of this joint proxy statement/prospectus or proxy cards, you should contact Citizens:

Citizens Documents
Attention: Robert G. Wright, Executive Vice President and Corporate Secretary
Citizens Bancshares Co. 2041 Commerce Drive Kearney, Missouri 64060
(816) 459-4024

Neither Southern Missouri nor Citizens has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

134

Independent Auditor’s Report

Audit Committee

Citizens Bancshares Company

Opinion

We have audited the consolidated financial statements of Citizens Bancshares Company and its subsidiary (the Company), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-2

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Kansas City, Missouri
March 23, 2022

F-3

Citizens Bancshares Company

Consolidated Balance Sheets
December 31, 2021 and 2020
 (Dollars in Thousands, Except Share Data)

Assets	2021	2020
Cash and due from banks	$248,448	$196,163
Securities available for sale	208,759	193,436
Loans, net	465,348	536,388
Cash surrender value of life insurance	21,295	21,680
Premises and equipment, net	14,705	18,301
Accrued interest receivable	2,116	3,061
Other real estate owned	7,383	6,896
Federal Home Loan Bank stock	1,183	1,074
Deferred income taxes, net	5,047	4,756
Other assets	6,832	6,701
	$981,116	$988,456
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing	$251,586	$218,722
NOW, money market, and savings	456,384	442,698
Certificates of deposit	135,492	181,445
Total deposits	843,462	842,865
Securities sold under agreement to repurchase	27,621	26,046
Other borrowings	-	12,500
Accrued interest payable	80	467
Other liabilities	6,304	5,959
Total liabilities	877,467	887,837

Commitments and contingencies (Note 14)

Stockholders' equity
Common stock, $0.01 par value; 5,000,000 shares authorized; 2,561,600 shares issued; 2,346,915 shares outstanding 2021 and 2020	26	26
Additional paid-in capital	8,832	8,832
Retained earnings	97,798	91,083
Treasury stock, at cost (2021 and 2020, 214,685 shares)	(4,900)	(4,900)
Accumulated other comprehensive income	1,893	5,578
Total stockholders' equity	103,649	100,619
	$981,116	$988,456

See Notes to Consolidated Financial Statements.

F-4

Citizens Bancshares Company

Consolidated Statements of Income
Years Ended December 31, 2021 and 2020
(Dollars in Thousands)

	2021	2020
Interest income	$22,029	$26,423
Loans, including fees
Securities	2,991	3,929
Federal funds sold and other	346	330
	25,366	30,682
Interest expense	1,571	4,984
Deposits
Securities sold under agreement to repurchase and federal funds purchased	31	152
Other borrowings	476	950
	2,078	6,086
Net interest income	23,288	24,596
Provision for loan losses	(2,561)	3,376
Net interest income after provision for loan losses	25,849	21,220

Noninterest income	2,649	2,684
Service charges and fees
Wealth Management fees	2,264	2,119
Net gain on sale of securities	1,835	450
Net loss on sale of premises and equipment	(42)	(109)
Net gain on sale of other real estate	-	1
Increase in cash surrender value of life insurance	937	461
Other	3,897	3,285
	11,540	8,891
Noninterest expense
Salaries and employee benefits	14,642	14,397
Occupancy	5,048	6,195
FDIC assessments	410	240
Expenses on other real estate owned	534	126
Professional fees	513	718
Telephone, postage, and delivery	871	922
Advertising and marketing	359	524
Office supplies	131	114
Other	6,415	4,596
	28,923	27,832
Income before income taxes	8,466	2,279
Income tax expense	1,751	364
Net income	$6,715	$1,915

See Notes to Consolidated Financial Statements.

F-5

Citizens Bancshares Company

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2021 and 2020

(Dollars in Thousands)

	2021	2020
Net income	$6,715	$1,915

Other comprehensive income (loss)
Unrealized holding gains (losses) arising during the year before tax, less reclassification adjustment for securities gains of $1,835 and $450, respectively, included in net income before tax	(4,906)	6,213
Tax benefit (expense) related to other comprehensive income (loss)	1,221	(1,546)
Other comprehensive income (loss), net of tax	(3,685)	4,667
Comprehensive income	$3,030	$6,582

See Notes to Consolidated Financial Statements.

F-6

Citizens Bancshares Company

Consolidated Statements of Changes in Stockholders' Equity

Years Ended December 31, 2021 and 2020

(Dollars in Thousands)

					Accumulated
					Other
		Additional			Comprehensive	Total
	Common	Paid-In	Retained	Treasury	Income	Stockholders'
	Stock	Capital	Earnings	Stock	(Loss)	Equity
Balance at December 31, 2019	$26	$8,567	$89,168	$(4,900)	$911	$93,772
Net income	-	-	1,915	-	-	1,915
Other comprehensive income	-	-	-	-	4,667	4,667
Stock compensation expense	-	265	-	-	-	265
Balance at December 31, 2020	26	8,832	91,083	(4,900)	5,578	100,619
Net income	-	-	6,715	-	-	6,715
Other comprehensive loss	-	-	-	-	(3,685)	(3,685)
Balance at December 31, 2021	$26	$8,832	$97,798	$(4,900)	$1,893	$103,649

See Notes to Consolidated Financial Statements.

F-7

Citizens Bancshares Company

Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and 2020
(Dollars in Thousands)

	2021	2020
Cash Flows from Operating Activities:	$6,715	$1,915
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,410	1,616
Provision for loan losses	(2,561)	3,376
Net gain on sale of other real estate	-	(1)
Write-down on other real estate	350	38
Amortization of core deposit intangible	58	59
Net loss on sale of premises and equipment	42	109
Amortization of deferred loan origination costs, net of fees	(1,126)	(772)
Net amortization of securities	426	519
Net gain on sale of securities	(1,835)	(450)
Stock compensation expense	-	265
Increase in cash surrender value of life insurance	(437)	(461)
Gain on redemption of life insurance	822	-
Deferred income taxes	930	426
Net decrease in accrued interest receivable and other assets	756	1,586
Net decrease in accrued interest payable and other liabilities	(42)	(1,501)
Net cash provided by operating activities	5,508	6,724

Cash Flows from Investing Activities:
Securities available for sale:
Purchases	(68,637)	(75,726)
Maturities, prepayments, and calls	28,027	20,447
Proceeds from sales	21,790	7,243
Net decrease in loans	73,890	54,575
Proceeds from sales of other real estate	-	811
Net increase Federal Home Loan Bank stock	(109)	(20)
Purchase of premises and equipment	(646)	(294)
Proceeds from sale of premises and equipment	2,790	-
Net cash provided by investing activities	57,105	7,036

(Continued)

F-8

Citizens Bancshares Company

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2021 and 2020

(Dollars in Thousands)

	2021	2020
Cash Flows from Financing Activities: Net increase in deposits	$597	$74,917
Net increase in securities sold under agreement to repurchase	1,575	10,593
Repayment of note payable	(12,500)	-
Net cash (used in) provided by financing activities	(10,328)	85,510

Net increase in cash and due from banks	52,285	99,270

Beginning cash and due from banks	196,163	96,893

Ending cash and due from banks	$248,448	$196,163

Supplemental Information:
Interest paid	$2,444	$6,413
Income taxes paid, net	745	126

Noncash Supplemental Information:
Transfers from loans to other real estate	$837	$-

See Notes to Consolidated Financial Statements.

F-9

Citizens Bancshares Company

Notes to Consolidated Financial Statements
(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies

Nature of operations and principles of consolidation: The accompanying consolidated financial statements include the accounts of Citizens Bancshares Company and its wholly owned subsidiary, Citizens Bank & Trust Company (the Bank) (collectively, “the Company”). The consolidated financial statements of the Bank include the accounts of its wholly owned subsidiaries, CBT ORE Holdings II, LLC and CBT ORE Holdings III, LLC. All material intercompany accounts and transactions have been eliminated in consolidation.

The Company is headquartered in Kansas City, Missouri and provides financial services through its offices in Missouri and Kansas. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, agricultural, and installment loans. Substantially all of the loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial and agricultural loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other banks and federal funds sold.

The Bank also provides trust services. As of December 31, 2021 and 2020, total assets under management by the trust department was $345,542 and $333,755, respectively. Assets held in an agency or fiduciary capacity are not assets of the Bank or the Company and, accordingly, are not included in the accompanying consolidated financial statements. The Bank also is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, valuation of securities, fair values of financial instruments, and the valuation of other real estate owned are particularly subject to change.

Cash flows: Cash and due from banks include cash, deposits with other financial institutions under 90 days, and Federal funds sold. Net cash flows are reported for loans, deposits, securities sold under agreement to repurchase, FHLB stock, other borrowings, and short-term FHLB advances.

Securities available for sale: All debt securities are classified as available for sale because they may be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of deferred tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method. Gains and losses on sales are recognized in earnings on the trade date and determined using the specific identification method, based on amortized cost.

Available for sale securities are evaluated to determine whether declines in the fair value of securities below their amortized cost are other-than-temporary. In estimating other-than-temporary impairment losses on debt securities, management considers a number of factors, including, but not limited to, (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the current market conditions and (4) the intent of the Company to not sell the security or whether it is more-likely-than-not that the Company will be required to sell the security before its anticipated recovery.

F-10

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Loans: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Direct loan origination fees and costs are generally being deferred and the net amounts amortized as an adjustment of the related loan's yield. The Company generally amortizes these amounts over the contractual life. Direct loan origination fees and costs related to loans sold to unrelated third parties are recognized as income or expense in the current consolidated income statement. Commitment fees based upon a percentage of customers' unused lines of credit and fees related to standby letters of credit are not significant.

The allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. A portfolio segment is defined as the level at which an entity develops and documents a systematic methodology to determine its allowance for credit losses. A class of financing receivable is defined as a further disaggregation of a portfolio segment based on risk characteristics and the entity's method for monitoring and assessing credit risk. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio's risk and performance.

The Company's portfolio segments and classes are as follows:

Real Estate:

•	One- to four-family residential

•	Multi-family residential

•	Commercial

•	Agricultural

•	Construction and land development

Operating:

•	Commercial

•	Agricultural

•	Consumer and other

Generally, for all classes of loans, loans are considered past due when contractual payments are delinquent for 30 days or greater.

For all classes of loans, loans will generally be placed on nonaccrual status when the loan has become 90 days past due (unless the loan is well secured and in the process of collection); or if any of the following conditions exist:

•	It becomes evident that the borrower will not make payments, or will not or cannot meet the terms for renewal of a matured loan,

•	When full repayment of principal and interest is not expected,

•	When the loan is graded "substandard" and the future accrual of interest is not protected by sound collateral values,

•	When the loan is graded "doubtful",

•	When the borrower files bankruptcy and an approved plan of reorganization or liquidation is not anticipated in the near future, or

•	When foreclosure action is initiated.

F-11

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

When a loan is placed on nonaccrual status, payments received will be applied to the principal balance. However, interest may be taken on a cash basis in the event the loan is fully secured and the risk of loss is minimal. Previously recorded but uncollected interest on a loan placed in nonaccrual status is accounted for as follows: if the previously accrued but uncollected interest and the principal amount of the loan is protected by sound collateral value based upon a current, independent qualified appraisal, such interest may remain on the Company's books. If such interest is not so protected, it is considered a loss with the amount thereof recorded in the current year being reversed against current earnings, and the amount recorded in the prior year being charged against the allowance for possible loan losses.

For all classes of loans, nonaccrual loans may be restored to accrual status provided the following criteria are met:

•	The loan is current, and all principal and interest amounts contractually due have been made,

•	The loan is well secured and in the process of collection, and

•	Prospects for future principal and interest payments are not in doubt.

Troubled debt restructures: Troubled debt restructuring exists when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession (either imposed by court order, law, or agreement between the borrower and the Company) to the borrower that it would not otherwise consider. These concessions could include forgiveness of principal, extension of maturity dates, and reduction of stated interest rates or accrued interest. The Company is attempting to maximize its recovery of the balances of the loans through these various concessionary restructurings. See Note 4 for disclosure of the Company's troubled debt restructurings.

Allowance for loan losses: For all portfolio segments, the allowance for loan losses is maintained at the level considered adequate by management of the Company to provide for losses that are probable. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance, the Company makes continuous evaluations of the loan portfolio and related off-balance sheet commitments, consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors.

A discussion of the risk characteristics and the allowance for loan losses by each portfolio segment follows:

The Company provides a wide range of loans, including lines of credit for working capital and operational purposes, and term loans for the acquisition of real estate, facilities, equipment and other purposes, agricultural loans, residential mortgage loans and consumer loans. Approval is generally based on the following factors:

•	Sufficient cash flow to support debt repayment;

•	Ability and stability of current management of the borrower;

•	Positive earnings and financial trends;

•	Earnings projections based on reasonable assumptions;

•	Financial strength of the industry and business; and

•	Value and marketability of collateral.

F-12

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Collateral for commercial loans generally includes accounts receivable, inventory, equipment and real estate. The lending policy specifies approved collateral types and corresponding maximum advance percentages. The value of collateral pledged on loans typically exceeds the loan amount by a margin sufficient to absorb potential erosion of its value in the event of foreclosure and cover the loan amount plus costs incurred to convert it to cash.

The lending policy includes guidelines for real estate appraisals, including minimum appraisal standards based on certain transactions. Where the purpose of the loan is to finance depreciable equipment, the term loan generally does not exceed the estimated useful life of the asset.

In addition, the Company often takes personal guarantees to help assure repayment. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower.

In some instances for all loans, it may be appropriate to originate or purchase loans that are exceptions to the guidelines and limits established within the lending policy described above and below. In general, exceptions to the lending policy do not significantly deviate from the guidelines and limits established within the lending policy and, if there are exceptions, they are clearly noted as such and specifically identified in loan approval documents.

The allowance for estimated losses on loans consists of specific and general components.

The specific component relates to loans that are classified as impaired, as defined below. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value for collateral dependent impaired loans or observable market price) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a case-by-case basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

The general component consists of quantitative and qualitative factors and covers non-impaired loans. The quantitative factors are based on historical charge-off experience and expected loss given default derived from the Company's internal risk rating process. See below for a detailed description of the Company's internal risk rating scale. The qualitative factors are determined based on an assessment of internal and/or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

F-13

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1. Nature of Business and Significant Accounting Policies (Continued)

For real estate, commercial, agricultural and consumer loans, the Company utilizes the following internal risk rating scale:

1.	Pass – Excellent Quality – entities that maintain a high degree of liquidity and sound financial condition. Long history of earnings and/or collateral considerations or availability of alternative funding sources under all economic circumstances. Repayment is expected under all conditions. Also, may include loans that are secured with cash-like collateral such as U.S. Treasury Issues and/or certificates of deposit issued by CBT.

2.	Pass – Good Quality – entities with good liquidity and financial condition, including strong capitalization. Ratios and performance exceed acceptable tolerance of similar companies. Earnings are steady and growing. Collateral coverage is strong and would consider to be more than adequate. Repayment is expected under all conditions. Alternative funding is available.

3.	Pass – Satisfactory Quality – entities maintaining good liquidity and financial condition. Debt is programmed and timely repayment is expected. Alternative funding sources are generally available through other financial institutions. Most performance ratios compare favorably with industry norms.

4.	Pass – Acceptable Quality (Pass/Watch) – loans in this category contain similar characteristics as outlined in Risk Rating 3, however the lender or Bank management has determined that special circumstances exist which warrant closer attention to be paid. Loans in this category are not considered to be of any higher risk than those risk rated “3”, yet circumstances exist that if remain unchecked, potentially could lead to greater risk.

5.	Criticized – Watch Quality – entities with adverse trends in their operations or an unbalanced position in the balance sheet that has not reached a point where repayment is jeopardized. Assets with this rating are currently protected but if left uncorrected, the potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit or lien position at some future date. Not adversely classified and does not expose the Bank to sufficient risk to warrant adverse classification. Loans must have a measurable action plan that will determine improvement to move the rating to Acceptable (“4”) within a 12 month period. If such action does not occur, the grade should be changed to Substandard (“6”) and steps taken to collect the loan in full.

6.	Classified – Substandard Quality – entities with a well-defined weakness or weaknesses that jeopardize repayment. Assets so rated are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged. A distinct possibility exists that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard.

7.	Classified – Doubtful Quality– entities with all weaknesses inherent in a substandard credit, and with the added characteristic that these weaknesses make collection or liquidation in full, highly questionable and improbable on the basis of currently existing facts, conditions, and values. Because of reasonably specific pending factors which may work to the advantage and strengthening of the assets, classification as a loss is deferred until its more exact status may be determined. Loans should be placed on nonaccrual. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans.

8.	Classified – Loss – Non-Ledger Quality – entities whose loans are considered uncollectible or of such little value that their continuance as a bankable asset is not warranted. There may be salvage value, but it is not practical or desirable to defer writing off the asset. The Company should not attempt long-term recoveries while asset is recorded.

F-14

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

9.	Pass – Acceptable Quality (Pass/Covid) – loans in this category contain similar characteristics as outlined in Risk Rating “3” Pass-Satisfactory Quality however the lender or Bank management has determined that special circumstances cause by the Covid pandemic warrant closer attention be paid. Loans in this category are not considered to be of any higher risk than those risk rated “3”, yet circumstances exist that if remain unchecked, potentially could lead to greater risk.

The Board approved Loan Review (Program) provides guidelines to annually review Pass (“1” – “4”) rated credits with total credit exposure of $6 million or greater; Watch (“5”) rated credits with total credit exposure of $5 million or greater; and, Classified (“6” – “8”) rated credits with total credit exposure of $1 million or greater. The aforementioned review criteria are intended as guidelines and not hard limits in order to provide the loan review manager sufficient flexibility in the review selection process. The Program also requires at least 35 percent of the commercial loan portfolio to be reviewed annually.

Additional commercial loan reviews may be prompted by the Chief Credit Officer or events that impact a borrower’s financial capacity, performance or collateral position.

The loan reviews are to be completed in sufficient detail to validate the internal risk rating including debt service capacity; collateral and guarantor support. Financial statement, document and Policy exceptions are also identified during the review. Credit files are to be reviewed to ensure credit structure is consistent with loan purpose and there is appropriate written analysis to support credit decisions documenting the file.

The Company provides many types of consumer and other loans including motor vehicle, home improvement, home equity, and small personal loans. The lending policy addresses specific credit guidelines by consumer loan type.

For residential real estate loans, and consumer and other loans, these large groups of smaller balance homogenous loans are collectively evaluated for impairment. The Company applies a quantitative factor based on historical charge-off experience in total for each of these segments. Accordingly, the Company generally does not separately identify individual residential real estate loans, and/or consumer and other loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Troubled debt restructures are considered impaired loans and are subject to the same allowance methodology as described above for impaired loans by portfolio segment.

Credit related financial instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial or financial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Company, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

F-15

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Cash surrender value of life insurance: The Company has purchased life insurance policies on certain key executives. Company-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Goodwill: Goodwill results from business acquisitions, representing the excess of the purchase price over the fair value of acquired intangible assets and liabilities as well as any identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Goodwill totaled $2,042 as of December 31, 2021 and 2020 and is included in other assets on the balance sheet. No impairment was recognized in the years ended December 31, 2021 and 2020.

Core deposit intangible: Core deposit intangible is a premium paid to acquire core deposits of an institution. The premium is the amount paid in excess of the fair value dollar amount of the deposits. The premium is listed on the books as an intangible asset and will be amortized over the useful life as determined by the Company. The core deposit intangible totaled $457 and $515 as of December 31, 2021 and 2020 respectively and is included in other assets on the balance sheet.

Premises and equipment: Land is stated at cost. Buildings, furniture, and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and declining balance method based on the estimated useful lives of the related assets. Maintenance and repair costs are charged to expense as incurred. Major improvements are considered individually and are capitalized or expensed as the facts dictate.

Other real estate owned: Real estate acquired through foreclosure is initially recorded at fair value, less estimated costs to sell. If the fair value less costs to sell is less than the respective loan balance, a charge against the allowance for loan losses is recorded upon property acquisition, establishing a new cost basis. Declines in property value subsequent to acquisition are charged to operations. Holding costs are expensed.

Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors. FHLB stock is carried at cost. This equity security is “restricted” in that it can only be sold back to the FHLB at par. Therefore, it is less liquid than other tradable equity securities. The Company views its investment in restricted stock as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value, rather than recognizing temporary declines in value. There have been no other-than-temporary write-downs recorded on this security.

Securities sold under agreements to repurchase: The Company enters into agreements for the sales of securities under agreements to repurchase. The amounts deposited under these agreements represent short-term borrowings and are reflected as a liability in the consolidated balance sheets. As the Company still has effective control over these securities, these securities remain held by the Company in their respective investment securities asset accounts and are pledged to the depositors under a written custodial agreement that explicitly recognizes the depositors’ interest in the securities. Securities sold under agreements to repurchase generally mature within one day to twelve months from the transaction date.

Income taxes: The Company files its tax return on a consolidated basis with its subsidiary bank. The entities follow the direct reimbursement method of accounting for income taxes under which income taxes or credit which result from the subsidiary bank’s inclusion in the consolidated tax return are paid to or received from the parent company.

F-16

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

In accordance with ASC 740, the Company accounts for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company has not accrued any additional income taxes due to uncertain tax positions.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income. For the Company, other comprehensive income consists entirely of unrealized losses on securities available for sale, net of applicable income taxes.

Stock compensation: The Company’s accounting for the stock compensation plan is in accordance with ASC 718. Shares are granted to selected employees of the Company and payment is awarded under the equity method. Compensation expense is based on the share’s fair value at the grant date and is recorded monthly. The Company records deferred taxes as the compensation expense is recognized.

Revenue recognition: The Company accounts for revenue in accordance with Revenue from Contracts with Customers (Accounting Standard Codification Topic 606).

Topic 606 does not apply to interest income, the Company’s primary source of revenue. Topic 606 is applicable to certain noninterest income sources such as deposit related service charges and fees, wealth management services, interchange fee income, gain or loss on sale of certain assets, and other noninterest income. Revenue from these applicable sources is recognized as services are performed and the performance obligations required by the contracts for such services are met. The Company’s primary sources of noninterest income within the scope of Topic 606 are discussed below.

Service charges and fees on deposit accounts: At the time a deposit agreement (contract) is put into place by a customer and the bank, the types of charges and fees, as well as the amount of the charges and fees, are disclosed to the customer. The Bank currently recognizes deposit service charges and fees as income over the period of time in which the services are provided to the customer.

F-17

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Wealth management fees: The Wealth Management area of the Bank provides services such as investment management, trust account services, private banking, and employee benefits. Each of these services requires an agreement (contract) to be executed between the customer and Wealth Management. The types of charges and fees, as well as the amount of the charges and fees, are disclosed to the customer at the time the agreement is executed. The Bank currently recognizes the income generated from these services over the period of time that the services are provided and the performance obligations are met or, in the case of investment management or trust services, a quarterly fee based on assets under management as of the quarter end and the applicable fee rates.

Other: Other noninterest income consists primarily of fees received on ATM and debit card activity, as well as some miscellaneous fees received. These income items are generally recognized as the services are provided and the performance obligation for these transactional-based services is generally satisfied, and related revenue recognized, at a point in time as the services are incurred.

Performance Obligations: Many of the services the Company performs for its customers are ongoing, and either party may cancel at any time. The fees for these contracts are dependent upon various underlying factors, such as customer deposit balances, and as such may be considered variable. The Company’s performance obligations for these services are satisfied as the services are rendered and payment is collected on a monthly, quarterly, or semi-annual basis. Other contracts with customers are for services provided at a point in time, and fees are recognized at the time such services are rendered. The Company had no material unsatisfied performance obligations as of December 31, 2020.

Lease accounting: The Company accounts for leases under Accounting Standards Update 2016-02, Leases (Topic 842). The Company elected the short term lease accounting policy and is required to recognize a right of use asset and lease liability for leases with a term greater than 12 months and also elected the package of practical expedients which allows the Company to not reassess prior conclusions about lease identification, lease classification, and initial direct costs. Renewal options were considered in the lease term when it was reasonably certain the Company would exercise the options. The option to purchase the leased asset or to terminate the lease was also considered, none were considered reasonably certain to be exercised. The Company used their incremental borrowing rate as the discount rate.

The right of use asset totaled $2,709 and $2,705 as of December 31, 2021 and 2020 respectively and is included in other assets on the balance sheet. The lease liability totaled $2,709 and $2,705 as of December 31, 2021 and 2020 respectively and is included in other liabilities on the balance sheet.

Amortization expense for the years ending December 31, 2021 and 2020 was not material to the income statement.

Risks and Uncertainties: The situation surrounding COVID-19 remains uncertain and the potential for a material impact on the Company’s results of operations, financial condition, and liquidity increases the longer the virus impacts the United States and globally. The ultimate extent of the impact on our business, financial condition, liquidity, results of operations and cash flows will depend on future developments, which are highly uncertain and cannot be predicted. The Company continues to adapt to the changing dynamics of the COVID-19 impacts to the economy, needs of our employees and customers, and authoritative measures mandated by federal, state, and local governments.

F-18

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

However, there is no assurance that our business continuity and disaster recovery program can adequately mitigate the risks of such business disruptions and interruptions. New information regarding the severity of the COVID-19 pandemic and ongoing reactions to the pandemic by customers and government authorities will continue to impact access to the Company's business, as well as the economies and markets in which the Company operates. The COVID-19 pandemic may cause prolonged global or national recessionary economic conditions or longer lasting effects on economic conditions than currently exist, which could have a material adverse effect on the Company's business, results of operations and financial condition. Beyond the current COVID-19 pandemic, the potential impacts of epidemics, pandemics, or other outbreaks of an illness, disease, or virus could therefore materially and adversely affect the Company's business, revenue, operations, financial condition, liquidity and cash flows.

Subsequent events: The Company has evaluated all subsequent events for potential recognition and disclosure through March 23, 2022, the date that the financial statements were available to be issued.

Accounting Pronouncements:

Measurement of Credit Losses on Financial Instruments (ASU 2016-13): Effective for public business entities that are SEC filers for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The effective date for other public business entities (non-SEC filers) are fiscal years beginning after December 15, 2022. The Company intends to adopt the standard for the fiscal year 2023. The Company is still evaluating the impact this will have on the consolidated financial statements.

F-19

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 2.	Restricted Cash Balances

The Bank is required to maintain reserve balances on deposit with the Federal Reserve Bank or as cash on hand. Effective March 26, 2020, the Board of Governors of the Federal Reserve System reduced the reserve requirement ratios to zero percent. As of December 31, 2021 and 2020, these reserve requirements were approximately $0 and $0, respectively.

Note 3.	Securities Available for Sale

The amortized cost and fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31 are summarized as follows:

2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and municipal	$37,573	$1,469	$(18)	$39,024
Collateralized Loan Obligations	17,987	24	(61)	17,950
Agency asset-backed	37,089	626	(29)	37,686
Agency residential mortgage-backed	92,083	767	(664)	92,186
Agency commercial mortgage-backed	11,845	302	(5)	12,142
Non-agency residential mortgage-backed	8,271	160	(18)	8,413
Non-agency commercial mortgage-backed	1,390	-	(32)	1,358
Total	$206,238	$3,348	$(827)	$208,759

2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and municipal	$47,330	$4,511	$-	$51,841
Collateralized Loan Obligations	19,508	-	(215)	19,293
Agency asset-backed	40,115	709	(121)	40,703
Agency residential mortgage-backed	51,414	1,523	(77)	52,860
Agency commercial mortgage-backed	13,904	727	(21)	14,610
Non-agency residential mortgage-backed	11,807	438	-	12,245
Non-agency commercial mortgage-backed	1,932	-	(48)	1,884
Total	$186,010	$7,908	$(482)	$193,436

F-20

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 3.         Securities Available for Sale (Continued)

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2021 and 2020 are summarized as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
2021
State and municipal	6,568	(18)	-	-	6,568	(18)
Collateralized Loan Obligations	-	-	9,478	(61)	9,478	(61)
Agency asset-backed	6,538	(29)	-	-	6,538	(29)
Agency residential mortgage-backed	64,670	(457)	4,099	(207)	68,769	(664)
Agency commercial mortgage-backed	-	-	1,077	(5)	1,077	(5)
Non-agency residential mortgage-backed	1,455	(18)	-	-	1,455	(18)
Non-agency commercial mortgage-backed	-	-	1,358	(32)	1,358	(32)
	$79,231	$(522)	$16,012	$(305)	$95,243	$(827)

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
2020
Collateralized Loan Obligations	$-	$-	$19,293	$(215)	$19,293	$(215)
Agency asset-backed	-	-	7,441	(121)	7,441	(121)
Agency residential mortgage-backed	20,329	(77)	-	-	20,329	(77)
Agency commercial mortgage-backed	-	-	1,871	(21)	1,871	(21)
Non-agency residential mortgage-backed	-	-	-	-	-	-
Non-agency commercial mortgage-backed	-	-	1,884	(48)	1,884	(48)
	$20,329	$(77)	$30,489	$(405)	$50,818	$(482)

As of December 31, 2021, the investment portfolio included 68 securities. Of this number, 24 securities have current unrealized losses, 8 of which have existed for longer than one year. As of December 31, 2020, the investment portfolio included 60 securities. Of this number, 16 securities have current unrealized losses, 11 of which have existed for longer than one year. All of the debt securities with unrealized losses are considered to be acceptable credit risks. Based upon an evaluation of the available evidence, including recent changes in market rates and credit rating information, management believes the decline in fair values for these debt securities are temporary. In addition, the Company does not have the intent to sell these debt securities and it is not more-likely-than-not that the Company will be required to sell these debt securities prior to their anticipated recovery.

F-21

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 3.         Securities Available for Sale (Continued)

The fair values of debt securities available for sale at December 31, 2021 by contractual maturity are listed below. Securities not due at a single maturity date, such as asset-backed securities, are shown separately.

2021	Amortized Cost	Fair Value
Due in one year or less	$-	$-
Due from one to five years	3,962	4,163
Due from five to ten years	10,348	10,820
Due after ten years	23,263	24,041
Asset-backed securities	168,665	169,735
	$206,238	$208,759

Sales of securities available for sale for the year ended December 31 were as follows:

	2021	2020
Proceeds	$21,790	$7,243
Gross gains	1,835	450

At December 31, 2021 and 2020, securities with a carrying value of approximately $103,008 and $139,617, respectively, were pledged to secure public deposits, securities sold under agreement to repurchase, borrowed funds and lines of credit.

F-22

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.       Loans

The composition of loans as of December 31, 2021 and 2020 is summarized as follows:

	2021	2020
Real estate:
One- to four-family residential	$97,705	$113,162
Multi-family residential	22,943	13,555
Commercial	176,193	205,460
Agricultural	5,008	4,007
Construction and land development	72,396	101,206
Total real estate	374,245	437,390

Commercial	80,285	92,461
Agricultural	12,428	11,444
Consumer and other	4,449	4,317
Total loans	471,407	545,612
Deferred loan origination costs (fees), net	236	(98)
Allowance for loan losses	(6,295)	(9,126)
Loans, net	$465,348	$536,388

There were no loans held for sale as of December 31, 2021 and 2020.

Outstanding loans to directors and executive officers totaled $2,495 and $8,265 at December 31, 2021 and 2020, respectively.

At December 31, 2021 and 2020, loans totaling $191,636 and $258,036, respectively, were pledged to secure Federal Home Loan Bank advances.

F-23

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.      Loans (Continued)

The aging of the loan portfolio, by classes of loans, as of December 31, 2021 and 2020 is summarized as follows:

December 31, 2021

				Accruing
Type of Loan	Current	30-59 Days Past Due	60-89 Days Past Due	Past Due 90 days or More	Nonaccrual Loans	Total
Real Estate:
One- to four-family	$96,729	$170	$99	$-	$707	$97,705
Multi-family	22,943	-	-	-	-	22,943
Commercial	175,813	-	-	-	380	176,193
Agricultural	5,008	-	-	-	-	5,008
Construction	66,523	-	-	-	5,873	72,396
Total real estate	367,016	170	99	-	6,960	374,245

Commercial	80,181	104	-	-	-	80,285
Agricultural	12,428	-	-	-	-	12,428
Consumer and other	4,445	4	-	-	-	4,449
Total loans	$464,070	$278	$99	$-	$6,960	$471,407

As a percentage of total loan portfolio	98.44%	0.06%	0.02%	0.00%	1.48%	100.00%

December 31, 2020

				Accruing Past Due
		30-59 Days	60-89 Days	90 days	Nonaccrual
Type of Loan	Current	Past Due	Past Due	or More	Loans	Total
Real Estate:
One- to four-family	$110,802	$522	$14	$-	$1,824	$113,162
Multi-family	13,555	-	-	-	-	13,555
Commercial	205,017	1	-	-	442	205,460
Agricultural	4,007	-	-	-	-	4,007
Construction	95,333	-	-	-	5,873	101,206
Total real estate	428,714	523	14	-	8,139	437,390

Commercial	89,670	148	126	-	2,517	92,461
Agricultural	11,351	-	-	-	93	11,444
Consumer and other	4,312	5	-	-	-	4,317
Total loans	$534,047	$676	$140	$-	$10,749	$545,612

F-24

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.      Loans (Continued)

Nonperforming loans, by classes of loans, as of December 31, 2021 are summarized as follows:

Type of Loan	Accruing Past Due 90 Days or More	Non-Accrual Loans**	Troubled Debt Restructures Accruing	Total Nonperforming Loans	Percentage of Total Nonperforming Loans
Real estate:
One- to four-family	$-	$707	$111	$818	6.02%
Commercial	-	380	4,318	4,698	34.57%
Construction	-	5,873	-	5,873	43.21%
Total real estate	-	6,960	4,429	11,389	83.80%

Agricultural	-	-	1,623	1,623	11.94%
Consumer and other	-	-	579	579	4.26%
Total loans	$-	$6,960	$6,631	$13,591	100.00%

** Nonaccrual loans as of December 31, 2021 include $84 of troubled debt restructures.

Nonperforming loans, by classes of loans, as of December 31, 2020 are summarized as follows:

Type of Loan	Accruing Past Due 90 Days or More	Non-Accrual Loans**	Troubled Debt Restructures Accruing	Total Nonperforming Loans	Percentage of Total Nonperforming Loans
Real estate:
One- to four-family	$-	$1,824	$169	$1,993	10.57%
Commercial	-	442	4,318	4,760	25.25%
Construction	-	5,873	-	5,873	31.16%
Total real estate	-	8,139	4,487	12,626	66.98%

Commercial	-	2,517	-	2,517	13.35%
Agricultural	-	93	3,033	3,126	16.58%
Consumer and other	-	-	580	580	3.08%
Total loans	$-	$10,749	$8,100	$18,849	100.00%

** Nonaccrual loans as of December 31, 2020 include $91 of troubled debt restructures.

F-25

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

Changes in the allowance for loan losses, by portfolio segment, during the years ended December 31, 2021 and 2020 are summarized as follows:

	Real Estate					Commercial	Agriculture	Consumer
December 31, 2021	1 - 4 Family	Multi-Family	Commercial	Agriculture	Construction	Operating	Operating	and Other	Total
Beginning balance, December 31, 2020	$832	$206	$3,039	$46	$2,379	$2,293	$241	$90	$9,126
Provision for loan losses	(30)	82	(436)	1	(1,192)	(1,061)	(116)	191	(2,561)
Charge-offs	-	-	-	-	-	(774)	(1)	(244)	(1,019)
Recoveries	3	-	104	-	-	531	-	111	749
Ending Balance, December 31, 2021	$805	$288	$2,707	$47	$1,187	$989	$124	$148	$6,295

	Real Estate					Commercial	Agriculture	Consumer
December 31, 2020	1 - 4 Family	Multi-family	Commercial	Agriculture	Construction	Operating	Operating	and Other	Total
Beginning balance, December 31, 2019	$884	$-	$2,258	$34	$1,223	$1,528	$421	$218	$6,566
Provision for loan losses	(52)	206	817	12	1,156	1,160	(188)	265	3,376
Charge-offs	-	-	(36)	-	-	(450)	-	(494)	(980)
Recoveries	-	-	-	-	-	55	8	101	164
Ending Balance, December 31, 2020	$832	$206	$3,039	$46	$2,379	$2,293	$241	$90	$9,126

F-26

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

The allowance for loan losses, by impairment evaluation and by portfolio segment, as of December 31, 2021, is summarized as follows:

	1-4 Family	Multi-family	Commercial	Agriculture	Construction	Commercial	Agriculture	Consumer
	Real Estate	Real Estate	Real Estate	Real Estate	Real Estate	Operating	Operating	and Other	Total
Allowance for loans individually evaluated for impairment	$100	$-	$500	$-	$-	$50	$-	$-	$650
Allowance for loans collectively evaluated for impairment	705	288	2,207	47	1,187	939	124	148	$5,645
	$805	$288	$2,707	$47	$1,187	$989	$124	$148	$6,295
Loans individually evaluated for impairment	$1,748	$-	$9,470	$-	$5,873	$892	$1,623	$579	$20,185
Loans collectively evaluated for impairment	95,957	22,943	166,723	5,008	66,523	79,393	10,805	3,870	451,222
	$97,705	$22,943	$176,193	$5,008	$72,396	$80,285	$12,428	$4,449	$471,407
Allowance as a percentage of loans individually evaluated for impairment	5.72%	-	5.28%	-	-	5.61%	-	-	3.22%
Allowance as a percentage of loans collectively evaluated for impairment	0.73%	1.26%	1.32%	0.94%	1.78%	1.18%	1.15%	3.82%	1.25%
Allowance as a percentage of total loans	0.82%	1.26%	1.54%	0.94%	1.64%	1.23%	1.00%	3.33%	1.34%

The allowance for loan losses, by impairment evaluation and by portfolio segment, as of December 31, 2020, is summarized as follows:

	1-4 Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Agriculture Real Estate	Construction Real Estate	Commercial Operating	Agriculture Operating	Consumer and Other	Total
Allowance for loans individually evaluated for impairment	$-	$-	$500	$-	$-	$1,175	$-	$-	$1,675
Allowance for loans collectively evaluated for impairment	832	206	2,539	46	2,379	1,118	241	90	$7,451
	$832	$206	$3,039	$46	$2,379	$2,293	$241	$90	$9,126
Loans individually evaluated for impairment	$2,530	$-	$16,702	$1,349	$5,873	$2,983	$5,171	$580	$35,188
Loans collectively evaluated for impairment	110,632	13,555	188,758	2,658	95,333	89,478	6,273	3,737	510,424
	$113,162	$13,555	$205,460	$4,007	$101,206	$92,461	$11,444	$4,317	$545,612
Allowance as a percentage of loans individually evaluated for impairment	-	-	2.99%	-	-	39.39%	-	-	4.76%
Allowance as a percentage of loans collectively evaluated for impairment	0.75%	1.52%	1.35%	1.73%	2.50%	1.25%	3.84%	2.41%	1.46%
Allowance as a percentage of total loans	0.74%	1.52%	1.48%	1.15%	2.35%	2.48%	2.11%	2.08%	1.67%

F-27

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

Loans, by classes of loans, considered to be impaired as of December 31, 2021 are summarized as follows:

					Interest
					Income
					Recognized
	Unpaid			Average	for Cash
	Principal	Recorded	Related	Recorded	Payments
	Balance	Investment	Allowance	Investment	Received
Classes of loans:
Impaired loans with no specific allowance recorded:
Real Estate:
1 - 4 Family	$1,462	$1,462	$-	$1,996	$77
Commercial	8,103	8,103	-	11,648	307
Agricultural	-	-	-	675	-
Construction	5,873	5,873	-	5,873	121
Operating:
Commercial	803	803	-	402	216
Agricultural	1,623	1,623	-	3,397	152
Consumer and other	579	579	-	580	31
	$18,443	$18,443	$-	$24,571	$904
Impaired loans with specific allowance recorded:
Real Estate:
1 - 4 Family	286	286	100	143	-
Commercial	$1,367	$1,367	$500	$1,438	$63
Operating:
Commercial	89	89	50	1,536	22
	$1,742	$1,742	$650	$3,117	$85
Total impaired loans:
Real Estate:
1 - 4 Family	$1,748	$1,748	$100	$2,139	$77
Commercial	9,470	9,470	500	13,086	370
Agricultural	-	-	-	675	-
Construction	5,873	5,873	-	5,873	121
Operating:
Commercial	892	892	50	1,938	238
Agricultural	1,623	1,623	-	3,397	152
Consumer and other	579	579	-	580	31
	$20,185	$20,185	$650	$27,688	$989

F-28

Citizens Bancshares Company

Notes to Consolidated Financial Statements
(Dollars in Thousands)

Note 4.      Loans (Continued)

Loans, by classes of loans, considered to be impaired as of December 31, 2020 are summarized as follows:

					Interest
					Income
					Recognized
	Unpaid			Average	for Cash
	Principal	Recorded	Related	Recorded	Payments
	Balance	Investment	Allowance	Investment	Received
Classes of loans:
Impaired loans with no specific allowance recorded:
Real Estate:
1 - 4 Family	$2,530	$2,530	$-	$2,251	$179
Commercial	15,410	15,193	-	10,140	1,072
Agricultural	1,349	1,349	-	675	59
Construction	5,873	5,873	-	2,937	328
Operating:
Commercial	-	-	-	404	-
Agricultural	5,171	5,171	-	6,680	305
Consumer and other	580	580	-	541	33
	$30,913	$30,696	$-	$23,628	$1,976
Impaired loans with specific allowance recorded:
Real Estate:
Commercial	$1,509	$1,509	$500	$755	$31
Operating:
Commercial	2,983	2,983	1,175	1,716	202
	$4,492	$4,492	$1,675	$2,471	$233
Total impaired loans:
Real Estate:
1 - 4 Family	$2,530	$2,530	$-	$2,251	$179
Commercial	16,919	16,702	500	10,894	1,103
Agricultural	1,349	1,349	-	675	59
Construction	5,873	5,873		2,937	328
Operating:
Commercial	2,983	2,983	1,175	2,119	202
Agricultural	5,171	5,171	-	6,680	305
Consumer and other	580	580	-	541	33
	$35,405	$35,188	$1,675	$26,097	$2,209

F-29

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.         Loans (Continued)

Impaired loans, for which no allowance has been provided as of December 31, 2021 and 2020, have adequate collateral, based on management’s current estimates.

For each class of loans, the following summarizes the recorded investment by credit quality indicator as of December 31, 2021 and 2020:

	1-4 Family	Multi-family	Commercial	Agriculture	Construction	Commercial	Agriculture	Consumer
December 31, 2021	Real Estate	Real Estate	Real Estate	Real Estate	Real Estate	Operating	Operating	and Other	Total
Internally Assigned Risk Rating
Pass (ratings 1 - 4, 9)	$95,959	$22,943	$160,317	$5,008	$56,817	$79,203	$10,804	$3,795	$434,846
Watch (rating 5)	109	-	10,725	-	9,706	190	-	654	21,384
Substandard (rating 6)	1,637	-	5,151	-	5,873	892	1,624	-	15,177
	$97,705	$22,943	$176,193	$5,008	$72,396	$80,285	$12,428	$4,449	$471,407

	1-4 Family	Multi-family	Commercial	Agriculture	Construction	Commercial	Agriculture	Consumer
December 31, 2020	Real Estate	Real Estate	Real Estate	Real Estate	Real Estate	Operating	Operating	and Other	Total
Internally Assigned Risk Rating
Pass (ratings 1 - 4, 9)	$110,538	$13,555	$173,336	$2,658	$95,333	$87,703	$6,273	$3,248	$492,644
Watch (rating 5)	77	-	19,740	-	-	2,172	-	1,069	23,058
Substandard (rating 6)	2,547	-	12,384	1,349	5,873	2,586	5,171	-	29,910
	$113,162	$13,555	$205,460	$4,007	$101,206	$92,461	$11,444	$4,317	$545,612

For each class of loans, the following summarizes the number and investment in troubled debt restructurings (TDRs), by type of concession, that were restructured during the years ended December 31, 2021 and 2020:

		Pre-Modification	Post-Modification
	Number	Recorded	Recorded
December 31, 2021	of TDRs	Investment	Investment
Concession - Extension of maturity
Real estate:
Single family residential	1	$95	$95
	1	$95	$95

		Pre-Modification	Post-Modification
	Number	Recorded	Recorded
December 31, 2020	of TDRs	Investment	Investment
Concession - Extension of maturity
Real estate:
Single family residential	1	$99	$99
	1	$99	$99

F-30

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.      Loans (Continued)

As described in Note 1, a loan is considered impaired when based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Included in impaired loans are troubled debt restructurings totaling $6,715 and $8,191 at December 31, 2021 and 2020, respectively. As of December 31, 2021, all troubled debt restructurings were performing in accordance with their modified terms.

Section 4013 of the CARES Act was signed into law on March 27, 2020 and includes a provision that short-term modifications are not troubled debt restructurings, if made on a good-faith basis in response to COVID-19 to borrowers who were current as of December 31, 2019. In addition to the CARES Act, bank regulatory agencies issued interagency guidance stating suspending the troubled debt restructuring classification would be appropriate if the borrower was less than 30 days past due at the time the modification program is implemented. The guidance also provides that loans generally will not be adversely classified if the short-term modification is related to COVID-19 relief programs. The Company will follow the guidance under the CARES Act and the interagency guidance when determining if a customer’s modification is subject to troubled debt restructuring classification. If it is deemed the modification is not short-term, not COVID-19 related or the customer does not meet the criteria under the guidance to be scoped out of troubled debt restructuring classification, the Company will evaluate the loan modifications under its existing framework which requires modifications that result in a concession to a borrower experiencing financial difficulty be accounted for as a troubled debt restructuring. As of December 31, 2021 the Bank had 1 loan modifications, with a balance of $4,000. As of December 31, 2020 the Bank had 16 loan modifications with a balance of $21,688. The Bank also participated in the Paycheck Protection Program (PPP). As of December 31, 2021 the Bank had 26 PPP loans, with a balance of $2,850. As of December 31, 2020 the Bank had 198 PPP loans, with a balance of $20,621. These PPP loans are excluded from the allowance for loan loss calculation as they are guaranteed by the Small Business Administration (SBA) and are expected to be forgiven. The Bank received fees from the SBA which are being amortized over the life of the loan. As of December 31, 2021 and 2020 the balance of these fees was $69 and $281, respectively.

F-31

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 5.      Other Real Estate Owned

An analysis of the activity of other real estate owned assets for the years ended December 31, 2021 and 2020 is as follows:

	2021	2020
Balance at beginning of year	$6,896	$7,744
Transfers from loans	837	-
Proceeds from sales	-	(811)
Charge-offs/writedowns/net gain or loss on sales	(350)	(37)
Balance at end of year	$7,383	$6,896

Income and expense applicable to other real estate owned assets for the years ended December 31, 2021 and 2020 include the following:

	2021	2020
Net gain on sales of other real estate	$-	$(1)
Charge-offs/write-downs	350	38
Operating expense	184	88
	$534	$125

F-32

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 6.	Premises and Equipment

Premises and equipment, net of accumulated depreciation at December 31, are summarized as follows:

	2021	2020
Land	$3,711	$4,716
Construction in progress	313	54
Buildings and improvements	24,441	26,723
Furniture, equipment, and software	11,862	11,827
	40,327	43,320
Accumulated depreciation	(25,622)	(25,019)
	$14,705	$18,301

Depreciation expense for the years ended December 31, 2021 and 2020 amounted to approximately $1,410 and $1,616, respectively.

The Company has several non-cancellable operating leases, primarily for land and various buildings that expire over the next 30 years. These leases generally contain renewal options for periods ranging from 5 to 40 years and require the Bank to pay all executory costs such as taxes, maintenance and insurance.

Note 7.	Deposits

At December 31, 2021, the scheduled maturities of certificates of deposit for the next five years and thereafter are as follows:

2022	104,250
2023	22,409
2024	4,419
2025	2,372
2026	1,917
Thereafter	125
$135,492

Brokered time deposits totaled $0 for both December 31, 2021 and 2020. Reciprocal deposits totaled $64,874 and $61,413 as of December 31, 2021 and 2020, respectively.

The aggregate amount of time deposits, each with a balance greater than the FDIC insurance coverage of $250, was $17,669 and $24,989 at December 31, 2021 and 2020 respectively.

The Company enters into repurchase agreements and offers a demand deposit account product to customers that sweeps their balances in excess of an agreed upon target amount into overnight repurchase agreements. All securities sold under agreements to repurchase are recorded on the face of the balance sheet.

F-33

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 8.	Federal Home Loan Bank Advances

At December 31, 2021 and 2020 there were no Federal Home Loan Bank advances outstanding.

The Company has available borrowing capacity collateralized by approximately $191,636 and $258,036 of mortgage loans under a blanket lien arrangement at December 31, 2021 and 2020, respectively, as well as $114,771 and $151,739 of securities at December 31, 2021 and 2020, respectively.

Note 9.	Other Borrowings

At December 31, other borrowings are summarized as follows:

	2021	2020
Notes payable	$-	$12,500

On October 15, 2015, the Company entered into a subordinated debt agreement with a principal amount of $12,500. The proceeds from this note, along with payment of $750, were used to pay off the prior term loan of $13,250. The note had a current maturity date of October 1, 2025, and no principal prepayment was allowed prior to October 1, 2020. The note was paid in full during 2021.

On April 2, 2018, the Company obtained a line of credit in the amount of $5,000. The line of credit was renewed in March 2020 and again in March 2021 with a current maturity date of April 2, 2022. The interest rate is a floating rate of the prime rate plus one percent. The rate on December 31, 2021 was 4.25%. An interest rate of .25% is to be paid on any unused principal amount on a quarterly basis. The line of credit is secured by 180,000 common shares of Citizens Bank & Trust Company and is not subject to any financial covenants. There were no borrowings under this agreement as of December 31, 2021 and 2020.

The Company has a secured federal funds line of credit at a correspondent bank in the amount of $24,000. The interest rate is established by the correspondent bank and subject to change daily. The interest rate was 0.25% as of December 31, 2021. No securities were pledged as collateral for the line of credit at December 31, 2021. There were no borrowings under this agreement at December 31, 2021 and 2020.

Note 10.	Retirement Plan

The CBC Retirement Benefits Plan (Plan) covers substantially all employees of the Company, subject to eligibility requirements. The Plan contains both a profit-sharing portion and a 401(k) portion. The Plan provides for the Company to make a discretionary 401(k) “safe harbor” matching contribution equal to the participant’s contribution up to 4% of participant compensation, as defined, as well as a discretionary profit-sharing contribution. Employees may make elective 401(k) contributions. Contributions to the Plan during 2021 and 2020 were approximately $432 and $473, respectively. Contributions are charged to expense.

F-34

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 11.	Income Taxes

Income tax expense for the years ended December 31 is summarized as follows:

	2021	2020
Current	$821	$(62)
Deferred	930	426
Total	$1,751	$364

The provision for Federal income tax expense (benefit) differs from that computed by applying the Federal statutory rate of 21% for 2021 and 2020, as indicated in the following analysis:

	2021		2020
Expected federal income tax expense	$1,778	21.0%	$479	21.0%
Tax-exempt interest income, net of nondeductible interest expense	(89)	(1.1)	(126)	(5.5)
State income taxes, net of federal benefit	238	2.8	94	4.1
Increase in cash surrender value of life insurance and redemption	(197)	(2.3)	(97)	(4.2)
Other, net	21	0.2	14	0.6
	$1,751	20.6%	$364	16.0%

F-35

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 11.	Income Taxes (Continued)

The tax effects of each type of significant item that gave rise to deferred taxes at December 31, 2021 and 2020 are as follows:

	2021	2020
Deferred tax assets:
Loans, due to allowance for loan losses	$2,157	$2,207
Other real estate	136	137
Securities, principally due to other-than-temporary impairment write-downs	21	21
Net operating loss (NOL) carryforward	72	75
Land, building, and equipment	124	42
Pass-through credits	2,805	3,598
Deferred compensation	203	232
Other	850	954
Gross deferred tax assets	6,368	7,266
Deferred tax liabilities:
Prepaid expenses	208	232
Unrealized gains on securities available for sale	627	1,848
Unamortized loan costs, net of fees	197	169
Goodwill	85	50
Core deposit intangible	93	97
Other	18	18
Gross deferred tax liabilities	1,228	2,414
Valuation allowance	(93)	(96)
Net deferred tax assets	$5,047	$4,756

F-36

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 11.	Income Taxes (Continued)

During the years ended December 31, 2021 and 2020, the Company adjusted the valuation allowance by $(3) and $(20), respectively. The current year-end valuation allowance is related to capital loss carryforwards and state NOL carryforwards that reduce the total deferred tax assets to an amount that management believes will be ultimately realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

Net operating loss carryforwards for tax purposes totaled $0 for both December 31, 2021 and 2020.

A tax credit carryforward may be carried forward for a period of 20 years to reduce future regular income taxes payable. Tax credit carryforwards totaled $2,805 as of December 31, 2021 and begin to expire as follows: $167 in 2029, $537 in 2030, $537 in 2031, $537 in 2032, $537 in 2033, $463 in 2034, and $27 in 2035.

Note 12.	Stock Incentive Plan

The Company adopted a Non-Qualified Stock Option Agreement (the Plan) on December 29, 2017. The Plan has awarded 115,000 shares to selected officers of the Company. The Options were granted with an exercise price of $32.55 per share that vest over three years and have a 10-year contractual life. The Plan provides for the options to vest if the company achieves certain financial performance and/or with the Board of Directors approval (as defined in the Plan). The Plan provides for accelerated vesting if there is a change of control (as defined in the Plan). The fair value of the option award was estimated using the Black-Scholes option pricing model. This model uses certain assumptions as future volatility of the company shares, risk free interest rate based on the U.S. Treasury yield curve for estimated contractual terms of the option. The Plan compensation expense was $0 and $265 for the years ended December 31, 2021 and 2020.

The following table summarizes the options outstanding for year ended December 31, 2021:

	Number of Options	Weighted Avg Exercise Price	Weighted Avg Remaining Contractual Life (in years)
Options Outstanding December 31, 2020	125,000	$32.55	7
Granted	-	-
Exercised	-	-
Forfeited or Cancelled	-	-
Options Outstanding December 31, 2021	125,000	$-	6
Options Vested and Exercisable as of December 31, 2021	41,667	$-	6

F-37

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 13.	Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).

To be categorized as well capitalized, the Bank must maintain minimum amounts and ratios and not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by the Federal Deposit Insurance Corporation (FDIC). The Bank is classified as well capitalized based on the most recent regulatory examination.

The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table:

			Minimum Capital		Minimum to Be Well
			Requirement		Capitalized under
			Including Capital		Prompt Corrective
	Actual		Conservation Buffer		Action Provisions
2021	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets:
Consolidated	$102,855	17.76%	$46,331	8.00%	N/A	N/A
Bank	100,694	17.39%	46,323	8.00%	57,914	10.00%
Tier 1 Capital to risk-weighted assets:
Consolidated	96,560	16.67%	34,755	6.00%	N/A	N/A
Bank	94,399	16.30%	34,748	6.00%	46,331	8.00%
CET1 Capital to risk-weighted assets:
Consolidated	96,560	16.67%	40,547	7.00%	N/A	N/A
Bank	94,399	16.30%	40,539	7.00%	37,644	6.50%
Tier 1 Capital to average assets:
Consolidated	96,560	9.66%	39,983	4.00%	N/A	N/A
Bank	94,399	9.46%	39,915	4.00%	49,893	5.00%

F-38

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 13.      Regulatory Matters (Continued)

			Minimum Capital		Minimum to Be Well
			Requirement		Capitalized under
			Including Capital		Prompt Corrective
	Actual		Conservation Buffer		Action Provisions
2020	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets:
Consolidated	$108,688	16.80%	$51,748	8.00%	N/A	N/A
Bank	105,625	16.33%	51,748	8.00%	64,686	10.00%
Tier 1 Capital to risk-weighted assets:
Consolidated	88,089	13.62%	38,811	6.00%	N/A	N/A
Bank	97,526	15.08%	38,811	6.00%	51,748	8.00%
CET1 Capital to risk-weighted assets:
Consolidated	88,089	13.62%	45,280	7.00%	N/A	N/A
Bank	97,526	15.08%	45,280	7.00%	42,046	6.50%
Tier 1 Capital to average assets:
Consolidated	88,089	9.10%	38,715	4.00%	N/A	N/A
Bank	97,526	10.08%	38,715	4.00%	48,385	5.00%

Basel III is a framework that is designed to strengthen the regulation and risk management of the banking sector. This framework was developed by the Basel committee and became effective on January 1, 2015.

Within this framework, there are capital adequacy requirements. The rule requires all banking organizations to meet the following minimum capital ratios (including the 2.5% capital conservation ratio):

Common Equity Tier 1:	7 percent of Risk Weighted Assets (RWA)
Tier 1 Capital:	6 percent of RWA
Total Capital:	8 percent of RWA
Tier 1 Leverage Ratio:	4 percent of average assets

The Company and the Bank expect to remain well-capitalized within the Basel III capital framework.

F-39

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 14.      Commitments and Contingencies

Some financial instruments, such as loan commitments, unused lines of credit, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and they usually have expiration dates. Commitments may expire without being used. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk at year-end was as follows:

	2021	2020
Loan commitments, including unused lines of credit	$146,041	$148,196
Letters of credit	15	523

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies but may include accounts receivable, inventory, property and equipment, income-producing commercial properties, and certificates of deposit.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to three years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances where the Company deems it necessary. At December 31, 2021 and 2020, no amounts have been recorded as liabilities for the Bank’s potential obligations under these agreements.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

F-40

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 15.      Fair Values

Accounting guidance on fair value measurements defines fair value, establishes a framework for measuring fair value using a hierarchy system and requires disclosure of fair value measurements. The hierarchy is intended to maximize the use of observable inputs and minimize the use of unobservable inputs and includes three levels based upon the valuation techniques used. The three levels are as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A description of the valuation methodologies used for assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Securities available for sale: Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

Impaired loans: The Company does not record loans at fair value on a recurring basis. From time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan has been identified as impaired, management measures impairment based upon the value of the underlying collateral for collateral-dependent loans. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. Loan impairment is also measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, except where more practical, at the observable market price of the loan based upon appraisals by qualified licensed appraisers hired by the Company, and are, generally, considered Level 2 measurements. In some cases, adjustments are made to the appraised values due to various factors including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. When significant adjustments are based on unobservable inputs, the resulting fair value measurement is categorized as a Level 3 measurement.

Other real estate owned: Other real estate owned is carried at the estimated fair value of the property, less disposal costs. The fair value of the property is determined based upon appraisals. As with impaired loans, if significant adjustments are made to the appraised value, based upon unobservable inputs, the resulting fair value measurement is categorized as a Level 3 measurement.

There have been no changes in valuation techniques used for any assets or liabilities measured at fair value during the year ended December 31, 2021.

F-41

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 15.      Fair Values (Continued)

Assets and liabilities recorded at fair value on a recurring basis:

The following tables summarize assets and liabilities measured at fair value on a recurring basis as of December 31, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2021	Level 1	Level 2	Level 3
State and municipal	$39,024	$-	$39,024	$-
Collaterized loan obligations	17,950	-	17,950	-
Agency asset-backed	37,686	-	37,686	-
Agency residential mortgage-backed	92,186	-	92,186	-
Agency commercial mortgage-backed	12,142	-	12,142	-
Non-agency residential mortgage-backed	8,413	-	8,413	-
Non-agency commercial mortgage-backed	1,358	-	1,358	-
	$208,759	$-	$208,759	$-

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2020	Level 1	Level 2	Level 3
State and municipal	$51,841	$-	$51,841	$-
Collaterized loan obligations	19,293	-	19,293	-
Agency asset-backed	40,703	-	40,703	-
Agency residential mortgage-backed	52,860	-	52,860	-
Agency commercial mortgage-backed	14,610	-	14,610	-
Non-agency residential mortgage-backed	12,245	-	12,245	-
Non-agency commercial mortgage-backed	1,884	-	1,884	-
	$193,436	$-	$193,436	$-

There were no transfers of assets or liabilities between Levels 1, 2 and 3 of the fair value hierarchy during the year ended December 31, 2021.

F-42

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 15.      Fair Values (Continued)

Assets and liabilities recorded at fair value on a nonrecurring basis:

The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis, such as when there is evidence of impairment. Assets measured at fair value on a nonrecurring basis at December 31 are included in the table below:

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2021	Level 1	Level 2	Level 3
Assets:
Impaired loans	$1,742	$-	$-	$1,742
Other real estate owned	7,383	-	-	7,383
	$9,125	$-	$-	$9,125

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2020	Level 1	Level 2	Level 3
Assets:
Impaired loans	$4,492	$-	$-	$4,492
Other real estate owned	6,896	-	-	6,896
	$11,388	$-	$-	$11,388

Accounting guidance on fair value measurements requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet for which it is practicable to estimate that value. Certain financial instruments and all nonfinancial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying fair value of the Company.

F-43

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 15.      Fair Values (Continued)

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2021			December 31, 2020
	Fair Value	Carrying	Fair	Fair Value	Carrying	Fair
	Level	Amount	Value	Level	Amount	Value
Financial assets
Cash and due from banks	1	$248,448	$248,465	1	$196,163	$196,187
Securities available for sale	2	208,759	208,759	2	193,436	193,436
Loans, net	3	465,348	473,000	3	536,388	551,202
Accrued interest receivable	2	2,116	2,116	2	3,061	3,061
Federal Home Loan Bank stock	2	1,183	1,183	2	1,074	1,074
Cash surrender value of life insurance	2	21,295	21,295	2	21,680	21,680

Financial liabilities
Deposits	2	843,462	876,038	2	842,865	905,418
Securities sold under agreements to repurchase	2	27,621	27,634	2	26,046	26,051
Other borrowings	2	-	-	2	12,500	12,500
Accrued interest payable	2	80	80	2	467	467

F-44

Citizens Bancshares Company

Consolidated Balance Sheets (Unaudited)
June 30, 2022 and December 31, 2021
(Dollars in Thousands, Except Share Data)

Assets	June 30, 2022	December 31,2021
Cash and due from banks	$237,395	$248,448
Securities available for sale	240,868	208,759
Loans, net	464,966	465,348
Cash surrender value of life insurance	21,511	21,295
Premises and equipment, net	14,095	14,705
Accrued interest receivable	2,812	2,116
Other real estate owned	6,428	7,383
Federal Home Loan Bank stock	1,174	1,183
Deferred income taxes, net	7,525	5,047
Other assets	6,633	6,832
	$1,003,407	$981,116
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing	$231,831	$251,586
NOW, money market, and savings	523,221	456,384
Certificates of deposit	124,376	135,492
Total deposits	879,428	843,462
Securities sold under agreement to repurchase	24,448	27,621
Accrued interest payable	65	80
Other liabilities	5,191	6,304
Total liabilities	909,132	877,467

Commitments and contingencies (Note 13)

Stockholders' equity
Common stock, $0.01 par value; 5,000,000 shares authorized; 2,561,600 shares issued; 2,346,915 shares outstanding June 30, 2022 and December 31, 2021, respectively	26	26
Additional paid-in capital	8,832	8,832
Retained earnings	98,270	97,798
Treasury stock, at cost (June 30, 2022 and December 31, 2021, 214,685 shares)	(4,900)	(4,900)
Accumulated other comprehensive income (loss)	(7,953)	1,893
Total stockholders' equity	94,275	103,649
	$1,003,407	$981,116

See Notes to Consolidated Financial Statements.

Citizens Bancshares Company

Consolidated Statements of Income (Unaudited)
Six Months Ended June 30, 2022 and 2021
(Dollars in Thousands)
	Six Months Ended
	June 30, 2022	June 30, 2021
Interest income
Loans, including fees	$9,653	$11,294
Securities	2,219	1,669
Federal funds sold and other	521	122
	12,393	13,085
Interest expense
Deposits	654	950
Securities sold under agreement to repurchase and federal funds purchased	22	20
Other borrowings	6	470
	682	1,440

Net interest income	11,711	11,645
Provision for loan losses	29	(1,076)
Net interest income after provision for loan losses	11,682	12,721

Noninterest income
Service charges and fees	1,413	1,211
Wealth Management fees	1,121	1,213
Net gain on sale of securities	-	1,835
Net gain on sale of premises and equipment	72	26
Net gain on sale of other real estate	43	-
Increase in cash surrender value of life insurance	217	716
Other	2,411	1,833
	5,277	6,834
Noninterest expense
Salaries and employee benefits	7,290	6,992
Occupancy	2,391	2,515
FDIC assessments	160	195
Expenses on other real estate owned	75	103
Professional fees	288	312
Telephone, postage, and delivery	381	395
Advertising and marketing	178	125
Office supplies	62	67
Other	2,567	3,278
	13,392	13,982

Income before income taxes	3,567	5,573
Income tax expense	748	1,131
Net income	$2,819	$4,442

See Notes to Consolidated Financial Statements.

Citizens Bancshares Company

Consolidated Statements of Comprehensive Income (Unaudited)
Six Months ended June 30, 2022 and 2021
(Dollars in Thousands)
	Six Months Ended
	June 30, 2022	June 30, 2021
Net income	$2,819	$4,442

Other comprehensive loss
Unrealized holding losses arising during the period before tax, less reclassification adjustment for securities gains of $0 and $1,835, respectively, included in net income before tax	(13,109)	(2,608)

Tax benefit related to other comprehensive loss	3,263	649
Other comprehensive loss, net of tax	(9,846)	(1,959)
Comprehensive income (loss)	$(7,027)	$2,483

See Notes to Consolidated Financial Statements.

Citizens Bancshares Company

Consolidated Statements of Changes in Stockholders' Equity (unaudited)
For the year ended December 31, 2021 and six months ended June 30, 2022
(Dollars in Thousands)
					Accumulated
					Other
		Additional			Comprehensive	Total
	Common	Paid-In	Retained	Treasury	Income	Stockholders'
	Stock	Capital	Earnings	Stock	(Loss)	Equity
Balance at December 31, 2020	$26	$8,832	$91,083	$(4,900)	$5,578	$100,619
Net income	-	-	6,715	-	-	6,715
Other comprehensive loss	-	-	-	-	(3,685)	(3,685)
Balance at December 31, 2021	26	8,832	97,798	(4,900)	1,893	103,649
Net income	-	-	2,819	-	-	2,819
Other comprehensive loss	-	-	-	-	(9,846)	(9,846)
Dividends paid on common stock	-	-	(2,347)	-	-	(2,347)
Balance at June 30, 2022	$26	$8,832	$98,270	$(4,900)	$(7,953)	$94,275

See Notes to Consolidated Financial Statements.

Citizens Bancshares Company

Consolidated Statements of Cash Flows (unaudited)
Six Months Ended June 30, 2022 and 2021
(Dollars in Thousands)
	Six Months Ended
	June 30, 2022	June 30, 2021
Cash Flows from Operating Activities:
Net income	$2,819	$4,442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	647	735
Provision for loan losses	29	(1,076)
Write-down on other real estate	(42)	-
Amortization of core deposit intangible	29	29
Net loss on sale of premises and equipment	-	5
Amortization of deferred loan origination costs, net of fees	(67)	(633)
Net amortization of securities	378	180
Net gain on sale of securities	-	(1,835)
Decrease in cash surrender value of life insurance	(217)	(215)
Gain on redemption of life insurance	-	822
Deferred income taxes	786	935
Net decrease (increase) in accrued interest receivable and other assets	(526)	480
Net decrease in accrued interest payable and other liabilities	(1,127)	(504)
Net cash provided by operating activities	2,709	3,365

Cash Flows from Investing Activities:
Securities available for sale:
Purchases	(55,651)	-
Maturities, prepayments, and calls	10,054	17,189
Proceeds from sales	-	21,790
Net decrease in loans	420	8,529
Proceeds from sales of other real estate	997	-
Net (increase) decrease in Federal Home Loan Bank stock	9	(109)
Purchase of premises and equipment	(114)	(197)
Proceeds from sale of premises and equipment	77	-
Net cash provided by (used in) investing activities	(44,208)	47,202

(Continued)

Citizens Bancshares Company

Consolidated Statements of Cash Flows (unadited, continued)

Six Months Ended June 30, 2022 and 2021

(Dollars in Thousands)

	Six Months Ended
	June 30, 2022	June 30, 2021
Cash Flows from Financing Activities:
Net increase in deposits	$35,966	$22,241
Net increase (decrease) in securities sold under agreement to repurchase	(3,173)	3,920
Repayment of note payable	-	(12,500)
Dividends paid on common stock	(2,347)	-
Net cash provided by financing activities	30,446	13,661

Net increase (decrease) in cash and due from banks	(11,053)	64,228

Beginning cash and due from banks	248,448	196,163

Ending cash and due from banks	$237,395	$260,391

Supplemental Information:
Interest paid	$2,444	$1,676
Income taxes paid, net	643	207

See Notes to Consolidated Financial Statements.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies

Nature of operations and principles of consolidation: The accompanying consolidated financial statements include the accounts of Citizens Bancshares Company and its wholly owned subsidiary, Citizens Bank & Trust Company (the Bank) (collectively, “the Company”). The consolidated financial statements of the Bank include the accounts of its wholly owned subsidiaries, CBT ORE Holdings II, LLC and CBT ORE Holdings III, LLC. All material intercompany accounts and transactions have been eliminated in consolidation.

The Company is headquartered in Kansas City, Missouri and provides financial services through its offices in Missouri and Kansas. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, agricultural, and installment loans. Substantially all of the loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial and agricultural loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other banks and federal funds sold.

The Bank also provides trust services. As of June 30, 2022 and December 31, 2021, total assets under management by the trust department was $292,768 and $345,542, respectively. Assets held in an agency or fiduciary capacity are not assets of the Bank or the Company and, accordingly, are not included in the accompanying consolidated financial statements. The Bank also is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, valuation of securities, fair values of financial instruments, and the valuation of other real estate owned are particularly subject to change.

Cash flows: Cash and due from banks include cash, deposits with other financial institutions under 90 days, and Federal funds sold. Net cash flows are reported for loans, deposits, securities sold under agreement to repurchase, FHLB stock, other borrowings, and short-term FHLB advances.

Securities available for sale: All debt securities are classified as available for sale because they may be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of deferred tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method. Gains and losses on sales are recognized in earnings on the trade date and determined using the specific identification method, based on amortized cost. Available for sale securities are evaluated to determine whether declines in the fair value of securities below their amortized cost are other-than-temporary. In estimating other-than-temporary impairment losses on debt securities, management considers a number of factors, including, but not limited to, (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the current market conditions and (4) the intent of the Company to not sell the security or whether it is more-likely-than-not that the Company will be required to sell the security before its anticipated recovery.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Loans: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Direct loan origination fees and costs are generally being deferred and the net amounts amortized as an adjustment of the related loan's yield. The Company generally amortizes these amounts over the contractual life. Direct loan origination fees and costs related to loans sold to unrelated third parties are recognized as income or expense in the current consolidated income statement. Commitment fees based upon a percentage of customers' unused lines of credit and fees related to standby letters of credit are not significant.

The allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. A portfolio segment is defined as the level at which an entity develops and documents a systematic methodology to determine its allowance for credit losses. A class of financing receivable is defined as a further disaggregation of a portfolio segment based on risk characteristics and the entity's method for monitoring and assessing credit risk. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio's risk and performance.

The Company's portfolio segments and classes are as follows:

Real Estate:

•	One- to four-family residential

•	Multi-family residential

•	Commercial

•	Agricultural

•	Construction and land development

Operating:

•	Commercial

•	Agricultural

•	Consumer and other

Generally, for all classes of loans, loans are considered past due when contractual payments are delinquent for 30 days or greater.

For all classes of loans, loans will generally be placed on nonaccrual status when the loan has become 90 days past due (unless the loan is well secured and in the process of collection); or if any of the following conditions exist:

•	It becomes evident that the borrower will not make payments, or will not or cannot meet the terms for renewal of a matured loan,

•	When full repayment of principal and interest is not expected,

•	When the loan is graded "substandard" and the future accrual of interest is not protected by sound collateral values,

•	When the loan is graded "doubtful",

•	When the borrower files bankruptcy and an approved plan of reorganization or liquidation is not anticipated in the near future, or

•	When foreclosure action is initiated.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

When a loan is placed on nonaccrual status, payments received will be applied to the principal balance. However, interest may be taken on a cash basis in the event the loan is fully secured and the risk of loss is minimal. Previously recorded but uncollected interest on a loan placed in nonaccrual status is accounted for as follows: if the previously accrued but uncollected interest and the principal amount of the loan is protected by sound collateral value based upon a current, independent qualified appraisal, such interest may remain on the Company's books. If such interest is not so protected, it is considered a loss with the amount thereof recorded in the current year being reversed against current earnings, and the amount recorded in the prior year being charged against the allowance for possible loan losses.

For all classes of loans, nonaccrual loans may be restored to accrual status provided the following criteria are met:

•	The loan is current, and all principal and interest amounts contractually due have been made,

•	The loan is well secured and in the process of collection, and

•	Prospects for future principal and interest payments are not in doubt.

Troubled debt restructures: Troubled debt restructuring exists when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession (either imposed by court order, law, or agreement between the borrower and the Company) to the borrower that it would not otherwise consider. These concessions could include forgiveness of principal, extension of maturity dates, and reduction of stated interest rates or accrued interest. The Company is attempting to maximize its recovery of the balances of the loans through these various concessionary restructurings. See Note 4 for disclosure of the Company's troubled debt restructurings.

Allowance for loan losses: For all portfolio segments, the allowance for loan losses is maintained at the level considered adequate by management of the Company to provide for losses that are probable. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. In determining the adequacy of the allowance balance, the Company makes continuous evaluations of the loan portfolio and related off-balance sheet commitments, consider current economic conditions, historical loan loss experience, review of specific problem loans and other factors.

A discussion of the risk characteristics and the allowance for loan losses by each portfolio segment follows:

The Company provides a wide range of loans, including lines of credit for working capital and operational purposes, and term loans for the acquisition of real estate, facilities, equipment and other purposes, agricultural loans, residential mortgage loans and consumer loans. Approval is generally based on the following factors:

•	Sufficient cash flow to support debt repayment;

•	Ability and stability of current management of the borrower;

•	Positive earnings and financial trends;

•	Earnings projections based on reasonable assumptions;

•	Financial strength of the industry and business; and

•	Value and marketability of collateral.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Collateral for commercial loans generally includes accounts receivable, inventory, equipment and real estate. The lending policy specifies approved collateral types and corresponding maximum advance percentages. The value of collateral pledged on loans typically exceeds the loan amount by a margin sufficient to absorb potential erosion of its value in the event of foreclosure and cover the loan amount plus costs incurred to convert it to cash.

The lending policy includes guidelines for real estate appraisals, including minimum appraisal standards based on certain transactions. Where the purpose of the loan is to finance depreciable equipment, the term loan generally does not exceed the estimated useful life of the asset.

In addition, the Company often takes personal guarantees to help assure repayment. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower.

In some instances for all loans, it may be appropriate to originate or purchase loans that are exceptions to the guidelines and limits established within the lending policy described above and below. In general, exceptions to the lending policy do not significantly deviate from the guidelines and limits established within the lending policy and, if there are exceptions, they are clearly noted as such and specifically identified in loan approval documents.

The allowance for estimated losses on loans consists of specific and general components.

The specific component relates to loans that are classified as impaired, as defined below. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value for collateral dependent impaired loans or observable market price) of the impaired loan is lower than the carrying value of that loan.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a case-by-case basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

The general component consists of quantitative and qualitative factors and covers non-impaired loans. The quantitative factors are based on historical charge-off experience and expected loss given default derived from the Company's internal risk rating process. See below for a detailed description of the Company's internal risk rating scale. The qualitative factors are determined based on an assessment of internal and/or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

For real estate, commercial, agricultural and consumer loans, the Company utilizes the following internal risk rating scale:

1.	Pass – Excellent Quality – entities that maintain a high degree of liquidity and sound financial condition. Long history of earnings and/or collateral considerations or availability of alternative funding sources under all economic circumstances. Repayment is expected under all conditions. Also, may include loans that are secured with cash-like collateral such as U.S. Treasury Issues and/or certificates of deposit issued by CBT.

2.	Pass – Good Quality – entities with good liquidity and financial condition, including strong capitalization. Ratios and performance exceed acceptable tolerance of similar companies. Earnings are steady and growing. Collateral coverage is strong and would consider to be more than adequate. Repayment is expected under all conditions. Alternative funding is available.

3.	Pass – Satisfactory Quality – entities maintaining good liquidity and financial condition. Debt is programmed and timely repayment is expected. Alternative funding sources are generally available through other financial institutions. Most performance ratios compare favorably with industry norms.

4.	Pass – Acceptable Quality (Pass/Watch) – loans in this category contain similar characteristics as outlined in Risk Rating 3, however the lender or Bank management has determined that special circumstances exist which warrant closer attention to be paid. Loans in this category are not considered to be of any higher risk than those risk rated “3”, yet circumstances exist that if remain unchecked, potentially could lead to greater risk.

5.	Criticized – Watch Quality – entities with adverse trends in their operations or an unbalanced position in the balance sheet that has not reached a point where repayment is jeopardized. Assets with this rating are currently protected but if left uncorrected, the potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit or lien position at some future date. Not adversely classified and does not expose the Bank to sufficient risk to warrant adverse classification. Loans must have a measurable action plan that will determine improvement to move the rating to Acceptable (“4”) within a 12 month period. If such action does not occur, the grade should be changed to Substandard (“6”) and steps taken to collect the loan in full.

6.	Classified – Substandard Quality – entities with a well-defined weakness or weaknesses that jeopardize repayment. Assets so rated are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged. A distinct possibility exists that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified substandard.

7.	Classified – Doubtful Quality– entities with all weaknesses inherent in a substandard credit, and with the added characteristic that these weaknesses make collection or liquidation in full, highly questionable and improbable on the basis of currently existing facts, conditions, and values. Because of reasonably specific pending factors which may work to the advantage and strengthening of the assets, classification as a loss is deferred until its more exact status may be determined. Loans should be placed on nonaccrual. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans.

8.	Classified – Loss – Non-Ledger Quality – entities whose loans are considered uncollectible or of such little value that their continuance as a bankable asset is not warranted. There may be salvage value, but it is not practical or desirable to defer writing off the asset. The Company should not attempt long-term recoveries while asset is recorded.

9.	Pass – Acceptable Quality (Pass/Covid) – loans in this category contain similar characteristics as outlined in Risk Rating “3” Pass-Satisfactory Quality however the lender or Bank management has determined that special circumstances cause by the Covid pandemic warrant closer attention be paid. Loans in this category are not considered to be of any higher risk than those risk rated “3”, yet circumstances exist that if remain unchecked, potentially could lead to greater risk.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

The Board approved Loan Review (Program) provides guidelines to annually review Pass (“1” – “4”) rated credits with total credit exposure of $6 million or greater; Watch (“5”) rated credits with total credit exposure of $5 million or greater; and, Classified (“6” – “8”) rated credits with total credit exposure of $1 million or greater. The aforementioned review criteria are intended as guidelines and not hard limits in order to provide the loan review manager sufficient flexibility in the review selection process. The Program also requires at least 35 percent of the commercial loan portfolio to be reviewed annually. Additional commercial loan reviews may be prompted by the Chief Credit Officer or events that impact a borrower’s financial capacity, performance or collateral position.

The loan reviews are to be completed in sufficient detail to validate the internal risk rating including debt service capacity; collateral and guarantor support. Financial statement, document and Policy exceptions are also identified during the review. Credit files are to be reviewed to ensure credit structure is consistent with loan purpose and there is appropriate written analysis to support credit decisions documenting the file.

The Company provides many types of consumer and other loans including motor vehicle, home improvement, home equity, and small personal loans. The lending policy addresses specific credit guidelines by consumer loan type.

For residential real estate loans, and consumer and other loans, these large groups of smaller balance homogenous loans are collectively evaluated for impairment. The Company applies a quantitative factor based on historical charge-off experience in total for each of these segments. Accordingly, the Company generally does not separately identify individual residential real estate loans, and/or consumer and other loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Troubled debt restructures are considered impaired loans and are subject to the same allowance methodology as described above for impaired loans by portfolio segment.

Credit related financial instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial or financial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Transfers of financial assets: Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Company, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Cash surrender value of life insurance: The Company has purchased life insurance policies on certain key executives. Company-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Goodwill: Goodwill results from business acquisitions, representing the excess of the purchase price over the fair value of acquired intangible assets and liabilities as well as any identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Goodwill totaled $2,042 as of June 30, 2022 and December 31, 2021 and is included in other assets on the balance sheet. No impairment was recognized in the period ending June 30, 2022 and year ended December 31, 2021.

Core deposit intangible: Core deposit intangible is a premium paid to acquire core deposits of an institution. The premium is the amount paid in excess of the fair value dollar amount of the deposits. The premium is listed on the books as an intangible asset and will be amortized over the useful life as determined by the Company. The core deposit intangible totaled $427 and $457 as of June 30, 2022 and December 31, 2021 respectively and is included in other assets on the balance sheet.

Premises and equipment: Land is stated at cost. Buildings, furniture, and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and declining balance method based on the estimated useful lives of the related assets. Maintenance and repair costs are charged to expense as incurred. Major improvements are considered individually and are capitalized or expensed as the facts dictate.

Other real estate owned: Real estate acquired through foreclosure is initially recorded at fair value, less estimated costs to sell. If the fair value less costs to sell is less than the respective loan balance, a charge against the allowance for loan losses is recorded upon property acquisition, establishing a new cost basis. Declines in property value subsequent to acquisition are charged to operations. Holding costs are expensed.

Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors. FHLB stock is carried at cost. This equity security is “restricted” in that it can only be sold back to the FHLB at par. Therefore, it is less liquid than other tradable equity securities. The Company views its investment in restricted stock as a long-term investment. Accordingly, when evaluating for impairment, the value is determined based on the ultimate recovery of the par value, rather than recognizing temporary declines in value. There have been no other-than-temporary write-downs recorded on this security.

Securities sold under agreements to repurchase: The Company enters into agreements for the sales of securities under agreements to repurchase. The amounts deposited under these agreements represent short-term borrowings and are reflected as a liability in the consolidated balance sheets. As the Company still has effective control over these securities, these securities remain held by the Company in their respective investment securities asset accounts and are pledged to the depositors under a written custodial agreement that explicitly recognizes the depositors’ interest in the securities. Securities sold under agreements to repurchase generally mature within one day to twelve months from the transaction date.

Income taxes: The Company files its tax return on a consolidated basis with its subsidiary bank. The entities follow the direct reimbursement method of accounting for income taxes under which income taxes or credit which result from the subsidiary bank’s inclusion in the consolidated tax return are paid to or received from the parent company.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

In accordance with ASC 740, the Company accounts for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company has not accrued any additional income taxes due to uncertain tax positions.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income. For the Company, other comprehensive income consists entirely of unrealized losses on securities available for sale, net of applicable income taxes.

Stock compensation: The Company’s accounting for the stock compensation plan is in accordance with ASC 718. Shares are granted to selected employees of the Company and payment is awarded under the equity method. Compensation expense is based on the share’s fair value at the grant date and is recorded monthly. The Company records deferred taxes as the compensation expense is recognized.

Revenue recognition: The Company accounts for revenue in accordance with Revenue from Contracts with Customers (Accounting Standard Codification Topic 606).

Topic 606 does not apply to interest income, the Company’s primary source of revenue. Topic 606 is applicable to certain noninterest income sources such as deposit related service charges and fees, wealth management services, interchange fee income, gain or loss on sale of certain assets, and other noninterest income. Revenue from these applicable sources is recognized as services are performed and the performance obligations required by the contracts for such services are met. The Company’s primary sources of noninterest income within the scope of Topic 606 are discussed below.

Service charges and fees on deposit accounts: At the time a deposit agreement (contract) is put into place by a customer and the bank, the types of charges and fees, as well as the amount of the charges and fees, are disclosed to the customer. The Bank currently recognizes deposit service charges and fees as income over the period of time in which the services are provided to the customer.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Wealth management fees: The Wealth Management area of the Bank provides services such as investment management, trust account services, private banking, and employee benefits. Each of these services requires an agreement (contract) to be executed between the customer and Wealth Management. The types of charges and fees, as well as the amount of the charges and fees, are disclosed to the customer at the time the agreement is executed. The Bank currently recognizes the income generated from these services over the period of time that the services are provided and the performance obligations are met or, in the case of investment management or trust services, a quarterly fee based on assets under management as of the quarter end and the applicable fee rates.

Other: Other noninterest income consists primarily of fees received on ATM and debit card activity, as well as some miscellaneous fees received. These income items are generally recognized as the services are provided and the performance obligation for these transactional-based services is generally satisfied, and related revenue recognized, at a point in time as the services are incurred.

Performance Obligations: Many of the services the Company performs for its customers are ongoing, and either party may cancel at any time. The fees for these contracts are dependent upon various underlying factors, such as customer deposit balances, and as such may be considered variable. The Company’s performance obligations for these services are satisfied as the services are rendered and payment is collected on a monthly, quarterly, or semi-annual basis. Other contracts with customers are for services provided at a point in time, and fees are recognized at the time such services are rendered. The Company had no material unsatisfied performance obligations as of June 30, 2022.

Lease accounting: The Company accounts for leases under Accounting Standards Update 2016-02, Leases (Topic 842). The Company elected the short term lease accounting policy and is required to recognize a right of use asset and lease liability for leases with a term greater than 12 months and also elected the package of practical expedients which allows the Company to not reassess prior conclusions about lease identification, lease classification, and initial direct costs. Renewal options were considered in the lease term when it was reasonably certain the Company would exercise the options. The option to purchase the leased asset or to terminate the lease was also considered, none were considered reasonably certain to be exercised. The Company used their incremental borrowing rate as the discount rate.

The right of use asset totaled $2,608 and $2,709 as of June 30, 2022 and December 31, 2021 respectively and is included in other assets on the balance sheet. The lease liability totaled $2,608 and $2,709 as of June 30, 2022 and December 31, 2021 respectively and is included in other liabilities on the balance sheet. Amortization expense for the six months ending June 30, 2022 and 2021 was not material to the income statement.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Subsequent events: The Company has evaluated all subsequent events for potential recognition and disclosure through October 31, 2022, the date that the financial statements were available to be issued.

On September 19, 2022, the Board of Directors of Citizens Bancshares Company approved an Agreement and Plan of Merger (the “Agreement”) with Southern Missouri Bancorp, Inc. Under the terms of the Agreement, Citizens Bancshares Company will be acquired by Southern Missouri Bancorp, Inc. and its wholly owned subsidiary, Citizens Bank and Trust Company, merged into Southern Bank.

The merger agreement was unanimously approved by the boards of Southern Missouri Bancorp and Citizens Bancshares.

Southern Missouri Bancorp and Citizens Bancshares expect the transaction to be completed early in the first calendar quarter of 2023, subject to satisfaction of customary closing conditions, including regulatory and shareholder approvals for both parties. On a pro forma basis, following the acquisition, the combined company will have total assets of approximately $4.5 billion, net loans of $3.3 billion and total deposits of $3.8 billion.

Accounting Pronouncements:

Measurement of Credit Losses on Financial Instruments (ASU 2016-13):

In June 2016, the FASB issued Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The guidance requires financial assets measured at amortize cost (including loans, trade receivable and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the assets, rather than incurred losses. The guidance also requires that credit losses on available-for-sale debt securities be presented as an allowance rather than a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. As a result of additional amendments to this guidance, it is effective for fiscal years beginning after December 15, 2022. The company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements and anticipates that it could have a significant impact on the consolidated financial statements.

Note 2.	Restricted Cash Balances

The Bank is required to maintain reserve balances on deposit with the Federal Reserve Bank or as cash on hand. Effective March 26, 2020, the Board of Governors of the Federal Reserve System reduced the reserve requirement ratios to zero percent. As of June 30, 2022 and December 31, 2021, the reserve requirements were $0.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 3.	Securities Available for Sale

The amortized cost and fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income at June 30, 2022 and December 31, 2021 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
June 30, 2022	Cost	Gains	Losses	Value
US Treasury Securities	$44,556	$-	$(849)	$43,707
State and municipal	37,422	32	(3,750)	33,704
Collateralized Loan Obligations	17,984	-	(761)	17,223
Agency asset-backed	34,971	27	(703)	34,295
Agency residential mortgage-backed	97,283	-	(3,971)	93,312
Agency commercial mortgage-backed	11,443	3	(366)	11,080
Non-agency residential mortgage-backed	6,652	-	(224)	6,428
Non-agency commercial mortgage-backed	1,145	-	(26)	1,119
Total	$251,456	$62	$(10,650)	$240,868

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2021	Cost	Gains	Losses	Value
State and municipal	$37,573	$1,469	$(18)	$39,024
Collateralized Loan Obligations	17,987	24	(61)	17,950
Agency asset-backed	37,089	626	(29)	37,686
Agency residential mortgage-backed	92,083	767	(664)	92,186
Agency commercial mortgage-backed	11,845	302	(5)	12,142
Non-agency residential mortgage-backed	8,271	160	(18)	8,413
Non-agency commercial mortgage-backed	1,390	-	(32)	1,358
Total	$206,238	$3,348	$(827)	$208,759

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 3.	Securities Available for Sale (Continued)

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of June 30, 2022 and December 31, 2021 are summarized as follows:

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of Securities	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
June 30, 2022	Value	Loss	Value	Loss	Value	Loss
US Treasury Securities	$43,707	$(849)	$-	$-	$43,707	$(849)
State and municipal	29,701	(3,750)	-	-	29,701	(3,750)
Collateralized Loan Obligations	8,085	(367)	9,137	(394)	17,222	(761)
Agency asset-backed	30,044	(703)	-	-	30,044	(703)
Agency residential mortgage-backed	89,663	(3,686)	3,386	(285)	93,049	(3,971)
Agency commercial mortgage-backed	10,171	(365)	204	(1)	10,375	(366)
Non-agency residential mortgage-backed	6,426	(224)	-	-	6,426	(224)
Non-agency commercial mortgage-backed	-	-	1,119	(26)	1,119	(26)
	$217,797	$(9,944)	$13,846	$(706)	$231,643	$(10,650)

	Less than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of Securities	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2021	Value	Loss	Value	Loss	Value	Loss
State and municipal	6,568	(18)	-	-	6,568	(18)
Collateralized Loan Obligations	-	-	9,478	(61)	9,478	(61)
Agency asset-backed	6,538	(29)	-	-	6,538	(29)
Agency residential mortgage-backed	64,670	(457)	4,099	(207)	68,769	(664)
Agency commercial mortgage-backed	-	-	1,077	(5)	1,077	(5)
Non-agency residential mortgage-backed	1,455	(18)	-	-	1,455	(18)
Non-agency commercial mortgage-backed	-	-	1,358	(32)	1,358	(32)
	$79,231	$(522)	$16,012	$(305)	$95,243	$(827)

As of June 30, 2022, the investment portfolio included 70 securities. Of this number, 64 securities have current unrealized losses, 7 of which have existed for longer than one year. As of December 31, 2021, the investment portfolio included 68 securities. Of this number, 24 securities have current unrealized losses, 8 of which have existed for longer than one year. All of the debt securities with unrealized losses are considered to be acceptable credit risks. Based upon an evaluation of the available evidence, including recent changes in market rates and credit rating information, management believes the decline in fair values for these debt securities are temporary and primarily attributed to the increasing interest rate environment. In addition, the Company does not have the intent to sell these debt securities and it is not more-likely-than-not that the Company will be required to sell these debt securities prior to their anticipated recovery.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 3.	Securities Available for Sale (Continued)

The fair values of debt securities available for sale at June 30, 2022 by contractual maturity are listed below. Securities not due at a single maturity date, such as asset-backed securities, are shown separately.

	Amortized	Fair
June 30, 2022	Cost	Value
Due in one year or less	$-	$-
Due from one to five years	52,363	51,455
Due from five to ten years	6,508	5,845
Due after ten years	23,107	20,111
Asset-backed securities	169,478	163,457
	$251,456	$240,868

Sales of securities available for sale for the six months ended June 30, 2022 and 2021 were as follows:

	Six months ended
	June 30, 2022	June 30, 2021
Proceeds	$-	$21,790
Gross gains	-	1,835

At June 30, 2022 and December 31, 2021, securities with a carrying value of approximately $109,631 and $103,008, respectively, were pledged to secure public deposits, securities sold under agreement to repurchase, borrowed funds and lines of credit.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans

The composition of loans as of June 30, 2022 and December 31, 2021 is summarized as follows:

	June 30, 2022	December 31, 2021
Real estate:
One- to four-family residential	$98,978	$97,705
Multi-family residential	9,937	22,943
Commercial	174,749	176,193
Agricultural	6,160	5,008
Construction and land development	66,141	72,396
Total real estate	355,965	374,245

Commercial	97,102	80,285
Agricultural	12,906	12,428
Consumer and other	5,103	4,449
Total loans	471,076	471,407
Deferred loan origination costs (fees), net	280	236
Allowance for loan losses	(6,390)	(6,295)
Loans, net	$464,966	$465,348

There were no loans held for sale as of June 30, 2022 and December 31, 2021.

Outstanding loans to directors and executive officers totaled $2,482 and $2,495 at June 30, 2022 and December 31, 2021, respectively.

At June 30, 2022 and December 31, 2021, loans totaling $188,540 and $191,636, respectively, were pledged to secure Federal Home Loan Bank advances.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

The aging of the loan portfolio, by classes of loans, as of June 30, 2022 and December 31, 2021 is summarized as follows:

June 30,2022

				Accruing
				Past Due
		30-59 Days	60-89 Days	90 days	Nonaccrual
Type of Loan	Current	Past Due	Past Due	or More	Loans	Total
Real Estate:
One- to four-family	$98,293	$-	$134	$-	$551	$98,978
Multi-family	9,937	-	-	-	-	9,937
Commercial	174,462	-	-	-	287	174,749
Agricultural	6,160	-	-	-	-	6,160
Construction	60,268	-	-	-	5,873	66,141
Total real estate	349,120	-	134	-	6,711	355,965

Commercial	97,006	96	-	-	-	97,102
Agricultural	12,748	158	-	-	-	12,906
Consumer and other	5,061	34	-	-	8	5,103
Total loans	$463,935	$288	$134	$-	$6,719	$471,076

As a percentage of total loan portfolio	98.48%	0.06%	0.03%	0.00%	1.43%	100.00%

December 31, 2021

				Accruing
				Past Due
		30-59 Days	60-89 Days	90 days	Nonaccrual
Type of Loan	Current	Past Due	Past Due	or More	Loans	Total
Real Estate:
One- to four-family	$96,729	$170	$99	$-	$707	$97,705
Multi-family	22,943	-	-	-	-	22,943
Commercial	175,813	-	-	-	380	176,193
Agricultural	5,008	-	-	-	-	5,008
Construction	66,523	-	-	-	5,873	72,396
Total real estate	367,016	170	99	-	6,960	374,245

Commercial	80,181	104	-	-	-	80,285
Agricultural	12,428	-	-	-	-	12,428
Consumer and other	4,445	4	-	-	-	4,449
Total loans	$464,070	$278	$99	$-	$6,960	$471,407

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

Nonperforming loans, by classes of loans, as of June 30, 2022 are summarized as follows:

	Accruing		Troubled		Percentage
	Past		Debt	Total	of Total
	Due 90 Days	Non-Accrual	Restructures	Nonperforming	Nonperforming
Type of Loan	or More	Loans**	Accruing	Loans	Loans
Real estate:
One- to four-family	$-	$551	$107	$658	5.44%
Commercial	-	287	4,296	4,583	37.90%
Construction	-	5,873	-	5,873	48.57%
Total real estate	-	6,711	4,403	11,114	91.90%

Agricultural	-	-	393	393	3.25%
Consumer and other	-	8	578	586	4.85%
Total loans	$-	$6,719	$5,374	$12,093	100.00%

** Nonaccrual loans as of June 30, 2022 include $81 of troubled debt restructures.

Nonperforming loans, by classes of loans, as of December 31, 2021 are summarized as follows:

	Accruing		Troubled		Percentage
	Past		Debt	Total	of Total
	Due 90 Days	Non-Accrual	Restructures	Nonperforming	Nonperforming
Type of Loan	or More	Loans**	Accruing	Loans	Loans
Real estate:
One- to four-family	$-	$707	$111	$818	6.02%
Commercial	-	380	4,318	4,698	34.57%
Construction	-	5,873	-	5,873	43.21%
Total real estate	-	6,960	4,429	11,389	83.80%

Agricultural	-	-	1,623	1,623	11.94%
Consumer and other	-	-	579	579	4.26%
Total loans	$-	$6,960	$6,631	$13,591	100.00%

** Nonaccrual loans as of December 31, 2021 include $84 of troubled debt restructures.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

Changes in the allowance for loan losses, by portfolio segment, during the six months ended June 30, 2022 and the year ended December 31, 2021 are summarized as follows:

	Real Estate
						Commercial	Agriculture	Consumer
June 30, 2022	1 - 4 Family	Multi-family	Commercial	Agriculture	Construction	Operating	Operating	and Other	Total
Beginning balance, December 31, 2021	$805	$288	$2,707	$47	$1,187	$989	$124	$148	$6,295
Provision for loan losses	150	(182)	(182)	17	(226)	352	6	94	29
Charge-offs	(4)	-	-	-	-	-	-	(79)	(83)
Recoveries	-	-	74	-	-	14	1	60	149
Ending Balance,
June 30, 2022	$951	$106	$2,599	$64	$961	$1,355	$131	$223	$6,390

	Real Estate
						Commercial	Agriculture	Consumer
December 31, 2021	1 - 4 Family	Multi-family	Commercial	Agriculture	Construction	Operating	Operating	and Other	Total
Beginning balance, December 31, 2020	$832	$206	$3,039	$46	$2,379	$2,293	$241	$90	$9,126
Provision for loan losses	(30)	82	(436)	1	(1,192)	(1,061)	(116)	191	(2,561)
Charge-offs	-	-	-	-	-	(774)	(1)	(244)	(1,019)
Recoveries	3	-	104	-	-	531	-	111	749
Ending Balance,
December 31, 2021	$805	$288	$2,707	$47	$1,187	$989	$124	$148	$6,295

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

The allowance for loan losses, by impairment evaluation and by portfolio segment, as of June 30, 2022, is summarized as follows:

	1-4 Family	Multi-family	Commercial	Agriculture	Construction	Commercial	Agriculture	Consumer
	Real Estate	Real Estate	Real Estate	Real Estate	Real Estate	Operating	Operating	and Other	Total
Allowance for loans individually evaluated for impairment	$100	$-	$500	$-	$-	$-	$-	$-	$600
Allowance for loans collectively evaluated for impairment	851	106	2,099	64	961	1,355	131	223	$5,790
	$951	$106	$2,599	$64	$961	$1,355	$131	$223	$6,390

Loans individually evaluated for impairment	$1,727	$-	$8,627	$-	$5,873	$705	$393	$586	$17,911
Loans collectively evaluated for impairment	97,251	9,937	166,122	6,160	60,268	96,397	12,513	4,517	453,165
	$98,978	$9,937	$174,749	$6,160	$66,141	$97,102	$12,906	$5,103	$471,076

Allowance as a percentage of loans individually evaluated for impairment	5.79%	-	5.80%	-	0.00%	0.00%	0.00%	0.00%	3.35%
Allowance as a percentage of loans collectively evaluated for impairment	0.88%	1.07%	1.26%	1.04%	1.59%	1.41%	1.05%	4.94%	1.28%

Allowance as a percentage of total loans	0.96%	1.07%	1.49%	1.04%	1.45%	1.40%	1.02%	4.37%	1.36%

The allowance for loan losses, by impairment evaluation and by portfolio segment, as of December 31, 2021, is summarized as follows:

	1-4 Family	Multi-family	Commercial	Agriculture	Construction	Commercial	Agriculture	Consumer
2021	Real Estate	Real Estate	Real Estate	Real Estate	Real Estate	Operating	Operating	and Other	Total
Allowance for loans individually evaluated for impairment	$100	$-	$500	$-	$-	$50	$-	$-	$650
Allowance for loans collectively evaluated for impairment	705	288	2,207	47	1,187	939	124	148	$5,645
	$805	$288	$2,707	$47	$1,187	$989	$124	$148	$6,295

Loans individually evaluated for impairment	$1,748	$-	$9,470	$-	$5,873	$892	$1,623	$579	$20,185
Loans collectively evaluated for impairment	95,957	22,943	166,723	5,008	66,523	79,393	10,805	3,870	451,222
	$97,705	$22,943	$176,193	$5,008	$72,396	$80,285	$12,428	$4,449	$471,407

Allowance as a percentage of loans individually evaluated for impairment	5.72%	-	5.28%	-	-	5.61%	-	-	3.22%
Allowance as a percentage of loans collectively evaluated for impairment	0.73%	1.26%	1.32%	0.94%	1.78%	1.18%	1.15%	3.82%	1.25%

Allowance as a percentage of total loans	0.82%	1.26%	1.54%	0.94%	1.64%	1.23%	1.00%	3.33%	1.34%

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

Loans, by classes of loans, considered to be impaired as of June 30, 2022 are summarized as follows:

					Interest
					Income
					Recognized
	Unpaid			Average	for Cash
	Principal	Recorded	Related	Recorded	Payments
	Balance	Investment	Allowance	Investment	Received
Classes of loans:
Impaired loans with no specific allowance recorded:
Real Estate:
1 - 4 Family	$1,445	$1,445	$-	$1,454	$71
Commercial	7,228	7,228	-	7,666	327
Agricultural	-	-	-	-	-
Construction	5,873	5,873	-	5,873	-
Operating:
Commercial	705	705	-	754	233
Agricultural	393	393	-	1,008	123
Consumer and other	586	586	-	583	27
	$16,230	$16,230	$-	$17,338	$781

Impaired loans with specific allowance recorded:
Real Estate:
1 - 4 Family	282	282	100	141	2
Commercial	$1,399	$1,399	$500	$1,383	$77
	$1,681	$1,681	$600	$1,524	$79

Total impaired loans:
Real Estate:
1 - 4 Family	$1,727	$1,727	$100	$1,595	$73
Commercial	8,627	8,627	500	9,049	404
Agricultural	-	-	-	-	-
Construction	5,873	5,873	-	5,873	-
Operating:
Commercial	705	705	-	754	233
Agricultural	393	393	-	1,008	123
Consumer and other	586	586	-	583	27
	$17,911	$17,911	$600	$18,862	$860

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

Loans, by classes of loans, considered to be impaired as of December 31, 2021 are summarized as follows:

					Interest
					Income
					Recognized
	Unpaid			Average	for Cash
	Principal	Recorded	Related	Recorded	Payments
	Balance	Investment	Allowance	Investment	Received
Classes of loans:
Impaired loans with no specific allowance recorded:
Real Estate:
1 - 4 Family	$1,462	$1,462	$-	$1,996	$77
Commercial	8,103	8,103	-	11,648	307
Agricultural	-	-	-	675	-
Construction	5,873	5,873	-	5,873	121
Operating:
Commercial	803	803	-	402	216
Agricultural	1,623	1,623	-	3,397	152
Consumer and other	579	579	-	580	31
	$18,443	$18,443	$-	$24,571	$904

Impaired loans with specific allowance recorded:
Real Estate:
1 - 4 Family	286	286	100	143	-
Commercial	$1,367	$1,367	$500	$1,438	$63
Operating:
Commercial	89	89	50	1,536	22
	$1,742	$1,742	$650	$3,117	$85

Total impaired loans:
Real Estate:
1 - 4 Family	$1,748	$1,748	$100	$2,139	$77
Commercial	9,470	9,470	500	13,086	370
Agricultural	-	-	-	675	-
Construction	5,873	5,873	-	5,873	121
Operating:
Commercial	892	892	50	1,938	238
Agricultural	1,623	1,623	-	3,397	152
Consumer and other	579	579	-	580	31
	$20,185	$20,185	$650	$27,688	$989

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

Impaired loans, for which no allowance has been provided as of June 30, 2022 and December 31, 2021, have adequate collateral, based on management’s current estimates.

For each class of loans, the following summarizes the recorded investment by credit quality indicator as of June 30, 2022 and December 31, 2021:

	1-4 Family	Multi-family	Commercial	Agriculture	Construction	Commercial	Agriculture	Consumer
June 30, 2022	Real Estate	Real Estate	Real Estate	Real Estate	Real Estate	Operating	Operating	and Other	Total
Internally Assigned Risk Rating Pass (ratings 1 - 4, 9)	$97,301	$9,937	$165,291	$6,160	$48,892	$96,150	$12,513	$4,485	$440,729
Watch (rating 5)	56	-	5,127	-	11,376	247	-	610	17,416
Substandard (rating 6)	1,621	-	4,331	-	5,873	705	393	8	12,931
	$98,978	$9,937	$174,749	$6,160	$66,141	$97,102	$12,906	$5,103	$471,076

	1-4 Family	Multi-family	Commercial	Agriculture	Construction	Commercial	Agriculture	Consumer
December 31, 2021	Real Estate	Real Estate	Real Estate	Real Estate	Real Estate	Operating	Operating	and Other	Total
Internally Assigned Risk Rating Pass (ratings 1 - 4, 9)	$95,959	$22,943	$160,317	$5,008	$56,817	$79,203	$10,804	$3,795	$434,846
Watch (rating 5)	109	-	10,725	-	9,706	190	-	654	21,384
Substandard (rating 6)	1,637	-	5,151	-	5,873	892	1,624	-	15,177
	$97,705	$22,943	$176,193	$5,008	$72,396	$80,285	$12,428	$4,449	$471,407

There were no loans restructured during the six months ended June 30, 2022. For each class of loans, the following summarizes the number and investment in troubled debt restructuring (TDRs), by type of concession, that were restructured during the year ended December, 31, 2021.

		Pre-Modification	Post-Modification
	Number	Recorded	Recorded
December 31, 2021	of TDRs	Investment	Investment
Concession - Extension of maturity
Real estate:
Single family residential	1	$95	$95
	1	$95	$95

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 4.	Loans (Continued)

As described in Note 1, a loan is considered impaired when based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Included in impaired loans are troubled debt restructurings totaling $5,455 and $6,715 at June 30, 2022 and December 31, 2021, respectively. As of June 30, 2022, all troubled debt restructurings were performing in accordance with their modified terms.

Note 5.	Other Real Estate Owned

An analysis of the activity of other real estate owned assets for the six months ended June 30, 2022 and year ended December 31, 2021:

	June 30, 2022	12/31/2021
Balance at beginning of period	$7,383	$6,896
Transfers from loans	-	837
Proceeds from sales	(997)	-
Charge-offs/writedowns/net gain or loss on sales	42	(350)
Balance at end of period	$6,428	$7,383

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 6.	Premises and Equipment

Premises and equipment, net of accumulated depreciation at June 30, 2022 and December 31, 2021 are summarized as follows:

	June 30, 2022	December 31, 2021
Land	$3,684	$3,711
Construction in progress	20	313
Buildings and improvements	23,997	24,441
Furniture, equipment, and software	12,124	11,862
	39,825	40,327
Accumulated depreciation	(25,730)	(25,622)
	$14,095	$14,705

Depreciation expense for the six months ended June 30, 2022 and 2021 amounted to approximately $647 and $735, respectively.

The Company has several non-cancellable operating leases, primarily for land and various buildings that expire over the next 30 years. These leases generally contain renewal options for periods ranging from 5 to 40 years and require the Bank to pay all executory costs such as taxes, maintenance and insurance.

Note 7.	Deposits

At June 30, 2022 the scheduled maturities of certificates of deposit for the next five years are as follows:

July 2022 - June 2023	83,997
July 2023 - June 2024	32,257
July 2024 - June 2025	4,367
July 2025 - June 2026	2,682
July 2026 - June 2027	1,073
$124,376

Brokered time deposits totaled $0 for both June 30, 2022 and December 31, 2021. Reciprocal deposits totaled $102,020 and $64,874 as of June 30, 2022 and December 31, 2021, respectively.

The aggregate amount of time deposits, each with a balance greater than the FDIC insurance coverage of $250, was $14,196 and $17,669 at June 30, 2022 and December 31, 2021, respectively.

The Company enters into repurchase agreements and offers a demand deposit account product to customers that sweeps their balances in excess of an agreed upon target amount into overnight repurchase agreements. All securities sold under agreements to repurchase are recorded on the face of the balance sheet.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 8.	Federal Home Loan Bank Advances

At June 30, 2022 and December 31, 2021 there were no Federal Home Loan Bank advances outstanding.

The Company has available borrowing capacity collateralized by approximately $188,540 and $191,636 of mortgage loans under a blanket lien arrangement at June 30, 2022 and December 31, 2021, respectively, as well as $101,557 and $114,771 of securities at June 30, 2022 and December 31, 2021, respectively.

Note 9.	Other Borrowings

On April 2, 2018, the Company obtained a line of credit in the amount of $5,000. The line of credit was renewed in March 2021 and again in March 2022 with a current maturity date of April 2, 2023. The interest rate is a floating rate of the prime rate plus one percent. The rate on June 30, 2022 was 5.75%. An interest rate of .25% is to be paid on any unused principal amount on a quarterly basis. The line of credit is secured by 180,000 common shares of Citizens Bank & Trust Company and is not subject to any financial covenants. There were no borrowings under this agreement as of June 30, 2022 and December 31, 2021.

Note 10.	Retirement Plan

The CBC Retirement Benefits Plan (Plan) covers substantially all employees of the Company, subject to eligibility requirements. The Plan contains both a profit-sharing portion and a 401(k) portion. The Plan provides for the Company to make a discretionary 401(k) “safe harbor” matching contribution equal to the participant’s contribution up to 4% of participant compensation, as defined, as well as a discretionary profit-sharing contribution. Employees may make elective 401(k) contributions. Contributions to the Plan during the six months ended June 30, 2022 and 2021 were approximately $211 and $218, respectively. Contributions are charged to expense.

Note 11.	Stock Incentive Plan

The Company adopted a Non-Qualified Stock Option Agreement (the Plan) on December 29, 2017. The Plan has awarded 125,000 shares to selected officers of the Company. The Options were granted with an exercise price of $32.55 per share that vest over three years and have a 10-year contractual life. The Plan provides for the options to vest if the company achieves certain financial performance and/or with the Board of Directors approval (as defined in the Plan). The Plan provides for accelerated vesting if there is a change of control (as defined in the Plan). The fair value of the option award was estimated using the Black-Scholes option pricing model. This model uses certain assumptions as future volatility of the company shares, risk free interest rate based on the U.S. Treasury yield curve for estimated contractual terms of the option. The Plan compensation expense was $0 for the six months ended June 30, 2022 and 2021.

There were 125,000 options outstanding, of which 41,677 were vested and exercisable as of June 30, 2022 and December 31, 2021.

Subsequent to June 30, 2022, 125,000 options were vested and exercisable.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 12.	Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).

To be categorized as well capitalized, the Bank must maintain minimum amounts and ratios and not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by the Federal Deposit Insurance Corporation (FDIC). The Bank is classified as well capitalized based on the most recent regulatory examination.

The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table:

			Minimum Capital		Minimum to Be Well
			Requirement		Capitalized under
			Including Capital		Prompt Corrective
	Actual		Conservation Buffer		Action Provisions
June 30, 2022	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets:
Consolidated	$103,752	17.71%	$46,858	8.00%	N/A	N/A
Bank	101,164	17.27%	46,857	8.00%	58,571	10.00%
Tier 1 Capital to risk-weighted assets:
Consolidated	97,362	16.62%	35,143	6.00%	N/A	N/A
Bank	94,774	16.18%	35,143	6.00%	46,857	8.00%
CET1 Capital to risk-weighted assets:
Consolidated	97,362	16.62%	41,000	7.00%	N/A	N/A
Bank	94,774	16.18%	41,000	7.00%	38,071	6.50%
Tier 1 Capital to average assets:
Consolidated	97,362	9.97%	39,055	4.00%	N/A	N/A
Bank	94,774	9.73%	38,964	4.00%	48,705	5.00%

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 12.	Regulatory Matters (Continued)

			Minimum Capital		Minimum to Be Well
			Requirement		Capitalized under
			Including Capital		Prompt Corrective
	Actual		Conservation Buffer		Action Provisions
December 31, 2021	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital to risk weighted assets:
Consolidated	$102,855	17.76%	$46,331	8.00%	N/A	N/A
Bank	100,694	17.39%	46,323	8.00%	57,914	10.00%
Tier 1 Capital to risk-weighted assets:
Consolidated	96,560	16.67%	34,755	6.00%	N/A	N/A
Bank	94,399	16.30%	34,748	6.00%	46,331	8.00%
CET1 Capital to risk-weighted assets:
Consolidated	96,560	16.67%	40,547	7.00%	N/A	N/A
Bank	94,399	16.30%	40,539	7.00%	37,644	6.50%
Tier 1 Capital to average assets:
Consolidated	96,560	9.66%	39,983	4.00%	N/A	N/A
Bank	94,399	9.46%	39,915	4.00%	49,893	5.00%

Basel III is a framework that is designed to strengthen the regulation and risk management of the banking sector. This framework was developed by the Basel committee and became effective on January 1, 2015.

Within this framework, there are capital adequacy requirements. The rule requires all banking organizations to meet the following minimum capital ratios (including the 2.5% capital conservation ratio):

Common Equity Tier 1:	7 percent of Risk Weighted Assets (RWA)
Tier 1 Capital:	6 percent of RWA
Total Capital:	8 percent of RWA
Tier 1 Leverage Ratio:	4 percent of average assets

The Company and the Bank remain well-capitalized within the Basel III capital framework.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 13.	Commitments and Contingencies

Some financial instruments, such as loan commitments, unused lines of credit, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and they usually have expiration dates. Commitments may expire without being used. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk at June 30, 2022 was as follows:

	June 30, 2022	December 31, 2021
Loan commitments, including unused lines of credit	$152,353	$146,041
Letters of credit	15	15

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies but may include accounts receivable, inventory, property and equipment, income-producing commercial properties, and certificates of deposit.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to three years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances where the Company deems it necessary. At June 30, 2022 and December 31, 2021, no amounts have been recorded as liabilities for the Bank’s potential obligations under these agreements.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 14.	Fair Values

Accounting guidance on fair value measurements defines fair value, establishes a framework for measuring fair value using a hierarchy system and requires disclosure of fair value measurements. The hierarchy is intended to maximize the use of observable inputs and minimize the use of unobservable inputs and includes three levels based upon the valuation techniques used. The three levels are as follows:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A description of the valuation methodologies used for assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Securities available for sale: Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

Impaired loans: The Company does not record loans at fair value on a recurring basis. From time to time, a loan is considered impaired and an allowance for loan losses is established. Once a loan has been identified as impaired, management measures impairment based upon the value of the underlying collateral for collateral-dependent loans. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable. Loan impairment is also measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate, except where more practical, at the observable market price of the loan based upon appraisals by qualified licensed appraisers hired by the Company, and are, generally, considered Level 2 measurements. In some cases, adjustments are made to the appraised values due to various factors including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. When significant adjustments are based on unobservable inputs, the resulting fair value measurement is categorized as a Level 3 measurement.

Other real estate owned: Other real estate owned is carried at the estimated fair value of the property, less disposal costs. The fair value of the property is determined based upon appraisals. As with impaired loans, if significant adjustments are made to the appraised value, based upon unobservable inputs, the resulting fair value measurement is categorized as a Level 3 measurement.

There have been no changes in valuation techniques used for any assets or liabilities measured at fair value during the six months ended June 30, 2022.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 14.	Fair Values (Continued)

Assets and liabilities recorded at fair value on a recurring basis:

The following tables summarize assets and liabilities measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021 segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value.

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	June 30,	Assets	Inputs	Inputs
	2022	Level 1	Level 2	Level 3
US Treasury Securities	$43,707	$-	$43,707	$-
State and municipal	$33,704		$33,704
Collaterized loan obligations	17,223	-	17,223	-
Agency asset-backed	34,295	-	34,295	-
Agency residential mortgage-backed	93,312	-	93,312	-
Agency commercial mortgage-backed	11,080	-	11,080	-
Non-agency residential mortgage-backed	6,428	-	6,428	-
Non-agency commercial mortgage-backed	1,119	-	1,119	-
	$240,868	$-	$240,868	$-

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2021	Level 1	Level 2	Level 3
State and municipal	$39,024	$-	$39,024	$-
Collaterized loan obligations	17,950	-	17,950	-
Agency asset-backed	37,686	-	37,686	-
Agency residential mortgage-backed	92,186	-	92,186	-
Agency commercial mortgage-backed	12,142	-	12,142	-
Non-agency residential mortgage-backed	8,413	-	8,413	-
Non-agency commercial mortgage-backed	1,358	-	1,358	-
	$208,759	$-	$208,759	$-

There were no transfers of assets or liabilities between Levels 1, 2 and 3 of the fair value hierarchy during the six months ended June 30, 2022.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 14.	Fair Values (Continued)

Assets and liabilities recorded at fair value on a nonrecurring basis:

The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a nonrecurring basis, such as when there is evidence of impairment. Assets measured at fair value on a nonrecurring basis at June 30, 2022 are included in the table below:

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	June 30,	Assets	Inputs	Inputs
	2022	Level 1	Level 2	Level 3
Assets:
Impaired loans	$1,681	$-	$-	$1,681
Other real estate owned	6,428	-	-	6,428
	$8,109	$-	$-	$8,109

	Fair Value Measurement Using
		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
	2021	Level 1	Level 2	Level 3
Assets:
Impaired loans	$1,742	$-	$-	$1,742
Other real estate owned	7,383	-	-	7,383
	$9,125	$-	$-	$9,125

Accounting guidance on fair value measurements requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet for which it is practicable to estimate that value. Certain financial instruments and all nonfinancial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying fair value of the Company.

Citizens Bancshares Company

Notes to Consolidated Financial Statements

(Dollars in Thousands)

Note 14.	Fair Values (Continued)

The estimated fair values of the Company’s financial instruments are as follows:

	June 30, 2022			December 31, 2021
	Fair Value	Carrying	Fair	Fair Value	Carrying	Fair
	Level	Amount	Value	Level	Amount	Value
Financial assets
Cash and due from banks	1	$237,395	$237,395	1	$248,448	$248,465
Securities available for sale	2	240,868	240,868	2	208,759	208,759
Loans, net	3	464,966	458,400	3	465,348	473,000
Accrued interest receivable	2	2,812	2,812	2	2,116	2,116
Federal Home Loan Bank stock	2	1,174	1,174	2	1,183	1,183
Cash surrender value of life insurance	2	21,511	21,511	2	21,295	21,295

Financial liabilities
Deposits	2	879,428	826,384	2	843,462	876,038
Securities sold under agreements to repurchase	2	24,448	24,430	2	27,621	27,634
Accrued interest payable	2	65	65	2	80	80

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

SOUTHERN MISSOURI BANCORP, INC.,

SOUTHERN MISSOURI ACQUISITION VI CORP.

and

CITIZENS BANCSHARES CO.

Dated as of September 20, 2022

TABLE OF CONTENTS

Page

Article I THE MERGER		A-2

1.1	The Merger	A-2

1.2	Effective Time	A-2

1.3	Effects of the Merger	A-2

1.4	Conversion of Securities; Election Procedures	A-2

1.5	Incorporation Documents and By-Laws of the Surviving Company	A-5

1.6	Directors and Officers	A-5

1.7	Tax Consequences	A-5

1.8	The Second Step Merger	A-5

1.9	The Bank Merger	A-6

1.10	Change in Structure	A-6

1.11	Election Procedures	A-6

1.12	Proration	A-7

Article II DELIVERY OF MERGER CONSIDERATION		A-8

2.1	Exchange Agent	A-8

2.2	Deposit of Merger Consideration	A-8

2.3	Delivery of Merger Consideration	A-9

Article III REPRESENTATIONS AND WARRANTIES OF SELLER		A-11

3.1	Organization and Standing	A-11

3.2	Capitalization	A-12

3.3	Subsidiaries	A-12

3.4	Corporate Power	A-13

3.5	Authority; No Violation	A-13

3.6	Consents and Approvals	A-14

3.7	Financial Reports; Absence of Certain Changes or Events	A-15

3.8	Litigation	A-15

3.9	Regulatory Matters	A-15

3.10	Compliance with Laws	A-16

3.11	Material Contracts; Defaults	A-17

3.12	Financial Advisor Fees	A-17

3.13	Employee Benefit Plans	A-17

3.14	Labor Matters	A-20

A-i

3.15	Opinion of Financial Advisor	A-20

3.16	Takeover Laws	A-20

3.17	Environmental Matters	A-21

3.18	Tax Matters	A-21

3.19	Risk Management Instruments	A-22

3.20	Books and Records	A-22

3.21	Insurance; BOLI	A-22

3.22	No Registration Obligation	A-22

3.23	Accounting and Internal Controls	A-22

3.24	Properties	A-23

3.25	Allowance for Loan Losses	A-23

3.26	Material Interests of Certain Persons	A-23

3.27	Indemnification	A-24

3.28	Loan Portfolio	A-24

3.29	Securities Portfolio	A-25

3.30	Intellectual Property	A-25

3.31	Data Privacy	A-26

3.32	Seller Information	A-26

3.33	Reorganization	A-27

3.34	Fiduciary Business	A-27

3.35	No Other Representations or Warranties	A-27

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		A-27

4.1	Organization and Standing	A-27

4.2	Capitalization	A-28

4.3	Subsidiaries	A-28

4.4	Corporate Power	A-28

4.5	Corporate Authority	A-28

4.6	Consents and Approvals; No Defaults	A-29

4.7	Financial Reports and SEC Documents; Absence of Certain Changes or Events	A-29

4.8	Litigation	A-31

4.9	Regulatory Matters	A-32

4.10	Compliance with Laws	A-32

4.11	Employee Benefit Plans	A-33

4.12	Takeover Laws	A-35

4.13	Environmental Matters	A-35

A-ii

4.14	Tax Matters	A-35

4.15	Risk Management Instruments	A-35

4.16	Books and Records	A-35

4.17	Insurance	A-35

4.18	Funds Available	A-36

4.19	Allowance for Loan Losses	A-36

4.20	Loan Portfolio	A-36

4.21	Securities Portfolio	A-37

4.22	Reorganization	A-37

4.23	Buyer Information	A-37

4.24	Fiduciary Business	A-37

4.25	Ownership of Seller Capital Stock	A-37

4.26	Labor Matters	A-37

4.27	Financial Advisor Fees	A-38

4.28	Opinion of Financial Advisor	A-38

4.29	Regulatory Compliance	A-38

4.30	No Other Representations or Warranties	A-38

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-39

5.1	Seller Conduct of Businesses Prior to the Effective Time	A-39

5.2	Seller Forbearances	A-39

5.3	Buyer Forbearances	A-44

Article VI ADDITIONAL AGREEMENTS		A-44

6.1	Regulatory Matters	A-44

6.2	Access to Information; Current Information; Consultation	A-45

6.3	Shareholder Meetings	A-47

6.4	Reservation of Buyer Common Stock; Nasdaq Listing; Section 16 Matters	A-48

6.5	Employee Matters	A-48

6.6	Officers’ and Directors’ Insurance; Indemnification	A-50

6.7	No Solicitation	A-52

6.8	Notification of Certain Matters	A-54

6.9	Correction of Information	A-54

6.10	Integration	A-54

6.11	Coordination; Integration	A-54

6.12	Delivery of Agreements	A-54

6.13	Directors	A-54

6.14	Press Releases	A-55

A-iii

Article VII CONDITIONS PRECEDENT		A-55

7.1	Conditions to Each Party’s Obligations	A-55

7.2	Conditions to Obligations of Buyer	A-55

7.3	Conditions to Obligations of Seller	A-57

Article VIII TERMINATION AND AMENDMENT		A-58

8.1	Termination	A-58

8.2	Effect of Termination	A-60

8.3	Fees and Expenses	A-60

8.4	Termination Fee	A-60

8.5	Amendment	A-61

8.6	Extension; Waiver	A-61

A-Article IX GENERAL PROVISIONS		A-61

9.1	Closing	A-61

9.2	Nonsurvival of Representations, Warranties and Agreements	A-61

9.3	Notices	A-61

9.4	Interpretation	A-62

9.5	Counterparts	A-63

9.6	Entire Agreement	A-63

9.7	Governing Law	A-63

9.8	Publicity	A-63

9.9	Assignment; Third Party Beneficiaries	A-64

9.10	Specific Performance; Time of the Essence	A-64

9.11	Waiver of Jury Trial	A-64

EXHIBITS

Exhibit A	Form of Voting Agreement for Seller Stockholders

Exhibit B	Form of Non-Compete Agreement

Exhibit C	Form of Voting Agreement for Buyer Stockholders

Exhibit D	Form of Bank Plan of Merger

A-iv

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	A-52
Acquisition Proposal	A-53
Agreement	A-1
Articles of Merger	A-2
Assumed Aggregate Merger Consideration	A-3
Bank Merger	A-1
Bank Merger Certificates	A-6
Bank Plan of Merger	A-6
BOLI	A-22
Buyer	A-1
Buyer Board Recommendation	A-48
Buyer Change in Recommendation	A-48
Buyer Common Stock	A-3
Buyer Compensation and Benefit Plans	A-33
Buyer Consultants	A-33
Buyer Directors	A-33
Buyer Disclosure Schedule	A-27
Buyer Employees	A-33
Buyer ERISA Affiliate	A-33
Buyer ERISA Affiliate Plan	A-33
Buyer Market Value	A-59
Buyer Pension Plan	A-33
Buyer Shareholder Meeting	A-47
Buyer’s SEC Documents	A-29
Cancelled Shares	A-4
Cash Consideration	A-2
Cash Designated Shares	A-8
Cash Election	A-2
Cash Election Share	A-6
CB	A-1
CB Call Reports	A-15
Certificate	A-3
Claim	A-51
Closing	A-61
Closing Date	A-61
Closing Price	A-3
Code	A-1
Confidentiality Agreement	A-47
Covered Employees	A-48
Determination Date	A-59
Dissenting Shares	A-5
Division	A-14
DPC Common Shares	A-4
Effective Time	A-2
Election	A-6
Election Deadline	A-6
Election Period	A-6

A-v

Enforceability Exception	A-13
Environmental Laws	A-21
Exchange Act	A-14
Exchange Agent	A-8
Exchange Agent Agreement	A-8
FDIC	A-13
Federal Reserve Board	A-14
FHLB	A-13
Final Index Price	A-59
Form of Election	A-6
Form S-4	A-14
FRBSTL	A-42
GAAP	A-11
GBCLM	A-2
Governmental Entity	A-14
Holder	A-6
Index	A-59
Index Ratio	A-59
Initial Buyer Market Value	A-60
Initial Index Price	A-60
Intellectual Property	A-25
Intervening Event	A-53
Intervening Event Notice Period	A-53
IRS	A-10
Letter of Transmittal	A-9
Liens	A-12
Loan Package	A-41
Loans	A-24
Material Adverse Effect	A-11
Measuring Date	A-4
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-2
Mergers	A-1
Minimum Capital Requirement	A-4
Missouri Secretary of State	A-2
Nasdaq	A-3
Non-Compete Agreement	A-1
Non-Election Shares	A-3
Option	A-3
Parties	A-1
Per Share Cash Consideration	A-3
Per Share Stock Consideration	A-3
Piper Sandler	A-38
Previously Disclosed	A-11
Proxy Statement	A-14
PSC	A-17
PTO	A-49
Regulatory Authorities	A-15
Requisite Regulatory Approvals	A-55

A-vi

SEC	A-14
Second Articles of Merger	A-5
Second Effective Time	A-5
Second Step Merger	A-1
Securities Act	A-12
Seller	A-1
Seller Articles	A-12
Seller Board Recommendation	A-47
Seller Bylaws	A-12
Seller Change in Recommendation	A-52
Seller Common Stock	A-2
Seller Compensation and Benefit Plans	A-17
Seller Confidential Information	A-52
Seller Consultants	A-17
Seller Contracts	A-17
Seller Data	A-26
Seller Directors	A-17
Seller Disclosure Schedule	A-11
Seller Employees	A-17
Seller ERISA Affiliate	A-18
Seller ERISA Affiliate Plan	A-18
Seller Financial Statements	A-14
Seller Indemnified Party	A-51
Seller Individuals	A-52
Seller Pension Plan	A-18
Seller Representatives	A-52
Seller Shareholder Approval	A-13
Seller Shareholder Meeting	A-47
Seller’s Capital	A-3
Southern Bank	A-1
Stock Consideration	A-2
Stock Designated Shares	A-7
Stock Election	A-2
Stock Election Share	A-6
Stock Election Shares	A-2
Subsidiary	A-12
Superior Proposal	A-53
Surviving Bank	A-6
Surviving Company	A-1
Surviving Corporation	A-1
Takeover Laws	A-20
Tax	A-21
Tax Return	A-21
Taxes	A-21
Termination Date	A-58
Termination Fee	A-60
Total Cash Amount	A-7
Total Payments	A-50
Trust Account Common Shares	A-4
Unduly Burdensome Condition	A-55
Voting Agreement	A-1

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2022 (this “Agreement”), by and among Southern Missouri Bancorp, Inc., a Missouri corporation (“Buyer”), Southern Missouri Acquisition VI Corp., a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer (“Merger Sub”), and Citizens Bancshares Co., a Missouri corporation (“Seller”, and together with Buyer and Merger Sub, the “Parties”).

RECITALS

A.            The boards of directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger.

B.            As soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), Buyer shall cause the Surviving Company to be merged with and into Buyer (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Buyer as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

C.            Following the Second Step Merger, Citizens Bank and Trust Company, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Seller (“CB”), will be merged (the “Bank Merger”) with and into Southern Bank, a Missouri chartered trust company with banking powers and wholly owned subsidiary of Buyer (“Southern Bank”).

D.            As a condition to the willingness of Buyer to enter into this Agreement, the stockholders of Seller listed in Exhibit A will enter into a voting agreement (“Voting Agreement”) with Buyer, substantially in the form attached hereto as Exhibit A, dated as of the date hereof.

E.            As a further condition to the willingness of Buyer to enter into this Agreement, certain of the directors and executive officers of Seller listed in Exhibit B have entered into resignation, non-competition and non-disclosure agreements with Buyer (each a “Non-Compete Agreement”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger.

F.            As a condition to the willingness of Seller to enter into the Agreement, the stockholders of Buyer listed in Exhibit C will enter into a Voting Agreement with Seller, substantially in the form attached hereto as Exhibit C, dated as of the date hereof.

G.            The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

Article I

THE MERGER

1.1            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”), at the Effective Time (as defined in Section 1.2), Seller shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Missouri. As of the Effective Time, the separate corporate existence of Seller shall cease.

1.2            Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1) the Parties shall execute, and Buyer shall cause to be filed with the Secretary of State of the State of Missouri (the “Missouri Secretary of State”), articles of merger as provided in the GBCLM (the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).

1.3            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the GBCLM.

1.4            Conversion of Securities; Election Procedures. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the following securities:

(a)            Each share of common stock, $0.01 value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(b)            Subject to Sections 1.4(e), (f), and (g), each share of voting and non-voting common stock, $0.01 par value, of Seller (together, “Seller Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(e)), but excluding any Cancelled Shares (as defined in Section 1.4(e)) and Dissenting Shares (as defined in Section 1.4(g)), shall be converted, in accordance with the procedures set forth in Section 1.11 and subject to the proration provisions of Section 1.12, into the right to receive:

(i)            For each share of Seller Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.11, an amount in cash equal to the Per Share Cash Consideration (collectively, the “Cash Consideration”);

(ii)            For each share of Seller Common Stock with respect to which an election to receive Buyer Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.11 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Buyer Common Stock equal to the Per Share Stock Consideration (collectively, the “Stock Consideration”), it being understood that upon the Second Effective Time (as defined in Section 1.8) the Buyer Common Stock, including the shares issued to former holders of Seller Common Stock as Stock Consideration, shall be the common stock of the Surviving Corporation; and

(iii)            For each share of Seller Common Stock other than shares as to which a Cash Election and/or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 1.11 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Cash Consideration shall be determined in accordance with Section 1.12.

(iv)            Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(A)            “Assumed Aggregate Merger Consideration” means, for purposes of calculating the Per Share Cash Consideration and the Per Share Stock Consideration, $125.5 million, subject to adjustment pursuant to Section 1.4(c).

(B)            “Buyer Common Stock” means the shares of common stock, $0.01 par value, of Buyer.

(C)            “Closing Price” means $46.68, the closing sale price (rounded to the nearest one ten thousandth) of Buyer Common Stock on the Nasdaq Stock Market, Inc. (“Nasdaq”) as of May 31, 2022.

(D)            “Per Share Cash Consideration” means a cash amount of $53.50, assuming no change in the number of outstanding shares of Seller Common Stock from the date of this Agreement and subject Section 1.4(c).

(E)            “Per Share Stock Consideration” means 1.1448 shares of Buyer Common Stock (assuming no change in the number of outstanding shares of Seller Common Stock from the date of this Agreement and subject to Section 1.4(c));

(F)            The “Merger Consideration” means the Cash Consideration and/or the Stock Consideration described in this Section, as applicable.

(v)            Cancellation of Options. Seller and Buyer shall take all requisite action so that, prior to the Effective Time, each option to purchase shares of Seller Common Stock awarded under the Seller Benefit Plans and outstanding immediately prior to the Effective Time (each, an “Option”), whether vested or unvested, shall be cancelled in connection with the Merger in exchange for an amount of cash for each share of Seller Common Stock subject to the Option equal to (x) $53.50 minus (y) the amount of the exercise price per share of the Option.

All of the shares of Seller Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”), (it being understood that any reference to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Seller Common Stock, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration and/or any cash in lieu of a fractional share interest into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)    (i)    For purposes of this Agreement, “Seller’s Capital” means the consolidated equity capital of Seller determined in accordance with GAAP, with the exception of no adjustment of accumulated other comprehensive income from June 30, 2022 to the Measuring Date (as defined below), adjusted for the after-tax cost of the accrual of any Seller Transaction Expenses (defined below) as of the close of business on the last business day of the month immediately preceding the Effective Time (the “Measuring Date”) which have not already been paid or accrued prior to that time; provided, however, that any termination fees or deconversion fees associated with CB’s data processing agreements will be excluded from the calculation of Seller’s Capital. Section 1.4(c) of the Seller Disclosure Schedule sets forth an example calculation of Seller’s Capital. If a Seller Transaction Expense is not deductible to Seller for income tax purposes, there shall be no adjustment for the tax effect of such item in computing Seller Capital. “Seller Transaction Expenses” means the fees, expenses and costs (i) of accountants, financial advisors, legal counsel and other advisors incurred by Seller and CB in connection with the Mergers and the transactions contemplated thereby, and (ii) for any change in control payments and retention or other payments to any directors, officers or employees of Seller or CB in connection with the Mergers pursuant to agreements between such persons and Seller or CB.

(ii)    Adjustment to Merger Consideration.

(A)            If Seller’s Capital is greater than $95,000,000 (the “Minimum Capital Requirement”), the Assumed Aggregate Merger Consideration shall be increased dollar for dollar by the amount of such excess.

(B)            If Seller’s Capital is less than the Minimum Capital Requirement but greater than or equal to $93,500,000, the Assumed Aggregate Merger Consideration shall be decreased dollar for dollar by the amount by which the Minimum Capital Requirement exceeds Seller’s Capital.

(C)            If Seller’s Capital is less than $93,500,000, then, in addition to the adjustment in subsection (B) above, the Assumed Aggregate Merger Consideration shall be further decreased by an amount equal to, the product of (i) the difference between $93,500,000 and Seller’s Capital and (ii) 1.44.

(d)            Seller shall, within five business days after the Measuring Date, provide Buyer with a calculation of Seller’s Capital as contemplated by Section 1.4(c). If Buyer disagrees with such calculation of Seller’s Capital, then Seller and Buyer shall attempt to resolve any such disagreement through good faith negotiations. If Seller and Buyer cannot resolve any such disagreement within ten (10) business days after Buyer has informed Seller of such disagreement, then an independent accounting firm mutually agreed to by Seller and Buyer shall resolve any such disagreement consistent with the terms of this Agreement, which resolution, in the absence of any mathematical error, shall be final and binding upon Seller and Buyer.

(e)            All shares of Seller Common Stock that are owned immediately prior to the Effective Time by Seller or Buyer (other than shares of Seller Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Seller Common Stock held, directly or indirectly, by Seller or Buyer in respect of a debt previously contracted (any such shares, “DPC Common Shares”) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(f)            If, between the date of this Agreement and the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, and such change would have an economic effect on the value of the stock portion of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration to provide the holders of Seller Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event; provided, however, that nothing in this Section 1.4(f) shall be construed to permit Buyer to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)            Holders of shares of Seller Common Stock who have not voted in favor of the Merger and otherwise complied with the requirements of Section 351.455 of the GBCLM will be entitled to exercise such rights with respect to the shares as to which rights have been perfected (“Dissenting Shares”), to the extent available under the GBCLM. Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall only be entitled to receive such consideration as will be determined under the GBCLM. Each share of Seller Common Stock that is outstanding immediately prior to the Effective Time and with respect to which dissenters rights under the GBCLM may be, but have not yet been perfected will, if and when such dissenters rights can no longer be legally perfected or exercised under the GBCLM, be converted into a right to receive the Merger Consideration, and will no longer be a Dissenting Share. Prior to the Closing Date, Seller shall from time to time give prompt notice to Buyer of any notifications, demands, attempted withdrawals of such demands and any other instruments served or delivered pursuant to the GBCLM by or to Seller for appraisal or determination of the fair value of shares. Buyer shall have a right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Seller shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, settle, or offer to settle, any such demands.

1.5            Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law, and the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.6            Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.7            Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354, 356, and 361 of the Code.

1.8            The Second Step Merger. On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the GBCLM, Buyer shall cause the Surviving Company to be merged with and into Buyer in the Second Step Merger, with Buyer surviving the Second Step Merger and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time (as defined below). In furtherance of the foregoing, Buyer shall cause to be filed with the Missouri Secretary of State, in accordance with the GBCLM, articles of merger (“Second Articles of Merger”) relating to the Second Step Merger. The Second Step Merger shall become effective as of the date and time specified in the Second Articles of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the GBCLM.

1.9            The Bank Merger. At such time following the Second Step Merger as Buyer may determine in its sole discretion, Buyer intends to merge CB with and into Southern Bank in accordance with the provisions of applicable state and federal banking laws and regulations and Southern Bank shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the boards of directors of the Parties shall approve, and shall cause the boards of directors of CB and Southern Bank, respectively, to approve, a separate combination agreement/plan of merger (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit D, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Seller shall cause CB, and Buyer shall cause Southern Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

1.10          Change in Structure. Buyer may at any time change the method of effecting the Mergers and/or the Bank Merger; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the shareholders of Seller, (ii) adversely affect the tax consequences of the Merger to the shareholders of Seller or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.11          Election Procedures. Each holder of record of shares of Seller Common Stock to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.4 and 1.11 (a “Holder”) shall have the right, subject to the limitations set forth in this Article I, to submit an election in accordance with the following procedures:

(a)            Each Holder may specify in a request made in accordance with the provisions of this Section 1.11 (an “Election”) (i) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Seller Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election. A share in respect of which the Holder has validly elected to make a Stock Election is referred to as a “Stock Election Share” and a share in respect of which the Holder has validly elected to make a Cash Election is referred to as a “Cash Election Share.”

(b)            Buyer shall prepare a form reasonably acceptable to Seller, including appropriate and customary transmittal materials in such form as prepared by Buyer and reasonably acceptable to Seller (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(c)            Buyer shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the voting record date for the Seller Shareholder Meeting. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(d)           Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed by the Holder. It being understood and agreed by the Parties that the Form of Election may include a Letter of Transmittal (as defined at Section 2.3 hereof), which will require the delivery of Certificates to make a valid Election. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to three (3) business days preceding the Closing Date. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)            Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Seller Common Stock (none of Buyer, Seller nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Seller Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)            Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent, in which case the shares covered thereby shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.

(g)            Subject to the terms of this Agreement and the Form of Election, Buyer, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of certificates representing the whole number of shares of Buyer Common Stock into which shares of Seller Common Stock are converted to Stock Consideration in the Merger and (iii) the method of payment of cash for shares of Seller Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock.

1.12          Proration. Within five (5) business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Buyer shall cause the Exchange Agent to effect the allocation among the holders of shares of Seller Common Stock of rights to receive Buyer Common Stock and/or cash in the Merger in accordance with the Elections follows:

(a)            Excess Cash Election. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares and the Dissenting Shares is greater than the Total Cash Amount (as defined in Section 1.12(a)(iii) below), then:

(i)           all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;

(ii)          all Dissenting Shares shall be deemed, for the purposes of this Section 1.12(a)(ii), to be converted into the right to receive the Cash Consideration;

(iii)         the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares of Seller Common Stock (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable twenty five percent (25%) of the Merger Consideration (the “Total Cash Amount”), and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

(iv)        the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

(b)            Excess Stock Election. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is less than the Total Cash Amount, then:

(i)            all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration;

(ii)           all Dissenting Shares shall be deemed, for the purposes of this Section 1.12(b)(ii), to be converted into the right to receive the Cash Consideration;

(iii)          the Exchange Agent shall then select from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares of Seller Common Stock (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

(iv)            the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(c)            Proportionate Election. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares and Dissenting Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (a) and (b) above shall not apply, and:

(i)            all Dissenting Shares shall be converted in accordance with Section 1.4(g);

(ii)           the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of Stock Designated Shares such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

(iii)          the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.

Article II

DELIVERY OF MERGER CONSIDERATION

2.1            Exchange Agent. Prior to the Effective Time, Buyer shall appoint an unrelated bank or trust company reasonably acceptable to Seller, or Buyer’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2            Deposit of Merger Consideration. At or prior to the Effective Time, Buyer shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of Buyer Common Stock equal to the stock portion of the Merger Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent an amount in cash sufficient to pay the cash portion of the Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f), plus the amount of cash necessary to fund the cancellation of Options pursuant to Section 1.4(b) (together, the “Exchange Fund”) and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3            Delivery of Merger Consideration.

(a)            As soon as reasonably practicable after the Effective Time (and in any event within five (5) days thereafter), and subject to the receipt by the Exchange Agent of a list of Seller’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu thereof) to the Exchange Agent) in such form and substance as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)            Subject to the Election Procedures in Section 1.11 hereof, as soon as reasonably practicable after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Seller Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Seller Common Stock represented by such holder’s Certificate or Certificates. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)            No dividends or other distributions with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Buyer Common Stock represented by such Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Buyer Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Buyer Common Stock issuable with respect to such Certificate.

(d)            In the event of a transfer of ownership of a Certificate representing Seller Common Stock prior to the Effective Time that is not registered in the stock transfer records of Seller, the Merger Consideration, any cash in lieu of a fractional share of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Seller Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.18) required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Buyer that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Buyer) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Buyer Common Stock otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment; provided, however, that prior to making any such deduction or withholding, Buyer shall instruct the Exchange Agent to use commercially reasonable best efforts to solicit from such holder of Seller Common Stock an Internal Revenue Service (“IRS”) Form W-9 or other applicable tax form (which may be included in the Letter of Transmittal) within a reasonable amount of time in order to provide the opportunity for such Holder to provide such forms to avoid or reduce such withholding amounts. To the extent amounts are so withheld by the Exchange Agent or Buyer, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.6), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

(e)           After the Effective Time, there shall be no transfers on the stock transfer books of Seller of the shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)            Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Buyer Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former shareholder of Seller who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Closing Price by (ii) the fraction of a share (after taking into account all shares of Seller Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Buyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)           Any portion of the Exchange Fund that remains unclaimed by the former shareholders of Seller at the expiration of six months after the Effective Time shall be paid to Buyer. In such event, any former shareholders of Seller who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of the shares represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Merger Sub, Seller, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Seller Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)            In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”) or as previously provided to Buyer (“Previously Disclosed”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1) on Seller and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Seller hereby represents and warrants to Buyer as follows:

3.1            Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller. Seller is a registered bank holding company with the Federal Reserve Board. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Merger Sub, Seller or the Surviving Company, as the case may be, changes, developments, occurrences, or events having a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, or authoritative interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof, or (F) earthquakes, hurricanes, tornados, floods, mudslides, fires or other disasters or acts of god or any other force majeure events beyond the reasonable control of such Party or its Subsidiaries, or (G) any declaration by an applicable Governmental Entity (as defined in Section 3.5 hereof) of any national or global epidemic, pandemic, or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement; except, with respect to subclauses (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry (or geographic area with respect to any of the events in clause (F) above) in which such party and its Subsidiaries operate), or (ii) the ability of such party or its financial institution Subsidiary to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the amended and restated articles of incorporation of Seller (the “Seller Articles”) and the bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Seller to Buyer.

3.2            Capitalization. As of the date hereof, the authorized capital stock of Seller consists exclusively of 5,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof 2,561,600 shares are issued and 1,745,258 shares are voting and 601,657 shares of non-voting are outstanding. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller Common Stock or any other equity securities of Seller or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller or any of its Subsidiaries. The outstanding shares of Seller Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable, and, except as Previously Disclosed, subject to no preemptive rights (and were not, and will not be, issued in violation of any preemptive rights). There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Seller may vote. There are no obligations of Seller or CB pursuant to which Seller or CB is or could be required pursuant to the terms thereof to register any of its securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). Except as set forth in Section 3.2 of the Seller Disclosure Schedule no trust preferred or subordinated debt securities of Seller or CB are issued or outstanding. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Seller to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Seller Common Stock or any other of its securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Seller Common Stock to which Seller is a party. As of the date hereof, Seller has entered into Stock Option Award Agreements under the Stock Option Plan with respect to 125,000 shares of Seller Common Stock. Section 3.2 of the Seller Disclosure Schedule further sets forth all outstanding Options and the name of each holder, the number of shares of Seller Common Stock subject to outstanding Options, the vesting dates, grant dates, expiration dates and exercise prices for all outstanding Options; as well as all outstanding Restricted Shares and the name of each holder, the number of Restricted Shares, the vesting dates, and the grant dates.

3.3            Subsidiaries.

(a)            Seller has Previously Disclosed a list of all of its Subsidiaries (which includes CB) together with the jurisdiction of organization of each such Subsidiary. As of the date hereof, (i) the authorized capital stock of CB consists of 180,000 shares of common stock, par value $5.00 per share, of which 180,000 shares are issued and outstanding, (ii) Seller owns all of the issued and outstanding shares of the common stock of CB, (iii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (v) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (vi) except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any liens, pledges, charges, encumbrances, and security interest whatsoever (“Liens”). There are no restrictions on the ability of any Subsidiary of Seller to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of CB are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.3 of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller. Neither Seller nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Des Moines (the “FHLB”).

(b)            Set forth on Section 3.3(b) of the Seller Disclosure Schedule is a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than Seller’s Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(c)            Each of Seller’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Seller.

3.4            Corporate Power. Each of Seller and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Seller and CB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the shareholders of Seller and, as applicable, subject to the receipt of the approval of the shareholders of CB for the Bank Merger, to consummate the transactions contemplated hereby.

3.5            Authority; No Violation.

(a)            Seller has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of approval of this Agreement by the shareholders of Seller, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the board of directors of Seller. The board of directors of Seller has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Seller and its shareholders and has directed that this Agreement be submitted to Seller’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Seller Common Stock that is voting stock (the “Seller Shareholder Approval”), no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)            Neither the execution and delivery of this Agreement by Seller or the Bank Plan of Merger by CB, nor the consummation of the Merger by Seller or the Bank Merger by CB, nor compliance by Seller or CB with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Seller Shareholder Approval is obtained, violate any provision of the Seller Articles or Seller Bylaws or the organization or governing documents of any Seller Subsidiary or (ii) assuming the Seller Shareholder Approval is obtained and assuming the filings, notices, consents and approvals referred to in Section 3.6 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.5(b) of the Seller Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Seller or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except with respect to clause (ii) for such violations, conflicts, breaches, losses, defaults or events which either individually or in the aggregate would not have a Material Adverse Effect on Seller.

3.6            Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance (the “Division”) and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4, in which a proxy statement relating to the meetings of Buyer’s shareholders, to the extent required, and Seller’s shareholders to be held in connection with this Agreement (the “Proxy Statement”) will be included as a prospectus by Buyer in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4 and such reports of Buyer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with the transactions contemplated hereby, (e) the filing of the Articles of Merger with the Division and the Secretary of State and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and the approval of the listing of such Buyer Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) are necessary on the part of Seller or CB in connection with (A) the execution and delivery by Seller of this Agreement or (B) the consummation by Seller of the Merger or the consummation by CB of the Bank Merger. As of the date hereof, Seller is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.7            Financial Reports; Absence of Certain Changes or Events.

(a)            The audited consolidated balance sheets (including related notes and schedules, if any) of Seller and its Subsidiaries as of December 31, 2021 and 2020 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) of Seller and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income and changes in stockholders’ equity (including related notes and schedules, if any) of Seller and its Subsidiaries for the six month period ended June 30, 2022 (collectively, the “Seller Financial Statements”) have been previously made available to Buyer. Seller Financial Statements fairly present in all material respects the financial position and results of operations of Seller and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in Seller Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate) and the lack of footnotes. The financial and accounting books and records of Seller and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions. RSM US LLP has not resigned (or informed Seller that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            The call reports of CB and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2019 through the Closing Date (the “CB Call Reports”) have been (or will be) prepared in accordance in all material respects with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)            Neither Seller nor CB has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) that would be required to be set forth on a balance sheet prepared in accordance with GAAP other than liabilities reflected on or reserved against in the most recent audited balance sheet included in Seller Financial Statements, except for (i) liabilities incurred in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Seller, (ii) executory obligations under contracts; (iii) liabilities which are actually taken into account in the final calculation of Seller’s Capital and (iv) liabilities incurred for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(d)            Seller is not a party to any “off-balance sheet arrangements” that would need to be discussed pursuant to Instruction 8 to Item 303(b) of Regulation S-K of the SEC if Seller was subject to such requirement.

3.8            Litigation. No litigation, claim or other proceeding before any court or Governmental Entity is pending against Seller or any of its Subsidiaries, or against any officer, director or employee of Seller or any of its Subsidiaries in such capacity, and, to Seller’s knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on Seller. There is no injunction, order, judgment or decree imposed upon Seller or the assets or property of Seller that has resulted in, or is reasonably likely to result in, a Material Adverse Effect on Seller.

3.9            Regulatory Matters.

(a)            Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the FDIC and the Division) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(b)           Neither Seller nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Seller’s knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)            Seller is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(d)            Since December 31, 2019, Seller and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, in connection with the examinations of CB by any Regulatory Authority, CB was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.

3.10            Compliance with Laws. Each of Seller and its Subsidiaries:

(a)            is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance would not reasonably be expected to have a Material Adverse Effect on Seller;

(b)            has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration would not reasonably be expected to have a Material Adverse Effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened;

(c)            has received no written notification from any Governmental Entity (i) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller’s knowledge, do any grounds for any of the foregoing exist);

(d)            is in material compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and

(e)            is in compliance with its articles of incorporation and bylaws or equivalent documents.

CB has a CRA rating of “satisfactory” or better. To the knowledge of Seller, there is no fact or circumstance or set of facts and circumstances that would cause CB’s CRA rating to fall below “satisfactory.”

3.11          Material Contracts; Defaults. Except for this Agreement or as set forth in Section 3.11 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or any of its Subsidiaries as a result of Seller or CB entering into this Agreement, the approval of this Agreement by Seller’s shareholders or the consummation of any of the transactions contemplated hereby (assuming for purposes hereof that such Person’s employment is involuntarily terminated without cause in connection with the transactions contemplated hereby); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or bylaws or equivalent document of Seller or any of its Subsidiaries) pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries; (e) any agreement, arrangement or understanding to which Seller or any of its Subsidiaries is a party or by which it is bound which limits in any way the conduct of business by Seller or any of its Subsidiaries (including without limitation a non-compete or similar provision); (f) any agreement pursuant to which loans (or participations) have been sold by Seller or any of its Subsidiaries, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or any of its Subsidiaries; (g) any subservicing agreement; (h) to the extent not included within any of clauses (a) through (g) above, any “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; or (i) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Seller or any of its Subsidiaries (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 3.11, the “Seller Contracts”). For purposes of subsection (i), a material agreement, commitment or understanding shall not include any deposit account liability, any loan or credit agreement pursuant to which Seller or its Subsidiary is the lender, brokerage account, any arrangement which is terminable by Seller or any of its Subsidiaries on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or any of its Subsidiaries which involves the payment of less than fifty thousand dollars ($50,000) per year. Neither Seller nor any of its Subsidiaries is in default under any Seller Contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.12          Financial Advisor Fees. With the exception of the engagement of D.A. Davidson & Co. (“Davidson”), neither Seller nor its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Seller has disclosed to Buyer as of the date hereof the aggregate fees provided for in connection with the engagement Davidson, related to the Merger and the Bank Merger.

3.13          Employee Benefit Plans.

(a)            Seller has set forth in Section 3.13(a)(i) of the Seller Disclosure Schedule a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Seller Employees”), current or former consultant (the “Seller Consultants”) or current or former director (the “Seller Directors”) of Seller or any of its Subsidiaries participates or to which any such Seller Employees, Seller Consultants or Seller Directors are a party (the “Seller Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as set forth in Section 3.13(a)(ii) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has any commitment to create any additional Seller Compensation and Benefit Plan or to modify or change any existing Seller Compensation and Benefit Plan.

(b)            Each Seller Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code and any other applicable law have been timely made. Each Seller Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Seller Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Seller Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Seller Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Seller is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of Seller, threatened legal action, suit or claim relating to the Seller Compensation and Benefit Plans other than routine claims for benefits. Neither Seller nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c)            No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Seller ERISA Affiliate”) which is considered one employer with Seller under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Seller ERISA Affiliate Plan”). None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate has contributed, or has been obligated to contribute, to (i) a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2016, or (ii) except as set forth in Section 3.13(c)(ii) of the Seller Disclosure Schedule, a multiple employer plan covered by Section 413(c) of the Code at any time since December 31, 2016. If the Seller or any of its Subsidiaries or any Seller ERISA Affiliate has participated in a multiple employer plan at any time since December 31, 2016, such plan and each participating employer in such plan has complied with all requirements of the Code and ERISA applicable to such plan and each participating employer in such plan at all times since December 31, 2016, and the Seller and its Subsidiaries may withdraw from such plan without incurring any liability associated with such withdrawal. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Seller Compensation and Benefit Plan or by any Seller ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Seller Pension Plan or Seller ERISA Affiliate Plan and, to Seller’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Seller, there is no pending investigation or enforcement action by the PBGC, the DOL or the IRS or any other governmental agency with respect to any Seller Compensation and Benefit Plan. Under each Seller Pension Plan and Seller ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Seller Pension Plan or Seller ERISA Affiliate Plan), did not exceed the then current value of the assets of such Seller Pension Plan or Seller ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Seller Pension Plan or Seller ERISA Affiliate Plan nor any amendment or other change to such Seller Pension Plan or Seller ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(d)           All contributions required to be made under the terms of any Seller Compensation and Benefit Plan or Seller ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Seller or any of its Subsidiaries is a party have been timely made or have been reflected on Seller’s Financial Statements. Neither any Seller Pension Plan nor any Seller ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Seller Pension Plan or Seller ERISA Affiliate Plan have been made on or before their due dates. None of Seller, any of its Subsidiaries or any Seller ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Seller Pension Plan or to any Seller ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(e)            Neither Seller nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Seller Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Seller Employees by Seller or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Seller Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f)            Seller and its Subsidiaries do not maintain any Seller Compensation and Benefit Plans covering foreign Seller Employees.

(g)            With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer, true and complete copies of: (i) existing Seller Compensation and Benefit Plan documents and amendments thereto; (ii) all trust instruments and insurance contracts; (iii) the two most recent Forms 5500 filed with the IRS; (iv) the most recent actuarial report and financial statement; (v) the most recent summary plan description; (vi) the most recent determination or opinion letter issued by the IRS; (vii) any Form 5310 or Form 5330 filed with the IRS; and (viii) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h)            Except as set forth in Section 3.13(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (i) entitle any Seller Employee, Seller Consultant or Seller Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan or (iii) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan.

(i)            Neither Seller nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j)            As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Seller, nor any of their respective Subsidiaries will be obligated to make a payment to any Seller Employee that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(k)           As of the Effective Time, except as Previously Disclosed, there are no supplemental employment retirement plans (SERPs) between Seller, any of its Subsidiaries and any of their employees.

(l)            Neither Seller nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Seller Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Seller or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Seller nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Seller or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Seller Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

3.14          Labor Matters. Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Seller’s knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

3.15          Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Seller has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Davidson to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Seller Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.16          Takeover Laws. Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state applicable to Seller (collectively, “Takeover Laws”).

3.17          Environmental Matters. To Seller’s knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any applicable federal, state or local law, regulation, order, decree, permit, authorization, or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) wetlands, indoor air, pollution, or contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). To Seller’s knowledge, no condition has existed or event has occurred with respect to Seller or its Subsidiaries or any property presently or previously owned, leased, operated or held as collateral by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Seller nor any of its Subsidiaries has received any written notice from any person or entity that Seller or its Subsidiaries or the operation or condition of any property previously owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

3.18          Tax Matters. (a) All Tax Returns that are required to be filed by or with respect to Seller and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) are not currently under examination by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of any examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller or its Subsidiaries. Seller has made available to Buyer true and correct copies of the United States Federal Income Tax Returns filed by Seller and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2021. Neither Seller nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2021, in excess of the amounts accrued with respect thereto that are reflected in the Seller Financial Statements as of December 31, 2021. As of the date hereof, neither Seller nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Seller and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper tax authority all amounts required to be so withheld and paid over under applicable laws.

As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity. The Parties agree that Buyer shall file the final consolidated Tax Return for Seller.

3.19          Risk Management Instruments. Neither Seller nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of one or more of Seller’s Subsidiaries or their customers.

3.20          Books and Records. The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein and all meetings, consents or other actions of the boards of directors and shareholders of Seller and its Subsidiaries.

3.21          Insurance; BOLI.

(a)            Section 3.21 of the Seller Disclosure Schedule sets forth all of the insurance policies, binders or bonds maintained by Seller or its Subsidiaries. Seller and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.

(b)            Section 3.21(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all bank owned life insurance (“BOLI”) owned by Seller or CB, including the value of its BOLI. Seller and CB have taken all actions (and obtained all employee written consents) necessary to comply in all material respects with applicable law in connection with the purchase and maintenance of its BOLI.  The value of such BOLI is fairly and accurately reflected in the most recent balance sheet included in the Seller Financial Statements in accordance with GAAP. Except as set forth in Section 3.21(b) of the Seller Disclosure Schedule, all BOLI set forth in Section 3.21(b) of the Seller Disclosure Schedule is owned solely by Seller or CB, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI.   Neither Seller nor CB has any outstanding borrowings secured in whole or part by its BOLI.

3.22          No Registration Obligation. Neither Seller nor any of its Subsidiaries has any obligation, contingent or otherwise, to register any of its securities under the Securities Act, the Exchange Act or any other federal or state securities laws or regulations, except as set out in a registration rights agreement, dated August 11, 2017 (as amended in October 2019 and in March 2022) by and between Seller and Castle Creek Capital Partner VI, LP.

3.23          Accounting and Internal Controls.

(a)            The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Seller.

(b)            Since January 1, 2020, neither Seller nor any of its Subsidiaries or, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Seller or any of its Subsidiaries or their internal accounting controls, including any complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2020, no attorney representing Seller or its Subsidiaries, or any other person, whether or not employed by Seller or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Seller or its Subsidiaries or any of their officers, directors, or employees to the Board of Directors of Seller or its Subsidiaries, or any committee thereof, or to the knowledge of Seller, to any director or executive officer of Seller or its Subsidiaries.

3.24          Properties. All material real and personal property owned by Seller or any of its Subsidiaries or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Seller and its Subsidiaries have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes and assessments not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as set forth in Section 3.24 of the Seller Disclosure Schedule, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial Statements. Except as set forth in Section 3.24 of the Seller Disclosure Schedule, all real and personal property which is material to the business of Seller or any of its Subsidiaries that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement. All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act, except for any non-compliance which would not have a Material Adverse Effect on Seller. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against any real property owned or leased by Seller. To the knowledge of Seller, none of the buildings, structures or other improvements located on any real property owned or leased by Seller encroaches upon or over any adjoining real property or any easement or right-of-way.

3.25          Allowance for Loan Losses. The allowance for loan losses reflected on Seller’s consolidated balance sheet included in the Seller Financial Statements was as of June 30, 2022, and the amount thereof contained in the financial books and records of Seller as of the last day of the month immediately preceding the Closing Date will be, adequate in all material respects under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequent consolidated financial statements of Seller, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

3.26          Material Interests of Certain Persons.

(a)            No officer, director or employee of Seller or any of its Subsidiaries or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.

(b)            Except as set forth in Section 3.26(b) of the Seller Disclosure Schedule, there are no Insider Loans. All outstanding Insider Loans were made by CB in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the board of directors of CB in accordance with applicable laws and regulations.

3.27          Indemnification. To the knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or any of its Subsidiaries has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or any of its Subsidiaries.

3.28          Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 3.28(a) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Seller or any Subsidiary of Seller is a creditor which, as of June 30, 2022, was over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of Seller or any of its Subsidiaries, or holder of 5% or more of the Seller Common Stock, or to the knowledge of Seller, any affiliate of any of the foregoing. Set forth in Section 3.28(a) of the Seller Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Seller and its Subsidiaries that, as of June 30, 2022, were classified by Seller as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Seller or any of its Subsidiaries that, as of June 30, 2022, was classified as “Other Real Estate Owned” and the book value thereof.

(b)            To Seller’s knowledge, each Loan of Seller and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Seller and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Seller makes no representation regarding the collectability of any such Loan.

(c)            Each outstanding Loan originated, administered and/or serviced by Seller or any of its Subsidiaries was originated, administered and/or serviced, by Seller or a Seller Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Seller and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.

(d)            With respect to Loans serviced by Seller or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 3.28(d) of the Seller Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the fair value of the mortgage servicing rights associated with such Loans in the Seller Financial Statements is reflected net of an adequate reserve for future loss exposure of Seller and its Subsidiaries relating to such Loans.

(e)            None of the agreements pursuant to which Seller or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(f)            There are no outstanding Loans made by Seller or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Seller or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)            Neither Seller nor any of its Subsidiaries is now nor has it been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.29            Securities Portfolio.

(a)           All securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as set forth in Section 3.29 of the Seller Disclosure Schedule and except for pledges to secure public and trust deposits and advances from the Federal Home Loan Bank of Des Moines, none of the securities reflected in the Seller Financial Statements as of December 31, 2021 and none of the securities since acquired by Seller or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(b)            Seller and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Seller believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Seller has made available to Buyer the material terms of its investment, securities, commodities, and risk management policies, practices and procedures.

3.30          Intellectual Property. Seller and its Subsidiaries own, lease or license all Intellectual Property which are material to the conduct of the business of Seller and/or any of its Subsidiaries (collectively, “Intellectual Property”) free and clear of all Liens, except any restrictions set forth in any licensed Intellectual Property none of which restrictions materially affect the business of Seller or any of its Subsidiaries. Seller has set forth in Section 3.30 of the Seller Disclosure Schedule a complete list of all Intellectual Property of Seller and its Subsidiaries (other than commercially available “shrink wrap” or “click wrap” licenses). No claims, suits, actions or proceedings are pending, and, to the knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or any of its Subsidiaries is infringing on the rights of any Person with regard to any Intellectual Property. To the knowledge of Seller, none of the Intellectual Property of Seller and its Subsidiaries, nor the use of any Intellectual Property by Seller and its Subsidiaries, infringes on, misappropriates or otherwise violates the rights of any other Person, and to the knowledge of Seller, no Person is infringing on, misappropriating or otherwise violating the rights of Seller or any of its Subsidiaries with respect to any Intellectual Property of Seller or any of its Subsidiaries. Except as set forth in Section 3.30 of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of Seller and its Subsidiaries will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the transactions contemplated by this Agreement. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.31          Data Privacy. Seller and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms, are defined and/or regulated under applicable laws, statues, order, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Authority) (“Seller Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Seller and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Seller and/or its Subsidiaries pursuant to 12 C.F.R. Part 364, and all industry standards applicable to Seller Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller, there currently are not any, and since January 1, 2020, have not been any, pending or, to the knowledge of Seller, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Seller’s or any of its Subsidiaries’ information technology systems or (ii) Seller Data or any other such information collected, maintained or stored by or on behalf of Seller and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

3.32          Seller Information. The information relating to Seller and its Subsidiaries provided by Seller or its representatives for inclusion in the Proxy Statement and the Form S-4, and the information relating to Seller and its Subsidiaries that is provided by Seller or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.33          Reorganization. Neither Seller nor CB has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.34          Fiduciary Business. Each of Seller and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

3.35          No Other Representations or Warranties. Except for the representations and warranties made by Seller in this ARTICLE III, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, any of Seller’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller, any of Seller’s Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Seller in this ARTICLE III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Seller and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Seller acknowledges and agrees that neither Buyer or Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except (i) as disclosed in the disclosure schedule delivered by Buyer to Seller concurrently herewith (the “Buyer Disclosure Schedule”) or as Previously Disclosed to Seller; provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in Buyer’s SEC Documents (as defined in Section 4.7) filed with the SEC by Buyer prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), provided that the applicability of any such disclosure to any representation or warranty is reasonably apparent on its face, Buyer hereby represents and warrants to Seller as follows:

4.1            Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer. Buyer is a registered bank holding company with the Federal Reserve Board. True and complete copies of the amended and restated articles of incorporation of Buyer and Merger Sub (the “Buyer Articles”) and the bylaws of Buyer and Merger Sub (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Buyer to Seller.

4.2            Capitalization.

(a)            As of the date hereof, the authorized capital stock of Buyer consists of (i) 25,000,000 shares of Buyer Common Stock, of which as of the date hereof, 9,227,091 shares were outstanding, and (ii) 500,000 shares of preferred stock, par value $.01 per share, of which none were outstanding as of the date hereof. As of the date hereof, Buyer had 104,000 shares of Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer stock options. Buyer also has granted 15,260 performance shares which are expected to be issued in installments over the next five years, subject to grantees’ continued employment and the attainment of profitability targets set forth in the award agreements. Except as set forth in Section 4.2(a) of Buyer’s Disclosure Schedule, Buyer does not have and is not bound by any other outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries. The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(b)            The shares of Buyer Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the Nasdaq.

4.3            Subsidiaries. Each of Buyer’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer, and, other than as set forth in Schedule 4.3 of the Buyer Disclosure Schedule, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries. In the case of Merger Sub, it was formed to facilitate the Merger and has not engaged in any business activity or conducted any operations, and has not incurred liabilities or obligations of any nature, other than in connection with the Merger. All of the issued and outstanding equity interests of Merger Sub are owned directly by Buyer free and clear of any Liens.

4.4            Corporate Power. Each of Buyer and its Subsidiaries has the power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer and Merger Sub have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.

4.5            Corporate Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the Merger have been duly and validly approved by the boards of directors of Buyer and Merger Sub. The board of directors of Buyer has determined that the Merger and the issuance of shares of Buyer Common Stock pursuant to the Merger, on the terms and conditions set forth in this Agreement, are in the best interests of Buyer and its shareholders and has directed that the issuance of Buyer Common Stock pursuant to the Merger be submitted to Buyer’s shareholders to the extent required by the Nasdaq rules, for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of the issuance of Buyer Common Stock pursuant to the Merger by the affirmative vote of the holders of outstanding shares of Buyer Common Stock as required by the Nasdaq rules (the “Buyer Shareholder Approval”), no other corporate action on the part of Buyer is necessary to approve this Agreement or the Merger.  This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and (assuming due authorization, execution and delivery by Seller) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as enforceability may be limited by the Enforceability Exception).

4.6            Consents and Approvals; No Defaults.

(a)            Except for the filings, notices, consents and approvals referred to in Section 3.6 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Buyer of this Agreement or (ii) the consummation by Buyer of the Merger and the consummation by Southern Bank of the Bank Merger. As of the date hereof, Buyer is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

(b)            Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument, except with respect to clauses (i) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

4.7            Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(a)            Buyer has filed or furnished, as applicable, all reports, registration statements, prospectuses, schedules, certifications, forms, statements, and other documents (including schedules, exhibits, and all other information included or incorporated by reference therein) on a timely basis with the SEC required to be filed or furnished, as applicable, by Buyer since and including July 1, 2020 through the date of this Agreement under the Exchange Act or Securities Act (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by Buyer with the SEC on a voluntary basis on Current Reports on Form 8-K and all documents to be filed with or furnished by Buyer to the SEC prior to the Effective Time, the “Buyer’s SEC Documents”). All of the Buyer's SEC Documents, as of the date filed or furnished or to be filed or furnished or, if amended or superseded by a subsequent filing prior to the date thereof, as of the date of the last such amendment or superseding filing (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) as to form, complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Buyer’s SEC Documents, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated financial statements contained in or incorporated by reference into any of Buyer’s SEC Documents (including the related notes and schedules thereto) (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (y) fairly presents, or will fairly present, in all material respects, the consolidated financial position and the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Buyer and its Subsidiaries as of and for the periods to which they relate, subject, in the case of unaudited financial statements, to normal year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material), and (z) was prepared in accordance with GAAP applied on a consistent basis during the periods involved, except in each case as may be noted therein, and as may be permitted by the SEC in the case of unaudited statements. Buyer has adopted ASU 2016-13.

(b)            Forvis, LLP (formerly, BKD, LLP), which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(c)            Except as set forth in Schedule 4.7(c) of the Buyer Disclosure Schedule, Buyer has on a timely basis filed or furnished all of Buyer’s SEC Documents required to be filed or furnished by it or its Subsidiaries with the SEC since June 30, 2017, including reports deemed timely filed pursuant to Rule 12b-25 under the Exchange Act.

(d)            The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Buyer.

Buyer maintains and at all times since June 30, 2019 has maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that Buyer maintains records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Buyer and its Subsidiaries; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Buyer and its Subsidiaries are being made only in accordance with authorizations of management and directors of Buyer; and (iii) regarding prevention or timely detection of any unauthorized acquisition, use, or disposition of the assets of Buyer and its Subsidiaries that could have a material effect on Buyer's financial statements. Since June 30, 2020, neither Buyer nor any of its Subsidiaries or, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Buyer or any of its Subsidiaries or their internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), including any complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Buyer (i) maintains and at all times since June 30, 2019 has maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to Buyer, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of the board of directors of Buyer (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting. Any such disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy is included in Schedule 4.7(d) of the Buyer Disclosure Schedule. As used in this Section 4.7(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Since January 1, 2020, no attorney representing Buyer or its Subsidiaries, or any other person, whether or not employed by Buyer or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Buyer or its Subsidiaries or any of their officers, directors, or employees to the Board of Directors of Buyer or its Subsidiaries, or any committee thereof, or to the knowledge of Buyer, to any director or executive officer of Buyer or its Subsidiaries.

(e)            To the knowledge of Buyer, none of Buyer’s SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation, and there are no outstanding or unresolved comments received from the SEC with respect to any of Buyer’s SEC Documents.

(f)            As of the date of this Agreement, Buyer is and has been at all times in compliance in all material respects with the applicable listing and governance rules and regulations of Nasdaq. Buyer has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to any alleged violation of any Nasdaq rules or the delisting or maintenance of listing of Buyer’s Common Stock on Nasdaq.

(g)            Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Buyer, the Buyer is not a party to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

(h)            Neither Buyer nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) that would be required to be set forth on a balance sheet prepared in accordance with GAAP other than liabilities reflected on or reserved against in the most recent audited balance sheet included in Buyer's SEC Documents, except for (i) liabilities incurred in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer, (ii) executory obligations under contracts; and (iii) liabilities incurred for legal, accounting, financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(i)            Buyer is not, has never been and as of the Effective Time will not be, a "shell company" (as defined in Rule 405 under the Securities Act).

4.8            Litigation. No litigation, claim or other proceeding before any Governmental Entity is pending against Buyer or any of its Subsidiaries or against any officer, director or employee of Buyer or any of its Subsidiaries in such capacity, and, to Buyer’s knowledge, no such litigation, claim or other proceeding has been threatened, in each case which is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon Buyer or the assets or property of Buyer that has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

4.9            Regulatory Matters.

(a)            Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Neither Buyer nor any of its Subsidiaries has been advised in writing by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or, to Buyer’s knowledge, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Since December 31, 2019, Buyer and its Subsidiaries have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance with the requirements of applicable laws and regulations. Except as Previously Disclosed, in connection with the examinations of Southern Bank by any Regulatory Authority, Southern Bank was not required to correct or change any action, procedure or proceeding which Buyer believes has not been corrected or changed or is not being corrected or changed in a timely manner as required. Southern Bank has a CRA rating of “satisfactory” or better. To the knowledge of Buyer, there is no fact or circumstance or set of facts and circumstances that would cause Southern Bank’s CRA rating to fall below “satisfactory.”

(b)            Southern Bank is "well-capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, Southern Bank is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)), and will be well-capitalized on a pro forma basis after giving effect to the Transaction.

4.10          Compliance with Laws.

Each of Buyer and its Subsidiaries:

(a)            is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, except where the failure to be so in compliance could not reasonably be expected to have a Material Adverse Effect on Buyer;

(b)            has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except where the failure to obtain such permit, license, authorization, order or approval or make such filing, application or registration could not reasonably be expected to have a Material Adverse Effect on Buyer and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s knowledge, no suspension or cancellation of any of them is threatened;

(c)            has received no written notification from any Governmental Entity (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s knowledge, do any grounds for any of the foregoing exist);

(d)            is in material compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and

(e)            is in compliance with its articles of incorporation and bylaws or equivalent documents.

4.11          Employee Benefit Plans.

(a)            Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Buyer Employees”), current or former consultant (the “Buyer Consultants”) or current or former director (the “Buyer Directors”) of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the “Buyer Compensation and Benefit Plans”).

(b)            Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act and any other applicable law have been timely made. Each Buyer Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Buyer Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits. Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(c)            No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate”) which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Buyer ERISA Affiliate Plan”). None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since December 31, 2016. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Buyer Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan. Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Buyer Pension Plan or Buyer ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(d)            All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer’s financial statements. Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates. None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(e)            Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(f)            Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.

(g)           The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(h)           Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

4.12         Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.

4.13          Environmental Matters. To Buyer’s knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Buyer nor any of its Subsidiaries has received any written notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property previously owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

4.14         Tax Matters. Except as set forth in Section 4.14 of the Buyer Disclosure Schedule, (a) all Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been duly filed (all such Tax Returns being accurate and complete in all material respects), (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full, (c) the Tax Returns referred to in clause (a) are not currently under examination by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (d) all deficiencies asserted or assessments made as a result of any examinations have been paid in full, (e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending, and (f) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Buyer or its Subsidiaries. Buyer has made available to Seller a true and correct copy of the United States Federal Income Tax Returns filed by Buyer and its Subsidiaries for the fiscal year ended on June 30, 2021. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2021, in excess of the amounts accrued with respect thereto that are reflected in the financial statements of Buyer as of June 30, 2021. As of the date hereof, neither Buyer nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.15         Risk Management Instruments. Neither Buyer nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer’s own account, or for the account of one or more of Buyer’s Subsidiaries or their customers.

4.16         Books and Records. The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

4.17         Insurance. Buyer Previously Disclosed all of the insurance policies, binders or bonds maintained by Buyer or its Subsidiaries. Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

4.18         Funds Available. Buyer will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration.

4.19         Allowance for Loan Losses. The allowance for loan losses reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, adequate in all material respects as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The real estate owned, if any, reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents is, and will be in the case of subsequent consolidated financial statements of Buyer, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP.

4.20         Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 4.20(a) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to (i) any Loan in which Buyer or any Subsidiary of Buyer is a creditor with an outstanding balance of $1.0 million or more and under the terms of which the obligor was as of June 30, 2022 over ninety days or more delinquent in payment of principal or interest or (ii) Loans with an aggregate outstanding balance of $1.0 million or more with any director, executive officer or 5% or greater shareholder of Buyer or any of its Subsidiaries, or to the knowledge of Buyer, any affiliate of any of the foregoing. Set forth in Section 4.20(a) of the Buyer Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Buyer and its Subsidiaries that, as of June 30, 2022, were classified by Buyer as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Buyer or any of its Subsidiaries that, as of June 30, 2022 , was classified as “Other Real Estate Owned” and the book value thereof.

(b)            To Buyer’s knowledge, each Loan of Buyer and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Buyer makes no representation regarding the collectability of any such Loan.

(c)            Except as would not reasonably be expected to result in a material loss to Buyer on a consolidated basis, the outstanding Loans originated, administered and/or serviced by Buyer or any of its Subsidiaries were originated, administered and/or serviced, by Buyer or a Buyer Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in all material respects with all applicable federal, state and local laws, regulations and rules.

(d)            With respect to Loans serviced by Buyer or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements, (ii) except as set forth in Section 4.20(d) of the Buyer Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years, and (iii) the Buyer’s financial statements reflect the fair value of the mortgage servicing rights associated with such loans and any required reserve for loss exposure.

(e)            There are no outstanding Loans made by Buyer or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Buyer or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither Buyer nor any of its Subsidiaries is now nor has it been since January 1, 2020 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.21         Securities Portfolio. All securities held by Buyer or any of its Subsidiaries, as reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits, advances from the Federal Home Loan Bank of Des Moines and borrowings from the Federal Reserve Bank of St. Louis, none of the securities reflected on Buyer’s consolidated balance sheet as of June 30, 2022 included in Buyer’s SEC Documents and none of the securities since acquired by Buyer or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of Buyer or any of its Subsidiaries to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

4.22         Reorganization. Neither Buyer nor Southern Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23         Buyer Information. The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 (except for such portions thereof that relate only to Seller or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24         Fiduciary Business. Each of Buyer and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

4.25         Ownership of Seller Capital Stock. Neither Buyer nor any of its Subsidiaries owns any Seller capital stock, other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties.

4.26         Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer’s knowledge, threatened, nor is Buyer aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.27         Financial Advisor Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Buyer nor Southern Bank nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger. Buyer has previously disclosed to Seller the aggregate fees to be paid in connection with the engagement by Piper Sandler related to the Merger and the Bank Merger.

4.28         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Buyer has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Piper Sandler to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Buyer. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.29         Regulatory Compliance.

(a)            There are no Proceedings pending or, to Buyer's Knowledge, threatened against Buyer or Southern Bank by or before any such Regulatory Authority. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Authority has initiated any Proceeding or, to Buyer's Knowledge, investigation into the business or operations of Southern Bank. Southern Bank is "well-capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)). As of the date of this Agreement, Southern Bank is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)), and will be well-capitalized on a pro forma basis after giving effect to the Transaction.

(b)            Southern Bank is in compliance with the Current Expected Credit Losses standard.

4.30            No Other Representations or Warranties. Except for the representations and warranties made by Buyer in this ARTICLE IV, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer, any of Buyer’s Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other Person makes or has made any representation or warranty to Seller or any of its affiliates or Seller Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of Buyer’s Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Buyer in this ARTICLE IV, any oral or written information presented to Seller or any of its affiliates or Seller Representatives in the course of their due diligence investigation of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Buyer acknowledges and agrees that neither Seller nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Seller Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause CB to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Buyer or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2           Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Seller shall not, and shall not permit CB to without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed with respect to subsections (h), (m), (n), (o) or (s)):

(a)            Equity Securities. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interests other than the issuance of shares of Seller Common Stock upon the exercise of an Option outstanding as of the date of this Agreement. Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing. Notwithstanding the foregoing, Seller may, in its sole discretion, acquire or redeem shares of Seller Common Stock in connection with the net and/or cashless exercise of an Option (exercise of an Option with shares of Seller Common Stock subject to the Option used to satisfy the exercise price of the Option and the taxes required to be withheld in connection with the exercise of the Option).

(b)           Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)           [Intentionally Omitted].

(d)           Compensation; Employment. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive payment or increase any employee benefit (including incentive payments), except (i) for changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(d) of the Seller Disclosure Schedule, or (iii) normal salary or wage increases made in the ordinary course of business consistent in amount and timing with past practices to employees other than executive officers. Notwithstanding the foregoing, Seller may, in its sole discretion and to the extent it is permissible under the applicable option documents, accelerate the vesting, in full or in part, of any options outstanding as of the date hereof.

(e)            Hiring. Hire any person as an employee of or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as described and set forth in Section 5.2(e) of the Seller Disclosure Schedule or (ii) to fill any vacancies other than executive officer positions in the ordinary course of business and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f)            Benefit Plans. Enter into, establish, adopt, modify or amend (except as may be required to conform to applicable law), renew, or terminate any Seller Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, other than as may be contemplated by the terms of this Agreement. Notwithstanding the foregoing, Seller may, in its sole discretion and to the extent it is permissible under the applicable option documents, accelerate the vesting, in full or in part, of any options outstanding as of the date hereof.

(g)            Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and, in the case of a sale or transfer with respect to Other Real Estate Owned and related properties, in the ordinary course and at a price determined by Seller to be reasonable under the circumstances; or sell or transfer any portion of its deposit liabilities. Notwithstanding the foregoing, Seller shall have the right to sell any or all of its existing securities portfolio without Buyer’s prior consent so long as the proceeds of such sale are reinvested, if at all, in assets on terms consistent with this Section 5.2, unless Seller shall obtain Buyer’s prior consent otherwise.

(h)           Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property other than the renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice for a term not to exceed one year; or permit to lapse its rights in any material Intellectual Property, provided that prior to committing to enter into, modify, amend or renew any such agreement with annual payments in excess of fifty thousand dollars ($50,000), CB shall provide the Chief Financial Officer and Chief Legal Officer of Southern Bank with a copy of the agreement. CB shall consider any comments that may be raised by Southern Bank within two (2) business days after the agreement is delivered to such individual.

(i)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(j)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice.

(k)           Governing Documents. Amend its organizational documents (or similar governing documents).

(l)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(m)          Contracts. Except as otherwise permitted under this Section 5.2, enter into or terminate any Seller Contract or amend or modify in any material respect or renew any existing Seller Contract.

(n)           Claims. Except as set forth in Section 5.2(n) of the Seller Disclosure Schedule or in the ordinary course of business consistent with past practice and involving an amount not in excess of seventy-five thousand dollars ($75,000) (exclusive of any amounts paid directly or reimbursed to Seller or CB under any insurance policy maintained by Seller or CB), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Seller or CB.

(o)           Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Seller nor CB shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(p)            Deposit Taking and Other Bank Activities. In the case of CB (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace (as determined in CB’s reasonable discretion); (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)            Investments. Subject to Section 5.2(g) hereof, enter into any securities transactions for its own account or purchase or otherwise acquire any investment security or time deposit for its own account other than investment securities with an “AA” rating or better with a projected average life of less than one (1) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(r)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed therefor is in excess of twenty-five thousand dollars ($25,000), except for emergency repairs or replacements.

(s)            Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect as of the date of this Agreement; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and CB’s existing lending policies as of the date of this Agreement, provided that with respect to (a) any unsecured Loan or extension of credit in excess of three hundred fifty thousand dollars ($350,000), (b) any secured Loan or extension of credit in excess of one million dollars ($1.0 million) and (c) any Loan or extension of credit that would result in CB’s aggregate direct or indirect exposure to the borrowing relationship exceeding one million five hundred thousand dollars ($1.5 million), prior to committing to make, renew, modify or extend such Loan, CB shall, subject to the exceptions set forth in Section 6.2(b) with respect to loan committee materials, provide the Chief Credit Officer and Chief Lending Officer of Southern Bank with a copy of the loan underwriting analysis and credit memo of CB with respect to such Loan (the “Loan Package”) via email to: mhecker@bankwithsouthern.com and rwindes@bankwithsouthern.com. CB shall consider any comments that may be raised by Southern Bank within two (2) business days after the Loan Package is delivered to Southern Bank, provided, however, if no comments are received by CB within such two (2) business day period, Buyer and its Subsidiaries shall be deemed to have approved of such loan.

(t)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity other than foreclosures thereof.

(u)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Seller’s representations and warranties set forth in Article III of this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(v)           Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(w)           Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year or borrowings from the FHLB or Federal Reserve Bank of Kansas City (“FRBKC”); or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(s).

(x)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB or FRBKC and transactions in “federal funds” and pledges of assets in connection with the deposit accounts of state or local governments or instrumentalities thereof).

(y)           Charitable Contributions. Make any charitable or similar contributions, except consistent with past practice and in amounts not to exceed one thousand dollars ($1,000) individually, and twenty-five thousand dollars ($25,000) in the aggregate.

(z)            New Products or Lines of Business. Develop, market or implement any new products or lines of business.

(aa)         Tax Matters. Except as required by law, make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(bb)         Performance of Obligations. Take any action that is reasonably likely to materially impair Seller’s ability to perform any of its obligations under this Agreement or CB’s ability to perform any of its obligations under the Bank Plan of Merger.

(cc)          Commitments. Agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, Seller will use its reasonable good faith efforts to consult with (but shall not have to obtain the approval of) Buyer before engaging in any activities involving any material changes not contemplated by Seller’s annual budget or Seller’s strategic plan (a true and correct copy of which has been provided to Buyer), to Seller’s (i) interest rate risk strategies; (ii) asset/liability management; (iii) investment strategy; or (iv) funding strategy, including any changes in investments or funding that would constitute a deviation from current approved policies and internal limitations on investment and funding and any material increases or decreases in total investments or total borrowings. Seller agrees to meet at least monthly with Buyer to discuss the status of the forgoing matters.

5.3           Buyer Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Seller during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to:

(a)           Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code; (ii) any of Buyer’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(b)           Performance Obligations. Take any action that is likely to materially impair Buyer or Merger Sub’s ability to perform any of their respective obligations under this Agreement or Southern Bank’s ability to perform any of its obligations under the Bank Plan of Merger.

(c)           Ordinary Course. Fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair Buyer’s ability to perform any of its obligations under this Agreement.

(d)           Transactions Involving Buyer. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Seller Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(e)           Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Seller.

(f)            Commitments. Agree or commit to do any of the foregoing.

Article VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)            As promptly as practicable following the date of this Agreement, Buyer shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Buyer and Seller, will be included. Prior to filing the Form S-4, Buyer shall provide Seller a reasonable opportunity to review and comment on the Form S-4 and the Proxy Statement. Each of Buyer and Seller shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Seller and Buyer shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement unless this Agreement is terminated pursuant to Section 8.1. Upon the Form S-4 being declared effective, Seller shall thereafter mail or deliver the Proxy Statement to the holders of Seller Common Stock and Buyer shall mail or deliver the Proxy Statement to the holders of Buyer Common Stock. Buyer shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Seller or Buyer, or any of their respective affiliates, directors or officers, should be discovered by Seller or Buyer that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the holders of Seller Common Stock.

(b)           In addition to their obligations pursuant to Section 6.1(a), Seller and Buyer shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. Buyer and Seller shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Seller and Buyer, which approval shall not be unreasonably withheld, delayed or conditioned. Prior to responding to any comments or requests for additional information from the SEC, each of Buyer and Seller shall cooperate and provide the other a reasonable opportunity to review and comment on such response. With respect to the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, Buyer and Seller shall use their commercially reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(c)            Subject to the terms and conditions set forth in this Agreement, Buyer and Seller shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Seller (in the case of Buyer) or Buyer (in the case of Seller) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Authorities or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Buyer shall, and shall cause Southern Bank to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board or the Division, if applicable, within sixty (60) days after the date hereof. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Authority or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)            Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Authority or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)            Each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2           Access to Information; Current Information; Consultation.

(a)           Upon reasonable notice and subject to applicable laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other, compliance by a party and its Subsidiaries with the covenants and agreements of such party herein, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records as the other party shall reasonably request, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or banking laws which is generally not available on the SEC’s EDGAR internet database or from any Regulatory Agency, as applicable, and (ii) upon reasonable notice all other information concerning its business, properties and personnel as such party may reasonably request. Seller shall also provide the officers of Buyer and/or Southern Bank upon reasonable notice with access to the lending personnel of CB relating to post-Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time. Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7) except as set forth in Section 6.7(d), (ii) where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (iii) otherwise reasonably deemed by the Buyer or Seller board of directors to be confidential. The Parties will use commercially reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Seller shall permit, and shall cause its Subsidiaries to permit, Buyer and/or an environmental consulting firm selected by Buyer, at the sole expense of Buyer, to conduct such phase I and/or phase II environmental audits, studies and tests on all real property owned or leased by Seller (but subject to the consent of lessors with respect to leased properties). In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Buyer’s sole expense), Buyer shall indemnify Seller and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c)           Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Seller shall, upon the reasonable request of Buyer, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Buyer regarding the financial condition, operations and business of Seller and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. CB shall also provide the Chief Credit Officer and Chief Lending Officer of Southern Bank with all materials provided to members of CB’s loan (or similar) committee within two (2) business days following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Seller will deliver to Buyer all reports filed by it or its Subsidiaries with any Regulatory Authority or other Governmental Entity subsequent to the date hereof including all CB Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the Division. Seller will also deliver to Buyer as soon as practicable all quarterly and annual financial statements of Seller and its Subsidiaries prepared with respect to periods ending on or after December 31, 2021; provided however, that the loan (or similar) committee materials provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to violate or prejudice the rights of Seller’s customers, jeopardize the attorney-client privilege or result in a violation of applicable law, regulation or orders, decrees or determinations of a Governmental Entity or any binding agreement or any fiduciary duty, or (iii) any materials that are otherwise reasonably deemed by the Seller board of directors to be confidential. As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (A) the monthly deposit and loan trial balances of CB, (B) the monthly analysis of CB’s investment portfolio, (C) monthly balance sheet and income statement of Seller and CB, and (D) to the extent available, an update of all of the information set forth in Section 3.28(a) of the Seller Disclosure Schedule for the then current period.

(d)           During the period from the date hereof to the Effective Time, Seller shall provide Buyer with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Seller and CB within a reasonable period following any board or committee meeting; provided however, that the board and committee packages and minutes provided to Buyer may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.7(e)), (ii) any materials if the disclosure of such materials to Buyer would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Governmental Entity or any fiduciary duty, or contravene any binding agreement, (iii) any materials the disclosure of which would jeopardize attorney-client privilege of Seller or Seller’s Subsidiaries, or (iv) any materials that are otherwise reasonably deemed by the Seller board of directors to be confidential.

(e)            All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of March 11, 2022 and amended as of July 29, 2022, August 30, 2022 and September 15, 2022 (the “Confidentiality Agreement”).

(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

(g)            Buyer shall take all reasonable action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any material violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Buyer. Between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Merger Sub shall not, and Buyer shall not permit Merger Sub to, engage in any activity of any nature or incur any liabilities except as contemplated by or in furtherance of the transactions contemplated hereby.

6.3           Shareholder Meetings.

(a)            Seller shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Seller Articles and the Seller Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Seller Shareholder Meeting”) for the purpose of seeking the Seller Shareholder Approval as soon as practicable following the date the Form S-4 is declared effective under the Securities Act with written notice to Seller and (B) schedule the Seller Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.7, use its commercially reasonable best efforts to (x) cause the Seller Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Seller Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement and in all communications with shareholders the recommendation that the Seller shareholders approve this Agreement and the Merger (the “Seller Board Recommendation”). Seller shall adjourn or postpone the Seller Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the Seller Shareholder Meeting, the Seller Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Seller Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation.

(b)           To the extent required under the rules of the Nasdaq, including for the listing of the Buyer Common Stock to be issued in the Mergers, or otherwise deemed necessary, Buyer shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Missouri, the Buyer Articles and the Buyer Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Buyer Shareholder Meeting”) for the purpose of seeking the Buyer Shareholder Approval as soon as practicable following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Buyer Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the Buyer Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Buyer Shareholder Approval; and (iii) include in the Proxy Statement and in all communications with shareholders the recommendation that the Buyer shareholders approve this Agreement and the Merger (the “Buyer Board Recommendation”). The board of directors of Buyer shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Seller, the Buyer Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Seller the Buyer Board Recommendation (any such action, a “Buyer Change in Recommendation”). Buyer shall adjourn or postpone the Buyer Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated pursuant to Section 8.1 prior to the scheduled time of the Buyer Shareholder Meeting, the Buyer Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Buyer at the Buyer Shareholder Meeting for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Buyer of such obligation.

(c)            Unless and until this Agreement is terminated, Buyer and Seller will use their respective commercially reasonable best efforts to hold the Seller Shareholder Meeting and the Buyer Shareholder Meeting on the same date and at approximately the same time. Unless there has been a Seller Change of Recommendation, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Seller’s shareholders, Buyer’s shareholders or any other Person to prevent the Seller Shareholder Approval or Buyer Shareholder Approval from being obtained.

6.4           Reservation of Buyer Common Stock; Nasdaq Listing; Section 16 Matters.

(a)            Buyer agrees to reserve a sufficient number of shares of Buyer Common Stock to fulfill its obligations under this Agreement including for payment of the stock portion of the Aggregate Merger Consideration in the Merger.

(b)            To the extent required, Buyer shall file with Nasdaq a notification form for the listing of all shares of Buyer Common Stock included in the Merger Consideration, and shall use its commercially reasonable best efforts to cause such shares of Buyer Common Stock to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(c)            Before the Effective Time, Buyer shall cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.5           Employee Matters.

(a)            Following the Effective Time, Buyer shall maintain or cause to be maintained employee benefit plans for the benefit of employees of Seller and CB who continue their employment after the Effective Time (“Covered Employees”) that provide employee benefits which are substantially comparable with respect to all material features to the employee benefits that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Seller and CB), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Buyer or its Subsidiaries; and (ii) until such time as Buyer shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Buyer or its Subsidiaries (other than Seller and CB), a Covered Employee’s continued participation in employee benefit plans of Seller and CB shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Buyer Benefit Plans may commence at different times with respect to each Buyer Benefit Plan).

(b)           To the extent that a Covered Employee becomes eligible to participate in a Buyer Benefit Plan, Buyer shall cause such Buyer Benefit Plan to (i) recognize full-time years of prior service from the most recent hire of such Covered Employee with Seller or CB for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Seller Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any Buyer Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyer or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Seller Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, or to the extent the Covered Employee has or had satisfied the applicable eligibility waiting period under the Seller Benefit Plan, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off (“PTO”) benefits, Buyer will treat service of a Covered Employee at Seller or CB as equivalent to service at Buyer for determining such Covered Employee’s eligibility and participation under the Buyer vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Buyer plan from the Covered Employee’s maximum vacation or PTO entitlement for the calendar year in which the Closing Date occurs and any vacation or PTO carried over from a prior calendar year pursuant to Seller’s plan or program shall be added under the Buyer’s plan to the extent accrued on the books of Seller, or reflected in the Seller Financial Statements, prior to Closing.

(c)            Prior to the Effective Time, Seller shall take, and shall cause CB to take, all actions reasonably requested by Buyer that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Seller Benefit Plan for such period as may be requested by Buyer, (ii) facilitate the merger of any Seller Benefit Plan into any employee benefit plan maintained by Buyer or a Buyer Subsidiary, (iii) amend or terminate the Seller Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time, other than as provided in other subsections of this Section 6.5 and/or (iv) assign to Buyer and Southern Bank each of the Employee Confidentiality and Non-Solicitation Agreements set forth in Section 6.5(c) of the Seller Disclosure Schedule. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Buyer’s prior review and approval, which shall not be unreasonably withheld.

(d)           All employment, change in control and severance agreements listed in Section 6.5(d) of the Seller Disclosure Schedule and the benefits vested under the other Seller Benefit Plans, in each case with respect to employees, officers, directors and consultants of Seller or CB or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with Buyer prior to the Effective Time, shall be honored by the Surviving Company or a Buyer Subsidiary. Buyer shall pay all change in control payments in accordance with the employment and change in control agreements listed in Section 6.5(d) of the Seller Disclosure Schedule or, to the extent permissible under the terms of such agreements, in accordance with termination or waiver arrangements with respect to such agreements that, in form and substance, are reasonably acceptable to Buyer. Buyer shall cause Southern Bank to provide to any employee who is not otherwise entitled to contractual or other severance or change in control benefits, a severance benefit in the amount of one (1) week base pay for each full year of full time employment with Seller or CB from his or her most recent hire date with a minimum severance benefit of two (2) weeks and a maximum severance benefit of twenty-six (26) weeks’ base pay, if and only if (i) such employee’s employment is involuntarily terminated by Southern Bank without cause at the Effective Time or within one (1) year following the Effective Time and (ii) such employee executes a release of all employment claims, which release shall be in a form that complies with Section 409A of the Code and is reasonably acceptable to Southern Bank. Buyer has provided to Seller a copy of its form of release. For purposes of this Section 6.5(d), “cause” shall mean (A) a material act of personal dishonesty in performing employee’s duties, (B) willful misconduct, (C) a breach of fiduciary duty or duty of loyalty involving personal profit, (D) the intentional failure to perform duties of such employee’s position, and (E) a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of Seller, CB, or their successors, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order.

(e)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Seller, Buyer or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Seller, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Seller Benefit Plan, Buyer Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of Buyer or Seller or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(f)            In the event that any disqualified individual of Seller or CB receives any payments, benefits or acceleration of vesting (the “Total Payments”) in connection with the Merger that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Seller will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6           Officers’ and Directors’ Insurance; Indemnification.

(a)            Buyer agrees to provide each of the directors, officers, members or trustees of Seller or the Seller’s Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions and omissions prior to the Effective Time, on terms no less favorable than that which is provided to current directors and officers of Buyer and Southern Bank. Without limiting the generality of the preceding sentence, on or prior to the Effective Time Buyer shall purchase, a prepaid “tail” or runoff policy reasonably acceptable to Buyer and Seller providing single limit equivalent coverage for the benefit of officers and directors of Seller or Seller’s Subsidiaries (but only in their capacity as such) immediately prior to Closing, covering actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time and providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in Seller’s and Seller’s Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. The premium cost for such policy or policies shall not be required to exceed 200% of the aggregate annual premium paid by Seller for the current insurance policy term(s) for such purpose. Buyer shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by Buyer and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Seller may be required to make application and provide customary representations and warranties to Seller’s insurance carrier for the purpose of obtaining such insurance.

(b)            For six (6) years from and after the Effective Time, Buyer shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Seller or CB (each, a “Seller Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Seller Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Seller or CB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Seller and CB as in effect at the Effective Time and to the fullest extent otherwise permitted by law.

(c)            In connection with the indemnification provided pursuant to Section 6.6(b), Buyer and/or a Buyer Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Seller Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Seller Indemnified Party or multiple Seller Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.

(d)           This Section 6.6 shall survive the Effective Time, is intended to benefit each Seller Indemnified Party (each of whom shall be entitled to enforce this Section against Buyer), shall be binding on all successors and assigns of Buyer and shall not be modified or terminated after the Effective Time in a manner so as to adversely affect any Seller Indemnified Party without the written consent of the affected Seller Indemnified Party.

(e)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to Seller or CB for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under such policies.

(f)            In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 6.6.

6.7           No Solicitation.

(a)            Seller agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Seller Individuals”) not to, and will use its commercially reasonable best efforts to cause Seller and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Seller Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Seller Confidential Information”) to, or have any discussions with, any person or entity relating to, any Acquisition Proposal (as defined below). Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Buyer with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the Seller Shareholder Approval, in the event Seller receives an unsolicited Acquisition Proposal and the board of directors of Seller determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Seller may, and may permit its Subsidiaries and the Seller Individuals and the Seller Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Seller than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Seller Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the board of directors of Seller determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)           The board of directors of Seller shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Buyer, the Seller Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Buyer the Seller Board Recommendation (any such action, a “Seller Change in Recommendation”) except as provided in this Section 6.7(c). The board of directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Shareholder Approval, effect a Seller Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the board of directors of Seller determines in good faith (after consultation with Seller’s outside legal counsel) constitutes a Superior Proposal; provided, however, that the board of directors of Seller may not make a Seller Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Buyer at least four (4) business days, following Buyer’s initial receipt of written notice that the board of directors of Seller has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Buyer, the board of directors of Seller determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, at any time prior to the receipt of the Seller Shareholder Approval, the board of directors of Seller (including any committee thereof) may make a Seller Change in Recommendation if (i) the board of directors becomes aware of an Intervening Event, (ii) the board of directors of Seller has concluded in its reasonable judgment (after consultation with its outside legal counsel and financial advisors) that failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law, (iii) four (4) business days (the “Intervening Event Notice Period” ) shall have elapsed since the Seller has given written notice (which written notice shall not, in and of itself, be deemed a Seller Change in Recommendation for any purpose of this Agreement) to Buyer advising that the Seller intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such Intervening Event Notice Period, the Seller has considered and, if requested by Buyer, engaged and caused its representatives to engage in good faith discussions with Buyer regarding any adjustment or modification of the terms of this Agreement proposed by Buyer, and (E) the board of directors of Seller, following such Intervening Event Notice Period, again determines in its reasonable judgment (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Buyer) that failure to do so would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law. “Intervening Event” means a material fact or any change, development, event, effect or occurrence that (i) was not known or could not have been reasonably known by the board of directors of Seller as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), (ii) becomes known to the board of directors of Seller prior to Seller Shareholder Approval and (iii) does not relate to or constitute an Acquisition Proposal or any inquiry, proposal or offer relating to or that would reasonably be expected to lead to an Acquisition Proposal and (iv) would be reasonably expected to result in a Material Adverse Effect.

(d)           Seller will promptly (and in any event within two (2) business days) advise Buyer in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Buyer apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.

As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or CB or any proposal or offer to acquire in any manner more than 24.99% of the voting power in, or more than 24.99% of the fair market value of the business, assets or deposits of, Seller or CB, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the board of directors of Seller concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 24.99%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.8           Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Seller and Buyer shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9           Correction of Information. Each of Seller and Buyer shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party.

6.10         Integration. From and after the date hereof, Seller shall, and shall cause CB and its and CB’s directors, officers and employees to, make all commercially reasonable efforts (without undue disruption to either business) to (i) cooperate in order to permit Southern Bank to train CB employees who are expected to continue employment with Southern Bank, including excusing such employees from their duties for the purpose of training and orientation by Southern Bank following reasonable advance notice and (ii) cause CB’s data processing consultants and software providers to, cooperate and assist CB and Southern Bank in connection with reasonable requests as to scope, timing and content related to the planned electronic and systematic conversion of all applicable data of CB to the Southern Bank system to occur after the Effective Time, in each case without undue disruption to CB’s business, during normal business hours and at the expense of Buyer or Southern Bank (not to include CB’s regular employee payroll); provided, that (1) Seller shall not be required to take any action under this Section 6.10 that, after providing Buyer with notice of Seller’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur, and (2) Seller shall not be required to provide access to or disclose information (i) which would violate or prejudice the rights of Seller’s customers, jeopardize attorney-client privilege of Seller or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule regulation, order, judgment, decree or fiduciary duty; (ii) except as otherwise provided in this Agreement, related to the Seller’s directors’, officers’, employees’, accountants’, counsels’, advisors’, (including investment bankers’) agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement or with respect to any Acquisition Proposal (except as set forth in Section 6.7 of this Agreement); or (iii) the disclosure of which would violate applicable law, rule regulation, order, judgment, decree or (iv) otherwise reasonably deemed by the Buyer or Seller board of directors to be confidential.

6.11         Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Seller shall cause the Chief Executive Officer, Chief Financial Officer, and President of CB to assist and confer with the officers of Southern Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Southern Bank, as the Surviving Bank in the Bank Merger.

6.12         Delivery of Agreements. Seller shall cause the Voting Agreements and the Non-Compete Agreements to be executed by all directors and executive officers and delivered to Buyer prior to or simultaneously with the execution of this Agreement.

6.13         Directors. Buyer agrees to take all necessary corporate action to cause one member of Seller’s current board of directors to be appointed as a director of Buyer, for a term expiring at the 2025 annual meeting of the shareholders of Buyer, and a director of Southern Bank at the Effective Time.

6.14         Press Releases. Each of Seller and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.

Article VII

CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Seller and Buyer, at or prior to the Closing Date of the following conditions:

(a)            Shareholder Approvals. The Seller Shareholder Approval and, to the extent required under the Nasdaq rules, the Buyer Shareholder Approval shall have been obtained.

(b)           Nasdaq Listing. To the extent required, Buyer shall have filed with Nasdaq a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration at least 15 days prior to the Closing Date, and Nasdaq shall not have objected to the listing of such shares of Buyer Common Stock.

(c)            Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC that have not been withdrawn.

(d)           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Mergers or the Bank Merger shall be in effect.

(e)            Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Authorities and other Governmental Entities required to consummate the Mergers and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed in good faith by the board of directors of Buyer as so materially adversely affecting the economic or business benefits of the transactions contemplated by this Agreement to Buyer as to render inadvisable the consummation of the Merger, (including any condition that would increase the minimum regulatory capital requirements of Buyer or Southern Bank) (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2           Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Buyer, at or prior to the Closing Date, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), provided, however, that

(A)	the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), 3.7(c) and (d) (Financial Reports; Absence of Certain Changes or Events), 3.12 (Financial Advisor Fees), and 3.32 (Seller Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(B)	the representations and warranties in Section 3.5 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(C)	no other representation or warranty of Seller shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Seller or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Seller has had or would reasonably be expected to result in a Material Adverse Effect on Seller;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.

(b)           Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to such effect.

(c)           Dissenting Shares. Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Seller Common Stock, as of the record date for the Seller Shareholder Meeting.

(d)           Third Party Consents. Seller shall have obtained the written consent of the counterparties to the contracts set forth on Section 7.2(d) of the Seller Disclosure Schedule in form and substance reasonably satisfactory to Buyer and without the payment by Buyer of any material penalty or premium.

(e)            Executed Non-Compete Agreements. Buyer shall have received executed Non-Compete Agreements, in substantially the form set forth in Exhibit B from each of the directors and executive officers of Seller listed on Exhibit B of the Seller Disclosure Schedule.

(f)            Opinion of Tax Counsel. Buyer shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Buyer and Seller.

7.3           Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that

(A)	the representations and warranties in Sections 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(c) and (f) (Financial Reports and SEC Documents; Absence of Certain Changes), 4.23 (Buyer Information) and 4.27 (Financial Advisor Fees) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(B)	the representations and warranties in Section 4.5 (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(C)	no other representation or warranty of Buyer shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof that were not voluntary or intentional acts by or omissions of Buyer or any of its Subsidiaries, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Buyer has had or would reasonably be expected to result in a Material Adverse Effect on Buyer;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b)            Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

(c)            Opinion of Tax Counsel. Seller shall have received an opinion from Stinson LLP, special counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In referencing its opinion, Stinson LLP may require and rely upon representations contained in letters from each of Buyer and Seller.

Article VIII

TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Seller Shareholder Approval, by action of the board of directors of a party, as follows:

(a)            by the written mutual consent of Seller and Buyer (acting on behalf of itself and Merger Sub);

(b)            by either Seller or Buyer, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)            by either Seller or Buyer, if the Merger shall not have been consummated on or before June 30, 2023 (the “Termination Date” ), with an understanding that all parties will make every commercially reasonable best effort to hold the Closing within thirty (30) days following the receipt of the later of regulatory approval or both shareholder approvals, but in no event prior to January 1, 2023, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement; and provided, further, that if additional time is necessary in order to obtain any Requisite Regulatory Approvals, the Termination Date shall be automatically extended for one additional two-month period.

(d)            by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (or such fewer days as remain prior to the Termination Date);

(e)            (i) by Buyer prior to the Seller Shareholder Approval being obtained if (A) the board of directors of Seller shall have failed to make the Seller Board Recommendation or the board of directors of Seller or any committee thereof shall have made a Seller Change in Recommendation or (B) Seller shall have materially breached any of the provisions set forth in Section 6.7 or (C) Seller shall have refused to call or hold the Seller Shareholder Meeting (unless this Agreement is terminated prior to the Seller Shareholder Meeting pursuant to Section 8.1(f)) or (ii) by Seller prior to the Buyer Shareholder Approval being obtained if (A) the board of directors of Buyer shall have failed to make the Buyer Board Recommendation or the board of directors of Buyer or any committee thereof shall have made a Buyer Change in Recommendation or (B) Buyer shall have refused to call or hold the Buyer Shareholder Meeting;

(f)            by Seller prior to obtaining the Seller Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that Seller has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a);

(g)            by either Seller or Buyer, (i) if the provisions of Section 8.1(e)(i) are not applicable and the shareholders of Seller fail to provide the Seller Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof or (ii) if the provisions of Section 8.1(e)(ii) are not applicable and the shareholders of Buyer fail to provide the Buyer Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or

(h)            By Seller if, at any time during the five business day period commencing on the Determination Date, each of the following conditions is satisfied: (A) the Buyer Market Value on the Determination Date is less than $42.02 and (B) (I) the number obtained by dividing (x) the Buyer Market Value on the Determination Date, by (y) the Initial Buyer Market Value, is less than (II) the number obtained by subtracting 0.20 from the Index Ratio; subject to the following four sentences. Any such termination shall be effective on the fifteenth business day following the Determination Date; subject to the following three sentences. If Seller elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Buyer. During the five business day period commencing with its receipt of such notice, Buyer shall have the option to increase the Per Share Stock Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of Initial Buyer Market Value, the Per Share Stock Consideration, and the Index Ratio minus 0.20, and the denominator of which is equal to the Buyer Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value on the Determination Date, and multiplying the quotient by the product of the Per Share Stock Consideration and 0.80. If within such five business day period, Buyer delivers written notice to the Seller that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Seller of the revised Per Share Stock Consideration, then no termination shall have occurred pursuant to this Section 8.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Stock Consideration shall have been so modified). For purposes of clarification, the adjustments to the Merger Consideration contemplated by Section 1.4(c)(ii) of this Agreement shall be calculated and applied subsequent to any adjustment to the Per Share Stock Consideration pursuant to this Section 8.1(h). If Buyer or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

For purposes of this Section 8.1(h), the following terms shall have the following definitions:

“Buyer Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Buyer Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days immediately preceding such specified date.

“Determination Date” means the fifteenth business day preceding the Closing Date.

“Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date, subject to adjustment pursuant to the last sentence of Section 8.1(h).

“Index” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the daily closing value of the Index for the 20 consecutive trading days immediately preceding the execution of this Agreement.

“Initial Buyer Market Value” means the Buyer Market Value as of the date of this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2            Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3            Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Buyer, and all filing and other fees in connection with any filing with the SEC, which shall be borne by Buyer, and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the transactions contemplated hereby, which shall be borne by Buyer except as provided in Section 2.3(d), all fees and expenses (including the Termination Fee in Section 8.4) incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4            Termination Fee.

(a)            If this Agreement is terminated pursuant to Section 8.1(e)(i) or (f), then (i) in the case of termination under Section 8.1(e)(i), so long as Buyer has made and maintains its Buyer Board Recommendation up until such termination without any Buyer Change in Recommendation then Seller shall immediately following such termination pay Buyer an amount equal to five million five hundred thousand dollars ($5,500,000) (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Seller shall, simultaneously with such termination and as a condition thereof, pay Buyer the Termination Fee, in each case in same-day funds.

(b)            If this Agreement is terminated by either party under Section 8.1(g)(i), and prior thereto there has been publicly announced a bona fide Acquisition Proposal which has not been publicly withdrawn at least three business days prior to the Seller Shareholder Meeting, then if within one year of such termination Seller or CB either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Seller shall within five business days thereafter pay Buyer the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 24.99% in the definition of Acquisition Proposal shall be 50.0%.

(c)            The payment of the Termination Fee shall fully discharge Seller from any and all liability under this Agreement and related to the transactions contemplated herein, and Buyer shall not be entitled to any other relief or remedy against Seller. If the Termination Fee is not payable, Buyer may pursue any and all remedies available to it against Seller on account of a willful and material breach by Seller of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(i)(B), Buyer shall have the right to pursue any and all remedies available to it against Seller on account of the willful and material breach by Seller of Section 6.7 in lieu of accepting the Termination Fee under Section 8.4(a). Seller may pursue any and all remedies available to it against Buyer on account of a willful and material breach by Buyer of any of the provisions of this Agreement.

8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

GENERAL PROVISIONS

9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place on a date mutually agreed to by the Parties which will coordinate with the date scheduled with Buyer’s data processor for the conversion of Seller’s data, but no earlier than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), delivered by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer or Merger Sub, to:

Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
Attention: Greg A. Steffens, Chief Executive Officer
Email: GSteffens@bankwithsouthern.com

with a copy to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W., Suite 100
Washington, D.C. 20007
Attention: Martin L. Meyrowitz, P.C.
Email: mey@sfttlaw.com

(b)	if to Seller, to:

Citizens Bancshares Co.
100 NE State Hwy 92

Smithville, MO 64089
Attention: Roger M. Arwood, President and CEO
Email: rarwood@cbtmail.com

with a copy to:

C. Robert Monroe, Esq.
Stinson LLP

1201 Walnut Street, Suite 2900
Kansas City, MO 64106-2150
Email: bob.monroe@stinson.com

9.4            Interpretation. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever reference is made to the “knowledge” of Seller, it shall mean to the actual knowledge of Roger Arwood, Bill Young, Jon Appleby, Bill Dippel, Jim Conley, Mark Eagleton, and Rick Viar. Whenever reference is made to the “knowledge” of Buyer or Merger Sub, it shall mean to the actual knowledge of any executive officer or director of such party. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted. No matter or item disclosed in the Buyer Disclosure Schedule or Seller Disclosure Schedule admitting or indicating a possible breach or violation of any contract, statute, law, regulation, ordinance, rule, judgment, order or decree shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Buyer Disclosure Schedule or Seller Disclosure Schedule. Subject to applicable law, the information in the Buyer Disclosure Schedule or Seller Disclosure Schedule is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their affiliates. Moreover, in disclosing the information in the Buyer Disclosure Schedule or Seller Disclosure Schedule, each disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

9.5            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7            Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction. The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Missouri. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.

9.8            Publicity. Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Buyer, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and permitted assigns. Except for Section 1.4, which is intended to confer upon Holders rights to the Merger Consideration upon Closing as set forth therein, and Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10          Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or are otherwise breached or threatened to be breached. It is accordingly agreed that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or specific performance to prevent breaches of this Agreement or to enforce specifically the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. The only objection that a Party may raise in response to any action for equitable relief is that such Party contests the existence of a breach or threatened breach of this Agreement. The Parties agree that seeking remedies pursuant to this Section 9.10 will not in any respect constitute a waiver by any Party or any third party beneficiary of its respective right to seek any other form of relief that may be available to it in accordance with this Agreement or to exercise any right it has to terminate this Agreement, and that no Party or third party beneficiary is required to seek the remedies under this Section 9.10 prior to seeking any such other form of relief or exercising any such right it has to terminate this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, following Closing, the Parties waive any right to rescind this Agreement or any of the transactions contemplated hereby. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Buyer, Merger Sub and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Name:	Greg A. Steffens
Title:	Chairman and Chief Executive Officer

SOUTHERN MISSOURI ACQUISITION VI CORP.

By:	/s/ Greg A. Steffens
Name:	Greg A. Steffens
Title:	President

CITIZENS BANCSHARES CO.

By:	/s/ Roger M. Arwood
Name:	Roger M. Arwood
Title:	President, Chief Executive Officer and Director

EXHBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of September 20, 2022, by and between the undersigned holder (“Shareholder”) of common stock of Citizens Bancshares Co., a Missouri corporation (“Seller”), and Southern Missouri Bancorp, Inc., a Missouri corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Buyer, Southern Missouri Acquisition VI Corp. (“Merger Sub”) and Seller are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Merger Sub, a wholly owned first tier subsidiary of Buyer (the “Merger”), in which the outstanding shares of common stock of Seller will be exchanged for cash and stock of Buyer, subject to an election by Seller shareholders;

WHEREAS, Shareholder owns, either “beneficially” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) or of record, and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Seller Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of Seller Common Stock Subject to this Agreement” (such shares, together with any additional shares of Seller Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Buyer to enter into the Merger Agreement and consummate the Merger that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder and Buyer agree as follows:

Section 1.      Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at the Seller Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a)                  appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b)                  vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of Seller and adopted in accordance with the terms thereof that are not materially adverse to the Shareholder (for the avoidance of doubt, any material reduction or material adverse change in the composition of the Merger Consideration)); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.      No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Seller Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract; option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement or pursuant to the exercise of an existing option, subject to the pledgee or transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) any other transfers subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.      Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Buyer as follows:

(a)                   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)                   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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(c)                  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)                  Shareholder is the record or beneficial owner of or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of Seller other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.

Section 4.     No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, subject to Section 10, in his, her or its capacity as a shareholder of Seller, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or controlled Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to Seller or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to an Acquisition Proposal.

Section 5.      Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’ seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

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Section 6.     Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and (i) shall be automatically terminated upon the earlier to occur of the (a) the Effective Time, or (b) termination of the Merger Agreement, and (ii) may be terminated by Shareholder, in its sole discretion, in the event of any amendment, modification or waiver to the Merger Agreement after the date hereof in a manner that is materially adverse to Shareholder without the prior written consent of Shareholder (for the avoidance of doubt, any material reduction or material adverse change in the composition of the Merger Consideration). Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 7.      Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 8.      Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 9.      Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.    Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Seller and it shall not apply in any manner to Shareholder in his or her capacity as a director or officer of Seller or of Citizens Bank and Trust Company (“CB”), if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Seller or CB, if applicable. Shareholder makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of Seller or CB, if applicable, and no actions or omissions by Shareholder in his or her capacity as a director of Seller or CB shall be deemed a breach of this Agreement.

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Section 11.   Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Missouri, without regard for conflict of law provisions.

Section 12.   Disclosure. Shareholder hereby authorizes Seller and Buyer to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 13.   Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHERN MISSOURI BANCORP, INC.

By:
Name:	Greg A. Steffens
Title:	Chairman and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of Seller Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

EXHIBIT B

FORM OF

RESIGNATION, NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Resignation, Non-Competition and Non-Disclosure Agreement (“Agreement”), is dated as of September 20, 2022, by and between ________________________, an individual resident of the State of Missouri [(“Director”/”Executive Officer”)], and Southern Missouri Bancorp, Inc., a Missouri corporation and its wholly owned subsidiary, Southern Bank (collectively “Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Buyer, Southern Missouri Acquisition VI Corp. (“Merger Sub”) and Citizens Bancshares Co., a Missouri corporation (“Seller”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Seller with and into Merger Sub, a wholly owned first tier subsidiary of Buyer (the “Merger”), in which the outstanding shares of common stock of Seller will be exchanged solely for cash and Buyer common stock, subject to an election by Seller shareholders;

WHEREAS, Director/Executive Officer is a shareholder of Seller and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director/Executive Officer is expected to receive significant consideration in exchange for the shares of Seller Common Stock held by [Director/Executive Officer] [and a change in control payment pursuant to the employment/change in control agreement dated ______ among the Director/Executive Officer, Seller and CB (as defined below];

WHEREAS, the goodwill associated with the acquisition of [Director/Executive Officer]’s shares of Seller by Buyer through the Merger is of significant value and is critical to Buyer’s decision to consummate the Merger.

WHEREAS, prior to the date hereof, Director has served as a member of the Board of [Director/Executive Officer]s of Seller or its wholly owned subsidiary, Citizens Bank and Trust Company (“CB”), [and as an executive officer of CB] and, therefore, [Director/Executive Officer] has knowledge of the Confidential Information and Trade Secrets (as hereinafter defined);

WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information and Trade Secrets, for which Buyer as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that all of the [Director/Executive Officer]s of Seller and CB, including [Director/Executive Officer], execute and deliver this Agreement.

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AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Buyer and [Director/Executive Officer], each intending to be legally bound, covenant and agree as follows:

Section 1.     Resignation. The [Director/Executive Officer] does hereby resign, to the extent applicable, as a member of the board of [Director/Executive Officer]s of Seller at the Effective Time and, to the extent applicable, as a member of the board of directors at the time of the consummation of the merger of CB with and into Southern Bank; provided, that, such resignation shall have no effect on any agreements then in effect between the [Director/Executive Officer], on the one hand, and Seller, CB, Buyer, Merger Sub and/or Southern Bank, on the other hand.

Section 2.     Restrictive Covenants.

(a)                   Buyer and the [Director/Executive Officer] acknowledge and agree that: (i) various business connections, clientele and customers have been established by Seller and CB (collectively the “Seller Entities”) and will be maintained at a great expense to Buyer; (ii) by virtue of the [Director/Executive Officer]'s service as a member of the boards of directors of the Seller Entities, the [Director/Executive Officer] has become familiar with the identity and the business needs of the customers and clientele of the Seller Entities; and (iii) Buyer will sustain great loss and damage if the [Director/Executive Officer] violates the covenants and agreements hereinafter set forth, for which loss and damage Buyer does not have an adequate remedy at law. [Director/Executive Officer] acknowledges that (i) Buyer has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to [Director/Executive Officer] and such restrictions will not prevent [Director/Executive Officer] from earning a livelihood.

(b)                   Having acknowledged the foregoing, solely in the event that the Merger is consummated, [Director/Executive Officer] expressly covenants and agrees with Buyer as follows:

(i)            For a period beginning at the Effective Time and ending [two (2)/three(3)] years after the Effective Time (the “Restricted Period”), the [Director/Executive Officer] shall not, unless acting with the prior written consent of Buyer, whether for the [Director/Executive Officer]’s own benefit or for the benefit of any other person, firm, corporation or other business organization (each a “Person”) (A) refer any customer, as of the Effective Time, including but not limited to loan, deposit and asset management customers, of the Seller Entities to any Competing Business (as defined in this Section below) other than the financial institution subsidiaries of Buyer; (B) solicit the business or patronage of any Seller Entity customer as of the Effective Time, including actively sought prospective customers of CB, for the purpose of providing products or services by a Competing Business; (C) induce any Seller Entity customer as of the Effective Time to terminate or reduce any aspect of its relationship with Buyer or any of its financial institution subsidiaries in any material respect; (D) except as an officer, director, employee or consultant of Buyer or any of its financial institution subsidiaries, and as expressly provided on Schedule I to this Agreement, participate as a director, manager, officer or employee or consultant of a Competing Business that has an office located within the Restricted Territory (as defined in this Section below), (E) invest in more than 2% of the capital stock of any financial institution or financial institution in formation located in Kansas City, Missouri, or (F) for a period of one (1) year following the Effective Time, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Buyer or any of its financial institution subsidiaries, whether or not such employee is a full-time employee or a temporary employee, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or vendor or service provider doing business with, Buyer or any of its financial institution subsidiaries to terminate his, her or its employment or independent contractor relationship with Buyer or any of its financial institution subsidiaries; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of Buyer or any of its financial institution subsidiaries or hiring any such person as a result thereof. For purposes of this Section (b)(i), the following terms shall be defined as set forth below:

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(a)	“Competing Business” means any business, enterprise, operation, activity or service that provides the same or substantially similar products or services to the products or services of Buyer, Southern Bank or the Seller Entities as such exist or are contemplated by the Seller Entities as of the Effective Time;

(b)	“financial institution” includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof); and

(c)	“Restricted Territory” means the area within a 50 mile radius from the Executive’s primary office.

(ii)            [Director/Executive Officer] will not disclose or use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person other than Buyer and its financial institution subsidiaries at all times after the Effective Time, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by any of the Seller Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or suppliers, financial data, financial plans, product plans or any other information relating to or dealing with the business operations or activities of any of the Seller Entities (including that which gives CB an opportunity to obtain an advantage over competitors who do not know or use it), made known to the [Director/Executive Officer] or learned or acquired by the [Director/Executive Officer] while an employee or director of any of the Seller Entities that is not commonly known by or available to competitors of CB or Southern Bank or the public (“Confidential Information” and “Trade Secrets”) for so long as such information remains Confidential Information or a Trade Secret, as applicable; provided, however, that the foregoing restrictions shall not apply to (a) any such data or information which is or comes into the public domain other than through the fault or negligence of the [Director/Executive Officer], (b) any disclosure ordered by a court of competent jurisdiction or as otherwise required by law, (c) information that has been independently developed and disclosed by others, or (d) information that has otherwise entered the public domain through lawful means. In the event that [Director/Executive Officer] is required by law to disclose any Confidential Information and Trade Secrets, [Director/Executive Officer] will: (A) if and to the extent permitted by such law provide Buyer with prompt notice of such requirement prior to the disclosure so that Buyer may waive the requirements of this Agreement or seek an appropriate protective order at Buyer’s sole expense; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information and Trade Secrets disclosed will be accorded confidential treatment substantially on the same basis as provided in this Agreement. If, in the absence of a waiver or protective order, [Director/Executive Officer] is nonetheless, in the opinion of his or her counsel, required to disclose Confidential Information and Trade Secrets, disclosure may be made only as to that portion of the Confidential Information and Trade Secrets that counsel advises [Director/Executive Officer] is required to be disclosed. Nothing in this Agreement shall be interpreted or applied to prohibit [Director/Executive Officer] from providing information to the auditors of Seller or Buyer or to any regulator, governmental agency or other governmental entity having jurisdiction over Seller, Buyer or their respective subsidiaries, or from participating in an investigation by any such entity, or from providing disclosure in compliance with a lawful subpoena. In addition, pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833(b), [Director/Executive Officer] understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's Trade Secrets to the attorney and use the Trade Secret information in the court proceeding if the individual (y) files any document containing the Trade Secret under seal; and (z) does not disclose the Trade Secret, except pursuant to court order.

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(iii)            During the Restricted Period, the [Director/Executive Officer] will not make any remarks or statements, whether orally or in writing, about Buyer or any of its financial institution subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are disparaging. The restrictions in this subparagraph, however, do not prohibit the [Director/Executive Officer] from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

Section 3.     Specific Performance. [Director/Executive Officer] acknowledges that irreparable loss and injury would result to Buyer upon the breach of any of the covenants contained in this Agreement and that damages arising out of such breach would be difficult to ascertain. [Director/Executive Officer] hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by [Director/Executive Officer] of this Agreement, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. Moreover, if the [Director/Executive Officer] has violated any of the provisions of Section  2, Buyer’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the [Director/Executive Officer] will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the [Director/Executive Officer] was in violation of said provisions of Section 2. In the event of any legal action between the [Director/Executive Officer] and Buyer under this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action.

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Section 4.     Termination. This Agreement may be terminated at any time by the written consent of Buyer and the [Director/Executive Officer], and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement in accordance with its terms; or (ii) two (2) years following the Effective Time, subject to any extension of the time period under Section 3. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

Section 5.     Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer:	Southern Missouri Bancorp, Inc.
2991 Oak Grove Road
Poplar Bluff, MD 63901
	Attn:	Greg A. Steffens, Chairman and Chief Executive Officer
	E-mail:	gsteffens@bankwithsouthern.com

If to [Director/Executive Officer]:

The address of the [Director/Executive Officer]’s principal residence as it appears in the Seller’s records as of the date hereof, as subsequently modified by the [Director/Executive Officer]’s provision of notice regarding the same to Buyer.

Section 6.     Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Missouri, without regard for conflict of law provisions.

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Section 7.     Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the [Director/Executive Officer] and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

Section 8.     Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 2 hereof, without violating applicable law.

Section 9.     Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 10.    Entire Agreement; Binding Effect. This Agreement is entered into as a condition to consummation of the Merger under the Merger Agreement and represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement shall be binding upon and inure to the benefit of the parties and Buyer’s successors in interest.

Section 11.    Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SOUTHERN MISSOURI BANCORP, INC.

By:
Name:	Greg A. Steffens
Title:	Chairman and Chief Executive Officer

[DIRECTOR/EXECUTIVE OFFICER]

Name:
Title:

 EXHIBIT C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of September 20, 2022, by and between the undersigned holder (“Shareholder”) of common stock of Southern Missouri Bancorp, Inc., a Missouri corporation (“Buyer”), and Citizens Bancshares Co. a Missouri corporation (“Seller”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Seller, Southern Missouri Acquisition VI Corp. (“Merger Sub”) and Buyer are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for, among other things, the merger of Buyer with and into Merger Sub, a wholly owned first tier subsidiary of Seller (the “Merger”), in which the outstanding shares of common stock of Buyer will be exchanged for cash and stock of Seller, subject to an election by Buyer shareholders;

WHEREAS, Shareholder owns, either “beneficially” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) or of record, and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Buyer Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of Buyer Common Stock Subject to this Agreement” (such shares, together with any additional shares of Buyer Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and

WHEREAS, it is a material inducement to the willingness of Seller to enter into the Merger Agreement and consummate the Merger that Shareholder execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of, and as a material inducement to, Seller entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Seller in connection therewith, Shareholder and Seller agree as follows:

Section 1.     Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, to the extent the Buyer Shareholder Meeting is required, at the Buyer Shareholder Meeting or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Seller, Shareholder shall:

(a)                   appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)                   vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of Buyer issuing shares of Buyer Common Stock in connection with the Merger; (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve Buyer issuing shares of Buyer Common Stock in connection with the Merger; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Buyer contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

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Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Buyer, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

Section 2.     No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 5 and (ii) receipt of the Buyer Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract; option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement or pursuant to the exercise of an existing option, subject to the pledgee or transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Seller may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.     Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Seller as follows:

(a)                   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)                  This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Seller, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

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(d)                   Shareholder is the record or beneficial owner of or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of Buyer other than the Shares or any other securities convertible into or exercisable or exchangeable for such Shares.

Section 4.     Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Seller to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Seller if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Seller will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Seller has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Seller seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Seller shall have the right to inform any third party that Seller reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Seller hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Seller set forth in this Agreement may give rise to claims by Seller against such third party.

Section 5.     Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) termination of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

Section 6.     Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.

Section 7.     Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

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Section 8.     Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.     Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Buyer and it shall not apply in any manner to Shareholder in his or her capacity as a director or officer of Buyer or of Southern Bank (“SB”), if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Buyer or SB, if applicable. Shareholder makes no agreement or understanding in this Agreement in Shareholder's capacity as a director or officer of Buyer or SB, if applicable, and no actions or omissions by Shareholder in his or her capacity as a director of Buyer or SB shall be deemed a breach of this Agreement.

Section 10.    Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Missouri, without regard for conflict of law provisions.

Section 11.    Disclosure. Shareholder hereby authorizes Buyer and Seller to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 12.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CITIZENS BANCSHARES CO.

By:
Name:	Roger M. Arwood
Title:	President and Chief Executive Officer

SHAREHOLDER

Printed or Typed Name of Shareholder

By:
Name:
Title:

Total Number of Shares of Buyer Common Stock Subject to this Agreement:

Signature Page – Voting Agreement

EXHIBIT D

AGREEMENT FOR MERGER

This AGREEMENT FOR MERGER (this “Agreement”) is made and entered into as of the ____ day of _____, 2022, by and between Citizens Bank and Trust Company, a Missouri chartered trust company with banking powers with its principal office located at 7553 N.W. Barry Road, Kansas City, MO 61453 (“CB”), and Southern Bank, a Missouri chartered trust company with banking powers with its principal office located at 2991 Oak Grove Road, Poplar Bluff, MO 63901 (“SB”).

RECITALS

WHEREAS, Southern Missouri Bancorp, Inc., the sole owner of and holding company of SB and Southern Missouri Acquisition VI Corp., a transitory subsidiary of Southern Missouri Bancorp, Inc. formed for the sole purpose of facilitating the Merger (as defined below), and Citizens Bancshares Co., the sole owner of and holding company of CB, have entered into an Agreement and Plan of Merger dated _____________, 2022 (the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates three mergers in the following order: (a) the merger of Citizens Bancshares Co. with and into Southern Missouri Acquisition VI Corp. (the “Merger”); (b) the merger of Southern Missouri Acquisition VI Corp. with and into Southern Missouri Bancorp, Inc. (the “Second-Step Merger”); and (c) the merger of CB with and into SB pursuant to this Agreement (the “Bank Merger”);

WHEREAS, each of the three mergers is subject to receipt of requisite regulatory and corporate approvals; and

WHEREAS, CB and SB desire to set forth certain terms and conditions for the Bank Merger, as identified in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties enter into the following agreement.

AGREEMENT

§ 1      Bank Merger. CB shall merge with and into SB in the Bank Merger following the consummation of the Merger and the Second-Step Merger.

§ 2      Receiving Institution. The receiving institution in the Bank Merger (the “Receiving Institution”) shall be SB, which is chartered under Missouri law.

§ 3      Home or Principal Office of the Receiving Institution. The home or principal office of the Receiving Institution shall be located at 2991 Oak Grove Road, Poplar Bluff, MO 63901. The branch offices of the Receiving Institution shall be the branch offices of SB and the offices of CB, the addresses of which are listed on Appendix A attached hereto, which constitutes a part of this Agreement.

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§ 4      Charter and Bylaws of the Receiving Institution. After the Bank Merger, the Receiving Institution shall operate under the existing charter and bylaws of SB.

§ 5      Directors of the Receiving Institution. The number of directors of the Receiving Institution shall be [eleven]. The names and residence addresses of those persons who shall serve as directors of the Receiving Institution and the expiration dates of their terms are listed on Appendix B attached hereto, which constitutes a part of this Agreement.

§ 6     Accounts. Upon the Effective Time (as defined below), each accountholder of CB shall receive, without payment, a withdrawable account or accounts in the Receiving Institution equal in withdrawal value to the account or accounts held in CB on such date, featuring the same rate, maturity and other terms.

§ 7      Effect of the Bank Merger; Transfer of Assets and Liabilities Upon Bank Merger. Upon the Effective Time, the separate existence of CB shall cease and the Receiving Institution shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of CB and SB and all obligations belonging or due to each, all of which shall be vested in the Receiving Institution without further act or deed; title to any real estate vested in CB or SB shall be vested in the Receiving Institution and shall not revert or in any way be impaired by reason of the Bank Merger; the Receiving Institution shall have all the liabilities of CB and of SB; and all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by CB and SB or which would inure to either of them, shall, immediately by operation of law and without any conveyance, transfer, or further action, become the property of the Receiving Institution. The Receiving Institution shall be deemed to be a continuation of the entity of CB and of SB, the rights and obligations of which shall succeed to such rights and obligations and the duties and liabilities connected therewith, subject to federal law.

§ 8      Capital Stock. As of the Effective Time, the amount of the capital stock of SB, consisting solely of shares of common stock, par value $.01 per share, issued and outstanding immediately prior to the Bank Merger shall remain issued and outstanding and shall constitute the only shares of capital stock of the Receiving Institution issued and outstanding immediately after the Bank Merger. Each share of the capital stock of CB, consisting solely of common stock with a par value of $5.00 per share issued and outstanding immediately prior to the Bank Merger, and each share of capital stock of CB held as treasury stock by CB at such time, shall by virtue of the Bank Merger and without any action by the issuer or the holder thereof, be surrendered, retired and cancelled.

§ 9      Effective Time of Bank Merger. The effective time of the Bank Merger (the “Effective Time”) shall be the close of business on the date (the "Closing Date") a copy of the minutes of the sole stockholder of the parties hereto at which this Agreement is approved and ratified, certified and verified by the Secretary of the respective parties, together with a copy of this Agreement and the written approval of this Agreement by the Director of the Missouri Division of Finance, are filed in the public records of the Missouri Division of Finance.

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§ 10      Actions, Further Actions; Amendment; Headings.

(a)            This Agreement has been approved by the respective boards of directors of the parties.

(b)            An executed copy of this Agreement and copies of the proceedings of the respective boards of directors of the parties certified and verified by the secretary of the respective parties shall be submitted in duplicate to the Director of the Missouri Division of Finance for approval.

(c)            This Agreement has been approved and ratified by the board of directors of Southern Missouri Bancorp, Inc, acting in its capacity as the sole stockholder of SB and as the entity who will become, in the Second-Step Merger, the owner of 100.0% of the issued and outstanding CB Common Stock.

(d)            No amendment or modification of this Agreement shall be binding unless approved by action of the respective boards of directors of the parties and executed in writing by the parties or their successors.

(e)            Section headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

§ 11    Termination. This Agreement shall terminate automatically without any action by the parties in the event that the Merger Agreement is terminated. After consummation of the Merger and the Second-Step Merger, this Agreement may be terminated by action of Southern Missouri Bancorp, Inc.as the sole stockholder of the parties hereto.

§ 12    Entire Agreement, Severability.

(a)            This Agreement, together with any interpretation or understanding agreed to in writing by the parties, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection with it.

(b)            If any provision of this Agreement is invalid or unenforceable, all of the remaining provisions of this Plan shall remain in full force and effect and shall be binding upon the parties.

§ 13    Governing Law. This Agreement and the rights and obligations under it shall be governed by the laws of the State of Missouri and, to the extent applicable, federal law. Nothing in this Agreement shall require any unlawful action or inaction by either party. This Agreement is intended to satisfy the requirements of a plan of merger under Chapter 362 of the Missouri Revised Statutes.

§ 14    Acknowledgment. Each party to this Agreement, by the execution of this Agreement, acknowledges and affirms that its board of directors has approved this Agreement and the Bank Merger, authorized the execution of this Agreement, empowered its signatories to execute this Agreement, and authorized the filing of this Agreement with the Director of the Missouri Division of Finance and federal officials as required by applicable law.

[signature page follows]

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The parties have on the date first written above caused this Agreement to be executed by their duly authorized officers.

CITIZENS BANK AND TRUST COMPANY

[SEAL]

By:
Roger M. Arwood, President and Chief Executive Officer

ATTEST:

Secretary

STATE OF MISSOURI	)

) ss.

COUNTY OF JACKSON	)

On this ____ day of _______, 20__before me personally appeared Roger M. Arwood, to me personally known, who being by me duly sworn did say that he is the President and Chief Executive Officer of Citizens Bank and Trust Company, a trust company with banking powers organized under the laws of the state of Missouri, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said Roger M. Arwood acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal at my office in ____________________ the day and year last above written.

(SEAL)

Printed Name:
Notary Public in and for said State
Commissioned in _________ County

My Commission Expires:

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SOUTHERN BANK

[SEAL]

By:
Matthew T. Funke, President and Chief Executive Officer

ATTEST:

Lorna Brannum, Secretary

STATE OF MISSOURI	)
) ss.
COUNTY OF BUTLER	)

On this ____ day of ___, 20___, before me personally appeared Matthew T. Funke, to me personally known, who being by me duly sworn did say that he is the President and Chief Executive Officer of Southern Bank, a trust company with banking powers organized under the laws of the State of Missouri, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said Matthew T. Funke acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal at my office in ____________________ the day and year last above written.

(SEAL)

Printed Name:
Notary Public in and for said State
Commissioned in Butler County

My Commission Expires:

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CERTIFICATION AND VERIFICATION

The undersigned secretary of Citizens Bank and Trust Company (the “Bank”) hereby certifies and, being duly sworn upon his oath, verifies that the attached resolutions of the sole stockholder of the Bank dated ________, 20__ are true, complete and exact copies of the minutes of said meeting.

______________________________________ _____________, Secretary Citizens Bank and Trust Company

State of Missouri	)
) ss.
County of Jackson	)

On this ________day of ____, 202__, before me appeared __________, to me personally known, who, upon first being duly sworn, upon his oath stated that he is the secretary of Citizens Bank and Trust Company and that the statements contained in the foregoing certification and verification are true to the best of her knowledge and belief.

Notary Public

My commission expires ______________________________________.

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CERTIFICATION AND VERIFICATION

The undersigned secretary of Southern Bank (the “Bank”) hereby certifies and, being duly sworn upon her oath, verifies that the attached resolutions of the sole stockholder of the Bank dated ________, 202__ are true, complete and exact copies of the minutes of said meeting.

____________________________________ Lorna Brannum, Secretary Southern Bank

State of Missouri	)
) ss.
County of Butler	)

On this ________day of ____, 202__, before me appeared Lorna Brannum, to me personally known, who, upon first being duly sworn, upon her oath stated that she is the secretary of Southern Bank and that the statements contained in the foregoing certification and verification are true to the best of her knowledge and belief.

Notary Public

My commission expires ______________________________________.

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Appendix A

Location City and State Zip:

[Include list of Citizens Bank and Trust Company Branches]

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Exhibit B

Directors of Surviving Bank:

Greg A. Steffens 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Todd Hensley 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

L. Douglas Bagby 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Sammy A. Schalk 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Rebecca M. Brooks 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Charles R. Love 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Dennis C. Robison 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

David J. Tooley 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Daniel L. Jones 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

Matthew T. Funke 2991 Oak Grove Road, Poplar Bluff, Missouri 63901

[Additional Director to be named]

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APPENDIX B

GENERAL BUSINESS AND CORPORATION LAWS OF MISSOURI

351.455.  Shareholder entitled to appraisal and payment of fair value, when — remedy exclusive, when. —

   1.  Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

  (1)  Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

  (2)  Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

  (3)  Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

  (4)  Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder's shares as of the day before the date on which the vote was taken approving the merger or consolidation.

 2.  The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof.  Such demand shall state the number and class of the shares owned by such dissenting shareholder.  Any shareholder who:

  (1)  Fails to file a written objection prior to or at such meeting;

  (2)  Fails to make demand within the twenty-day period; or

  (3)  In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

  3.  Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

  4.  If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares.  Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

B-1

  5.  If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment.  The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares.  Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation.  Such shares may be held and disposed of by the surviving or new corporation as it may see fit.  Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

  6.  The right of a dissenting shareholder to be paid the fair value of such shareholder's shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

  7.  When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

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APPENDIX C

September 20, 2022

Board of Directors

Citizens Bancshares Co.

7553 NW Barry Road

Kansas City, Missouri 64153

Members of the Board:

We understand that Citizens Bancshares Co., a Missouri corporation (the “Seller”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with Southern Missouri Bancorp, Inc., a Missouri corporation (“Buyer”), Southern Missouri Acquisition VI Corp., a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Seller (the “Merger”) and each outstanding share of the common stock, of the Seller (the “Seller Common Stock”), shall have the right to elect to receive cash equal to the Per Share Cash Consideration of $53.50 (the “Cash Consideration”) or the Per Share Stock Consideration of 1.1448 shares of Buyer Common Stock (the “Stock Consideration”), subject to the proration provisions in Section 1.12 of the Agreement. The Cash Consideration and/or the Stock Consideration (the “Merger Consideration”) is more fully described in Section 1.4 of the Agreement. You have advised us that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Merger Consideration is subject to adjustments pursuant to Section 1.4(c)(ii) of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Seller Common Stock of the Merger Consideration to be paid to such holders in the proposed Merger.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated September 15, 2022;

(ii)	certain publicly available business and financial information about the Seller and the Buyer and the industry in which it operates, public filings by the Buyer including 10-K, 10-Q, press releases and certain publicly available research analysts’ reports for the Buyer;

(iii)	certain internal projections and other financial and operating data concerning the business, operations, and prospects of the Seller and Buyer prepared by or at the direction of management of the Seller and Buyer, as approved for our use by the Seller and Buyer;

(iv)	information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the Merger, prepared by or at the direction of management of the Seller and Buyer, as approved for our use by the Seller and Buyer;

(v)	the past and current business, operations, financial condition, and prospects of the Seller and Buyer, the strategic, financial, tax, and operational benefits expected to result from the Merger, and other matters we deemed relevant, with senior management of the Seller and Buyer;

(vi)	the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular;

(vii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(viii)	the current and historical market prices and trading activity of the Seller Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies that we deemed relevant;

(ix)	the pro forma financial effects of the Merger, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger;

(x)	the value of the Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of the Seller’s business based upon the Seller’s internal financial forecasts at discount rates that we deemed appropriate;

(xi)	the results of our efforts on behalf of the Seller to solicit, at the direction of the Board of Directors of the Seller, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Seller; and,

(xii)	other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of the Seller and the Buyer concerning the business, financial condition, results of operations and prospects of the Seller and the Buyer.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Seller that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Seller. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Seller, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Seller’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Seller and the Buyer, and have assumed with the consent of the Seller and the Buyer, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Seller and the Buyer as to the future financial performance of the Seller and the Buyer and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Seller and the Buyer that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Seller or Buyer or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Seller or Buyer. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Seller and Buyer are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Seller’s or Buyer’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Seller or Buyer. We did not make an independent evaluation of the quality of the Seller’s or Buyer’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Seller or Buyer.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on the Seller or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated September 15, 2022, reviewed by us.

We have assumed in all respects material to our analysis that the Seller and Buyer will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Seller and Buyer or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Seller Common Stock in the proposed Merger. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by the Seller to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Seller or Buyer, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Seller Common Stock in the Merger, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Seller and Buyer obtained such advice as it deemed necessary from qualified professionals.

We express no opinion as to the actual value of Buyer Common Stock when issued in the Merger or the prices at which the Buyer Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of the Seller or Buyer under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Seller or Buyer. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Seller or Buyer or the ability of the Seller or Buyer to pay their respective obligations when they come due.

We have acted as the Seller’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Seller has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Seller or the Buyer.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Seller or Buyer for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Seller or Buyer in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of the Seller (solely in its capacity as such) in connection with its consideration of the Merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Seller Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

APPENDIX D

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020

P 212 466-7800 | TF 800 635-6851
Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

September 20, 2022

Board of Directors

Southern Missouri Bancorp, Inc.

2991 Oak Grove Road

Poplar Bluff, MO 63901

Ladies and Gentlemen:

Southern Missouri Bancorp, Inc. (“Buyer”), Southern Missouri Acquisition VI Corp., a newly formed and wholly owned first-tier transitory subsidiary of Buyer (“Merger Sub”), and Citizens Bancshares Co. (“Seller”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Seller will merge with and into Merger Sub with Merger Sub as the surviving entity (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Seller Common Stock, other than certain shares of Seller Common Stock as specified in the Agreement, (i) with respect to which an election to receive cash has been validly made and not revoked, shall be converted into the right to receive $53.50 (the “Per Share Cash Consideration”, and such aggregate consideration, the “Cash Consideration”); and (ii) with respect to which an election to receive Buyer Common Stock has been validly made and not revoked, shall be converted into the right to receive 1.1448 validly issued, fully paid and non-assessable shares of Buyer Common Stock (such consideration, the “Per Share Stock Consideration” and such aggregate consideration, the “Stock Consideration”), subject to adjustment as set forth in the Agreement. The Cash Consideration and the Stock Consideration are collectively referred to herein as the “Merger Consideration”. The Agreement provides, generally, that elections will be subject to pro ration such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable twenty five percent (25%) of the Merger Consideration. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Buyer.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Buyer that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Seller that we deemed relevant; (iv) certain internal financial projections for Buyer for the fiscal years ending June 30, 2023 through June 30, 2027, as provided by the senior management of Buyer; (v) certain financial projections for Seller for the twelve-month periods ending June 30, 2023 through June 30, 2027, as provided by the senior management of Buyer; (vi) the pro forma financial impact of the Merger on Buyer based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for current expected credit losses (CECL) accounting standards, as provided by the senior management of Buyer; (vii) the publicly reported historical price and trading activity for Buyer Common Stock, including a comparison of certain stock trading information for Buyer Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Buyer and Seller with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Buyer the business, financial condition, results of operations and prospects of Buyer and held similar discussions with certain members of the senior management of Seller and its representatives regarding the business, financial condition, results of operations and prospects of Seller.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Buyer or its representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the senior management of Buyer that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Buyer or Seller, nor have we been furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Buyer or Seller. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Buyer or Seller, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Buyer or Seller. We have assumed, with your consent, that the respective allowances for loan losses for both Buyer and Seller are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Buyer for the fiscal years ending June 30, 2023 through June 30, 2027, as provided by the senior management of Buyer. In addition, Piper Sandler used certain financial projections for Seller for the twelve-month periods ending June 30, 2023 through June 30, 2027, as provided by the senior management of Buyer. Piper Sandler also received and used in its pro forma analysis certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of Buyer. With respect to the foregoing information, the senior management of Buyer confirmed to us that such information reflected the best currently available estimates and judgements of senior management as to the future financial performance of Buyer and Seller, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Buyer’s or Seller’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Buyer and Seller will remain as going concerns for all periods relevant to our analyses.

For purposes of our analyses, and with your consent, we have assumed that there will not be any adjustments to the Merger Consideration. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Buyer, Seller, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Buyer has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Buyer Common Stock at any time, or what the value of Buyer Common Stock will be once it is actually received by the holders of Seller Common Stock.

We have acted as Buyer’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Buyer has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Buyer in the two years preceding the date of this opinion. Piper Sandler did not provide any investment banking services to Seller in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Buyer, Seller and their respective affiliates. We may also actively trade the equity and debt securities of Buyer for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Buyer in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Buyer as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to Buyer and does not address the underlying business decision of Buyer to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Buyer or the effect of any other transaction in which Buyer might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Buyer officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder, if any. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Buyer.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers.

Missouri General and Business Corporation Law

Section 351.355 of the Missouri General and Business Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 351.355.1 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 351.355.1 further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 351.355.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.3 provides that except to the extent otherwise provided in the corporation's articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 351.355.1 and 351.355.2, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 351.355.4 provides that any indemnification under Sections 351.355.1 and 351.355.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 351.355.

Section 351.355.5 provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation.

Section 351.355.6 provides that indemnification and advancement of expenses provided under Section 351.355 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation's articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise.  Section 351.355.8 provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 351.355.

Articles of Incorporation and Bylaws

Article IX of the registrant's articles of incorporation provides that the registrant shall indemnify any present or former director or executive officer of the registrant or any subsidiary of the registrant against any and all expenses, including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the registrant or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Insurance

The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may in such capacities, incur.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 20, 2022, by and between Southern Missouri Bancorp, Inc. ("Southern Missouri"), Southern Missouri Acquisition Corp. VI and Citizens Bancshares Co. (included as Appendix A to the accompanying joint proxy statement/prospectus and incorporated herein by reference)

3.1	Articles of Incorporation of Southern Missouri (filed as an exhibit to Southern Missouri's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)

3.1A	Amendment to Articles of Incorporation of Southern Missouri increasing the authorized capital stock of Southern Missouri (filed as an exhibit to Southern Missouri's Current Report on Form 8-K filed on November 21, 2016 and incorporated herein by reference)

3.1B	Amendment to Articles of Incorporation of Southern Missouri increasing the authorized capital stock of Southern Missouri (filed as an exhibit to Southern Missouri’s Current Report on Form 8-K filed on November 8, 2018 and incorporated herein by reference)

3.2	Amended and Restated bylaws of Southern Missouri (filed as an exhibit to Southern Missouri’s Current Report on Form 8-K filed on September 21, 2021, and incorporated herein by reference)

4	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2020 and incorporated herein by reference).

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities being registered

8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to certain federal income tax matters

8.2	Opinion of Stinson LLP as to certain federal income tax matters

21	Subsidiaries (filed as an exhibit to Southern Missouri's Annual Report on Form 10-K for the fiscal year ended June 30, 2022 and incorporated herein by reference)

23.1	Consent of FORVIS, LLP

23.2	Consent of RSM US LLP

23.3	Consents of Silver, Freedman, Taff & Tiernan LLP (included in the opinion filed as Exhibit 5.1 and Exhibit 8.1)

23.4	Consent of Stinson LLP (included in the opinion filed as Exhibit 8.2)

24.1	Powers of Attorney (included as part of the signature page to this registration statement)

99.1	Consent of D.A. Davidson & Co.

99.2	Consent of Piper Sandler LLP

99.3	Form of proxy for Citizens Bancshares Co.

99.4	Form of proxy for Southern Missouri Bancorp, Inc.

107	Filing fee table

(b)	Financial Statement Schedules. Not applicable.
(c)	Reports, Opinions or Appraisals. Not Applicable.

Item 22.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)           The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)            The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poplar Bluff, State of Missouri, on November 1, 2022.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/Greg A. Steffens
Greg A. Steffens
Chairman and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned, hereby severally and individually constitute and appoint Greg A. Steffens and Matthew T. Funke, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Greg A. Steffens	/s/L. Douglas Bagby
Greg A. Steffens	L. Douglas Bagby
Chairman of the Board and Chief Executive Officer	Vice Chairman of the Board
(Principal Executive Officer)

Date: November 1, 2022	Date: November 1, 2022

/s/David McClain	/s/Charles R. Love
David McClain	Charles R. Love
Director	Director

Date: November 1, 2022	Date: November 1, 2022

/s/Todd E. Hensley	/s/Rebecca McLane Brooks
Todd E. Hensley	Rebecca McLane Brooks
Director	Director

Date: November 1, 2022	Date: November 1, 2022

/s/Dennis C. Robison	/s/Daniel L. Jones
Dennis C. Robison	Daniel L. Jones
Director	Director

Date: November 1, 2022	Date: November 1, 2022

/s/David J. Tooley	/s/Sammy A. Schalk
David J. Tooley	Sammy A Schalk
Director	Director

Date: November 1, 2022	Date: November 1, 2022

/s/Lora L. Daves	/s/Matthew T. Funke
Lora L. Daves	Matthew T. Funke
Executive Vice President and Chief Financial Officer	President and Chief Administrative Officer
(Principal Accounting Officer)	(Principal Financial Officer)

Date: November 1, 2022	Date: November 1, 2022